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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on August 6, 2010

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CLOUD PEAK ENERGY RESOURCES LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1221 (Primary Standard Industrial Classification Code Number)	26-4073917 (I.R.S. Employer Identification No.)

505 S. Gillette Ave.
Gillette, Wyoming 82716
(307) 687-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CLOUD PEAK ENERGY FINANCE CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1221 (Primary Standard Industrial Classification Code Number)	27-1254674 (I.R.S. Employer Identification No.)

505 S. Gillette Ave.
Gillette, Wyoming 82716
(307) 687-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

SEE TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Colin Marshall
Chief Executive Officer
Cloud Peak Energy Inc.
505 S. Gillette Ave.
Gillette, Wyoming 82716
(307) 687-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael C. Ryan, Esq. Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Tel: (212) 504-6000 Fax: (212) 504-6666	Bryan J. Pechersky, Esq. Cloud Peak Energy Inc. 505 S. Gillette Ave. Gillette, Wyoming 82716 Tel: (307) 687-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

8.250% Senior Notes Due 2017	$300,000,000	100%	$300,000,000	$21,390

Guarantees of 8.250% Senior Notes Due 2017	$300,000,000	(3)	(3)	(3)

8.500% Senior Notes Due 2019	$300,000,000	100%	$300,000,000	$21,390

Guarantees of 8.500% Senior Notes Due 2019	$300,000,000	(3)	(3)	(3)

Total Registration Fee(4)	—	—	—	$42,780

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(2)
The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(3)
No separate filing fee is required pursuant to Rule 457(n) under the Securities Act of 1933, as amended.

(4)
Paid herewith.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Antelope Coal LLC	Delaware	1221	93-0678952
Caballo Rojo Holdings LLC	Delaware	1221	27-0604824
Caballo Rojo LLC	Delaware	1221	74-2629409
Cloud Peak Energy Services Company	Delaware	1221	87-0509797
Cordero Mining Holdings LLC	Delaware	1221	27-0604837
Cordero Mining LLC	Delaware	1221	23-2006991
Kennecott Coal Sales LLC	Oregon	1221	93-0890466
NERCO Coal LLC	Delaware	1221	93-0807859
NERCO Coal Sales LLC	Tennessee	1221	93-0767134
NERCO LLC	Delaware	1221	93-0675133
Northern Coal Transportation LLC	Oregon	1221	93-0937973
Prospect Land and Development LLC	Oregon	1221	93-0826404
Resource Development LLC	Washington	1221	93-0587027
Sequatchie Valley Coal Corporation	Tennessee	1221	93-0799113
Spring Creek Coal LLC	Delaware	1221	93-0678948
Western Minerals LLC	Oregon	1221	93-0523201

(1)
The address for each of the additional registrant guarantors is 505 S. Gillette Ave., Gillette, Wyoming 82716.

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission of which this prospectus forms a part is effective. This prospectus does not constitute an offer to sell or exchange, or solicitation of an offer to buy, these securities in any jurisdiction where such offer, sale, exchange or solicitation is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 6, 2010

PROSPECTUS

CLOUD PEAK ENERGY RESOURCES LLC
CLOUD PEAK ENERGY FINANCE CORP.

Offer to Exchange

$300,000,000 aggregate principal amount of our outstanding 8.250% Senior Notes due
2017 for new 8.250% Senior Notes due 2017, which have been registered under the
Securities Act of 1933, as amended (the "Securities Act") $300,000,000 aggregate principal amount of our outstanding 8.500% Senior Notes due 2019 for new 8.500%
Senior Notes due 2019, which have been registered under the Securities Act

         We are offering to exchange up to $300,000,000 of our new 8.250% Senior Notes due 2017 (the "2017 Exchange Notes") and $300,000,000 of our new 8.500% Senior Notes due 2019 (the "2019 Exchange Notes," and together with the 2017 Exchange Notes, the "Exchange Notes"), which will be registered under the Securities Act, for up to $300,000,000 of our outstanding 8.250% Senior Notes due 2017 (the "Old 2017 Notes") and up to $300,000,000 of our outstanding 8.500% Senior Notes due 2019 (the "Old 2019 Notes," and together with the Old 2017 Notes, the "Old Notes"), respectively. We are offering to exchange the Exchange Notes for the Old Notes to satisfy our obligations contained in the registration rights agreement that we entered into when the Old Notes were sold pursuant to Rule 144A and Regulation S under the Securities Act. The terms of the Exchange Notes are substantially identical to the terms of the Old Notes, except that the Exchange Notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights and additional interest provisions relating to the Old Notes. The Exchange Notes will represent the same debt as the Old Notes and we will issue the Exchange Notes under the same indenture as the Old Notes.

         The principal features of the exchange offer are as follows:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                  , 2010, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

  •
  The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission (the "SEC").

  •
  We will exchange all Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered Old Notes at any time prior to the expiration of the exchange offer.

  •
  We do not intend to apply for listing of the Exchange Notes on any securities exchange or automated quotation system.

  •
  We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the Exchange Notes.

         All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Old Notes and in the related indenture. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the Old Notes under the Securities Act.

         Broker-dealers receiving Exchange Notes in exchange for Old Notes acquired for their own account through market-making or other trading activities must acknowledge that they will deliver this prospectus in any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         Any holder of Old Notes who is our affiliate, does not acquire Exchange Notes in the ordinary course of its business, or tenders its Old Notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes, cannot rely on the position of the Staff of the SEC set forth in Exxon Capital Holdings Corp., SEC no-action letter, Morgan Stanley & Co. Inc., SEC no-action letter and Shearman & Sterling, SEC no-action letter or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

You should carefully consider the "Risk Factors" beginning on page 22 of this prospectus before participating in the exchange offer.

         Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2010

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or exchange, or solicitation of an offer to buy, these securities in any jurisdiction where such offer, sale, exchange or solicitation is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

        This prospectus incorporates business and financial information about Cloud Peak Energy Finance Corp., Cloud Peak Energy Resources LLC and the additional registrant guarantors that is not included or delivered with this prospectus. This information is available without charge to security holders upon written or oral request. Any requests for business and financial information incorporated but not included in this prospectus should be sent to Bryan Pechersky, 505 S. Gillette Ave., Gillette, Wyoming 82716. To obtain timely delivery, holders of outstanding notes must request the information no later than five business days before                  , 2010, the date by which they must make their decision whether to exchange their notes.

i

 NOTICE TO NEW HAMPSHIRE RESIDENTS

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

ii

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before participating in the exchange offer. You should read the entire prospectus carefully, including the section describing the risks of investing in our Exchange Notes under "Risk Factors" and our consolidated financial statements contained elsewhere in this prospectus before making an investment decision. Some of the statements in this summary constitute forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

  In this prospectus, unless the context otherwise requires, references to:

  •
  "CPE LLC," "we," "us," "our," the "Company" or the "issuers" refers to Cloud Peak Energy Resources LLC, a Delaware limited liability company, formerly known as Rio Tinto Sage LLC, together with Cloud Peak Energy Finance Corp., a wholly-owned subsidiary of CPE LLC incorporated in Delaware for the sole purpose of serving as co-issuer of the Old Notes ("CPE Finance Corp."), and CPE LLC's other consolidated subsidiaries;

  •
  "Holdings" or the "manager" refers to Cloud Peak Energy Inc., a Delaware corporation and a holding company whose only business and material asset is its managing member interest in us;

  •
  "Rio Tinto" refers to Rio Tinto plc and Rio Tinto Limited and their direct and indirect subsidiaries, including Rio Tinto Energy America Inc. ("RTEA"), our predecessor for accounting purposes; Kennecott Management Services Company ("KMS"); and Rio Tinto America Inc. ("RTA"), which indirectly contributed certain assets used in our operations through its subsidiaries and is the owner of RTEA and KMS.

        Certain industry and other technical terms used throughout this prospectus relating primarily to our business, including terms related to the coal industry, coal reserves, mining equipment and coal regions in the U.S. are defined under "Glossary of Selected Terms" beginning on page 227 of this prospectus.

 Our Company

        We are the third largest producer of coal in the U.S. and in the Powder River Basin ("PRB"), based on our 2009 coal production of 93.3 million tons. We had revenues from our continuing operations of $1.4 billion in 2009. We operate some of the safest mines in the industry. According to data from the Mine Safety and Health Administration (the "MSHA"), in 2009, we had the lowest employee all injury incident rate among the four largest U.S. coal producing companies. We operate solely in the PRB, the lowest cost major coal producing region in the U.S., and operate two of the four largest coal mines in the region and in the U.S. Our operations include three wholly-owned surface coal mines, two of which are in Wyoming and one of which is in Montana. We also own a 50% interest in a fourth surface coal mine located in Montana. We produce sub-bituminous steam coal with low sulfur content and sell our coal primarily to domestic electric utilities, supplying approximately 70 customers with over 100 domestic plants. We do not produce any metallurgical coal. Steam coal is primarily consumed by electric utilities and industrial consumers as fuel for electricity generation. In 2009, the coal we produced generated approximately 4% of the electricity produced in the U.S. As of December 31, 2009, we controlled approximately 1 billion tons of proven and probable reserves.

        We were formed as Rio Tinto Sage LLC, a Delaware limited liability company, on August 19, 2008, by RTEA, our sole member at the time, and were renamed Cloud Peak Energy Resources LLC in November 2009. In order to separate certain businesses from RTEA, in December 2008, RTEA contributed RTA's western U.S. coal business to us (other than the Colowyo mine, which was not contributed to us due to restrictions contained in its existing financing arrangements, and which is now indirectly owned by RTA). We currently hold, directly or indirectly, all of the equity interests of each of our mining entities, including a 50% interest in the Decker mine, which is managed by a third-party mine operator.

        Cloud Peak Energy Inc. is a Delaware corporation organized on July 31, 2008. On November 19, 2009, Holdings acquired from RTEA approximately 51% of our common membership units in exchange for a promissory note. As a result of these transactions, Holdings became our sole managing member. Holdings used the proceeds from its initial public offering (the "IPO") to repay the promissory note upon the completion of the IPO on November 25, 2009. Holdings is a holding company that manages us, and Holdings's only business and material asset is its managing member interest in us. Holdings's only source of cash flow from operations is distributions from us pursuant to our limited liability company agreement and management fees and cost reimbursements pursuant to a management services agreement between Holdings and us. As of June 30, 2010, Holdings owned approximately 51.7% of our common membership units, and Rio Tinto held the remaining 48.3%.

        For the year ended December 31, 2009, and the six months ended June 30, 2010, we:

  •
  produced 93.3 million and 46 million tons of coal, respectively;

  •
  generated revenues of $1.4 billion and $652.6 million, respectively; and

  •
  had income from continuing operations of $186.7 million and $83.8 million, respectively.

        The following table summarizes the tonnage of our coal reserves that is classified as proven or probable, and assigned, as well as our property interest, as of December 31, 2009:

Mine	Proven Reserves	Probable Reserves	Total Proven & Probable Reserves	Assigned Reserves	Reserves Owned	Reserves Leased
	(nearest million, in tons)			(%)	(nearest million, in tons)
Antelope	281	11	292	100	0	292
Cordero Rojo	318	92	410	100	38	372
Spring Creek	258	42	300	100	0	300
Decker(1)	1	0	1	100	0	1

Total(2)	859	145	1,004		38	966

(1)
Based on our 50% interest in our Decker mine.

(2)
Total reflects rounding.

        The following table provides the "quality" (sulfur content and average Btu content per pound) of our coal reserves as of December 31, 2009:

Mine	Total Proven & Probable Reserves	Average Btu per lb(1)	Average Sulfur Content	Average Sulfur Content(2)
	(nearest million, in tons)		(%)	(lbs SO2/mmBtu)
Antelope	292	8,850	0.24	0.54
Cordero Rojo	410	8,400	0.29	0.69
Spring Creek	300	9,350	0.33	0.71
Decker(3)	1	9,400	0.40	0.85

Total(4)	1,004

(1)
Average Btu per pound includes weight of moisture in the coal on an as-sold basis.

(2)
The sulfur content of our coal meets the emission criteria as defined in the Clean Air Act and our coal is considered to be compliance coal.

(3)
Based on our 50% interest in our Decker mine.

(4)
Total reflects rounding.

        We also control certain coal deposits that are contiguous to or located near our primary reserve bases. The coal in these deposits is classified as non-reserve coal deposits and are not included in our reported reserves. The tonnage amounts for these non-reserve coal deposits are as follows:

Antelope mine:	80 million tons
Cordero Rojo mine:	175 million tons

        Our reserve and non-reserve coal deposit estimates as of December 31, 2009, were prepared by our staff of geologists and engineers, who have extensive experience in PRB coal. These individuals are responsible for collecting and analyzing geologic data within and adjacent to leases controlled by us.

        All of our planned 2010 production is fully committed and a significant portion of our planned 2011 production is committed.

        Our business and operations, including our strengths and strategy listed below, are subject to numerous risks and uncertainties, including risks related to coal prices and mining operations, coal consumption, including electricity demand, and economic and financial conditions, among others, any or all of which could materially and adversely affect our business and market position. See "Risk Factors" beginning on page 22 of this prospectus.

Our Strengths

        We believe that the following strengths enhance our market position:

        We are the third largest coal producer in the U.S. and in the PRB and have a significant reserve base.    Based on 2009 production of 93.3 million tons, we are the third largest coal producer in the U.S. and in the PRB. As of December 31, 2009, we controlled approximately 1 billion tons of proven and probable coal reserves and approximately 255 million tons of non-reserve coal deposits.

        We operate highly productive mines located solely in the PRB, the lowest cost major coal producing region in the U.S.    All of our mines are located in the PRB, which is the lowest cost major coal producing region in the U.S. We operate two of the four largest coal mines in the PRB and the U.S. We believe that our large PRB mines provide us with significant economies of scale. We benefit from the fact that our mines are among the lowest cost and highest producing mines in the U.S. However, our coal mining operations are subject to numerous operating risks which could result in materially increased operating expenses or decreased production levels.

        We are positioned favorably for the future growth and development of our coal reserves in the PRB.    The PRB has substantial quantities of sub-bituminous, low sulfur coal deposits, most of which is owned by the federal government. Significant amounts of this unleased coal are contiguous to our mines. As such, we believe our mines are well positioned to enable us to take advantage of opportunities to lease coal from the federal government under current leasing protocols. We have nominated tracts of land for LBAs that we believe contain, as applied for, approximately 800 million tons of non-reserve coal deposits, according to our estimates and subject to final determination by the Bureau of Land Management ("BLM"). Because of this, and because of the significant capital expenditure investments we have made in our mining facilities and equipment, we believe we have positioned ourselves favorably for the future growth and development of our coal reserves in the PRB.

One of these LBAs, the West Antelope II LBA, is subject to pending legal challenges filed in 2010 against the BLM and the Secretary of the Interior by environmental organizations.

        By focusing on the most favorable coal supply region in the U.S., the PRB, we are positioned to endure the challenges facing the coal industry currently.    Historically, increases in U.S. coal consumption have been driven primarily by increased use of existing electricity generation capacity and the construction of new coal-fired power plants. Due to the global recession experienced over the last few years, demand for electricity in the United States decreased by 4% in 2009, compared to 2008, but with improving economic conditions, electricity demand is forecasted to increase by 3.6% in 2010 according to the latest forecast from the U.S. Energy Information Administration (the "EIA") Short Term Energy Outlook July 2010 (the "STEO July 2010"). According to the EIA Annual Energy Outlook 2010 (the "AEO 2010"), annual U.S. coal demand is projected to reach 1.18 billion tons by 2020, compared to demand of 1.00 billion tons in 2009. Production constraints and increased export demand for eastern U.S. coal reduces the availability of eastern U.S. coal to the U.S. domestic market. As a result, coal consumers have begun substituting their use of eastern U.S. coal with PRB coal. Increasingly stringent air quality laws, safety regulations and the related costs of scrubbers may favor low-sulfur PRB coal over other types of coal, which may increase domestic demand for PRB coal. According to the EIA, the western U.S. represented 54% of U.S. coal production in 2009 and is expected to represent approximately 58% of U.S. coal production in 2020. PRB coal demand is expected to increase during this same time period by 90 million tons, while production from eastern coal regions such as Central Appalachian is expected to continue to decline. The EIA's projections take into account currently enacted legislation, including provisions of the American Recovery and Reinvestment Act of 2009 (the "ARRA"), and assume that no pending or proposed federal or state carbon emissions legislation is enacted and that a number of additional coal-fired power plants will be built during this period. If greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the U.S. pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, absent other factors, the EIA's projections with respect to the demand for coal may not be met. If the increased demand for electricity is met by new power plants fueled by alternative energy sources, such as natural gas, or if additional state or federal mandates are implemented to support or mandate the use of alternative energy sources, these long-term industry trends may not continue.

        Our employee-related liabilities are low for our industry.    We only operate surface mines and did not retain any historical defined benefit pension obligations when Holdings separated from Rio Tinto and became a public company in November 2009. As a result, our exposure to certain health claims and post-retirement liabilities, such as black lung disease, is low relative to some of our competitors that operate underground mines.

        We have a strong safety and environmental record.    We operate some of the industry's safest mines. According to data from the MSHA, in 2009, we had the lowest employee all injury incident rate among the ten largest U.S. coal producing companies. All of the mines we operate are certified to the international standard for environmental management systems (ISO 14001). We are committed to continuing to maintain a system that controls and reduces the environmental impact of our mining operations. We have also won numerous state and federal awards for our strong safety and environmental record.

        We have longstanding relationships with our customers, a majority of whom have an investment grade credit rating.    We focus on building long-term relationships with creditworthy customers through our reliable performance and commitment to customer service. We supply coal to over 50 electric utilities and over 88% of our 2010 sales were to customers with an investment grade credit rating as of

June 30, 2010. Moreover, over 75% of our 2009 sales were to customers with whom we have had relationships for more than 10 years.

        Our senior management team has extensive industry experience.    Our manager's named executive officers have significant work experience in the mining and energy industries, with an average of 20 years of relevant mining experience. Most of Holdings's named executive officers gained this experience through various positions held within Rio Tinto, one of the largest mining companies in the world.

Our Strategy

        Our business strategy is to:

        Capitalize on long-term market conditions for PRB coal producers.    Subject to market conditions and other factors, we have the ability to take advantage of potential growth capacity in our existing mines. We believe our managed mines have the capacity to increase their total annual production by up to 8 million tons over the next four years with minimal additional capital expenditures. The long-term market dynamics for coal producers in the PRB remain favorable. The EIA estimates that PRB coal demand is expected to grow by 90 million tons between 2009 and 2020. Production constraints and increased export demand for eastern U.S. coal reduces the availability of eastern U.S. coal to the U.S. domestic market. As a result, coal consumers have begun to substitute their use of eastern U.S. coal with PRB coal. Increasingly stringent air quality laws, safety regulations and the related cost of scrubbers may favor low-sulfur PRB coal over other types of coal. We intend to continue to capitalize on these market dynamics. By seeking additional expansion opportunities in existing and new mines in the PRB, we aim to maintain or improve our market position in the PRB. Furthermore, while only a small percentage of PRB coal is currently exported, we intend to seek opportunities to increase exports of our higher Btu coal from our Spring Creek mine.

        Continue to build our reserves.    We have historically focused on strategic acquisitions and subsequent expansions of large, low-cost, low-sulfur operations in the PRB and replacement of, and additions to, our reserves through the acquisition of companies, mines and reserves. We will continue to seek to increase our reserve position to maintain our existing production capacity by acquiring federal coal through the LBA process and by purchasing surface rights for land adjoining our current operations in Wyoming and Montana. We have applications outstanding for two LBAs that the BLM has scheduled to be bid upon at some time during the next three years. These LBAs cover, as applied for, approximately 800 million tons of non-reserve coal deposits according to our estimates and subject to final determination by the BLM of the final boundaries and tonnage for these LBA tracts. One of these LBAs, the West Antelope II LBA, is subject to pending legal challenges filed in 2010 against the BLM and the Secretary of the Interior by environmental organizations. We will continue to explore additional opportunities to increase our reserve base; however, if we are unable to do so, we may be unable to maintain our current production capacity.

        Focus on operating efficiency and leverage our economies of scale.    We seek to control our costs by continuing to improve on our operating efficiency. We benefit from significant economies of scale through the integrated management and operation of our three wholly-owned mines. We have historically improved our existing operations and evaluated and implemented new mining equipment and technologies to improve our efficiency. Our large fleet of mining equipment, information technology systems and coordinated equipment utilization and maintenance management functions allow us to enhance our efficiency. Our experienced and well-trained workforce is key in identifying and implementing business improvement initiatives.

        Leverage our excellence in safety and environmental compliance.    We operate some of the safest coal mines in the U.S. We have also achieved recognized standards of environmental stewardship. We continue to implement safety measures and environmental initiatives to promote safe operating practices and improved environmental stewardship. We believe the ability to minimize injuries and maintain our focus on environmental compliance improves our productivity, lowers our costs, helps us attract and retain our employees and makes us an attractive candidate for ventures with third parties.

        Opportunistically pursue acquisitions that will create value and expand our core business.    We intend to pursue acquisition opportunities that are consistent with our business strategy and that we believe will create value for our shareholders. However, we may be unable to successfully integrate these acquired companies or realize the benefits we anticipate from an acquisition. In the long term and subject to market conditions, we may pursue international acquisitions.

Coal Market Outlook

        Coal markets and coal prices are influenced by a number of factors and vary materially by region and quality. Coal consumption in the U.S., particularly with respect to coal produced in the PRB, has been driven in recent periods by several market dynamics and trends, which may or may not continue, including the following:

        Favorable long-term outlook for the U.S. steam coal market.    Growth in electricity demand continues to drive domestic demand for steam coal. The recent economic slowdown reduced electricity and coal demand from mid-2008 through 2009, but the demand for, and consumption of, coal in the electric power sector in 2010 is projected by the EIA to increase. The long-term demand for electricity is projected to increase at an average annual rate of approximately 1% from 2009 through 2020, according to the EIA. The EIA's projections from AEO 2010 take into account currently enacted legislation, including provisions of the ARRA, and assume that no pending or proposed federal or state carbon emissions legislation is enacted and that a number of additional coal-fired power plants will be built during the period. The EIA also projects that increased utilization rates by existing power plants and new power plant construction will be drivers of coal demand. For 2010, the STEO July 2010 forecasts that total electricity generation will increase by 3.6% over 2009, assuming a continuing economic recovery. Coal consumption for the electric power sector is projected to increase to 971 million tons in 2010, a 34.5 million ton increase over 2009 consumption of 936.5 million tons. However, a smaller number of plants than projected may be built, existing plants may not be able to significantly increase capacity or utilization rates and the number of planned plant retirements may increase more than expected. In addition, if greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the U.S. pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, absent other factors, the EIA's projections with respect to the demand for coal may not be met.

        Expected long-term increases in international demand and the U.S. export market.    International demand for coal continues to be driven by rapid growth in electrical power generation capacity in non-OECD Asia, particularly in China and India. Non-OECD Asia represented approximately 56% of total world coal consumption in 2009 and is expected to account for approximately 62% by 2020, according to the EIA International Energy Outlook 2010 (the "IEO 2010"). During 2007 and the first half of 2008, coal exports increased significantly as demand for U.S. steam and metallurgical coal from the Appalachian and PRB regions increased. Demand for steam and metallurgical coal declined from mid-2008 through 2009 due to the global economic downturn. According to the National Mining Association (the "NMA"), exports from U.S. are 56% higher through May 2010 compared to the same period in 2009. If global economic conditions continue to improve, we anticipate that U.S. exports of coal will continue to increase; however, future exports of coal may not meet or exceed 2008 levels. To the extent that production constraints and increased export demand for eastern U.S. coal reduces the availability of eastern U.S. coal to the U.S. domestic market, we expect coal consumers may increasingly substitute their use of eastern U.S. coal with PRB coal.

        Changes in U.S. regional production.    Coal production in the Central Appalachian region of the U.S. has declined in recent years because of production difficulties, reserve degradation and difficulties acquiring permits needed to conduct mining operations. In addition, underground mining operations have become subject to additional, more costly and stringent safety regulations, increasing their operating costs and capital expenditure requirements. We believe that many eastern utilities are considering blending coals as an option to offset production issues and meet more stringent environmental requirements. Shortages and decreases in supply in the eastern U.S. continue to affect pricing in the entire U.S. market.

        Coal remains a cost-competitive energy source relative to alternative fossil fuels and other alternative energy sources.    Coal generally, and PRB coal in particular, has historically been a low-cost source of energy relative to its substitutes because of the high prices for alternative fossil fuels. Coal also has a lower all-in cost relative to other alternative energy sources, such as nuclear, hydroelectric, wind and solar power. Although the price for certain alternative fuels, such as natural gas, has recently declined, PRB coal continues to be a cost-competitive energy source because it exists in greater abundance and is easier and cheaper to mine than coal produced in other regions. Changes in the prices for other fossil fuels or alternative energy sources in the future could impact the price of coal. Current low natural gas prices in the U.S. and Europe are expected to lower demand for coal and lead to reduced demand for exports in the near term. In addition, if greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the U.S. pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, alternative energy sources may become more cost-competitive with coal, which may lead to lower demand for coal. See "Risk Factors—Risks Related to Our Business and Industry—New and potential future regulatory requirements and public concerns relating to greenhouse gas emissions could affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline" and "Environmental and Other Regulatory Matters—Climate Change."

        Developments in clean coal technology and related regulatory initiatives.    The U.S. government accelerated its investment in clean coal technology development with the ARRA signed into law by President Obama in February 2009. The ARRA targets $3.4 billion for U.S. Department of Energy fossil fuel programs, including $1.52 billion for carbon capture and sequestration ("CCS"), research, $800 million for the Clean Coal Power Initiative, a 10-year program supporting commercial CCS, and $50 million for geology research. Although laws regulating greenhouse gas emissions may result in decreased demand for coal in the short-term, we believe that the successful development and funding of these technologies through the ARRA could result in stable demand for coal in the long term. However, cost-effective technologies may not be developed and deployed in a timely manner.

        Near-term pricing volatility.    U.S. coal markets have recently experienced significant volatility. By the end of 2008, published thermal coal prices in most major markets declined from their mid-2008 highs, largely reversing gains from the first half of 2008. Declining coal demand, coupled with increasing customer stockpiles and spurred by the onset of the global economic downturn, further softened pricing in 2009. However, the EIA projects that domestic electricity demand in 2010 will increase from 2009 levels by 3.6%. In addition, the prices for alternative fossil fuels, such as oil and natural gas, have declined relative to the recent highs. Future decreases in the price of alternative fuels could impact the price of coal. See "Risk Factors—Risks Related to Our Business and Industry—Coal

prices are subject to change and a substantial or extended decline in prices could materially and adversely affect our revenues and results of operations, as well as the value of our coal reserves."

        Increasingly stringent air quality regulations.    A series of more stringent requirements related to particulate matter, ozone, haze, mercury, sulfur dioxide, nitrogen oxide and other air pollutants have been proposed and/or enacted by federal and/or state regulatory authorities in recent years. As a result of some of these regulations, demand for western U.S. coal has increased as coal-fired electricity producers have switched from bituminous coal to lower sulfur sub-bituminous coal. The PRB has benefited from this switch and its market share has increased accordingly. However, increasingly stringent air regulations may lead some coal-fired plants to install additional pollution control equipment, such as scrubbers, thereby reducing the need for low-sulfur coal. Considerable uncertainty is associated with these air emission regulations, some of which have been the subject of legal challenges in courts, and the actual timing of implementation remains uncertain. As a result, it is not possible to determine the impact of such regulatory initiatives on coal demand nationwide, but it may be materially adverse. See "Risk Factors—Risks Related to Our Business and Industry—Extensive environmental regulations, including existing and potential future regulatory requirements relating to air emissions, affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline" and "—Because we produce and sell coal with low-sulfur content, a reduction in the price of sulfur dioxide emission allowances or increased use of technologies to reduce sulfur dioxide emissions could materially and adversely affect the demand for our coal and our results of operations" and "Environmental and Other Regulatory Matters."

        See "The Coal Industry" and "The Coal Industry—Special Note Regarding the EIA's Market Data and Projections."

Our Corporate History and Structure

        Rio Tinto initially formed RTEA in 1993 as Kennecott Coal Company, which was subsequently renamed Kennecott Energy and Coal Company. Between 1993 and 1998, Kennecott Energy and Coal Company acquired the Antelope, Colowyo, Jacobs Ranch and Spring Creek coal mines and the Cordero coal mine and Caballo Rojo coal mine, which are currently operated together as the Cordero Rojo coal mine, and a 50% interest in the Decker coal mine, which is operated by a third-party mine operator. In 2006, Kennecott Energy and Coal Company was renamed Rio Tinto Energy America Inc., as part of Rio Tinto's global branding initiative.

        We were formed as Rio Tinto Sage LLC on August 19, 2008, by RTEA, our sole member at the time, and were renamed Cloud Peak Energy Resources LLC in November 2009. In order to separate certain businesses from RTEA, in December 2008, RTEA contributed RTA's western U.S. coal business to us (other than the Colowyo mine, which was not contributed to us due to restrictions contained in its existing financing arrangements, and which is now indirectly owned by RTA). On October 1, 2009, we sold the Jacobs Ranch mine to Arch Coal, Inc. and did not retain the proceeds from this sale. We currently hold, directly or indirectly, all of the equity interests of each of our mining entities, including a 50% interest in the Decker coal mine, which is managed by a third-party mine operator.

        Cloud Peak Energy Inc. is a Delaware corporation organized on July 31, 2008. On November 19, 2009, Holdings acquired from RTEA approximately 51% of our common membership units in exchange for a promissory note. As a result of these transactions, Holdings became our sole managing member. Holdings used the proceeds from the IPO to repay the promissory note upon the completion of the IPO on November 25, 2009. Holdings is a holding company that manages us, and Holdings's only business and material asset is its managing member interest in us. Holdings's only source of cash flow from operations is distributions from us pursuant to our limited liability company agreement and management fees and cost reimbursements pursuant to a management services agreement between Holdings and us.

        The following condensed diagram depicts our current organizational structure as of June 30, 2010:

        This description and the other information in this prospectus regarding Holdings is included in this prospectus solely for informational purposes. Nothing in this prospectus should be construed as an offer to sell, or the solicitation of an offer to buy, the common stock of Holdings.

Company Information

        Our principal executive office is located at 505 S. Gillette Ave., Gillette, Wyoming 82716, and our telephone number at that address is (307) 687-6000. Our website is located at www.cloudpeakenergy.com. The information that is contained on, or is or becomes accessible through, our website is not part of this prospectus.

        "Cloud Peak Energy" and the Cloud Peak Energy logo are trademarks and service marks of Cloud Peak Energy Inc. or its affiliates. All other trademarks, service marks or trade names appearing in this prospectus are owned by their respective holders.

 Presentation of Historical Financial Information, Coal Data and Coal Market Data

Historical Financial Information

        The financial information as of December 31, 2009 and 2008 and for the three years ended December 31, 2009, is derived from audited consolidated financial statements included in Holdings's Form S-1.

        The financial information for the prior periods is derived from our audited consolidated financial statements not included herein. The unaudited consolidated historical financial information as of and for the three- and six-month periods ended June 30, 2010 and 2009 is derived from our unaudited condensed consolidated financial statements included elsewhere herein. In our opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the financial data for such periods. The results for the six months ended June 30, 2010, are not necessarily indicative of the results to be achieved for the year ending December 31, 2010, or for any other future period.

        The historical financial information for all periods prior to November 19, 2009, the effective date of the IPO, was derived from the consolidated financial statements of our predecessor, RTEA, and does not reflect what our financial position, results of operations, and cash flows had Holdings been a separate, stand-alone public company during those periods. Holdings was not operated as a separate, stand-alone public company for the historical periods presented prior to the IPO. The historical costs and expenses reflected in our consolidated financial statements include allocations of certain general and administrative expenses incurred by RTA and other Rio Tinto affiliates. We believe these allocations were reasonable; however, the allocated expenses are not necessarily indicative of the expenses that would have been incurred if Holdings had been a separate, independent entity.

        See "Capitalization" and "Selected Historical Consolidated Financial and Operating Information" "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto.

Our Coal Data

        We currently own a 50% non-operating interest in the Decker mine in Montana through a joint-venture agreement with an indirect, wholly-owned subsidiary of Level 3 Communications, Inc. The Decker mine is operated by a third-party mine operator. Information related to our coal production, reserves, purchases and revenues contained in this prospectus, and information in our consolidated financial statements contained elsewhere in this prospectus, unless otherwise indicated, includes amounts reflecting our 50% interest in the Decker mine.

Limitations Regarding Coal Market Data

        Market data used in this prospectus has been obtained from governmental and independent industry sources and publications, such as the EIA, the NMA, and the MSHA, and, unless otherwise indicated, is based on data and reports published in 2009 or 2010, but may relate to prior years. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. In addition, industry projections of the EIA are subject to numerous assumptions and methodologies chosen by the EIA, including that laws and regulations in effect at the time of the projections remain unchanged, that no pending or proposed federal or state carbon emissions legislation has been enacted and that a number of additional coal-fired power plants will be built during the period. Therefore, the EIA's projections do not take into account potential regulation of greenhouse gas emissions pursuant to proposed or future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme or reductions in greenhouse gas emissions mandated by courts or through other legally enforceable mechanisms. The EIA's projections with respect to the demand for coal may not be met, absent other factors, if comprehensive carbon emissions legislation is enacted. In addition, the economic conditions accounted for in the EIA's industry projections reflect existing and projected economic conditions at the time the projections were made and do not necessarily reflect current economic conditions or any subsequent deterioration of economic conditions. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this prospectus. See "Special Note Regarding Forward-Looking Statements" and "The Coal Industry—Special Note Regarding the EIA's Market Data and Projections."

Summary of the Terms of the Exchange Offer

        The following is a brief summary of the principal terms of the exchange offer. For a more detailed description of the exchange offer, please refer to the section entitled "The Exchange Offer."

Securities Offered	Up to $300,000,000 aggregate principal amount of 8.250% Senior Notes due 2017 registered under the Securities Act.
Up to $300,000,000 aggregate principal amount of 8.500% Senior Notes due 2019 registered under the Securities Act.
The Exchange Offer

The Exchange Notes are being offered in exchange for a like principal amount of Old Notes. We will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                  , 2010, which is the 30th day after the date the registration statement to which this prospectus is a part went effective. Holders may tender some or all of their Old Notes pursuant to the exchange offer. However, each of the Old Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 above such amount. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that:

• the Exchange Notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;
• the Exchange Notes bear different CUSIP numbers than the Old Notes;
• the Exchange Notes are not entitled to any additional interest provisions; and
• the Exchange Notes are not entitled to any registration rights under the registration rights agreement.
Resale

Based on an interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the exchange offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the Exchange Notes in the ordinary course of your business; and
• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

If you are a broker-dealer and receive Exchange Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution."

Any holder of Old Notes who:
• is our affiliate;
• does not acquire Exchange Notes in the ordinary course of its business; or
• tenders its Old Notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes,

cannot rely on the position of the Staff of the SEC set forth in Exxon Capital Holdings Corp., SEC no-action letter (available May 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (available June 5, 1991) and Shearman & Sterling, SEC no-action letter (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on                  , 2010, unless we decide to extend the exchange offer. We do not currently intend to extend the expiration date of the exchange offer. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the SEC.
Procedures for Tendering Old Notes

If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal in accordance with the instructions contained in this prospectus and in the letter of transmittal. You should then mail, fax, or otherwise deliver the letter of transmittal together with the Old Notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold Old Notes through the Depository Trust Company ("DTC"), and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the applicable letter of transmittal.

By executing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:
• any Exchange Notes to be received by you will be acquired in the ordinary course of business;

•       you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of Exchange Notes in violation of the provisions of the Securities Act;

•       you are not an "affiliate" (within the meaning of Rule 405 under the Securities Act) of Holdings, or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

•       if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for applicable Old Notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such Exchange Notes.

See "The Exchange Offer—Procedure for Tendering" and "Plan of Distribution."
Effect of Not Tendering in the Exchange Offer

Any Old Notes that are not tendered or are validly withdrawn prior to the expiration date or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the Old Notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Following the completion of the exchange offer, holders of Old Notes, other than those not eligible to participate in the exchange offer, seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

Withdrawal Rights	Tenders of Old Notes may be withdrawn at any time prior to the expiration of the exchange offer.
Material United States Federal Income Tax Considerations	The exchange offer should not constitute a taxable event for U.S. federal income tax purposes.
Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes pursuant to the exchange offer.
Exchange Agent

Citibank Agency & Trust is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading "The Exchange Offer—Exchange Agent."

Summary of the Exchange Notes

        The following summary contains basic information about the Exchange Notes and is not intended to be complete. For a more complete understanding of the Exchange Notes, please refer to the section entitled "Description of Exchange Notes."

Issuers	Cloud Peak Energy Resources LLC and Cloud Peak Energy Finance Corp. CPE Finance Corp. is a wholly-owned subsidiary of CPE LLC and was incorporated in Delaware for the sole purpose of serving as co-issuer of the Old Notes. Investors in the Exchange Notes should not expect CPE Finance Corp. to have the ability to service the interest and principal obligations on the Exchange Notes.
Securities Offered	Up to $300,000,000 aggregate principal amount of 8.250% Senior Notes due 2017 registered under the Securities Act.
Up to $300,000,000 aggregate principal amount of 8.500% Senior Notes due 2019 registered under the Securities Act.
Maturity Date	The 2017 Exchange Notes will mature on December 15, 2017.
The 2019 Exchange Notes will mature on December 15, 2019.
Interest	The 2017 Exchange Notes will bear interest at the rate of 8.250% per annum, payable semi-annually in arrears on June 15 and December 15, beginning June 15, 2010.
The 2019 Exchange Notes will bear interest at the rate of 8.500% per annum, payable semi-annually in arrears on June 15 and December 15, beginning June 15, 2010.
Guarantees
The Exchange Notes will be jointly and severally guaranteed by all of our existing and future restricted subsidiaries that guarantee our debt under our credit agreement. None of our joint venture entities, including the Decker coal mine in which we hold a 50% interest, will be considered "subsidiaries" and, accordingly, these entities will not guarantee the Exchange Notes. See "Description of Exchange Notes—Guarantees."
Ranking	The Exchange Notes and the guarantees will be the issuers' and the guarantors' senior unsecured obligations and will:
• rank equally in right of payment to the issuers' and the guarantors' respective existing and future senior debt;
• rank senior in right of payment to all of the issuers' and the guarantors' respective existing and future subordinated debt;

•       be effectively subordinated to the issuers' and the guarantors' existing and future secured debt to the extent of the assets securing such debt, including borrowings under our revolving credit facility; and

• be structurally subordinated to all of the existing and future debt or other liabilities, including trade payables, of any of our subsidiaries that do not guarantee the Exchange Notes.

At June 30, 2010, the issuers and the guarantors had approximately $595.5 million of indebtedness outstanding (excluding $162.2 million of discounted obligations payable under our coal leases and approximately $8.3 million of other long-term debt incurred in connection with land acquisitions). At June 30, 2010, the entities which have not guaranteed the Exchange Notes represent less than 2% of our revenue, assets and EBITDA (as defined below).
Optional Redemption
The issuers may redeem all or part of the Exchange Notes at the redemption prices set forth under "Description of Exchange Notes—Optional Redemption" on or after December 15, 2013, with respect to the 2017 Exchange Notes, and on or after December 15, 2014, with respect to the 2019 Exchange Notes.

Prior to December 15, 2012, the issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of the Exchange Notes at a redemption price equal to 108.250% of the principal amount thereof with respect to the 2017 Exchange Notes, and 108.500% of the principal amount thereof with respect to the 2019 Exchange Notes, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of certain equity offerings.

In addition, the issuers may redeem some or all of the Exchange Notes at a redemption price equal to 100% of the principal amount of the Exchange Notes to be redeemed, plus accrued and unpaid interest and a "make-whole" premium prior to December 15, 2013, with respect to the 2017 Exchange Notes, and prior to December 15, 2014, with respect to the 2019 Exchange Notes.
Change of Control Offer
Upon the occurrence of certain change of control events, the issuers will be required to offer to purchase each holder's Exchange Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest. For more details, see "Description of Exchange Notes—Certain Covenants—Repurchase of Notes upon a Change of Control."
Certain Covenants	The indenture governing the Exchange Notes will, among other things, limit the issuers' ability and the ability of their restricted subsidiaries to:
• incur additional indebtedness and issue preferred equity;
• pay dividends or distributions;
• repurchase equity or repay subordinated indebtedness;
• make investments or certain other restricted payments;
• create liens;
• sell assets;
• enter into agreements that restrict dividends, distributions or other payments from restricted subsidiaries;
• enter into transactions with affiliates; and
• consolidate, merge or transfer all or substantially all of their assets and the assets of their restricted subsidiaries on a combined basis.

These covenants are subject to a number of important qualifications and exceptions. See "Description of Exchange Notes—Certain Covenants."
Registration Rights	Under certain circumstances, we may be required to provide a shelf registration statement to effect resales of the Old Notes. For more details, see "The Exchange Offer—General."
Listing
There is no established trading market for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange or automated quotation system. Accordingly, we cannot assure you that an active trading market will develop or be maintained for the Exchange Notes, that you will be able to sell your Exchange Notes at a particular time or that the prices you receive when you sell will be favorable.
Risk Factors
Investment in the Exchange Notes involves risk. In particular, you should evaluate the specific risks described in the section entitled "Risk Factors" for a discussion of risks relating to an investment in the Exchange Notes. You should carefully read that section and all other information included in this prospectus before participating in the exchange offer.

Summary Historical Consolidated Financial Data

        The following tables set forth selected consolidated financial and other data for CPE LLC and its subsidiaries on a historical basis. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" and our historical consolidated financial statements contained elsewhere in this prospectus.

        We have derived the historical consolidated financial data as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the historical consolidated financial data as of June 30, 2010, and for the six months ended June 30, 2010 and 2009 from our unaudited consolidated financial statements included elsewhere in this prospectus. We have derived the historical consolidated balance sheet data as of December 31, 2007, from the audited consolidated financial statements of RTEA, our predecessor for accounting purposes, not included in this prospectus.

        The historical financial information included in this prospectus for all periods prior to November 19, 2009, the effective date of the IPO, was derived from the consolidated financial statements of RTEA and does not reflect what our financial position, results of operations, and cash flows would have been had Holdings been a separate, stand-alone public company during those periods. Holdings was not operated as a separate, stand-alone public company for the historical periods presented prior to the IPO. The historical costs and expenses reflected in our consolidated financial statements include allocations of certain general and administrative expenses incurred by RTA and other Rio Tinto affiliates. We believe these allocations were reasonable; however, the allocated expenses are not necessarily indicative of the expenses that would have been incurred if we had been a separate, independent entity.

        As a result of the IPO and the IPO structuring transactions, we now conduct substantially all activities necessary for Holdings to fulfill its responsibilities as a separate, stand-alone public company. Consequently, our cost structure is different than it was when we were a subsidiary of Rio Tinto. It includes both additional recurring costs and nonrecurring costs. Accordingly, our historical consolidated financial information is not reflective of our financial position, results of operations or cash flows had Holdings been a separate, stand-alone public company during all of the periods presented, and is not a reliable indicator of what our financial position, results of operations or cash flows will be in the future.

Summary Historical Consolidated Financial Data
(dollars in thousands)

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2009	2008	2007	2010	2009
Statement of Operations Data
Revenues(1)	$1,398,200	$1,239,711	$1,053,168	$652,596	$704,045
Operating income(2)(3)	255,003	124,936	102,731	106,132	133,671
Income from continuing operations	186,688	88,340	53,789	83,848	94,778
Income (loss) from discontinued operations(4)	211,078	(25,215)	(21,482)	—	22,447
Net income	397,766	63,125	32,307	83,848	117,225

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2009	2008	2007	2010	2009
Other Data
EBITDA(6)	$395,561	$278,872	$232,324	$167,381	$200,258
Tons sold—company owned and operated mines (millions)	90.9	93.7	90.7	45.3	44.0
Tons sold—Decker mine (millions)	2.3	3.3	3.5	0.7	1.0
Tons sold—total production (millions)	93.3	97.0	94.2	46.0	45.0
Tons purchased and resold (millions)	10.1	8.1	8.1	0.6	5.3
Total tons sold (millions)	103.3	105.1	102.3	46.6	50.3

	As of December 31,			As of June 30,
	2009	2008	2007	2010	2009
Balance Sheet Data
Cash and cash equivalents	$268,316	$15,935	$23,616	$249,561	$19,614
Property, plant and equipment, net	987,143	927,910	719,743	957,711	986,406
Assets of discontinued operations(4)	—	587,168	721,835	—	581,274
Total assets	1,576,011	1,785,191	1,781,201	1,666,474	1,935,763
Senior notes, net of unamortized discount	595,321	—	—	595,500	—
Other long-term debt(5)	178,367	209,526	571,559	171,469	213,166
Liabilities of discontinued operations(4)	—	127,220	270,049	—	133,515
Total liabilities	1,177,442	800,025	1,446,240	1,183,624	830,950

(1)
Billings for freight and delivery services accounted for 6.9%, 4.5% and 1.4% of our total revenues for the years ended December 31, 2009, 2008 and 2007, respectively, and 10.5% and 9% of our total revenues for the six months ended June 30, 2010 and 2009, respectively.

(2)
Operating income reflects allocations of general and administrative expenses incurred by RTA and other Rio Tinto affiliates of $20.7 million, $25.4 million and $24.4 million for the years ended December 31, 2009, 2008 and 2007, respectively, and $0 and $10.5 million for the six months ended June 30, 2010 and 2009, respectively. Also reflected in operating income are costs incurred as a result of Rio Tinto's actions to divest our business, either through a trade sale or an initial public offering, of $18.3 million and $25.8 million for the years ended December 31, 2009 and 2008, respectively.

(3)
Operating income reflects an asset impairment charge of $0.7 million for costs incurred on an abandoned time-keeping software project for the year ended December 31, 2009. For the year ended December 31, 2008, operating income reflects a $4.6 million charge to write-off certain contract rights, a $1 million charge for an abandoned cost efficiency project, and a $3 million favorable adjustment to the ERP system costs that were included in the 2007 asset impairment charge. For the year ended December 31, 2007, operating income reflects an $18.3 million asset impairment charge related to an abandoned enterprise resource planning ("ERP"), systems implementation. The ERP systems implementation was a worldwide Rio Tinto initiative designed to align processes, procedures, practices and reporting across all Rio Tinto business units. The implementation was abandoned in connection with Rio Tinto's actions to divest our business.

(4)
Discontinued operations includes the operations, net of related income taxes, of the Colowyo coal mine, the Jacobs Ranch coal mine and the uranium mining venture, which RTEA disposed of prior to the IPO. For the year ended December 31, 2009, discontinued operations includes the $264.8 million pre-tax gain on sale of the Jacobs Ranch coal mine. Assets and liabilities of continuing operations exclude balances associated with discontinued operations. See "Note 4. Discontinued Operations" of "Notes to Consolidated Financial Statements."

(5)
Other long-term debt includes the current and long-term portions of other long-term debt, which included discounted obligations pursuant to federal coal leases of $169.1 million, $206.3 million and $67.6 million as of December 31, 2009, 2008 and 2007, respectively, and $162.2 million and $213.2 million for the six months ended June 30, 2010 and 2009, respectively.

(6)
EBITDA, a performance measure used by management, is defined as income (loss) from continuing operations plus: interest expense (net of interest income), income tax provision, depreciation and depletion, amortization and accretion, as shown in the table below. EBITDA, as presented for the years ended December 31, 2009, 2008 and 2007, is not defined under accounting principles generally accepted in the United States of America ("U.S. GAAP"), and does not purport to be an alternative to net income as a measure of operating performance. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, our presentation of EBITDA may be different than EBITDA as defined in our debt financing agreements, including as defined in the indenture governing the Exchange Notes. We use, and we believe investors benefit from the presentation of, EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. EBITDA may also be used as part of our incentive compensation program for our executive officers and others. We believe that EBITDA is useful to investors and other external users of our consolidated financial statements in evaluating our operating performance, because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

However, using EBITDA as a performance measure has material limitations as compared to net income, or other financial measures as defined under U.S. GAAP, as it excludes certain recurring items which may be meaningful to investors. EBITDA excludes interest expense and interest income; however, as we have historically borrowed money in order to finance transactions and operations, and have invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and influence our ability to generate revenue and returns for shareholders. Further, EBITDA excludes depreciation and depletion and amortization; however, as we use capital and intangible assets to generate revenues, depreciation, depletion and amortization are necessary elements of our costs and ability to generate revenue. EBITDA also excludes accretion expense; however, as we are legally obligated to pay for costs associated with the reclamation and closure of our mine sites, the periodic accretion expense relating to these reclamation costs is a necessary element of our costs and ability to generate revenue. For periods following the IPO, we are organized as a limited liability company and generally are not subject to income taxes, although several of our subsidiaries file separate corporate income tax returns and may incur minor amounts of income tax or may incur losses that cannot benefit other entities included in the consolidated financial results. Because we generally are not a taxable entity, our consolidated financial statements reflect only income taxes on pre-tax income attributable to our corporate subsidiaries. As a result of these exclusions from EBITDA, any measure that excludes interest expense, interest income, depreciation and depletion, amortization, accretion and income taxes has material limitations as compared to net income. When using EBITDA as a performance measure, management compensates for these limitations by comparing EBITDA to net income in each period, so as to allow for the comparison of the performance of the underlying core operations with the overall performance of the Company on a full-cost, after-tax basis. Using both EBITDA and net income to evaluate the business allows management and investors to (a) assess our relative performance against our competitors and (b) ultimately monitor our liquidity and cash position.

        A reconciliation of EBITDA to income from continuing operations for each of the periods presented is as follows:

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2009	2008	2007	2010	2009
	(dollars in thousands)
Income from continuing operations	$186,688	$88,340	$53,789	$83,848	$94,778
Depreciation and depletion	97,869	88,972	80,133	49,215	44,336
Amortization	28,719	45,989	34,512	3,197	16,251
Accretion	12,587	12,742	12,212	6,566	5,457
Interest expense	5,992	20,376	40,930	24,782	946
Interest income	(320)	(2,865)	(7,302)	(227)	(142)
Income tax provision	64,026	25,318	18,050	—	38,632

EBITDA	$395,561	$278,872	$232,324	$167,381	$200,258

RISK FACTORS

        An investment in the Exchange Notes involves risk. You should carefully consider the risk factors described below and all other information in this prospectus before participating in the exchange offer. If any of the following risk factors, as well as other risks and uncertainties that are not currently known to us or that we currently believe are not material, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In such a case, you may lose part or all of your investment.

Risks Related to Our Business and Industry

The recent global economic downturn and disruptions in the financial and credit markets may have a material adverse effect on our business, financial condition and results of operations.

        The recent global economic downturn, particularly with respect to the U.S. economy, coupled with the global financial and credit market disruptions, have had an adverse impact on the coal industry generally and may continue to do so until economic conditions improve. The demand for electricity in our target markets decreased during 2009. Decreases in the demand for electricity typically lead to a decline in the demand for and prices of coal. The economic downturn also negatively impacted the demand for U.S. exports of coal. Demand for electricity and export markets have rebounded during the first half of 2010 compared to 2009 but if these negative trends recur, we may not be able to sell all of the coal we are capable of producing or sell our coal at prices comparable to more favorable years. In addition, prices for coal in the spot market, including for PRB coal, have decreased from their historic highs reached during the first half of 2008. Although we have historically sold most of our coal under long-term coal sales agreements with fixed prices, the prices in the spot market influence the price for the forward sales agreements that we are entering into now and may enter into in the future, and the prices we receive for our coal may not be as favorable as they have been in the past. In addition, stockpiles of coal by our customers increased as a result of the downturn, reaching their highest level in recent years, and our customers began curtailing future orders. Low prices for natural gas, which is a substitute for coal generated power, may also lead to decreased coal consumption by electricity-generating utilities. Market conditions, like tightening of the credit markets, may also impact our customers' ability to finance their operations, which may result in decreased demand for our coal, cancellation of orders or changes to the coal sales agreements with those customers. For example, during 2009 we experienced a greater than normal number of customers seeking to reduce the amount of tons taken under existing contracts through contractual remedies, such as force majeure provisions, and additional customers may seek to similarly reduce tons taken in future periods under their agreements with us. Decreased sales volumes could impact our revenues, cost structure and opportunities for growth in the future. We are unable to predict the long-term impact of the recent global economic and financial crisis, and any actions we may take in response to these conditions or any which may arise in the future may be insufficient. A protracted continuation or worsening of the global economic downturn or disruptions in the financial markets could have a material adverse effect on our business, financial condition and results of operations. Furthermore, because we typically seek to enter into long-term arrangements for the sale of a substantial portion of our coal, it is likely that the average sales price we receive for our coal will lag behind any general economic recovery in the U.S.

Coal prices are subject to change and a substantial or extended decline in prices could materially and adversely affect our revenues and results of operations, as well as the value of our coal reserves.

        Our revenues, results of operations and the value of our coal reserves are dependent in large measure upon the prices we receive for our coal. Because coal is a commodity, the prices we receive are set by the marketplace. Prices for coal generally tend to be cyclical, and over the last several years have become more volatile. The contract prices we may receive in the future for coal depend upon numerous factors, including:

  •
  the domestic and foreign supply and demand for coal, including demand for U.S. coal exports from eastern U.S. markets;

  •
  domestic demand for electricity;

  •
  domestic and foreign economic conditions, including economic downturns and the strength of the global and U.S. economies;

  •
  the quantity and quality of coal available from competitors;

  •
  competition for production of electricity from non-coal sources, including the price and availability of alternative fuels, such as natural gas and crude oil, and alternative energy sources, such as nuclear, hydroelectric, wind and solar power, and the effects of technological developments related to these non-coal and alternative energy sources;

  •
  domestic air emission standards for coal-fired power plants, and the ability of coal-fired power plants to meet these standards by installing scrubbers or other means;

  •
  adverse weather, climatic or other natural conditions, including natural disasters;

  •
  legislative, regulatory and judicial developments, environmental regulatory changes, or changes in energy policy and energy conservation measures that would adversely affect the coal industry, such as legislation that limits carbon dioxide emissions or provides for increased funding and incentives for, or mandates the use of, alternative energy sources;

  •
  domestic and foreign governmental regulations and taxes;

  •
  the quantity, quality and pricing of coal available in the resale market;

  •
  the capacity of, cost of, and proximity to, rail transportation facilities and rail transportation delays;

  •
  market price fluctuations for sulfur dioxide emission allowances; and

  •
  subsidies designed to encourage the use of alternative energy sources.

A substantial or extended decline in the prices we receive for our future coal sales contracts due to these or other factors could materially and adversely affect us by decreasing our revenues, thereby materially and adversely affecting our results of operations.

Our coal mining operations are subject to operating risks, which could result in materially increased operating expenses and decreased production levels and could materially and adversely affect our results of operations.

        We mine coal at surface mining operations located in Wyoming and Montana. Our coal mining operations are subject to a number of operating risks. Because we maintain very little produced coal inventory, certain conditions or events could disrupt operations, adversely affect production and shipments and increase the cost of mining at particular mines for varying lengths of time, which could have a material adverse effect on our results of operations. These conditions and events include, among others:

  •
  poor mining conditions resulting from geological, hydrologic or other conditions, which may cause instability of highwalls or spoil-piles or cause damage to nearby infrastructure;

  •
  mining and plant equipment failures and unexpected maintenance problems;

  •
  adverse weather and natural disasters, such as heavy rains, flooding and other natural events affecting operations, transportation or customers;

  •
  the unavailability of raw materials, equipment (including heavy mobile equipment) or other critical supplies such as tires and explosives, fuel, lubricants and other consumables of the type, quantity and/or size needed to meet production expectations;

  •
  the capacity of, and proximity to, rail transportation facilities and rail transportation delays or interruptions, including derailments;

  •
  delays, challenges to, and difficulties in acquiring, maintaining or renewing necessary permits, including environmental permits, or mining or surface rights;

  •
  delays or difficulties in, the unavailability of, or unexpected increases in the cost of acquiring, developing and permitting new LBA acquisitions from the federal government and other new mining reserves and surface rights, including challenges by non-governmental or environmental organizations or other third parties;

  •
  competition and/or conflicts with other natural resource extraction activities and production within our operating areas, such as coalbed methane extraction or oil and gas development;

  •
  a major incident at a mine site that causes all or part of the operations of a mine to cease for some period of time;

  •
  current and future health, safety and environmental regulations or changes in interpretations of current regulations, including the classification of plant and animal species near our mines, including the potential listing of the sage grouse and the mountain plover, as endangered or threatened species;

  •
  inability to acquire or maintain adequate financial sureties for mining and reclamation purposes or to meet other governmental or private bonding requirements; and

  •
  the value of the U.S. dollar relative to other currencies, particularly where imported products are required for the mining process, such as tires and petroleum products.

        These changes, conditions and events may materially increase our cost of mining and delay or halt production at particular mines either permanently or for varying lengths of time.

Competition within the coal production industry and with producers of competing energy sources may materially and adversely affect our ability to sell coal at a favorable price.

        We compete with numerous other coal producers in various regions of the U.S. for domestic sales. International demand for U.S. coal also affects competition within our industry. The demand for U.S. coal exports depends upon a number of factors, including the overall demand for electricity in foreign markets; currency exchange rates; ocean freight rates; port and shipping capacity; the demand for foreign-produced steel, both in foreign markets and in the U.S. market; general economic conditions in foreign countries; technological developments; and environmental and other governmental regulations. Foreign demand for eastern U.S. coal increased significantly during 2008 but declined during 2009. A further decline in foreign demand for U.S. could cause competition among coal producers for sales in the U.S. to intensify, potentially resulting in significant additional downward pressure on domestic coal prices, including in the PRB.

        In addition to competing with other coal producers, we compete generally with producers of other fuels, such as natural gas and crude oil. A decline in price for these fuels could cause demand for coal to decrease and adversely affect the price of our coal. For example, the average price for natural gas declined from $5.87 per thousand cubic feet as of December 2008 to $4.44 per thousand cubic feet as of December 2009, leading to, in some instances, decreased coal consumption by electricity-generating utilities. If alternative energy sources, such as nuclear, hydroelectric, wind or solar, become more cost-competitive on an overall basis, demand for coal could decrease and the price of coal could be materially and adversely affected, including in the PRB. Further, legislation requiring the use and dispatch of these alternative energy sources and fuels or legislation providing financing or incentives to encourage continuing technological advances and deployment in this area could further enable alternative energy sources to become more competitive with coal.

Excess production and production capacity in the coal industry could put downward pressure on coal prices and, as a result, materially and adversely affect our revenues and profitability.

        During the mid-1970s and early 1980s, increased demand for coal attracted new investors to the coal industry in the PRB, spurred the development of new mines and resulted in additional production capacity throughout the industry, all of which led to increased competition and lower coal prices. Increases in coal prices during recent periods encouraged the development of expanded capacity by coal producers. Some of these planned capacity increases and existing production plans have been delayed or reduced due to coal price reductions since mid-2008 and the global economic downturn. However, these capacity increases may be restarted in the future. Any overcapacity and increased production in the future could materially reduce coal prices and, therefore, materially reduce our revenues and profitability.

Decreases in demand for electricity resulting from economic, weather changes or other conditions could adversely affect coal prices and materially and adversely affect our results of operations.

        Our coal customers primarily use our coal as fuel for domestic electricity generation. Overall economic activity and the associated demands for power by industrial users can have significant effects on overall electricity demand. An economic slowdown can significantly slow the growth of electrical demand and could result in contraction of demand for coal. Weather patterns can also greatly affect electricity demand. Extreme temperatures, both hot and cold, cause increased power usage and, therefore, increased generating requirements from all sources. Mild temperatures, on the other hand, result in lower electrical demand, which allows generators to choose the sources of power generation when deciding which generation sources to dispatch. Any downward pressure on coal prices, due to decreases in overall demand or otherwise, including changes in weather patterns, would materially and adversely affect our results of operations.

The use of alternative energy sources for power generation could reduce coal consumption by U.S. electric power generators, which could result in lower prices for our coal, could reduce our revenues and materially and adversely affect our business and results of operations.

        In 2009, we sold approximately 95% of our coal to domestic electric power generators. Domestic electric power generation accounted for approximately 94% of all U.S. coal consumption in 2009, according to the EIA. The amount of coal consumed for U.S. electric power generation is affected by, among other things:

  •
  the location, availability, quality and price of alternative energy sources for power generation, such as natural gas, fuel oil, nuclear, hydroelectric, wind and solar power;

  •
  technological developments, including those related to alternative energy sources; and

  •
  subsidies or legal mandates designed to encourage the use of alternative energy sources.

        Gas-fired generation has the potential to displace coal-fired generation, particularly from older, less efficient coal-powered generators. We expect that many of the new power plants needed to meet increasing demand for domestic electricity generation will be fired by natural gas, because gas-fired plants are cheaper to construct, and permits to construct these plants are easier to obtain as natural gas is seen as having a lower environmental impact than coal-fired generators. In recent periods, governmental regulators at the federal, state and local levels have shown increased interest in limiting greenhouse gas emissions. This has resulted in increased regulation of coal mining and of coal-fired power plants and other end-users of coal, increasing the cost of burning coal compared to alternative energy sources. In addition, environmental activists concerned with climate change issues have attempted to use the regulatory and judicial processes to block the construction of new coal-fired power plants or capacity expansions to existing plants. Further, state and federal mandates for increased use of electricity from renewable energy sources could have an impact on the market for our coal. Many states have enacted legislative mandates requiring electricity suppliers to use renewable energy sources to generate a certain percentage of power. There have been numerous proposals to establish a similar uniform, national standard. Although none of these federal proposals have been enacted to date, the Obama Administration has indicated its support for a federal renewable energy standard as part of energy and climate change legislative initiatives. Current determinations by Senate leaders indicate that such initiatives are unlikely to be debated or passed in 2010; however, the concepts could be revisited in 2011 or later. Possible advances in technologies and incentives, such as tax credits, to enhance the economics of renewable energy sources could make these sources more competitive with coal. Any reduction in the amount of coal consumed by U.S. electric power generators could reduce the price of coal that we mine and sell, thereby reducing our revenues and materially and adversely affecting our business and results of operations.

New and potential future regulatory requirements and public concerns relating to greenhouse gas emissions could affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline.

        One major by-product of burning coal is carbon dioxide, which is considered a greenhouse gas and is a major source of public concern with respect to global warming, also known as climate change. Climate change continues to attract public and scientific attention, and increasing government attention is being paid to reducing greenhouse gas emissions, including from coal-fired power plants.

        There are many regulatory approaches currently in effect or being considered to address greenhouse gases, including possible future U.S. treaty commitments, new federal or state legislation that may impose a carbon emissions tax or establish a cap-and-trade program and regulation by the U.S. Environmental Protection Agency (the "EPA").

  •
  The federal government has indicated its support for a mandatory cap-and-trade program to reduce greenhouse gas emissions, and the U.S. Congress is considering various proposals to reduce greenhouse gas emissions, mandate electricity suppliers to use renewable energy sources to generate a certain percentage of power and require energy efficiency measures. In June 2009, the U.S. House of Representatives passed a comprehensive climate change and energy bill, the American Clean Energy and Security Act. While some members of the U.S. Senate have considered companion proposals during the first half of 2010, current determinations by Senate leaders indicate that such initiatives are unlikely to be debated or passed by the Senate in 2010; however, the concepts could be revisited in 2011 or later.

  •
  In September 2009, the EPA promulgated a rule requiring certain emitters of greenhouse gases, including coal-fired power plants, to monitor and report their greenhouse gas emissions to the EPA. In addition, in response to the 2007 U.S. Supreme Court ruling in Massachusetts v. EPA that the EPA has authority to regulate carbon dioxide emissions under the Clean Air Act, the EPA will phase in requirements beginning on January 2, 2011 for best available control technology for greenhouse gas emissions whenever certain stationary sources, such as a power plants, are built or significantly modified.

  •
  State and regional climate change initiatives intended to limit or affect the emission of greenhouse gas emissions from certain sources, such as the Regional Greenhouse Gas Initiative covering certain northeastern and mid-Atlantic states, the Western Climate Initiative, the

    Midwestern Greenhouse Gas Reduction Accord and the California Global Warming Solutions Act, either have already taken effect or may take effect before federal action.

  •
  The State of California approved a fee to be paid by certain emitters of greenhouse gases, and other jurisdictions have or are also considering imposing similar fees or taxes.

        The permitting of new coal-fired power plants has also recently been contested, at times successfully, by state regulators and environmental organizations due to concerns related to greenhouse gas emissions from the new plants. Additionally, two U.S. federal appeals courts reinstated lawsuits permitting individuals, state attorneys general and others to pursue claims against major utility, coal, oil and chemical companies on the basis that those companies have created a public nuisance due to their emissions of carbon dioxide.

        Climate change initiatives and other efforts to reduce greenhouse gas emissions like those described above or otherwise may require additional controls on coal-fired power plants and industrial boilers, may cause some users of coal to switch from coal to a lower carbon fuel and may result in the closure of coal-fired power plants or in reduced construction of new plants. Any switching of fuel sources away from coal, closure of existing coal-fired power plants, or reduced construction of new coal-fired power plants could have a material adverse effect on demand for and prices received for our coal.

Our business requires substantial capital investment and maintenance expenditures, which we may be unable to provide.

        Our business plan and strategy are dependent upon our acquisitions of additional reserves, which require substantial capital expenditures to acquire additional coal leases. We also require capital for, among other purposes, acquisition of surface rights, equipment and the development of our mining operations, capital renovations, maintenance and expansions of plants and equipment and compliance with environmental laws and regulations. To the extent that cash on hand, cash generated internally and cash available under our credit facility are not sufficient to fund capital requirements, we and Holdings will require additional debt and/or equity financing. However, additional debt or equity financing may not be available to us or, if available, may not be available on satisfactory terms. Additionally, our debt instruments may restrict our ability to obtain such financing. Furthermore, the recent tightening and volatility of the credit markets has resulted in more stringent lending standards and terms and higher volatility in interest rates. These trends together with significant write-offs in the financial services sector, re-pricing of credit risk and weak economic conditions generally could adversely impact our and Holdings's ability to obtain additional debt financing or the cost of debt if obtained. If we and Holdings are unable to obtain additional capital, we may not be able to maintain or increase our existing production rates and we could be forced to reduce or delay capital expenditures or change our business strategy, sell assets or restructure or refinance our indebtedness, all of which could have a material adverse effect on our business or financial condition.

We may be unable to obtain, maintain or renew permits, licenses or leases necessary for our operations, which would materially reduce our production, cash flow and profitability.

        Mining companies must obtain a number of permits and licenses that impose strict regulations on various environmental and operational matters in connection with coal mining. These include permits and licenses issued by various federal, state and local agencies and regulatory bodies. The permitting rules, and the interpretations of these rules, are complex, change frequently and are often subject to discretionary interpretations by the regulators, all of which may make compliance more difficult or impractical, and may possibly preclude the continuance of ongoing operations or the development of future mining operations. The public, including non-governmental organizations, anti-mining groups and individuals, have certain statutory rights to comment upon and submit objections to requested permits and environmental impact statements (each an "EIS") prepared in connection with applicable regulatory processes, and otherwise engage in the permitting and licensing process, including bringing citizens' lawsuits to challenge the issuance of permits, the validity of EISs or performance of mining activities. For example, the EIS and other regulatory matters associated with the West Antelope II LBA have been legally challenged in 2010 by several non-governmental organizations, which could create a delay or uncertainty in acquiring the coal lease. If this or any other permits, licenses or leases are not issued or renewed in a timely fashion or at all, or if permits or leases issued or renewed are conditioned in a manner that restricts our ability to efficiently and economically conduct our mining activities, we could suffer a material reduction in our production, and our cash flow or profitability could be materially and adversely affected.

Because most of the coal in the vicinity of our mines is owned by the U.S. federal government, our future success and growth could be materially and adversely affected if we are unable to acquire, or are delayed in the acquisition of, additional reserves through the federal competitive leasing process.

        The U.S. federal government owns most of the coal in the vicinity of our mines. Accordingly, the LBA process is the most significant means of acquiring additional reserves. There is no requirement that the federal government lease coal subject to an LBA, lease its coal at all or give preference to any LBA applicant, and our bids may compete with other coal producers' bids in the PRB. In the current coal pricing environment, LBAs are becoming increasingly more competitive and expensive to obtain, and the review process to submit an LBA for bid continues to lengthen. We expect that this trend may continue. The increasing size of potential LBA tracts may make it easier for new mining operators to enter the market on economical terms and may, therefore, increase competition for LBAs. Increased opposition from non-governmental organizations and other third parties may also lengthen, delay or complicate the LBA process. For example, the West Antelope II LBA is subject to pending legal challenges filed in 2010 against the BLM and the Secretary of the Interior by environmental organizations. In order to win a lease in the LBA process and acquire additional coal, our bid for a coal tract must meet or exceed the fair market value of the coal based on the internal estimates of the BLM, which they do not publish. We have maintained a history of timely payments related to our LBAs. If we are unable to maintain our "good payer" status, we would be required to seek bonding for any remaining payments.

        The LBA process also requires us to acquire rights to mine from surface owners overlying the coal, and these rights are becoming increasingly more difficult and costly to acquire. Certain federal regulations provide a specific class of surface owners, also known as qualified surface owners ("each, a "QSO"), with the ability to prohibit the BLM from leasing its coal. If a QSO owns the land overlying a coal tract, federal laws prohibit us from leasing the coal tract without first securing surface rights to the land, or purchasing the surface rights from the QSO. This right of QSOs allows them to exercise significant influence over negotiations to acquire surface rights and can delay the LBA process or ultimately prevent the acquisition of an LBA. If we are unable to successfully negotiate access rights with QSOs at a price and on terms acceptable to us, we may be unable to acquire LBAs for coal on land owned by the QSO. If the prices to acquire land owned by QSOs increase, it could materially and adversely affect our profitability.

If we are unable to acquire or develop additional coal reserves that are economically recoverable, our profitability and future success and growth may be materially and adversely affected.

        Our profitability depends substantially on our ability to mine, in a cost-effective manner, coal reserves that possess the quality characteristics our customers desire. Because our reserves decline as we mine our coal, our future success and growth depend upon our ability to acquire additional coal that is economically recoverable. If we fail to acquire or develop additional reserves, our existing reserves will eventually be depleted. Furthermore, any significant delay in acquiring reserves, due to delays in the federal competitive leasing process or otherwise, could negatively impact our production rate. As a result, to maintain our production capacity and competitive position, we will need to acquire significant additional coal through the federal competitive leasing process that can be mined on an economically recoverable basis.

        Our ability to obtain additional coal reserves in the future could also be limited by the availability of cash we generate from our operations or available financing, restrictions under our debt instruments, competition from other coal companies for properties, the lack of suitable acquisition or LBA opportunities, the delay in the federal leasing process caused by third-party legal challenges or the inability to acquire coal properties or LBAs on commercially reasonable terms. In addition, we may not be able to mine future reserves as profitably as we do at our current operations. Furthermore, the price we receive for our coal impacts the economic recoverability of our existing coal. Our ability to develop economically recoverable reserves will be materially adversely impacted if prices for coal sold decrease significantly.

If we are unable to acquire surface rights to access our coal, we may be unable to obtain a permit to mine coal we own and may be required to employ expensive techniques to mine around those sections of land we cannot access in order to access other sections of coal reserves, which could materially and adversely affect our business and our results of operations.

        After we acquire coal through the LBA process or otherwise, we are required to obtain a permit to mine the coal through the applicable state agencies prior to mining the acquired coal. In part, the permitting requirements provide that, under certain circumstances, we must obtain surface owner consent if the surface estate has been split from the mineral estate, which is commonly known as a "split estate." We have in the past and may in the future be required to negotiate with multiple parties for the surface access that overlies coal we acquired through the LBA process or otherwise. If we are unable to successfully negotiate surface access with any of these surface owners, or do so on commercially reasonable terms, we may be denied a permit to mine some of our coal or may find that we cannot mine the coal at a profit. If we are denied a permit, this would create significant delays in our mining operations and materially and adversely impact our business and results of operations. Furthermore, if we determine to alter our plans to mine around the affected areas, we could incur significant additional costs to do so, which could increase our operating expenses considerably and could materially and adversely affect our results of operations.

We may be unable to acquire state leases for coal, or to do so on a cost-effective basis, which could materially and adversely affect our business strategy and growth plans.

        We acquire a small percentage of our coal through state leasing processes. Nearly all of the state leases in Wyoming have already been acquired by various mining operations in the PRB, including ours. If, as part of our growth strategy, we desire to expand our operations into areas requiring state leases, we may be required to negotiate with competing Wyoming mining operations. If we are unable to do so on a cost-effective basis, our business strategy could be adversely affected. We do not typically acquire state leases in Montana significantly in advance of mining operations due to the complexity of the leasing process in Montana.

Conflicts of interest with competing holders of mineral rights could materially and adversely affect our ability to mine coal or do so on a cost-effective basis.

        The federal government leases many different mineral rights in addition to coal, such as coalbed methane, natural gas and crude oil reserves. Some of these minerals are located on, or are adjacent to, some of our coal and LBA areas, potentially creating conflicting interests between us and the lessees of those interests. If conflicting interests arise, we may be required to negotiate our ability to mine with the holder of the competing mineral rights. If we are unable to reach an agreement with these holders, or do so on a cost-effective basis, we may incur increased costs and our ability to mine could be impaired, which could materially and adversely affect our business and results of operations.

Our manager does not have experience managing our business as a stand-alone public company, and if they are unable to manage our business as a stand-alone public company, our business may be harmed.

        We have historically operated as part of Rio Tinto. The majority of Holdings's management team has limited experience managing a business on a stand-alone basis or as a public company. If Holdings is unable to manage and operate our company as a stand-alone public company, our business and results of operations will be adversely affected.

Holdings is incurring, and we will incur, increased costs as a result of being a public company, and the requirements of being a public company may divert our manager's attention from our business. If Holdings is unable to achieve and maintain effective internal controls, our operating results and financial condition could be harmed.

        As a public company, Holdings incurs significant legal, accounting and other expenses that it did not incur as a private company. In addition, Holdings is subject to a number of additional requirements, including the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the listing standards of New York Stock Exchange. Following the exchange offer, we will also be subject to a number of additional requirements, including the reporting requirements of the Exchange Act and Sarbanes-Oxley Act. These requirements will cause Holdings and us to incur increased costs and might place a strain on its and our systems and resources. The Exchange Act requires, among other things, that Holdings and we each file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that Holdings and we maintain effective disclosure controls and procedures and internal control over financial reporting, and also requires that Holdings's and our internal control over financial reporting be assessed by management and attested to by our auditors as of December 31 of each year commencing with the year ending December 31, 2010, for Holdings and the year ending December 31, 2011 for us. In order to maintain and improve the effectiveness of Holdings's and our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, our manager's attention might be diverted from other business concerns, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

We have identified material weaknesses in our internal controls over financial reporting that have contributed to a restatement of our 2005, 2006 and 2007 consolidated financial statements and June 30, 2008, interim consolidated financial statements. If not remediated satisfactorily, these material weaknesses could result in further material misstatements in our consolidated financial statements in future periods.

        During the preparation of our consolidated financial statements as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008, we identified material weaknesses in our internal controls over financial reporting as a stand-alone company that contributed to a restatement of our 2005, 2006 and 2007 consolidated financial statements and June 30, 2008, interim consolidated financial statements. Specifically, as a subsidiary of Rio Tinto, we were not required to and we did not maintain a sufficient complement of personnel with an appropriate level of accounting, taxation, and financial reporting knowledge, experience and training in the application of U.S. GAAP commensurate with our financial reporting requirements on a stand-alone basis and the complexity of our operations and transactions. We also did not maintain an adequate system of processes and internal controls sufficient to support our financial reporting requirements and produce timely and accurate U.S. GAAP consolidated financial statements consistent with being a stand-alone company.

        In preparation for the filing of Holdings's 2009 Form 10-K, management preformed an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2009, and concluded that the previously identified material weaknesses were not yet remediated.

        A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

        Our manager is implementing changes and improvements in its internal control over financial reporting to remediate the control deficiencies that gave rise to the material weaknesses. These remedial steps will need to be placed in operation for a sufficient period of time before management can evaluate the overall effectiveness of the remediation plan and be able to conclude that the material weaknesses have been remediated.

        Our manager's remediation actions may not be effective to correct the material weaknesses. If not remediated satisfactorily, these material weaknesses could result in further material misstatements in our consolidated financial statements in future periods. If we continue to experience material weaknesses, investors could lose confidence in our financial reporting, particularly if such weaknesses result in a restatement of our financial results.

Inaccuracies in our estimates of our coal reserves could result in decreased profitability from lower than expected revenues or higher than expected costs.

        Our future performance depends on, among other things, the accuracy of our estimates of our proven and probable coal reserves. We base our estimates of reserves on engineering, economic and geological data assembled and analyzed by our internal geologists and engineers. Our estimates of proven and probable coal reserves as to both quantity and quality are updated annually to reflect the production of coal from the reserves, updated geological models and mining recovery data, the tonnage contained in new lease areas acquired and estimated costs of production and sales prices. There are numerous factors and assumptions inherent in estimating the quantities and qualities of, and costs to mine, coal reserves, any one of which may vary considerably from actual results. These factors and assumptions include:

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  quality of the coal;

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  geological and mining conditions, which may not be fully identified by available exploration data and/or may differ from our experiences in areas where we currently mine;

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  the percentage of coal ultimately recoverable;

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  the assumed effects of regulation, including the issuance of required permits, and taxes, including severance and excise taxes and royalties, and other payments to governmental agencies;

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  assumptions concerning the timing for the development of the reserves; and

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  assumptions concerning equipment and productivity; future coal prices; operating costs, including for critical supplies such as fuel, tires and explosives; capital expenditures and development and reclamation costs.

        As a result, estimates of the quantities and qualities of economically recoverable coal attributable to any particular group of properties, classifications of reserves based on risk of recovery, estimated cost of production and estimates of future net cash flows expected from these properties as prepared by different engineers, or by the same engineers at different times, may vary materially due to changes in the above factors and assumptions. Actual production recovered from identified reserve areas and properties, and revenues and expenditures associated with our mining operations, may vary materially from estimates. Any inaccuracy in our estimates related to our reserves could result in decreased profitability from lower than expected revenues and/or higher than expected costs.

If our highwalls or spoil-piles fail, our mining operations and ability to ship our coal could be impaired and our results of operations could be materially and adversely affected.

        Our operations could be adversely affected and we may be unable to produce coal if our highwalls fail due to conditions, which may include geological abnormalities, poor ground conditions, water or blasting shocks, among others. In addition to making it difficult and more costly to recover coal, a highwall failure could also damage adjacent infrastructure such as roads, power lines, railways and gas pipelines. Further, in-pit spoil-pile failure due to conditions such as material type, water ingress, floor angle, floor roughness, spoil volume or otherwise, can impact coal removal, reduce coal recovery, increase our costs or interrupt our production and shipments. Highwall and spoil-pile failures could materially and adversely affect our operations, thereby reducing our profitability.

Major equipment and plant failures could reduce our ability to produce and ship coal and materially and adversely affect our results of operations.

        We depend on several major pieces of equipment and plant to produce and ship our coal, including draglines, shovels, coal crushing plants, critical conveyors, major transformers and coal silos. If any of these pieces of equipment or plant suffered major damage or were destroyed by fire, abnormal wear, flooding, incorrect operation, damage from highwall or spoil-pile failures or otherwise, we may be unable to replace or repair them in a timely manner or at a reasonable cost, which would impact our ability to produce and ship coal and materially and adversely affect our results of operations.

Significant increases in the royalty and production taxes we pay on the coal we produce could materially and adversely affect our results of operations.

        We pay federal, state and private royalties and federal, state and county production taxes on the coal we produce. A substantial portion of our royalties and production taxes are levied as a percentage of gross revenues with the remaining levied on a per ton basis. For example, we pay production royalties of 12.5% of gross proceeds to the federal government. We incurred royalties and production taxes which represented 29.1% and 29.6% of proceeds from the coal we produced for the year ended December 31, 2009, and the six months ended June 30, 2010, respectively. If the royalty and production tax rates were to significantly increase, our results of operations could be materially and adversely affected.

        In addition, the Wyoming state severance tax is significantly less than the state severance tax in Montana. Because a substantial portion of our operations are in Wyoming and therefore subject to the more favorable Wyoming severance tax rate, if Wyoming were to increase this tax or any other tax applicable solely to our Wyoming operations, we may be significantly impacted and our results of operations could be materially and adversely affected.

Increases in the cost of raw materials and other industrial supplies, or the inability to obtain a sufficient quantity of those supplies, could increase our operating expenses, disrupt or delay our production and materially and adversely affect our profitability.

        We use considerable quantities of explosives, petroleum-based fuels, tires, steel and other raw materials, as well as spare parts and other consumables in the mining process. If the prices of steel, explosives, tires, petroleum products or other materials increase significantly or if the value of the U.S. dollar declines relative to foreign currencies with respect to certain imported supplies or other products, our operating expenses will increase, which could materially and adversely impact our profitability. Additionally, a limited number of suppliers exist for certain supplies, such as explosives and tires, as well as certain mining equipment, and any of our suppliers may divert their products to buyers in other mines or industries or divert their raw materials to produce other products that have a higher profit margin. Shortages in raw materials used in the manufacturing of supplies and mining equipment, which, in some cases, do not have ready substitutes, or the cancellation of our supply contracts under which we obtain these raw materials and other consumables, could limit our ability to obtain these supplies or equipment. As a result, we may not be able to acquire adequate replacements for these supplies or equipment on a cost-effective basis or at all, which could also materially increase our operating expenses or halt, disrupt or delay our production.

Significant increases in the price of diesel fuel could materially and adversely affect our earnings.

        Operating expenses at our mining locations are sensitive to changes in certain variable costs, particularly diesel fuel prices, which are our largest variable cost after personnel costs. Any increase in the price we pay for diesel fuel will have a negative impact on our results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cost of Product Sold."

The majority of our coal sales contracts are forward sales contracts at fixed prices. If the production costs underlying these contracts increase, our results of operations could be materially and adversely affected.

        The majority of our coal sales contracts are forward sales contracts under which customers agree to pay a specified price under their contracts for coal to be delivered in future years. The profitability of these contracts depends on our ability to adequately control the costs of the coal production underlying the contracts. These production costs are subject to variability due to a number of factors, including increases in the cost of labor, supplies or other raw materials, such as diesel fuel. Historically we have not entered into hedge or other arrangements to offset the cost variability underlying these forward sale contracts. In the future, we may enter into these types of arrangements, but we may not be successful in hedging the volatility of our costs. To the extent our costs increase but pricing under these coal sales contracts remains fixed, we will be unable to pass increasing costs on to our customers. If we are unable to control our costs, our profitability under our forward sales contracts may be impaired and our results of operations could be materially and adversely affected.

Our ability to operate our business effectively could be impaired if we fail to attract and retain key personnel.

        Our ability to operate our business and implement our strategies depends, in part, on the continued contributions of our executive officers and other key employees. The loss of any of our key senior executives could have a material adverse effect on our business unless and until we find a qualified replacement. A limited number of persons exist with the requisite experience and skills to serve in our senior management positions. We may not be able to locate or employ qualified executives on acceptable terms. In addition, we believe that our future success will depend on our continued

ability to attract and retain highly skilled personnel with coal industry experience. Competition for these persons in the coal industry is intense, and we may not be able to successfully recruit, train or retain qualified managerial personnel. As a public company, our future success also will depend on our manager's ability to hire and retain management with public company experience. We may not be able to continue to employ key personnel or attract and retain qualified personnel in the future. Our failure to retain or attract key personnel could have a material adverse effect on our ability to effectively operate our business.

Extensive environmental regulations, including existing and potential future regulatory requirements relating to air emissions, affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline.

        The operations of our customers are subject to extensive environmental regulation particularly with respect to air emissions. For example, the federal Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. A series of more stringent requirements relating to particulate matter, ozone, haze, mercury, sulfur dioxide, nitrogen oxide and other air pollutants is expected to be proposed or become effective in the near future. In addition, federal and state mandates and incentives designed to encourage energy efficiency and the use of alternative energy sources have been proposed and implemented in recent years. Concerted conservation efforts that result in reduced electricity consumption could cause coal prices and sales of our coal to materially decline.

        Considerable uncertainty is associated with these air emissions initiatives. New regulations are in the process of being developed, and many existing and potential regulatory initiatives are subject to review by federal or state agencies or the courts. Stringent air emissions limitations are either in place or are likely to be imposed in the short to medium term, and these limitations will likely require significant emissions control expenditures for many coal-fired power plants. As a result, these power plants may switch to other fuels that generate fewer of these emissions or may install more effective pollution control equipment that reduces the need for low-sulfur coal, possibly reducing future demand for coal and resulting in a reduced need to construct new coal-fired power plants. Any switching of fuel sources away from coal, closure of existing coal-fired power plants, or reduced construction of new coal-fired power plants could have a material adverse effect on demand for, and prices received for, our coal. Alternatively, less stringent air emissions limitations, particularly related to sulfur, to the extent enacted, could make low-sulfur coal less attractive, which could also have a material adverse effect on the demand for, and prices received for, our coal.

Extensive environmental laws and regulations impose significant costs on our mining operations, and future laws and regulations could materially increase those costs or limit our ability to produce and sell coal.

        The coal mining industry is subject to increasingly strict regulation by federal, state and local authorities with respect to environmental matters, such as:

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  limitations on land use;

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  mine permitting and licensing requirements;

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  reclamation and restoration of mining properties after mining is completed;

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  management of materials generated by mining operations;

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  the storage, treatment and disposal of wastes;

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  remediation of contaminated soil and groundwater;

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  air quality standards;

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  water pollution;

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  protection of human health, plant-life and wildlife, including endangered or threatened species;

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  protection of wetlands;

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  the discharge of materials into the environment; and

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  the effects of mining on surface water and groundwater quality and availability.

        The costs, liabilities and requirements associated with the laws and regulations related to these and other environmental matters may be significant and time-consuming and may delay commencement or continuation of exploration or production operations. Because of the extensive regulatory environment in which we operate, we cannot assure complete compliance with all laws and regulations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations. We may incur material costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations. If we are pursued for sanctions, costs and liabilities in respect of these matters, our mining operations and, as a result, our profitability could be materially and adversely affected.

        New legislation or administrative regulations or new judicial interpretations or administrative enforcement of existing laws and regulations, including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us to change operations significantly or incur increased costs. Such changes could have a material adverse effect on our financial condition and results of operations.

Our operations may affect the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, any of which could result in material liabilities to us.

        Our operations use hazardous materials and generate hazardous and non-hazardous wastes. In addition, many of the locations that we own, lease or operate were used for coal mining and/or involved the generation, use, storage and disposal of hazardous substances either before or after we were involved with these locations. We may be subject to claims under federal and state statutes and/or common law doctrines for toxic torts, natural resource damages and other damages, as well as for the investigation and clean up of soil, surface water, groundwater and other media. These claims may arise, for example, out of current or former conditions at sites that we own, lease or operate currently, as well as at sites that we or predecessor entities owned, leased or operated in the past, and at contaminated third-party sites at which we have disposed of hazardous substances and waste. As a matter of law, and despite any contractual indemnity or allocation arrangements or acquisition agreements to the contrary, our liability for these claims may be joint and several, so that we may be held responsible for more than our share of any contamination, or even for the entire share.

        These and similar unforeseen impacts that our operations may have on the environment, as well as human exposure to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could materially and adversely affect us.

Extensive governmental regulations pertaining to employee safety and health impose significant costs on our mining operations, which could materially and adversely affect our results of operations.

        Federal and state safety and health regulations in the coal mining industry are among the most comprehensive and pervasive systems for protection of employee safety and health affecting any segment of U.S. industry. Compliance with these requirements imposes significant costs on us and can result in reduced productivity. Moreover, the possibility exists that new health and safety legislation and/or regulations and orders may be adopted that may materially and adversely affect our mining operations.

        We must compensate employees for work-related injuries through our workers compensation insurance funds. If we do not make adequate provisions for our workers' compensation liabilities, it could harm our future operating results. In addition, the erosion through tort liability of the protections we are currently provided by workers' compensation laws could increase our liability for work-related injuries and materially and adversely affect our operating results. Under federal law, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and contribute to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry before January 1, 1970. The trust fund is funded by an excise tax on coal production. If this tax increases, or if we could no longer pass it on to the purchasers of our coal under our coal sales agreements, our operating costs could be increased and our results could be materially and adversely harmed. If new laws or regulations increase the number and award size of claims, it could materially and adversely harm our business.

Federal or state regulatory agencies have the authority to order certain of our mines to be temporarily or permanently closed under certain circumstances, which could materially and adversely affect our ability to meet our customers' demands.

        Federal or state regulatory agencies have the authority under certain circumstances following significant health and safety incidents, such as fatalities, to order a mine to be temporarily or permanently closed. If this occurred, we may be required to incur capital expenditures to re-open the mine. In the event that these agencies order the closing of our mines, our coal sales contracts may permit us to issue force majeure notices, which suspend our obligations to deliver coal under these contracts. However, our customers may challenge our issuances of force majeure notices. If these challenges are successful, we may have to purchase coal from third-party sources, if it is available, to fulfill these obligations, incur capital expenditures to re-open the mines and/or negotiate settlements with the customers, which may include price reductions, the reduction of commitments or the extension of time for delivery or terminate customers' contracts. Any of these actions could have a material adverse effect on our business and results of operations.

Failure to obtain, maintain or renew our security arrangements, such as surety bonds or letters of credit, in a timely manner and on acceptable terms could affect our ability to secure reclamation and coal lease obligations and materially and adversely affect our ability to mine or lease coal.

        Federal and state laws require us to secure the performance of certain long-term obligations, such as mine closure or reclamation costs and federal and state workers' compensation costs, including black lung. The amount of these security arrangements is substantial with $519.8 million of surety bonds and $10.5 million of letters of credit issued as of at June 30, 2010, to support these obligations. Certain business transactions, such as coal leases and other obligations, may also require bonding. We may have difficulty procuring or maintaining our surety bonds. Our bond issuers may demand higher fees, additional collateral, including putting up letters of credit, posting cash collateral or other terms less favorable to us upon those renewals. Because we are required by state and federal law to have these bonds in place before mining can commence or continue, our failure to maintain surety bonds, letters of credit or other guarantees or security arrangements would materially and adversely affect our ability to mine or lease coal. That failure could result from a variety of factors, including lack of availability, higher expense or unfavorable market terms, the exercise by third-party surety bond issuers of their right to refuse to renew the surety bonds and restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of any credit arrangements then in place. Surety bond issuers may demand terms that are less favorable to us than the terms we currently receive, and there may be fewer companies willing to issue these bonds. Further, due to recent economic conditions and the volatility of the financial markets, surety bond providers may be less willing to provide us with future surety bonds or maintain existing surety bonds, and we may have greater difficulty satisfying the liquidity requirements under our existing surety bond contracts. If we do not maintain sufficient borrowing capacity or have other resources to satisfy our surety and bonding requirements, our ability to mine or lease coal could be materially and adversely affected.

Because we produce and sell coal with low-sulfur content, a reduction in the price of sulfur dioxide emission allowances or increased use of technologies to reduce sulfur dioxide emissions could materially and adversely affect the demand for our coal and our results of operations.

        Our customers' demand for our low sulfur-coal, and the prices that we can obtain for it, are affected by, among other things, the price of sulfur dioxide emission allowances. The Clean Air Act places limits on the amounts of sulfur dioxide that can be emitted by an electric power plant, among other sources, in any given year. If a plant exceeds its allowable limits, it must purchase allowances, which are tradable in the open market. Regulatory uncertainty following the action by the U.S. Court of Appeals for the District of Columbia Circuit to vacate the Clean Air Interstate Rule ("CAIR") in July 2008, and its subsequent temporary reinstatement, which established a cap-and-trade program for sulfur dioxide and nitrogen oxide emissions from power plants in certain states, caused a significant decrease in the price of sulfur dioxide allowances from 2008 to date, and delayed the installation of technology to reduce emissions at some power plants. Low prices of these emissions allowances could make our low-sulfur coal less attractive to our customers for the near-term. In July 2010, the EPA proposed the Clean Air Transport Rule ("CATR") as a replacement for CAIR. If promulgated, CATR would phase in requirements for sources of sulfur dioxide and nitrogen oxides beginning in 2012; subject sources would include power plants. Under CATR, EPA has proposed state-specific emissions and allocation budgets and intrastate cap-and-trade mechanisms for allocations, with very limited to no interstate trading provisions in EPA options under consideration. The affects of these intrastate and interstate provisions will have on CATR allowance markets remain uncertain. For select states, the emissions budgets will be further reduced in 2014. Coincident with these proposed changes is the finalization of revised National Ambient Air Quality Standards ("NAAQS") for sulfur dioxide that occurred in June 2010. More widespread installation by electric utilities of technology that reduces sulfur emissions could be accelerated to meet the requirements of the revised NAAQS and/or requirements from the finalization of CATR and may make high sulfur coal more competitive with our low-sulfur coal. This competition could materially and adversely affect our business and results of operations. Alternatively, compliance with the revised NAAQS and/or the finalization of CATR could entail utilization of technologic controls in combination with low-sulfur coal. In the CATR proposal, EPA has projected that to meet the proposed CATR requirements that utilities would need to install 11 GWs of new sulfur dioxide scrubbers in addition to those controls already planned or in place.

The risk that we cannot collect payments from our customers could increase if their creditworthiness deteriorates.

        The risk that we do not receive payment for coal sold and delivered increases if the continued creditworthiness of our customers declines. The recent economic volatility and tightening credit markets increase the risk that we may not be able to collect payments from our customers or be required to continue to deliver coal even if a customer's creditworthiness deteriorates. A worsening of recent economic conditions or a prolonged global or U.S. recession could also impact the creditworthiness of our customers. If we determine that a customer is not creditworthy, we can demand credit enhancements from the customer. If we are unsuccessful or feel the credit enhancement is insufficient, we may not be required to deliver coal under the customer's coal sales contract. If we are able to withhold shipments, we may decide to sell a customer's coal on the spot market, which may be at prices lower than the contracted price, or we may be unable to sell the coal at all. Furthermore, the bankruptcy of any of our customers could materially and adversely affect our financial position. In addition, our customer base may change with deregulation as utilities sell their power plants to their non-regulated affiliates or third parties that may be less creditworthy, thereby increasing the risk we bear for customer payment default. These new power plant owners may have credit ratings that are below investment grade, or may fall below investment grade after we enter into contracts with them. In addition, competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk of payment default.

Our ability to mine and ship coal is affected by adverse weather conditions, which could have an adverse effect on our revenues.

        Adverse weather conditions can impact our ability to mine and ship our coal and our customers' ability to take delivery of our coal. Lower than expected shipments by us during any period could have an adverse effect on our revenues and profitability. For example, previously our volume of coal shipments has been impacted by severe heavy rain, which reduced the capacity of the railroads by which our customers contract to transport coal from our mines. In addition, severe weather, including droughts and dust, may adversely affect our ability to conduct our mining operations.

The availability and reliability of transportation and increases in transportation costs, particularly for rail systems, could materially and adversely affect the demand for our coal or impair our ability to supply coal to our customers.

        Transportation costs, particularly rail transportation costs, represent a significant portion of the total cost of coal for our customers, and the cost of transportation is a key factor in a customer's purchasing decision. Increases in transportation costs or the lack of sufficient rail capacity or availability could make coal a less competitive source of energy or could make the coal produced by us less competitive than coal produced from other regions, either of which could lead to reduced coal sales and/or reduced prices we receive for the coal.

        Our ability to sell coal to our customers depends primarily upon third-party rail systems. If our customers are unable to obtain rail or other transportation services, or to do so on a cost-effective basis, our business and growth strategy could be adversely affected. Alternative transportation and delivery systems are generally inadequate and not suitable to handle the quantity of our shipments or to ensure timely delivery to our customers. In particular, much of the PRB is served by two rail carriers, and the northern PRB is only serviced by one rail carrier. The loss of access to rail capacity in the PRB could create temporary disruption until this access was restored; significantly impairing our ability to supply coal and resulting in materially decreased revenues. Our ability to open new mines or expand existing mines may also be affected by the availability and cost of rail or other transportation systems available for servicing these mines.

        We are a party to certain transportation contracts. During recent periods, we have entered into an increasing number of exports whereby we enter into transportation agreements pursuant to which we arrange for rail transport and port charges. However, typically our coal customers contract for, and pay directly for, transportation of coal from the mine or port to the point of use. Disruption of these transportation services because of weather-related problems; mechanical difficulties; train derailment; bridge or structural concerns; infrastructure damage, whether caused by ground instability, accidents or otherwise; strikes; lock-outs; lack of fuel or maintenance items; fuel costs; transportation delays; accidents; terrorism or domestic catastrophe or other events could temporarily or over the long term impair our ability to supply coal to our customers and our customers' ability to take our coal and, therefore, could materially and adversely affect our business and results of operations.

Due to the long-term nature of our coal sales agreements, the prices we receive for our coal at any given time may not reflect the then-existing current market prices for coal.

        We have historically sold most of our coal under long-term coal sales agreements, which we generally define as contracts with a term of one to five years. The remaining amount not subject to long-term coal sales agreements is sold as spot sales in term allotments of less than twelve months. For the year ended December 31, 2009, and the six months ended June 30, 2010, approximately 97% and 98% of our revenues, respectively, were derived from coal sales that were made under long-term coal sales agreements. The prices for coal sold under these agreements are typically fixed for an agreed amount of time. Pricing in some of these contracts is subject to certain adjustments in later years or under certain circumstances, and may be below the current market price for similar type coal at any given time, depending on the timeframe of the contract. As a consequence of the substantial volume of our forward sales, we have less coal available to sell under short-term contracts in order to immediately capitalize on higher coal prices, if and when they arise. At times, spot market prices have fallen below the prices established in many of our long-term coal sales agreements, and we have realized prices for our coal that are higher than the prices we would receive from sales in the spot market. However, to the extent spot market prices increase and become higher than the prices established in our long-term coal sales agreements, our ability to realize those higher prices may be restricted when customers elect to purchase additional volumes allowable under some contracts at contract prices that are lower than spot prices.

Changes in purchasing patterns in the coal industry may make it difficult for us to enter into new contracts with customers, or do so on favorable terms, which could materially and adversely affect our business and results of operations.

        Although we currently sell the majority of our coal under long-term coal sales agreements, as electric utilities customers continue to adjust to increased price volatility, increased fungibility of coal products, frequently changing regulations and the increasing deregulation of their industry, some customers are becoming less willing to enter into long-term coal sales contracts. In addition, the prices for coal in the spot market have decreased at times and may be lower than the prices previously set under many of our long-term coal sales agreements. As our contracts with customers expire or are otherwise renegotiated, our customers may be less willing to extend or enter into new long-term coal sales agreements under their existing or similar pricing terms or our customers may decide to purchase fewer tons of coal than in the past.

        These trends in purchasing patterns in the coal industry could continue in the future and, to the extent our customers shift away from long-term supply contracts, it will be more difficult to predict our future sales. As a result, we may not have a market for our future production at acceptable prices. The prices we receive in the spot market may be less than the contractual price an electric utility is willing to pay for a committed supply. Furthermore, spot market prices tend to be more volatile than contractual prices, which could result in decreased revenues.

If the assumptions underlying our reclamation and mine closure obligations are materially inaccurate, our costs could be significantly greater than anticipated or be incurred sooner than anticipated.

        All of our mines are surface mining operations. The Surface Mining Control and Reclamation Act ("SMCRA") and counterpart state laws and regulations establish operational, reclamation and closure standards for all aspects of surface mining. We estimate our total reclamation and mine-closing liabilities based on permit requirements, engineering studies and our engineering expertise related to these requirements. The estimate of ultimate reclamation liability is reviewed periodically by our management and engineers. At the Decker mine, the reclamation liability is estimated by the third-party operator. The estimated liability can change significantly if actual costs vary from our original assumptions or if governmental regulations change significantly. U.S. GAAP requires that asset retirement obligations be recorded as a liability based on fair value, which reflects the present value of the estimated future cash flows. In estimating future cash flows, we consider the estimated current cost of reclamation and apply inflation rates and a third-party profit, as necessary. The third-party profit is an estimate of the approximate markup that would be charged by contractors for work performed on behalf of us. The resulting estimated reclamation and mine closure obligations could change significantly if actual amounts or the timing of those expenses change significantly from our assumptions, which could have a material adverse effect on our results of operation and financial condition.

Certain provisions in our coal sales contracts may provide limited protection during adverse economic conditions or may result in economic penalties or suspension upon a failure to meet contractual requirements, any of which may cause our revenues and profits to suffer.

        Most of our sales contracts contain provisions that allow for the base price of our coal in these contracts to be adjusted due to new statutes, ordinances or regulations that affect our costs related to performance. Because these provisions only apply to the base price of coal, these terms may provide only limited protection due to changes in regulations. A few of our sales contracts also contain provisions that allow for the purchase price to be renegotiated at periodic intervals. A price re-opener provision is one in which either party can renegotiate the price of the contract, sometimes at pre-determined times. Index provisions allow for the adjustment of the price based on a fixed formula. These provisions may reduce the protection available under long-term contracts from short-term coal price volatility. Price re-opener and index provisions are present in contracts covering approximately 41% of our future tonnage commitments as of June 30, 2010. Any adjustment or renegotiations leading to a significantly lower contract price could result in decreased revenues.

        Quality and volumes for the coal are stipulated in coal sales agreements. In most cases, the annual pricing and volume obligations are fixed, although in some cases, the volume specified may vary depending on the quality of the coal. In a relatively small number of contracts, customers are allowed to vary the amount of coal taken under the contract. Most of our coal sales agreements contain provisions requiring us to deliver coal within certain ranges for specific coal characteristics, such as heat content, sulfur, ash and ash fusion temperature. Failure to meet these specifications can result in economic penalties, including price adjustments, suspension, rejection or cancellation of deliveries or termination of the contracts.

        Many of our contracts contain clauses that require us and our customers to maintain a certain level of creditworthiness or provide appropriate credit enhancement upon request. The failure to do so can result in a suspension of shipments under the contract. A number of our contracts also contain clauses which, in some cases, may allow customers to terminate the contract in the event of certain changes in environmental laws and regulations.

Upon the occurrence of a force majeure, we or our customers may be permitted to temporarily suspend performance under our coal sales contracts, which could cause our revenues and profits to suffer.

        Our coal sales agreements typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party, including events such as strikes, adverse mining conditions, mine closures, serious transportation problems that affect us or the buyer or unanticipated plant outages that may affect the buyer. Some contracts stipulate that this tonnage can be made up by mutual agreement or at the discretion of the buyer. During the economic downturn in 2009, a greater than normal number of our customers sought to reduce the amount of tons delivered to them under our coal sales agreements through contractual remedies, such as force majeure provisions. Agreements between our customers and the railroads servicing our mines may also contain force majeure provisions. Generally, our coal sales agreements allow our customer to suspend performance in the event that the railroad fails to provide its services due to circumstances that would constitute a force majeure. In the event that we are required to suspend performance under any of our coal sales contracts, or we are required to purchase additional tonnage during the period in which performance under the contract is suspended, our revenues and profits could be materially and adversely affected.

Acquisitions that we may undertake in the future involve a number of risks, any of which could cause us not to realize the anticipated benefits.

        We have focused on strategic acquisitions and subsequent expansions of large, low-cost, low-sulfur operations in the PRB and replacement of, and additions to, our reserves through the acquisition of companies, mines and reserves. We may pursue acquisition opportunities in the future. If we are unable to successfully integrate the businesses or properties we acquire, or reserves that we lease or otherwise acquire, our business, financial condition or results of operations could be negatively affected. Acquisition transactions involve various risks, including:

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  uncertainties in assessing the strengths and potential profitability, and the related weaknesses, risks, contingent and other liabilities, of acquisition candidates;

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  changes in business, industry, market or general economic conditions that affect the assumptions underlying our rationale for pursuing the acquisition;

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  the inability to achieve identified operating and financial synergies anticipated to result from an acquisition;

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  the potential loss of key customers, management or employees of an acquired business;

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  the nature and composition of the workforce, including the acquisition of a unionized workforce;

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  diversion of our management's attention from other business concerns;

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  regulatory challenges for completing and operating the acquired business, including opposition from environmental groups or regulatory agencies;

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  environmental or geological problems in the acquired properties, including factors that make the coal unsuitable for intended customers due to ash, heat value, moisture or contaminants;

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  inability to acquire sufficient surface rights to enable extraction of the coal resources;

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  outstanding permit violations associated with acquired assets;

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  difficulties or unexpected issues arising from our evaluation of internal control over financial reporting of the acquired business; and

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  risks related to operating in new jurisdictions, including increased exposure to foreign government and currency risks with respect to any international acquisitions.

        Any one or more of these factors could cause us not to realize the benefits we might anticipate from an acquisition. Moreover, any acquisition opportunities we pursue could materially increase our liquidity and capital resource needs and may require us to incur indebtedness, seek equity capital or both. We may not be able to satisfy these liquidity and capital resource needs on acceptable terms or at all. In addition, future acquisitions could result in our assuming significant long-term liabilities relative to the value of the acquisitions.

We do not operate the Decker mine and our results of operations could be adversely affected if the third-party mine operator fails to effectively operate the mine or if our joint venture partner fails to perform its obligations. In addition, our credit arrangements may limit our ability to contribute cash to the Decker mine.

        Through our indirect, wholly-owned subsidiary, we hold a 50% non-operating interest in the Decker mine in Montana through a joint venture agreement with a joint venture partner. The Decker mine is operated by a third-party mine operator. While we participate in the management committee of the Decker mine under the terms of the joint venture agreement, we do not control and our employees do not participate in the day-to-day operations of the Decker mine. If the third-party mine operator fails to operate the Decker mine effectively, our results of operations could be adversely affected.

        We share the profits, operating expenses, reclamation obligations and liabilities and assets associated with the Decker mine equally with our joint venture partner. Under the terms of the joint venture agreement, we are required to contribute cash or other property and equipment as may be necessary to operate the business. While capital contributions to the Decker joint venture have historically been made at the discretion of the management committee, under the terms of the joint venture agreement we may be required to contribute our proportional share of funds to carry on the business of the joint venture or to cover liabilities. In the event that either joint venture partner does not contribute its share of operating expenses, including reclamation expenses when due, or other liabilities, the other partner is not required to assume their obligation. However, we may have joint and several liability as a matter of law for these expenses and other liabilities, including for operational liabilities. Accordingly, our financial obligations with respect to the Decker mine are subject to the creditworthiness of our joint venture partner, which is outside of our control. In addition, if we do not provide our proportional share or our joint venture partner does not provide its proportional share, our interest in the profits from the Decker mine will be adjusted proportionally. Our current debt instruments and future credit arrangements may include provisions limiting our and Holdings's ability to make contributions to the Decker joint venture.

A shortage of skilled labor in the mining industry could reduce labor productivity and increase costs, which could materially and adversely affect our business and results of operations.

        Efficient coal mining using modern techniques and equipment requires skilled laborers in multiple disciplines such as electricians, equipment operators, mechanics, engineers and welders, among others. We have from time to time encountered shortages for these types of skilled labor. If we experience shortages of skilled labor in the future, our labor and overall productivity or costs could be materially and adversely affected. In the future, we may utilize a greater number of external contractors for portions of our operations. The costs of these contractors have historically been higher than that of our employed laborers. If coal prices decrease in the future and/or our labor and contractor prices increase, or if we experience materially increased health and benefit costs with respect to our employees, our results of operations could be materially and adversely affected.

Our work force could become unionized in the future, which could adversely affect the stability of our production and materially reduce our profitability.

        All of our mines, other than the Decker mine, which we do not operate, are operated by non-union employees. Our employees have the right at any time under the National Labor Relations Act to form or affiliate with a union, and in the past, unions have conducted limited organizing activities in this regard. If our employees choose to form or affiliate with a union and the terms of a union collective bargaining agreement are significantly different from our current compensation and job assignment arrangements with our employees, these arrangements could adversely affect the stability of our production and materially reduce our profitability. In addition, even if our managed operations remain non-union, our business may still be adversely affected by work stoppages at unionized companies or unionized transportation and service providers.

        We hold a 50% interest in the Decker mine, which has union members. These union-represented employees could strike, which could adversely affect production at the Decker mine, increase its costs and disrupt shipments of coal from the Decker mine to its customers, all of which could materially and adversely affect its profitability and the value of our investment in the Decker joint venture.

Provisions in our federal and state lease agreements, or defects in title or the loss of a leasehold interest in certain property or reserves or related surface rights, could limit our ability to mine our coal reserves.

        The vast majority of our coal interests are acquired by lease from state or federal governments. Under these leases, the BLM or the applicable state regulatory agency can terminate the lease prior to the expiration of its term if the leased coal reserves are not diligently developed during the initial 10 years of the leases or if certain other terms of the leases are not complied with, including the requirement to produce a minimum quantity of coal or pay a minimum advance production royalty, if applicable. If any of our leases are terminated, we would be unable to mine the affected coal and our business and results of operations could be materially adversely affected.

        Furthermore, a title defect on any lease, whether private or through a governmental entity, or the surface rights related to any of our reserves could adversely affect our ability to mine the associated coal reserves. Consistent with industry practice, we conduct only limited investigations of title to our coal properties prior to leasing. Title to properties leased from private third parties is not usually fully verified until we make a commitment to develop a property, which may not occur until we have obtained the necessary permits and completed exploration of the property. In addition, these leasehold interests may be subject to superior property rights of other third parties. Title or other defects in surface rights held by us or other third parties could impair our ability to mine the associated coal reserves or cause us to incur unanticipated costs.

Terrorist attacks and threats, escalation of military activity in response to these attacks or acts of war may materially and adversely affect our business and results of operations.

        Terrorist attacks and threats, escalation of military activity or acts of war may have significant effects on general economic conditions, fluctuations in consumer confidence and spending and market liquidity, each of which could materially and adversely affect our business. Future terrorist attacks, rumors or threats of war, actual conflicts involving the U.S. or its allies, or military or trade disruptions affecting our customers may significantly affect our operations and those of our customers. Strategic targets such as energy-related assets and transportation assets may be at greater risk of future terrorist attacks than other targets in the U.S. Disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business and results of operations, including from delays or losses in transportation, decreased sales of our coal or extended collections from customers that are unable to timely pay us in accordance with the terms of their supply agreement.

Risks Relating to the Exchange Notes

Our substantial indebtedness could adversely affect our results of operations and financial condition and prevent us from fulfilling our financial obligations.

        On November 25, 2009, we entered into a $400 million revolving credit facility and issued $600 million aggregate principal amount of senior notes. At June 30, 2010, we had approximately $595.5 million of total debt outstanding (excluding the discounted obligations payable under our coal leases and approximately $9.3 million of other long-term debt incurred in connection with land acquisitions). In addition, at June 30, 2010, $10.5 million of capacity under the revolving credit facility was being used for letters of credit securing our reclamation obligations. As a result, at June 30, 2010, the capacity under our revolving credit facility was $389.5 million. Our outstanding indebtedness could have important consequences such as:

  •
  limiting our ability to obtain additional financing to fund growth, such as mergers and acquisitions; working capital; capital expenditures; debt service requirements; LBA payments or other cash requirements;

  •
  requiring much of our cash flow to be dedicated to interest obligations and making it unavailable for other purposes;

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  with respect to any indebtedness under the revolving credit facility or other variable rate debt, exposing us to the risk of increased interest costs if the underlying interest rates rise on our variable rate debt;

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  limiting our ability to invest operating cash flow in our business (including to obtain new LBAs or make capital expenditures) due to debt service requirements;

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  causing us to need to sell assets and properties at an inopportune time;

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  limiting our ability to compete effectively with companies that are not as leveraged and that may be better positioned to withstand economic downturns;

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  limiting our ability to acquire new coal reserves and/or LBAs and plant and equipment needed to conduct operations; and

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  limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and general economic and market conditions.

        If our indebtedness is further increased, the related risks that we and Holdings now face, including those described above, could intensify. Moreover, these risks will also apply to certain of our domestic restricted subsidiaries that are guarantors of our indebtedness and may apply to Holdings if it becomes a guarantor of our debt in the future, although the covenants applicable to the guarantors of our debt will not apply to Holdings in the event that Holdings guarantees the Exchange Notes. In addition to the principal repayments on outstanding debt, we have other demands on our cash resources, including significant maintenance and other capital expenditures, including LBAs, and operating expenses and distributions to Holdings to fund required payments under the Tax Receivable Agreement (See "Risk Factors—Risks Related to Our Corporate Structure and the IPO Structuring Transaction") and the required pro rata distribution to RTEA and KMS under our limited liability company agreement. Our ability to pay our debt depends upon the operating performance of our business. In particular, economic conditions could cause revenues to decline, and hamper our ability to repay indebtedness. If we do not have enough cash to satisfy our debt service obligations, we may be required to refinance all or part of our debt, sell assets, limit certain capital expenditures, including LBAs, or reduce spending or Holdings may be required to issue equity. We may not be able to, at any given time, refinance our debt or sell assets and Holdings may not be able to, at any given time, issue equity, in either case on acceptable terms or at all.

We may be able to incur substantially more debt. This could exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantially more debt in the future. Although the indenture governing the Exchange Notes, our limited liability company agreement and our revolving credit facility contain restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. We are able to incur up to $400 million (subject to reduction by the amount of our letters of credit) in total indebtedness under our revolving credit facility (with a potential incremental increase of up to $50 million, subject to certain conditions), which is undrawn at the time of this exchange. The revolving credit facility effectively ranks senior to the Exchange Notes and the subsidiary guarantees thereof to the extent of the value of the assets securing such indebtedness, including LBAs and LBMs. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. To the extent new debt or new obligations are added to our current levels, the risks described above could substantially increase and we may not be able to meet all of our debt obligations, including the repayment of the Exchange Notes, in whole or in part.

If we are unable to comply with the covenants or restrictions contained in our debt instruments, the lenders could declare all amounts outstanding under those instruments to be due and payable, which could materially and adversely affect our financial condition.

        The debt instruments include covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, pay dividends or make other restricted payments, create liens on assets, make investments, loans or advances, make acquisitions, engage in mergers or consolidations and engage in certain transactions with affiliates (including with Rio Tinto or its affiliates). The debt instruments also include change of control provisions that accelerate or may require the repurchase of outstanding indebtedness in the event of certain change of control events. The debt instruments also require compliance with various financial covenants. Complying with these restrictions may prevent us from taking actions that we believe would help us to grow our business. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities.

        The breach of any of the covenants or restrictions, unless cured within the applicable grace period, would result in a default under the debt instruments that would permit the lenders to declare all amounts outstanding to be due and payable, together with accrued and unpaid interest. In such an event, we may not have sufficient assets to repay such indebtedness. As a result, any default could have serious consequences to our financial condition. An event of default or an acceleration under one of our debt instruments could also cause a cross-default or cross-acceleration of another debt instrument or contractual obligation, which would adversely impact our liquidity.

        In addition, failure to comply with any of the covenants in our existing or future debt instruments could result in a default under those debt instruments and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these debt instruments and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations. In addition, the limitations imposed by the debt instruments on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We may not be granted waivers or amendments to these debt instruments if for any reason we are unable to comply with these debt instruments, and we may not be able to refinance our debt on terms acceptable to us, or at all.

The Exchange Notes are unsecured obligations and will effectively be subordinated to our secured debt to the extent of the value of our collateral.

        The Exchange Notes will be the issuers' unsecured obligations. We and our subsidiaries may incur other debt, which may be substantial in amount, and which may in certain circumstances be secured. The Exchange Notes will effectively be subordinated to all of our existing and future secured debt and that of the guarantors to the extent of the assets securing such debt, including under our revolving credit facility. Our obligations under our revolving credit facility are secured by a security interest in substantially all of our assets. We can incur additional secured debt under the indenture and the Exchange Notes governed thereby. See "Description of Exchange Notes—Certain Covenants—Limitation on Liens."

        Because the Exchange Notes will be unsecured obligations, your right of repayment may be compromised in the following situations:

  •
  we enter into bankruptcy, liquidation, reorganization or other winding-up;

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  there is a default in payment under any of our secured debt; or

  •
  there is an acceleration of any of our secured debt.

        If any of these events occurs, the secured lenders could foreclose on our assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture relating to the Exchange Notes at such time. As a result, upon the occurrence of any of these events, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. Furthermore, the Exchange Notes will be structurally subordinated to any obligations of our subsidiaries that do not guarantee the Exchange Notes.

        Our future subsidiaries will not guarantee the Exchange Notes unless they guarantee our credit agreement. In the event of a bankruptcy, liquidation or reorganization of any future non-guarantor, claims of creditors of these non-guarantors, including trade creditors, secured creditors and creditors holding debt and guarantees issued by these entities, and claims of preferred stockholders (if any) of those entities generally will have priority with respect to the assets and earnings of those entities over the claims of our creditors, including holders of the Exchange Notes. The Exchange Notes and each guarantee therefore will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of such non-guarantor entities. Although the indenture limits the incurrence of debt and disqualified stock or preferred stock of restricted subsidiaries, the limitation is subject to a number of significant exceptions and the amount incurred could nevertheless be substantial. In addition, the indenture does not impose any limitation on the incurrence by restricted subsidiaries of liabilities that are not considered debt, disqualified stock or preferred stock under the indenture.

To service our debt, we will require a significant amount of cash, which may not be available to us.

        Our ability to make payments on, or repay or refinance, our debt, including the Exchange Notes, and to fund planned capital expenditures, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, we cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility or from other sources in an amount sufficient to enable us to pay our debt, including the Exchange Notes, or to fund our other liquidity needs.

        We cannot assure you that we will be able to refinance any of our debt, including our revolving credit facility, on commercially reasonable terms or at all. In particular, our revolving credit facility matures prior to the maturity of the Exchange Notes. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as the sale of assets, the sales of equity and/or negotiations with our lenders to restructure the applicable debt. Our revolving credit facility and the indenture governing the Exchange Notes may restrict, or market or business conditions may limit, our ability to take some or all of these actions.

If we default on our obligations to pay our other indebtedness or other obligations, we may not be able to make payments on the Exchange Notes.

        Any default under the agreements governing our indebtedness or other obligations, including a default under our revolving credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal of and premium, if any, and interest on the Exchange Notes and substantially decrease the market value of the Exchange Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our revolving credit facility), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. In addition, a default under the agreements governing our indebtedness, including the indenture governing the Exchange Notes and our revolving credit facility, could result in a default and potential acceleration of our repayment obligations under the cross default provisions in those agreements. If an acceleration or cross default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing were available, it may not be on terms acceptable to us. As a result, we could be forced to take actions that we otherwise would not take, or not take actions that we otherwise might take, in order to comply with the covenants in the applicable agreements.

        If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our credit facility, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See "Description of Certain Other Indebtedness."

Fraudulent transfer statutes may limit your rights as a noteholder.

        Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

  •
  avoid all or a portion of our obligations to you;

  •
  subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the Exchange Notes; and

  •
  take other action detrimental to you, including invalidating the Exchange Notes.

        In that event, we cannot assure you that you would ever be repaid.

        Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the Exchange Notes were issued, we:

          (1)   issued the Exchange Notes with the intent of hindering, delaying or defrauding current or future creditors; or

          (2)   received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the Exchange Notes; and

            (a)   were insolvent or were rendered insolvent by reason of the issuance of the Exchange Notes;

            (b)   were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

            (c)   intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

        Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. Different jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we incurred the indebtedness constituting the Exchange Notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the Exchange Notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the Exchange Notes were issued, that the payments constituted fraudulent transfers on another ground.

        Our obligations under the Exchange Notes are guaranteed by all of our existing and future restricted subsidiaries that guarantee our debt under our credit agreement, and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor's obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, avoid the liens, direct that holders of the Exchange Notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the Exchange Notes. In addition, the liability of each guarantor under each indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

We may be unable to repurchase Exchange Notes in the event of a change of control.

        Upon the occurrence of certain kinds of change of control events, you will have the right, as a holder of the Exchange Notes, to require us to repurchase all Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Any holders of debt securities that we may issue in the future that rank equally in right of payment with the Exchange Notes may also have this right. We may not be able to pay you the required price for your Exchange Notes at that time because we may not have available funds to pay the repurchase price. In addition, the terms of other existing or future debt may prevent the issuers from paying you. Our failure to repurchase tendered Exchange Notes or to make payments upon the exercise of the holders' option to require repurchase of the Exchange Notes in the event of certain assets sales would constitute an event of default under the indenture governing the Exchange Notes, which in turn would constitute a default under our revolving credit facility. In addition, the occurrence of a change of control would also constitute an event of default under our revolving credit facility. In addition, any future indebtedness we may incur may restrict, our ability to repurchase the Exchange Notes, including following a change of control event. Any default under our revolving credit facility would result in a default under the indenture governing the Exchange Notes if the lenders accelerate the debt under our revolving credit facility.

        In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of other indebtedness, would not constitute a change of control under the indenture governing the Exchange Notes although these types of transactions could affect our capital structure or credit ratings and the holders of the Exchange Notes. In addition, the definition of change of control for purposes of the indenture also includes the sale of "all or substantially all" of our or Holdings's assets, subject to certain exceptions. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition under applicable law. Accordingly, our obligation to repurchase the Exchange Notes, and the ability of a holder of the Exchange Notes to require us to repurchase its Exchange Notes pursuant to the offer as a result of such corporate events or the sale of less than all of our and Holdings's assets may be uncertain.

No public market exists for the Exchange Notes. An active trading market may not develop for the Exchange Notes, which may hinder your ability to liquidate your investment.

        There is no established trading market for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange or automated quotation system. In addition, the liquidity of the trading market in the Exchange Notes, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for non-investment grade securities, prevailing interest rates and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the Exchange Notes or that any market that may develop will be liquid. If an active market does not develop or is not maintained, the market price and liquidity of the Exchange Notes may be adversely affected.

        Even if a trading market for Exchange Notes does develop, you may not be able to sell your Exchange Notes at a particular time, if at all, or you may not be able to obtain the price you desire for your Exchange Notes. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on many factors, including prevailing interest rates, the market for similar securities, our credit rating, the interest of securities dealers in making a market for the Exchange Notes, the price of any other securities we issue, our performance, prospects, operating results and financial condition, as well as of other companies in our industry.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of securities that are similar to the Exchange Notes. Therefore, even if a trading market for the Exchange Notes develops, it may be subject to disruptions and price volatility.

Risks Related to Our Corporate Structure and the IPO Structuring Transactions

Holdings will be required to pay RTEA for most of the tax benefits Holdings may claim as a result of the tax basis step-up Holdings receives in connection with the IPO and related structuring transactions. In certain cases payments to RTEA may be accelerated or exceed Holdings's actual cash tax savings.

        In connection with the IPO, Holdings entered into the Tax Receivable Agreement with RTEA that requires Holdings to pay to RTEA approximately 85% of the amount of cash tax savings, if any, that Holdings realizes as a result of the increases in tax basis that Holdings obtained in connection with the initial acquisition of Holdings's interest in us, subsequent acquisitions of RTEA's units in us by us or Holdings, as well as payments made by Holdings under the Tax Receivable Agreement. Due to the size of the increases in the tax basis of Holdings's share of our tangible and intangible assets, as well as the increase in Holdings's basis in the equity of our subsidiaries and assets held by those subsidiaries, Holdings expects to make substantial payments to RTEA under the Tax Receivable Agreement. Based on the tax basis of our assets as of June 30, 2010, and our operating plan, the future payments under the Tax Receivable Agreement with respect to Holdings's controlling interest are estimated to be approximately $54.5 million in the aggregate and are estimated to be payable over the next 18 years. This estimate is based on assumptions related to our business that could change, and the actual payments could differ materially from this estimate. Payments would be significantly greater if we generate income significantly in excess of the amounts used in our operating plan, for example, because we acquire additional LBAs beyond our existing LBAs , and as a result, Holdings realizes the full tax benefit of such increased tax basis (or an increased portion thereof). In addition, if we or Holdings acquire RTEA's remaining units in us (or a significant portion thereof), Holdings would likely receive a further step-up in our tax basis based on the value we or Holdings pay for RTEA's units at such time and, accordingly, Holdings's obligation under the Tax Receivable Agreement to pay RTEA 85% of any benefits Holdings receives as a result of such further step-up would significantly increase. Holdings's obligation may also increase if there are changes in law, including the increase of current corporate income tax rates. The payment obligations under the Tax Receivable Agreement are not conditioned upon RTEA's or its affiliate's continued ownership of an interest in us or Holdings's available cash resources.

        Distributions by us to enable Holdings to fulfill its obligations under the Tax Receivable Agreement must be made pro rata to all holders of our units.    As managing member, Holdings intends to cause us to distribute cash to Holdings to enable Holdings to fulfill all of its obligations under the Tax Receivable Agreement. These distributions will be made on a per-unit basis, meaning corresponding distributions will be made to all holders of our units, including RTEA, in proportion to their percentage interests on the date of the distribution. These distributions will affect our available cash, which may impact our ability to fund capital expenditures or may result in us needing to draw down on our existing credit facility or incur debt to finance these distributions to the extent that our cash resources are insufficient to make such distributions as a result of timing discrepancies or otherwise.

        Certain changes in control require Holdings to make payments to RTEA, which could exceed our actual cash savings and could require Holdings to provide credit support.    If we or Holdings undergo a change in control other than a change in control caused by RTEA and within 180 days of such change in control RTEA no longer holds any of our units, and Holdings does not otherwise elect to terminate the Tax Receivable Agreement as discussed below, payments to RTEA under the Tax Receivable Agreement will continue on a yearly basis but will be based on an agreed upon set of assumptions. In this case, Holdings's assumed cash tax savings, and consequently Holdings's payments due under the Tax Receivable Agreement, could exceed Holdings's actual cash tax savings each year by material amounts. If Holdings undergoes such a change in control and its credit rating is impaired, Holdings will be required to obtain credit support with regard to all remaining payments under the agreement.

        Certain asset transfers outside the ordinary course of our business may require Holdings to make additional or accelerated payments under the Tax Receivable Agreement.    In addition to Holdings's obligations to make payments to RTEA with respect to its actual cash tax savings, if we sell any asset with a gross value greater than $10 million outside the ordinary course of our business in a wholly or partially taxable transaction, Holdings will be required to make yearly payments to RTEA equal to RTEA's deemed cost of financing its accelerated tax liabilities with respect to such sale, and after such asset sales, Holdings will be required to make certain adjustments to the calculation of its actual cash tax savings for taxable years following sales or redemptions by RTEA of our units. These adjustments could result in an acceleration of Holdings's obligations under the Tax Receivable Agreement. In addition, our debt instruments contain limitations on our ability to make distributions, which could affect Holdings's ability to meet these payment obligations. These limitations on our ability to make distributions may limit our ability to engage in certain taxable asset sales or dispositions outside the ordinary course of our business.

        Default under the Tax Receivable Agreement will permit RTEA to accelerate Holdings's obligations.    If Holdings defaults on its obligations under the Tax Receivable Agreement (including by reason of insufficient cash distributions from us), such default will permit RTEA to enforce its rights under the Tax Receivable Agreement, including by acceleration of Holdings's obligations thereunder.

        Holdings's ability to achieve benefits from any tax basis increase, and, therefore, the payments expected to be made under the Tax Receivable Agreement, depends upon a number of factors, as discussed above, including the timing and amount of our future income. The U.S. Internal Revenue Service could challenge one or more of our or Holdings's tax positions relevant to the Tax Receivable Agreement and a court could sustain such a challenge. Such a challenge could result in a decrease in Holdings's tax benefits, as well as Holdings's obligations under the Tax Receivable Agreement. Holdings must obtain RTEA's consent prior to settlement of any such challenge if it may affect RTEA's rights and obligations under the Tax Receivable Agreement.

Our results as a separate stand-alone company will be significantly different from those portrayed in our historical financial results.

        The historical financial information for all periods prior to the IPO included in this prospectus has been derived from the consolidated financial statements of Rio Tinto and does not reflect what our financial position, results of operations, cash flows, costs or expenses would have been had we been a separate, stand-alone company during those periods presented. Rio Tinto did not account for us, and we were not operated, as a separate, stand-alone company for the historical periods presented prior to the IPO. The historical costs and expenses reflected in our consolidated financial statements for periods prior to the IPO also include allocations of certain general and administrative costs and Rio Tinto's headquarters costs. These expenses are estimates and were based on what we and Rio Tinto considered to be reasonable allocations of the historical costs incurred by Rio Tinto to provide these services required in support of our business.

        As a separate stand-alone company, our cost structure is different and includes both additional recurring costs and nonrecurring costs. Accordingly, our historical consolidated financial information is not reflective of our financial position, results of operations or cash flows or costs had we been a separate, stand-alone company during all of the periods presented, and the historical financial information is not a reliable indicator of what our financial position, results of operations or cash flows will be in the future.

Rio Tinto may benefit from corporate opportunities that might otherwise be available to us.

        Rio Tinto holds certain coal assets in the U.S. and abroad, such as the Colowyo mine in Colorado. Rio Tinto may expand, through development of its remaining coal business, acquisitions or otherwise, its operations that directly or indirectly compete with us or Holdings. For one year following the IPO, RTEA and its affiliates will not pursue any competitive activity or acquisition in the coal industry within the PRB. Rio Tinto and its affiliates will not be prohibited from pursuing any competitive activity or acquisition outside of the PRB, whether during or after this one-year period, including selling coal or other goods produced outside of the PRB to customers located in the PRB or who are otherwise our customers. If a corporate opportunity is offered to Rio Tinto or its affiliates or any of Rio Tinto's or its affiliates' executive officers or directors that relates to any competitive activity or acquisition in the coal industry:

  •
  within the PRB after the one-year period referred to above; or

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  outside of the PRB,

no such person shall be liable to us or Holdings or any of our members or Holdings's shareholders for breach of any fiduciary or other duty unless the business opportunity is expressly offered to the director or executive officer in his or her capacity as an executive officer or director of us or Holdings.

        In addition, Rio Tinto may have other business interests and may engage in any other businesses not specifically prohibited which could compete with us, and these potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects.

Holdings's directors and executive officers have potential conflicts of interest with Holdings and the interests of Holdings's shareholders.

        Preston Chiaro, one of Holdings's directors, is also an executive officer of Rio Tinto or its affiliates. Mr. Chiaro owes fiduciary duties to Holdings's shareholders, which may conflict with his role as an executive officer of Rio Tinto or its affiliates. As a result, in connection with any transaction or other relationship involving both companies, Mr. Chiaro may, but is not required to, recuse himself and would therefore not participate in any board action relating to these transactions or relationships.

        Both Colin Marshall, Holdings's chief executive officer and a director, and Mr. Chiaro own shares of Rio Tinto or options to purchase Rio Tinto common stock. Mr. Barrett, Mr. Orchard, Mr. Rivenes and Mr. Taylor, who are also executive officers of Holdings, also own shares of Rio Tinto or options to purchase Rio Tinto common stock. These ownership interests may be of greater value than their ownership of Holdings's common stock. Ownership of Rio Tinto shares by Holdings's directors and executive officers could create, or appear to create, potential conflicts of interest when directors and executive officers are faced with decisions that could have different implications for Rio Tinto or its affiliates than they do for Holdings.

        Prior to the IPO, at the time of agreeing to certain matters related to the IPO and the related structuring agreements, Holdings was a wholly-owned subsidiary of Rio Tinto. As a result, Holdings's directors at that time owed a fiduciary duty solely to Rio Tinto in its capacity as the sole owner of Holdings and did not owe a fiduciary duty to Holdings's post-IPO stockholders. Keith Bailey, William T. Fox III and Chris Tong, all of whom are current "independent" directors of Holdings under applicable NYSE rules, were also Holdings's directors prior to the IPO and therefore owed a fiduciary duty to Rio Tinto. Upon the effectiveness of the IPO in November 2009, Rio Tinto's ownership of Holdings was terminated and, accordingly, Messrs. Bailey, Fox and Tong no longer owe a fiduciary duty to Rio Tinto.

Our agreements with Rio Tinto and its affiliates related to the IPO are likely less favorable to us than similar agreements negotiated between unaffiliated third parties.

        We and Holdings entered into various agreements with Rio Tinto and its affiliates in connection with the IPO which address, among other things, the allocation of assets and liabilities between Rio Tinto and us, responsibility for the disclosures made in the IPO prospectus and in the offering memorandum used in the Old Notes offering, our obligation to provide Rio Tinto financial information needed for its public filings, certain ongoing commercial relationships and Holdings's responsibility in its role as our manager to Rio Tinto as a non-managing member. We agreed to indemnify Rio Tinto for any losses experienced pursuant to these agreements, in certain instances on a dollar-for-dollar basis and in certain other instances by providing additional indemnification calculated on a dollar-for-dollar basis plus a fraction of a dollar equal to the ownership interest of Rio Tinto and its affiliates in us at the time the indemnity is payable to Rio Tinto. Because these agreements were entered into while we and Holdings were part of Rio Tinto, some of the terms of these agreements are likely less favorable to us and Holdings than similar agreements negotiated between unaffiliated third parties.

Third parties may seek to hold us responsible for liabilities of Rio Tinto that we did not assume.

        Third parties may seek to hold us responsible for liabilities of Rio Tinto that we did not assume in connection with the IPO, including liabilities related to the Jacobs Ranch mine and the Colowyo mines, as well as the uranium mining venture that we do not own. Under certain of the IPO structuring agreements entered into in connection with the IPO, Rio Tinto will indemnify us for certain claims and losses relating to these liabilities. If those liabilities are significant and we are ultimately held liable for them, we may not be able to recover the full amount of our losses from Rio Tinto.

We may not take certain specified actions without the consent of Rio Tinto or its affiliates.

        As of June 30, 2010, Rio Tinto indirectly owns approximately 48.3% of our common membership units. In general, so long as Rio Tinto owns, directly or indirectly, at least 30% of our common membership units that were outstanding upon completion of the IPO (treating for purposes of this calculation shares of Holdings acquired in connection with an exercise of Rio Tinto's redemption rights and not disposed of by Rio Tinto as units), Rio Tinto's consent will be required prior to our and/or Holdings taking certain actions, including any of the following actions:

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  approval of any transaction that would result in a change of control of Holdings or us or a change in our manager;

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  the merger, consolidation, dissolution or liquidation of us or any merger, consolidation, dissolution or liquidation of any of our subsidiaries (with customary exceptions);

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  the direct or indirect sale, transfer, lease or other disposition of property or assets (including capital stock of any subsidiary) of us and our subsidiaries outside of the ordinary course of business in excess of $500 million (subject to adjustment for inflation); provided, however, that Rio Tinto's consent will not be required for the creation, incurrence or assumption of (or foreclosure or other realization with respect to) any lien created, incurred or assumed in connection with indebtedness assumed, incurred or issued in connection with the IPO, this offering, our revolving credit facility and the other transactions contemplated by our limited liability company agreement or the other structuring related agreements;

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  any fundamental change outside of the ordinary course of business in the nature (but not size or methods) of our coal business as in effect upon completion of the IPO, but only insofar as such fundamental change does not relate to the normal operation or activities of our coal business or any business or operation reasonably related or ancillary to our business;

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  the acquisition of any other business or asset that has a purchase price in excess of $500 million or that would result in the issuance of equity interests by us or Holdings in excess of $500 million (subject to adjustment for inflation);

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  the assumption, incurrence or issuance of indebtedness in excess of 125% of the indebtedness amounts included in our operating plan (subject to adjustment for inflation), other than indebtedness to fund ordinary course business operations or to fund any capital expenditures which do not require Rio Tinto consent;

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  making or committing to make, in any calendar year period, capital expenditures outside the ordinary course of business; provided that the following capital expenditures (subject to adjustment for inflation) shall be deemed to be in the ordinary course of business (x) committed LBA payments included in our operating plan and (y) the aggregate amount of all other capital expenditures not in excess of 125% of the sum of (1) uncommitted LBA payments included in our operating plan, (2) non-LBA capital payments included in our operating plan and (3) the cumulative amount by which the actual capital expenditures in preceding years for capital expenditures other than committed LBA payments is less than the sum of total uncommitted LBA payments and non-LBA payments for the prior years; and

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  except as otherwise set forth in any other structuring related agreement, settling claims as to which Rio Tinto would have liability.

        The consent of Rio Tinto, as our non-managing member, is required for any amendment to our limited liability company agreement until Rio Tinto owns less than 10% of our common membership units that were outstanding upon completion of the IPO. In addition, if Rio Tinto owns any common membership units, Holdings will generally be prohibited from causing us to make tax elections or take positions on tax issues that Holdings knows or would reasonably be expected to know would harm Rio Tinto if such election or position had not been made or taken.

RATIO OF EARNINGS TO FIXED CHARGES

	For the Year Ended December 31,					For the Six Months Ended June 30,
	2009	2008	2007	2006	2005	2010
Ratio of Earnings to Fixed Charges	11.9x	5.0x	2.6x	2.1x	2.4x	3.6x

        For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by dividing earnings (as defined below) by fixed charges (as defined below). "Earnings" consist of earnings from continuing operations before discontinued operations; plus interest expense, including the portion of rental expense that management believes is representative of an interest factor; amortization of debt issue costs and debt discount/premium; and amortization of capitalized interest on capital projects placed into service, less interest capitalized. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issue costs and debt discount/premium the portions of rental expense that management believes is representative of an interest factor, and amortization of capitalized interest on capital projects placed into service.

INDUSTRY AND MARKET DATA

        Market data used in this prospectus has been obtained from governmental and independent industry sources and publications, such as the EIA, the NMA, and the MSHA, and, unless otherwise indicated, is based on data and reports published in 2009 or 2010 but may relate to prior years. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. In addition, industry projections of the EIA are subject to numerous assumptions and methodologies chosen by the EIA, including that laws and regulations in effect at the time of the projections remain unchanged and that no pending or proposed federal or state carbon emissions legislation has been enacted and that a number of additional coal-fired power plants will be built during the period. Therefore, the EIA's projections do not take into account potential regulation of greenhouse gas emissions pursuant to proposed or future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme or reductions in greenhouse gas emissions mandated by courts or through other legally enforceable mechanisms. The EIA's projections with respect to the demand for coal may not be met, absent other factors, if comprehensive carbon emissions legislation is enacted. In addition, the economic conditions accounted for in the EIA's industry projections reflect existing and projected economic conditions at the time the projections were made and do not necessarily reflect current economic conditions or any subsequent deterioration of economic conditions. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements contained in this prospectus. See "Special Note Regarding Forward-Looking Statements" and "The Coal Industry—Special Note Regarding the EIA's Market Data and Projections."

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," "would" or similar words. You should read statements that contain these words carefully, because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. Our forward-looking statements include, but are not limited to, information in this prospectus regarding general domestic and global economic conditions, our reserves, the LBA acquisition process, our business and growth strategy, our costs, expectations for pricing conditions and demand in the U.S. and foreign coal industries and in the PRB, the amount of cash or other collateral needed to secure our surety bond arrangements and market data related to the domestic and foreign coal industry. In particular, there are forward-looking statements under "The Coal Industry," "Business—Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." There may be events in the future, however, that we are not able to predict accurately or control. The factors listed under "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Additional factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

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  future economic conditions, including the duration and severity of the global economic downturn and additional disruptions in global financial markets;

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  the contract prices we receive for coal and our customers' ability to honor contract terms;

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  market demand for domestic and foreign coal, electricity and steel;

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  safety and environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, gaseous emissions or ash handling, as well as related costs and liabilities;

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  future legislation, changes in regulations or governmental policies or changes in interpretations thereof, and third-party regulatory legal challenges, including with respect to carbon emissions, safety standards and regulatory processes and approvals required to lease and obtain permits for coal mining operations;

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  our ability to produce coal at existing and planned volumes and costs;

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  the availability and cost of coal reserve acquisitions and surface rights and our ability to successfully acquire new coal reserves and surface rights at attractive prices and in a timely manner;

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  the impact of the IPO and related transactions, including resulting tax implications and changes to our valuation allowance on our deferred tax assets;

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  our assumptions regarding payments arising under the Tax Receivable Agreement and other IPO structuring agreements;

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  our plans and objectives for future operations and the development of additional coal reserves or acquisition opportunities;

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  our relationships with, and other conditions affecting, our customers, including economic conditions and the credit performance and credit risks associated with our customers;

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  timing of reductions or increases in customer coal inventories;

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  risks inherent to surface coal mining;

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  weather conditions or catastrophic weather-related damage;

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  changes in energy policy;

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  competition;

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  the availability and cost of competing energy resources, including changes in the price of crude oil and natural gas generally, as well as subsidies to encourage use of alternative energy sources;

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  railroad and other transportation performance and costs;

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  disruptions in delivery or changes in pricing from third-party vendors of raw materials and other consumables that are necessary for our operations, such as explosives, petroleum-based fuel, tires, steel and rubber;

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  our assumptions concerning coal reserve estimates;

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  the terms of our indebtedness;

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  changes in costs that we incur as a stand-alone company as compared to our expectations;

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  inaccurately estimating the costs or timing of our reclamation and mine closure obligations;

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  liquidity constraints, including those resulting from the cost or unavailability of financing due to credit market conditions;

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  our liquidity, results of operations and financial condition, including amounts of working capital that are available; and

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  other factors, including those discussed in the "Risk Factors" and "Business—Legal Proceedings" sections of this prospectus.

        Our forward-looking statements also include estimates of Holdings's total amount of payments, including annual payments, under the Tax Receivable Agreement. These estimates are based on assumptions that are subject to change due to various factors, including, among other factors, changes in our operating plan or performance, the acquisition of new LBAs and the prices of those new LBAs, tax law changes, and/or the timing and amounts paid when Rio Tinto redeems its common membership units in us. See "Risk Factors—Risks Related to Our Corporate Structure and the IPO Structuring Transactions—Holdings will be required to pay RTEA for most of the benefits Holdings may claim as a result of the tax basis step-up Holdings receives in connection with the IPO and related structuring transactions. In certain cases payments to RTEA may be accelerated or exceed Holdings's actual cash tax savings."

 THE EXCHANGE OFFER

General

        In connection with the sale of the Old Notes, the initial purchasers thereof became entitled to the benefits of a certain registration rights agreement executed as part of the offering of the Old Notes. Pursuant to that agreement, we agreed to (i) file the registration statement with respect to the exchange offer (of which this prospectus is a part) within 270 days of the date of the original issue of the Old Notes, and (ii) use commercially reasonable efforts to cause such registration statement to become effective within 360 days of the date of the original issue of the Old Notes. The Exchange Notes have terms identical in all material respects to the terms of the Old Notes. However, (i) if because of any change in law or in applicable interpretations thereof by the Staff of the SEC, we are not permitted to effect the exchange offer, (ii) if for any other reason the exchange offer is not declared effective by the 360th day after the date of the original issue of the Old Notes or the exchange offer is not consummated within 40 days after such date, (iii) if any initial purchaser of the Old Notes so requests because it holds Old Notes that are not eligible to be exchanged for Exchange Notes in the exchange offer and are held by it following consummation of the exchange offer, or (iv) if any holder of the Old Notes other than the initial purchasers in the original offering is not eligible to participate in the exchange offer, we have agreed to use our commercially reasonable efforts to cause a shelf registration statement to become effective with respect to the resale of the Old Notes in accordance with the terms of the registration rights agreement.

        We also had agreed that in the event that (i) any registration statement is not declared effective on or prior to the applicable effectiveness deadline, (ii) the exchange offer is not consummated on or prior to the date that is 40 days after the exchange offer registration statement is declared effective, or (iii) if after the exchange offer registration statement or the shelf registration statement becomes effective (A) such registration statement thereafter ceases to be effective at a time such registration statement is required to remain effective; or (B) such registration statement or the related prospectus ceases to be usable (except as permitted) in connection with resales of Exchange Notes during the periods specified in the registration rights agreement because either (1) any event occurs as a result of which the related prospectus forming part of such registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading or, (2) it shall be necessary to amend such registration statement or supplement the related prospectus, to comply with the Securities Act or the Exchange Act or the respective rules thereunder, the interest rate borne by the Old Notes shall be increased by 0.25% per annum for the first 90-day period immediately following the occurrence of any event described in (i) through (iii) above, to be increased by an additional 0.25% per annum with respect to each subsequent 90-day period during which any event described in (i) through (iii) above continues to exist, up to a maximum additional interest rate of 1.00% per annum.

        In the event the exchange offer is consummated, we will not be required to file a shelf registration statement relating to any Old Notes other than those held by persons not eligible to participate in the exchange offer, and the interest rate on such Old Notes will remain at its initial level. The exchange offer shall be deemed to have been consummated upon the earlier to occur of (i) our having issued Exchange Notes for all Old Notes (other than Old Notes held by persons not eligible to participate in the exchange offer) pursuant to the exchange offer and (ii) our having exchanged, pursuant to the exchange offer, Exchange Notes for all Old Notes that have been validly tendered and not withdrawn on the expiration date.

        Following the completion of the exchange offer, holders of Old Notes, other than those not eligible to participate in the exchange offer, seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of applicable Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer in denominations of $2,000 and integral multiples of $1,000 above such amount.

        Based on no-action letters issued by the Staff of the SEC to third parties, we believe that the Exchange Notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from us to resell or (ii) a person that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business, is not one of our affiliates and is not participating, and has no arrangements or understanding with any person to participate, in the distribution of the Exchange Notes, as such terms are interpreted by the SEC. Holders of Old Notes wishing to accept the exchange offer must represent to us that such conditions have been met. If our belief is inaccurate, holders who transfer Exchange Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration may bear liability under the Securities Act. We do not assume or indemnify holders against such liability.

        Each broker-dealer that receives Exchange Notes in exchange for Old Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes.

        As of the date of this prospectus, there is $600 million aggregate principal amount of the Old Notes, consisting of $300,000,000 of our outstanding 8.250% Senior Notes due 2017 and $300,000,000 of our outstanding 8.500% Senior Notes due 2019. In connection with the issuance of the Old Notes, we arranged for the Old Notes initially purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through DTC.

        This prospectus, together with the accompanying letter of transmittal, is being sent to all registered holders of the Old Notes as of the close of business on                  , 2010, which is the record date for purposes of the exchange offer. We fixed the record date accordingly solely for reasons of administration.

        We shall be deemed to have accepted validly tendered Old Notes when, as and if we have given oral or written notice thereof to the exchange agent. See "—Exchange Agent." The exchange agent will act as agent for the tendering holders of Old Notes for the purpose of receiving Exchange Notes from us and delivering Exchange Notes to such holders.

        If any tendered Old Notes are withdrawn or not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after withdrawal, rejection of tender or termination of the exchange offer.

        Holders of Old Notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "—Fees and Expenses."

        The holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the indenture governing the Old Notes.

Expiration Dates, Extensions, and Amendments

        The term "expiration date" shall mean                  , 2010, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended. We may extend the expiration date for the exchange offer for the Old Notes.

        In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will mail to the record holders of applicable Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time and will disclose the approximate number of Old Notes tendered at such time.

        We reserve the right (i) to delay acceptance of any Old Notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "Conditions to the Exchange Offer and Termination" shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral or written notice of such delay, extension or termination to the exchange agent, and (ii) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent. In connection with any public announcement of an extension, we will disclose the approximate number of Old Notes tendered to that date. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the record holders of the applicable Old Notes of such amendment. If there is a material change in the terms of the exchange offer, we are generally required to extend the expiration date so that the exchange offer remains open for at least ten business days from the date notice of such change is given to the record holders of the Old Notes.

        Without limiting the manner by which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the Exchange Notes

2017 Exchange Notes

        Interest on the 2017 Exchange Notes will accrue at the rate of 8.250% per year, payable semi-annually in arrears on June 15 and December 15, commencing June 15, 2010, to holders of record on the June 1 or December 1 immediately preceding the interest payment date. Interest on the 2017 Exchange Notes will accrue from November 25, 2009, the date of issuance of the Old Notes or, if interest has already been paid, from the date it was most recently paid. The 2017 Exchange Notes bear interest on overdue principal, and, to the extent lawful, pay interest on overdue interest, at 1% per annum higher than the rate otherwise applicable to the 2017 Exchange Notes.

2019 Exchange Notes

        Interest on the 2019 Exchange Notes will accrue at the rate of 8.500% per year, payable semi-annually in arrears on June 15 and December 15, commencing June 15, 2010, to holders of record on the June 1 or December 1 immediately preceding the interest payment date. Interest on the 2019 Exchange Notes will accrue from November 25, 2009, the date of issuance of the Old Notes or, if interest has already been paid, from the date it was most recently paid. The 2019 Exchange Notes bear interest on overdue principal, and, to the extent lawful, pay interest on overdue interest, at 1% per annum higher than the rate otherwise applicable to the 2019 Exchange Notes.

Procedure for Tendering

        To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, have the signature thereon guaranteed if required by the letter of transmittal and mail, fax or otherwise deliver such letter of transmittal, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program. To tender in the exchange offer, such DTC participant must transmit its acceptance to DTC, which will edit and verify the acceptance and execute a book-entry delivery to the exchange agent's account at DTC. DTC will then send a computer-generated message (the "Agent's Message"), to the exchange agent for its acceptance in which the DTC participant acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in, the letter of transmittal as fully as if it had completed the information required by the letter of transmittal and executed and delivered the letter of transmittal to the exchange agent. Delivery of the Agent's Message by DTC to the exchange agent will satisfy the terms of the exchange offer as to execution and delivery of a letter of transmittal and must occur prior to 5:00 p.m. New York City time, on the expiration date.

        The tender by a holder of Old Notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies, or nominees effect such tender for such holders.

        The method of delivery of Old Notes and the letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No letter of transmittal or Old Notes should be sent to us.

        Only a holder of Old Notes may tender such Old Notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name Old Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

        Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the letter of transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers, which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes, and also must be accompanied by opinions of counsel, certifications and other information required by us. Signatures on the Old Notes or bond powers must be guaranteed by an Eligible Guarantor Institution (as defined in the Notice of Guaranteed Delivery included with the letter of transmittal and described below).

        If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        All the questions as to the validity, form, eligibility (including time or receipt), acceptance and withdrawal of the tendered Old Notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all Old Notes not validly tendered or any Old Notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such Old Notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

        In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date, or, as set forth under "Conditions to the Exchange Offer and Termination," to terminate the exchange offer and (b) the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer and will be subject to our ability to obtain a waiver of certain covenants in our revolving credit facility.

        By tendering, each holder of Old Notes will represent to us that among other things, the Exchange Notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any other person intends to distribute or has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that neither the holder nor any such other person is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act.

Guaranteed Delivery Procedure

        Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

  •
  the tender is made through an Eligible Guarantor Institution;

  •
  prior to the expiration date, the exchange agent receives from such Eligible Guarantor Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the expiration date, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal, will be deposited by the Eligible Guarantor Institution with the exchange agent; and

  •
  such properly completed and executed letter of transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent's account at DTC of Old Notes delivered electronically), and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

Withdrawal

        Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date and prior to our acceptance of the Old Notes for exchange. To withdraw a tender of Old Notes in the exchange offer:

  •
  a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein, or

  •
  you must comply with the appropriate procedures of DTC's Automated Tender Offer Program.

        Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),

  •
  identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited),

  •
  be signed by the Depositor in the same manner as the original signature on the letter of transmittal, including any required signature guarantees or be accompanied by documents of transfer sufficient to permit the trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, and

  •
  specify the name in which any such Old Notes are to be registered, if different from that of the Depositor.

All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly tendered. Any Old Notes which have been tendered but which are not accepted for exchange will promptly be returned to the holder thereof without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be tendered by following one of the procedures described above under "—Procedure for Tendering" at any time prior to the expiration date.

Effect of Not Tendering

        Holders of Old Notes who do not exchange their Old Notes for Exchange Notes in the exchange offer will remain subject to the restrictions on transfer of such Old Notes:

  •
  as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise set forth in the prospectus distributed in connection with the private offering of the Old Notes.

Conditions to the Exchange Offer and Termination

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue Exchange Notes for, any Old Notes not previously accepted for exchange, and may terminate or amend the exchange offer as provided herein before the expiration of the exchange offer if any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Staff of the SEC in a manner, which might materially impair our ability to proceed with the exchange offer.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the exchange offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for those Old Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

        If we determine that we may terminate the exchange offer, as set forth above, we may:

  •
  refuse to accept any Old Notes and promptly return any Old Notes that have been tendered to the holders thereof,

  •
  extend the exchange offer and retain all Old Notes that have been tendered prior to the expiration of the exchange offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or

  •
  waive such termination event with respect to the exchange offer and accept all properly tendered Old Notes that have not been withdrawn.

        If such waiver constitutes a material change in the exchange offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder of Old Notes and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the exchange offer would otherwise expire during such period.

Exchange Agent

        Citibank Agency & Trust has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

        By Mail or Hand Delivery: Citibank, N.A.
388 Greenwich Street, 14th Floor
New York, New York 10013
Attention: Citibank Agency & Trust, Cloud Peak Energy Resources LLC
Facsimile Transmission: (212) 657-1020
Confirm by Telephone: (800) 422-2066

Fees and Expenses

        We will bear the expense of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of ours and our affiliates in person, by facsimile or telephone.

        We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent's reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

        The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees, will be paid by us.

        We will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the exchange offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any other person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

 USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated November 25, 2009, by and among us and the initial purchasers of the Old Notes. We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer. In exchange for the Exchange Notes, we will receive Old Notes in like principal amount. We will retire or cancel all of the Old Notes tendered in the exchange offer. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

        On November 25, 2009, we consummated the offering of the Old Notes and received net proceeds of approximately $583.3 million, after deducting original issue discount and initial purchasers' discounts and commissions. Approximately $307.5 million of the net proceeds were distributed to RTEA immediately following the closing of the offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." The remaining net proceeds from the offering were used for general corporate purposes, including the payment of fees under our revolving credit facility, as cash reserves for securing our reclamation obligations and for capital expenditure requirements.

 CAPITALIZATION

        The following table sets forth our capitalization for CPE LLC as of June 30, 2010.

        This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and related notes thereto (in thousands):

As of June 30, 2010
Cash and cash equivalents(1)	$249,561

Long-term debt (including current portion):
Revolving credit facility(2)	$—
Exchange Notes due 2017 and 2019 offered hereby(3)	595,500
Other(4)	171,469

Total long-term debt(5)	766,969
Total equity	482,850

Total capitalization	$1,499,380

(1)
$18.5 million of cash and cash equivalents included in our historical consolidated balance sheet as of June 30, 2010, represents our 50% proportionate share of cash held by Decker and is not available for general corporate purposes.

(2)
We currently use $10.5 million of the capacity under our revolving credit facility to issue letters of credit. We may use additional capacity to secure our reclamation obligations going forward.

(3)
On November 25, 2009, we consummated the offering of the Old Notes and received net proceeds of approximately $583.3 million, after deducting original issue discount and initial purchasers' discounts and commissions. In exchange for the Exchange Notes issued in this exchange offer, we will receive Old Notes in like principal amount. We will retire or cancel all of the Old Notes tendered in the exchange offer. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.

(4)
Includes discounted obligations pursuant to federal coal leases.

(5)
Total long-term debt includes current portion of long-term debt. See "Note 9. Long-Term Debt" of "Notes to Unaudited Consolidated Financial Statements" for additional information on our long-term debt.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

        The following tables set forth selected consolidated financial and other data for CPE LLC and its subsidiaries on a historical basis. The information below should be read in conjunction with "—Summary Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations," and our historical consolidated financial statements and related notes contained elsewhere in this prospectus.

        We have derived the historical consolidated financial data as of December 31, 2009 and 2008 and June 30, 2010, and for each of the three years in the period ended December 31, 2009, from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the historical consolidated financial data as of June 30, 2010, and for each of the six-month periods ended June 30, 2010 and 2009 from our unaudited consolidated financial statements included elsewhere in this prospectus. We have derived the historical consolidated balance sheet data as of December 31, 2007, and 2006 and the historical consolidated statement of operations data for the year ended December 31, 2006, from the audited consolidated financial statements of RTEA, our predecessor for accounting purposes, not included in this prospectus. We have derived the historical consolidated financial data as of December 31, 2005 and for the year then ended from the unaudited consolidated financial statements of RTEA not included in this prospectus.

        The historical financial information included in this prospectus for all periods prior to November 19, 2009, the effective date of the IPO, was derived from the consolidated financial statements of our predecessor, RTEA, and does not reflect what our financial position, results of operations, and cash flows would have been had Holdings been a separate, stand-alone public company during those periods. Holdings was not operated as a separate, stand-alone public company for the historical periods presented prior to the IPO. The historical costs and expenses reflected in our consolidated financial statements include allocations of certain general and administrative expenses incurred by RTA and other Rio Tinto affiliates. We believe these allocations were reasonable; however, the allocated expenses are not necessarily indicative of the expenses that would have been incurred if we had been a separate, independent entity.

        As a result of the IPO and the IPO structuring transactions, we now conduct substantially all activities necessary for Holdings to fulfill its responsibilities as a separate, stand-alone public company. Consequently, our cost structure is different than it was when we were a subsidiary of Rio Tinto. It includes both additional recurring costs and nonrecurring costs. Accordingly, our historical consolidated financial information is not reflective of our financial position, results of operations or cash flows had Holdings been a separate, stand-alone public company during all of the periods presented, and is not a reliable indicator of what our financial position, results of operations or cash flows will be in the future.

 Selected Historical Consolidated Financial and Operating Information

	For the Years Ended December 31,					For the Six Months Ended June 30,
	2009	2008	2007	2006	2005	2010	2009
	(dollars in thousands)
Statement of Operations Data
Revenues(1)	$1,398,200	$1,239,711	$1,053,168	$942,841	$783,929	$652,596	$704,045

Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)(2)	933,489	894,036	755,280	701,446	570,675	456,841	474,819
Depreciation and depletion	97,869	88,972	80,133	59,352	50,130	49,215	44,336
Amortization(3)	28,719	45,989	34,512	34,957	35,645	3,197	16,251
Accretion	12,587	12,742	12,212	10,088	8,391	6,566	5,457
Selling, general and administrative expenses(2)	69,835	70,485	50,003	48,130	41,794	30,645	29,511
Asset impairment charges(4)	698	2,551	18,297	—	—		—

Total costs and expenses	1,143,197	1,114,775	950,437	853,973	706,635	546,464	570,374

Operating income	255,003	124,936	102,731	88,868	77,294	106,132	133,671

Other income (expense)
Interest income	320	2,865	7,302	3,604	1,493	227	142
Interest expense	(5,992)	(20,376)	(40,930)	(38,785)	(26,771)	(24,782)	(946)
Other, net	9	1,715	274	2	(236)	39	65

Total other expense	(5,663)	(15,796)	(33,354)	(35,179)	(25,514)	(24,516)	(739)

Income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates	249,340	109,140	69,377	53,689	51,780	81,616	132,932
Income tax provision	(64,026)	(25,318)	(18,050)	(11,717)	(13,994)	—	(38,632)
Earnings (losses) from unconsolidated affiliates, net of tax	1,374	4,518	2,462	(1,435)	2,209	2,232	478

Income from continuing operations	186,688	88,340	53,789	40,537	39,995	83,848	94,778
Income (loss) from discontinued operations, net of tax(5)	211,078	(25,215)	(21,482)	(2,599)	336	—	22,447

Net income	$397,766	$63,125	$32,307	$37,938	$40,331	$83,848	$117,225

	For the Years Ended December 31,					For the Six Months Ended June 30,
	2009	2008	2007	2006	2005	2010	2009
	(dollars in thousands)
Other Data
EBITDA(5)	$395,561	$278,872	$232,324	$191,832	$173,433	$167,381	$200,258
Tons of coal sold from production (millions)	93.3	97.0	94.2	91.8	84.3	46	45.0
Tons of coal purchased for resale (millions)	10.1	8.1	8.1	8.1	6.7	0.6	5.3
Tons of coal sold (millions)(6)	103.3	105.1	102.3	99.9	91.0	46.6	50.3

	As of December 31,					As of June 30,
	2009	2008	2007	2006	2005	2010
	(dollars in thousands)
Balance Sheet Data
Cash and cash equivalents	$268,316	$15,935	$23,616	$19,585	$11,355	$249,561
Accounts receivable, net	82,809	79,451	92,060	74,541	67,091	77,940
Inventories	64,199	55,523	49,816	42,771	54,100	68,461
Property, plant and equipment, net	987,143	927,910	719,743	703,726	616,411	957,711
Intangible assets, net	3,197	31,916	82,518	117,031	156,633	—
Assets of discontinued operations(7)	—	587,168	721,835	694,066	727,704	—
Total assets	1,576,011	1,785,191	1,781,201	1,723,335	1,694,208	1,666,474
Total long-term debt(8)	773,688	209,526	571,559	665,735	601,450	766,969
Liabilities of discontinued operations(7)	—	127,220	270,049	269,987	332,732	—
Total liabilities	1,177,442	800,025	1,446,240	1,433,480	1,411,898	1,183,624
Members' equity(9)	398,569	985,166	334,961	289,855	282,310	482,850

(1)
Billings for freight and delivery services accounted for 6.9%, 4.5%, 1.4%, 2.6% and 4.1% of our total revenues for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively, and 10.5% and 9% of our total revenues for the six months ended June 30, 2010 and 2009, respectively.

(2)
Allocations of corporate, general and administrative expenses incurred by RTA and other Rio Tinto affiliates were $20.7 million, $25.4 million, $24.4 million, $18.3 million and $16 million for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively, and $0 and $10.5 million for the six months ended June 30, 2010, and 2009, respectively. Of this total, $15.8 million, $21 million, $20.2 million, $15.1 million and $15.1 million for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively, and $0 and $9.0 million for the six months ended June 30, 2010 and 2009, respectively, are included in selling, general and administrative expenses in the consolidated statements of operations. The remaining $4.9 million, $4.3 million, $4.2 million, $3.2 million and $0.9 million for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively, and $0 and $1.5 million for the six months ended June 30, 2010 and 2009, respectively, is included in cost of product sold. Also included in selling, general and administrative expenses are costs incurred as a result of Rio Tinto's actions to divest our business, either through a trade sale or an initial public offering, of $18.3 million and $25.8 million for the years ended December 31, 2009 and 2008, respectively, and $0 and $7.2 million for the six months ended June 30, 2010 and 2009, respectively.

(3)
Primarily reflects amortization under our brokerage contract related to the Spring Creek mine.

(4)
Asset impairment charges for the year ended December 31, 2009, include $0.7 million for costs incurred on an abandoned time-keeping software project. Asset impairment charges for the year ended December 31, 2008, includes a $4.6 million charge to write-off certain contract rights, a $1 million charge for an abandoned cost efficiency project, and a $3 million favorable adjustment to the ERP system costs that were included in the 2007 asset impairment charge. Asset impairment charges of $18.3 million for the year ended December 31, 2007, reflect capitalized costs of an abandoned ERP systems implementation. The ERP systems implementation was a worldwide Rio Tinto initiative designed to align processes, procedures, practices and reporting, across all Rio Tinto business units. The implementation was abandoned in connection with Rio Tinto's actions to divest our business.

(5)
EBITDA, a performance measure used by management, is defined as income (loss) from continuing operations plus: interest expense (net of interest income), income tax provision, depreciation and depletion, amortization and accretion, as shown in the table below. EBITDA, as presented for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 and for the six months ended June 30, 2010 and 2009, is not defined under U.S. GAAP, and does not purport to be an alternative to net income as a measure of operating performance. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, our presentation of EBITDA may be different than EBITDA as defined in our debt financing agreements, including as defined in the indenture governing the Exchange Notes. We use, and we believe investors benefit from the presentation of, EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our consolidated financial statements in evaluating our operating performance, because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

  However, using EBITDA as a performance measure has material limitations as compared to net income, or other financial measures as defined under U.S. GAAP, as it excludes certain recurring items that may be meaningful to investors. EBITDA excludes interest expense and interest income; however, as we have historically borrowed money in order to finance transactions and operations, and have invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and influence our ability to generate revenue and returns for shareholders. Further, EBITDA excludes depreciation and depletion and amortization; however, as we use capital and intangible assets to generate revenues, depreciation, depletion and amortization are necessary elements of our costs and ability to generate revenue. EBITDA also excludes accretion expense; however, as we are legally obligated to pay for costs associated with the reclamation and closure of our mine sites, the periodic accretion expense relating to these reclamation costs is a necessary element of our costs and ability to generate revenue. Finally, EBITDA excludes income taxes. For periods following the IPO, we are organized as a limited liability company and generally are not subject to income taxes, although several of our subsidiaries file separate corporate income tax returns and may incur minor amounts of income tax or may incur losses that cannot benefit other entities included in the consolidated financial results. Because we generally are not a taxable entity, our consolidated financial statements reflect only income taxes on pre-tax income attributable to our corporate subsidiaries. Additionally, our predecessor was organized as an income tax paying entity. As a result of these exclusions from EBITDA, any measure that excludes interest expense, interest income, depreciation and depletion, amortization, accretion and income taxes has material limitations as compared to net income. When using EBITDA as a performance measure, management compensates for these limitations by comparing EBITDA to net income in each period, so as to allow for the comparison of the performance of the underlying core operations with our overall performance on a full-cost, after-tax basis. Using both EBITDA and net income to evaluate the business allows management and investors to (a) assess our relative performance against our competitors and (b) ultimately monitor our liquidity and cash position.

  A reconciliation of EBITDA to income from continuing operations for each of the periods presented is as follows:

	For the Years Ended December 31,					For the Six Months Ended June 30,
	2009	2008	2007	2006	2005	2010	2009
	(dollars in thousands)
Income from continuing operations	$186,688	$88,340	$53,789	$40,537	$39,995	$83,848	$94,778
Depreciation and depletion	97,869	88,972	80,133	59,352	50,130	49,215	44,336
Amortization	28,719	45,989	34,512	34,957	35,645	3,197	16,251
Accretion	12,587	12,742	12,212	10,088	8,391	6,566	5,457
Interest expense	5,992	20,376	40,930	38,785	26,771	24,782	946
Interest income	(320)	(2,865)	(7,302)	(3,604)	(1,493)	(227)	(142)
Income tax provision	64,026	25,318	18,050	11,717	13,994	—	38,632

EBITDA	$395,561	$278,872	$232,324	$191,832	$173,433	$167,381	$200,258

(6)
Tons of coal sold include amounts sold under our brokerage contract related to the Spring Creek mine.

(7)
Discontinued operations includes the operations, net of related income taxes, of the Colowyo coal mine, the Jacobs Ranch coal mine and the uranium mining venture, which RTEA disposed of prior to the IPO. For the year ended December 31, 2009, discontinued operations includes the $264.8 million pre-tax gain on sale of the Jacobs Ranch coal mine. Assets and liabilities of continuing operations exclude balances associated with discontinued operations.

(8)
Total long-term debt includes the current and long-term portions of our senior notes and other long-term debt, which includes discounted obligations pursuant to federal coal leases of $169.1 million, $206.3 million, $67.6 million, $79 million and $102.7 million as of December 31, 2009, 2008, 2007, 2006 and 2005, respectively, and $162.2 and $213.2 as of June 30, 2010 and 2009, respectively.

(9)
Effective September 24, 2008, the outstanding borrowings and related interest of $547.4 million under the Rio Tinto facility was converted to equity. Such amount is reflected as a capital contribution in members' equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        RTEA is considered to be our predecessor for accounting purposes and its consolidated financial statements are our historical consolidated financial statements for periods prior to the IPO. Our historical consolidated financial statements include, as discontinued operations, financial information for certain operations that were not owned by us following the IPO, including the Colowyo mine, the Jacobs Ranch mine and the uranium mining venture. You should read the following discussion together with our consolidated financial statements and the related notes to those consolidated financial statements beginning on page F-1 of this prospectus. Certain information contained in this discussion and analysis and presented elsewhere in this document, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those listed in this prospectus under "Risk Factors" and "Special Note Regarding Forward-Looking Statements."

Overview

        We are the third largest producer of coal in the U.S. and in the PRB based on 2009 coal production. We operate some of the safest mines in the coal industry. For 2009, MSHA data for employee injuries showed our mines had the lowest employee all injury incident rate among the four largest U.S. coal producing companies. We operate solely in the PRB, the lowest cost major coal producing region in the U.S., and operate two of the four largest coal mines in the region and in the U.S. Our operations include three wholly-owned surface coal mines, two of which, the Antelope Coal mine and the Cordero Rojo mine, are in Wyoming and one of which, the Spring Creek Coal mine, is in Montana. We also own a 50% non-operating interest in a fourth surface coal mine in Montana, the Decker mine. We produce sub-bituminous steam coal with low sulfur content and sell our coal primarily to domestic electric utilities.

        As of December 31, 2009, we controlled approximately 1 billion tons of proven and probable coal reserves. For the year ended December 31, 2009, we produced 93.3 million tons of coal and sold 103.3 million tons of coal. For the six months ended June 30, 2010, we produced 46 million tons of coal and sold 46.6 million tons of coal. The difference between tons produced and tons sold primarily represents tons of coal that we purchased and resold. Tons of coal that we purchased and resold significantly declined in the first half of 2010 as a result of the expiration of our significant broker sales contract described below.

        Our key business drivers include the following:

  •
  the price for which we sell our coal;

  •
  the volume of coal produced and shipped;

  •
  the costs of mining, including labor, repairs and maintenance, fuel, explosives, depreciation of capital equipment, depletion of coal leases, payments to acquire coal and necessary surface rights, and regulatory compliance; and

  •
  additional expenses associated with our transition and ongoing operation as a stand-alone company.

        In the longer term, we expect that costs related to the acquisition of federal coal leases will increase as they have become increasingly more competitive and expensive to obtain, resulting in higher depletion expense as we increase our mining activities at our more recently acquired federal coal leases. As is common in the PRB, coal seams at our existing mines naturally deepen at a gradient ranging up to approximately 3% and; consequently, our mining costs per ton will correspondingly increase as mining advances.

        In 2007, after having started 2006 with reduced stockpiles of PRB coal, our customers' inventories normalized and demand for our coal stabilized. During the period from 2006 to mid-2008, we experienced an improving pricing environment as a result of an overall increase in prices for energy-based commodities, such as natural gas and crude oil. As a result, we experienced an increase in our average revenue per ton of coal sold, which contributed to the growth in our revenues. During the first half of 2008, due to a favorable supply and demand balance for PRB coal, increasing prices for our coal enabled us to enter into long-term contracts at higher prices. Since mid-2008, however, the economic downturn, particularly with respect to the U.S. economy, coupled with the global financial and credit market disruptions, has had an adverse impact on the coal industry. As a result of our long-term contracting strategy, in which we enter into forward contracts for a significant portion of our coal, we experience a lag in revenue trends compared to spot price fluctuations. Consequently, despite a decrease in tons sold from 2008 to 2009, we experienced an increase in total revenues from sales of coal. As a result of the decreased demand for coal and increasing customer stockpiles of coal, some of our customers have sought to reduce or delay delivery of tons under their contracts with us, leading to negotiations, which, in certain cases, resulted in reduced tons, rolling over tons into future periods or customer buyouts of purchase commitments. The weak market conditions during 2009 resulted in decreased demand for our coal and lower spot prices, and the fixed price contracts we entered into for future sales were at lower prices than the contractual prices we were able to achieve in 2008 for future sales. These lower prices will negatively impact our future revenues for the contractual periods, which historically have been one to five years; however, we are currently experiencing a period where we, and our customers, are seeking to enter into contracts with shorter terms, which may mitigate the impact. To further mitigate the potentially negative impact on our operating results, we have focused on cost reduction efforts, which resulted in reducing utilization of contractors, lowering employee overtime and optimizing repairs and maintenance expense.

        Second quarter 2010 shipments were strong at 24 million tons due to two primary factors. First, deliveries to domestic customers increased after a slower first quarter. This reflects a catch-up by customers who took less than expected shipments in the first quarter due to their outages or rail interruptions. The stronger second quarter brings the six-month shipment position to the pace we expect for the full year. Second, sales of coal from our Spring Creek mine to the Asian export market increased. Stockpiles of PRB coal at utilities have continued to be drawn down, supporting the forward price for coal. As a result of our remaining unsold position for 2011 through 2013, we believe we are well positioned to benefit from continued near-term demand and pricing. If, however, the U.S. coal market returns to the depressed levels experienced in 2009, our revenues could be adversely affected.

        We had one significant broker sales contract under which our subsidiary, Spring Creek Coal LLC, sold coal to a wholesale power generation company. Due to the nature of the broker sales contract and the market conditions at the time Spring Creek Coal LLC executed the purchase contracts, our selling price for the coal was higher than our purchase price. The contract expired following final deliveries made under the contract in the first half of 2010 and the related contract rights intangible asset has been fully amortized. This broker sales contract contributed $140.4 million, $14.4 million and $67.1 million of revenues for the year ended December 31, 2009, and the six months ended June 30, 2010 and 2009, respectively. Income before tax related to this contract was $46.3 million, $5.2 million and $20.1 for those same periods, respectively. This broker sales contract contributed $0 and $32 million of revenues for the three months ended June 30, 2010 and 2009, respectively. Income before tax related to this contract was $0 and $9.6 million for those same periods, respectively. Our revenues and operating income will continue to be negatively impacted in future periods as a result of the expiration of this contract.

Climate Change

        Enactment of laws or passage of regulations regarding emissions from the combustion of coal by the U.S. or some of its states or by other countries, or other actions to limit such emissions, could result in electricity generators switching from coal to other fuel sources. Additionally, the creation and issuance of grants and other financial incentives designed to encourage the use of alternative energy sources could decrease the demand for coal as an energy source. The potential financial impact on us of future laws, regulations or incentives for alternative energy sources will depend upon the degree to which electricity generators diminish their reliance on coal as a fuel source as a result of the laws, regulations or incentives. That, in turn, will depend on a number of factors, including the appeal and design of the incentives being offered, the specific requirements imposed by any such laws or regulations, the time periods over which those laws or regulations would be phased in and the state of commercial development and deployment of carbon capture and storage technologies. In view of the significant uncertainty surrounding each of these factors, it is not possible for us to reasonably predict the impact that any such laws, regulations or incentives may have on our results of operations, financial condition or cash flows. See "Environmental and Other Regulatory Matters—Climate Change" and "Risk Factors" for additional discussion regarding how climate change and other environmental regulatory matters impact our business.

Basis of Presentation

Initial Public Offering and IPO Structuring Transactions

        Prior to the IPO and the related structuring transactions, we were a wholly-owned subsidiary of RTEA, which is our predecessor for financial reporting purposes for periods prior to the IPO. See "Initial Public Offering and Related IPO Structuring Transactions" in "Note 2. Basis of Presentation" of "Notes to Consolidated Financial Statements." On November 19, 2009, Holdings acquired from RTEA approximately 51% of our common membership units in exchange for a promissory note, which was repaid on November 25, 2009, using proceeds from the IPO, and became our sole managing member. As a result of these transactions, Holdings became a publicly owned holding company with a controlling interest in us and our subsidiaries.

        For periods prior to November 20, 2009, our consolidated financial statements include the accounts of RTEA, which was our parent company prior to the IPO structuring transactions and is our predecessor for financial reporting purposes. As a result of the IPO structuring transactions, our consolidated financial statements no longer include the accounts of RTEA, our former parent company.

        The IPO structuring transactions and related agreements were entered into by us, Holdings, RTEA and other Rio Tinto affiliates while we were under Rio Tinto's common control. In accordance with U.S. GAAP, we did not adjust the historical financial reporting carrying amounts of our assets and liabilities in connection with the IPO structuring transactions.

        The IPO and the related structuring transactions had significant effects on the comparability of our 2009 consolidated financial statements with our consolidated financial statements for prior annual periods. These effects include the following:

  •
  Related Party Transactions:  Prior to the IPO, our consolidated balance sheets included substantial amounts due from or to related parties, reflecting balances arising from services that we received from Rio Tinto and cash transfers pursuant to a cash management arrangement with Rio Tinto. In connection with the IPO, substantially all amounts due from or to Rio Tinto were cancelled and converted to equity. At June 30, 2010, amounts due from or to related parties reflect certain transitional arrangements with Rio Tinto that are expected to be concluded in September 2010.

  •
  Financing and Cash Management:  As a consequence of our participation in the Rio Tinto cash management arrangement prior to the IPO, we did not enter into any significant financing arrangements directly with third parties, and we did not maintain any significant cash balances, except for cash balances held by our Decker joint venture. In connection with the IPO, we received cash proceeds from the issuance of our senior notes and entered into a revolving credit facility with third-party lenders. We no longer participate in Rio Tinto's cash management arrangement, and we retained a substantial portion of the proceeds from our senior notes offering in order to fund a portion of our anticipated future operating, financing and capital expenditure requirements. As a result of these transactions, our June 30, 2010, unaudited consolidated balance sheet reflects significant amounts of cash and cash equivalents, restricted cash and long-term debt, which were not reflected in our balance sheets prior to the IPO. In addition, our operating results for the period following the IPO reflect interest expense related to our new debt financing arrangements.

  •
  Cost Structure:  Prior to the IPO, we prepared our financial statements on a carve-out basis. Accordingly, our pre-IPO operating results included allocations of general and administrative expenses incurred on our behalf by Rio Tinto affiliates. In 2008 and 2009, our pre-IPO operating results also reflected significant expenses that were incurred in connection with Rio Tinto's divestiture of our business. Following the IPO, our operating results are no longer affected by Rio Tinto expense allocations and divestiture expenses. However, during the second half of 2009, we began to incur additional recurring and nonrecurring expenses that are necessary for Holdings to operate effectively as a stand-alone public company. As a result of these changes in our cost structure, our 2009 operating expenses are not directly comparable to our operating expenses in prior periods and are not indicative of operating expenses that we expect to incur in the future.

  •
  Income Taxes:  Prior to the IPO, our taxable income was included in Rio Tinto's consolidated federal income tax return and we recognized income tax expense in our carve-out consolidated financial statements on a stand-alone, separate-return basis. As a result of the IPO and related structuring transactions, we no longer recognize any income taxes incurred by Rio Tinto in our consolidated financial statements. As a limited liability company, we generally are not subject to income taxes, except for income taxes that may be incurred by certain corporate subsidiaries. Accordingly, we generally do not recognize income taxes in our operating results for periods following the IPO and have eliminated RTEA's deferred income tax accounts from our consolidated balance sheet.

        The effects of the IPO and related structuring agreements on our financial condition and results of our operations are described further below.

Discontinued Operations

        There were no discontinued operations for the 2010 period. Our historical consolidated financial statements include discontinued operations related to assets that were transferred or sold prior to the IPO and related structuring transactions:

  •
  RTEA transferred its interests in the Colowyo mine, a coal mine in Colorado, and the uranium mining venture, which holds certain active mining claims but is not currently operating, to RTA on October 7, 2008, and those interests were not contributed to us.

  •
  In March 2009, we entered into an agreement to sell our ownership interest in the Jacobs Ranch mine, a coal mine in Wyoming, to Arch Coal, Inc. This transaction closed on October 1, 2009, and the proceeds from this sale were distributed to RTA.

        The assets, liabilities and results of operations of the Jacobs Ranch mine, the Colowyo mine, and the uranium mining venture are presented as discontinued operations in our historical consolidated financial statements. Consequently, the discussion of our results of operations below focuses on continuing operations as reported in our historical consolidated financial statements. Any forward-looking statements exclude the discontinued operations.

Decker Mine

        We hold a 50% non-operating interest in the Decker mine in Montana through a joint-venture agreement. Under the terms of our joint-venture agreement, a third-party mine operator manages the day-to-day operations of the Decker mine. We account for our pro-rata share of assets and liabilities in our undivided interest in the joint venture using the proportionate consolidation method, whereby our share of assets, liabilities, revenues and expenses are included in the appropriate classification in our consolidated financial statements.

Revenues

        We sell coal primarily to electricity generating utilities and industrial customers in the U.S. A substantial majority of our revenues is comprised of sales of coal from our coal mines and from our 50% non-operating interest in the Decker coal mine. Coal produced from these mines accounted for 79% and 86.8% of our total revenues for the year ended December 31, 2009, and the six months ended June 30, 2010, respectively. Our revenues also include the resale of purchased coal, or broker coal sales, which represented 13.3% and 1.4% of total revenues for the year ended December 31, 2009, and the six months ended June 30, 2010, respectively. As discussed in "—Overview" above, a single broker coal sales contract accounted for a substantial majority of our broker coal sales and 10% and 2.2% of our total revenues for the year ended December 31, 2009, and the six months ended June 30, 2010, respectively. Delivery services to customers also are a component of our revenues, representing 6.9% and 10.5% of total revenues for the year ended December 31, 2009, and the six months ended June 30, 2010, respectively. Typically our customers contract directly with the third-party railroad operators to transport coal purchased from us, but in certain circumstances we arrange transportation and delivery services. Contract settlements and other revenues accounted for less than one percent of total revenues for the year ended December 31, 2009, and the six months ended June 30, 2010.

        Our coal sales revenues depend on the forward price at the time we contract to sell our coal. The pricing provisions of our contracts determine the price we are entitled to receive when we deliver the coal under the contracts. We sell our coal predominantly under long-term contracts having a term of one year or greater, supplemented by short-term contracts having a term of less than one year. At the start of 2010, we had entered into agreements to sell all of the planned 2010 production from our owned and operated mines, and our actual shipments are currently running at approximately 100% of our planned production. All of our planned 2010 production is fully committed and a significant portion of our 2011 production is committed.

Cost of Product Sold

        Cost of product sold includes costs of coal production, costs of coal purchased and resold and freight and handling costs associated with the provision of transportation and delivery services. Coal production costs include costs of our owned and operated mines and our share of costs of the Decker mine. The largest component of cost of coal production is royalties and production taxes incurred in selling the coal we produce. Royalties and production taxes are comprised of federal and state royalties and approximately seven other federal, state and county taxes. A substantial portion of our royalties and taxes are levied as a percentage of gross revenues from sales of coal we produced, with the remaining levied on a per-ton basis. Because such a large portion of our royalties and production taxes are levied on a percentage of gross revenues, as our revenues increase, our royalty and production tax expenses similarly increase. Royalties and production taxes represented 29% and 29.6% of revenues from coal produced at our owned and operated mines and 43.2% and 43.1% of the related cost of coal produced for the year ended December 31, 2009, and the six months ended June 30, 2010, respectively.

        Cost of coal production is sensitive to changes in diesel fuel prices. For our owned and operated mines, the weighted average cost of diesel fuel was $1.87 and $2.37 per gallon for the year ended December 31, 2009, and the six months ended June 30, 2010, respectively, compared to $3.31 and $1.64 per gallon for the year ended December 31, 2008, and the six months ended June 30, 2009, respectively. Diesel fuel and lubricant expenses represented 7.8% and 9.1% of cost of coal production at our owned and operated mines for the year ended December 31, 2009, and the six months ended June 30, 2010, respectively. Other major elements of cost of coal production include labor costs for our employees, repair and maintenance expenditures, explosives, external contractors, tires, power and supplies. In line with the worldwide mining industry, we have experienced increased operating costs for mining equipment, diesel fuel and supplies, and employee wages and salaries, although in 2009 certain of these costs declined. We have not entered into any hedging or other arrangements to reduce the volatility in the price of diesel fuel for our operations, although we may do so in the future. Also included in cost of coal production are exploration costs to survey, map, drill and evaluate deposits surrounding our mining areas. Prior to the IPO, we were allocated corporate, general and administrative expenses incurred by RTA and other Rio Tinto affiliates, of which $4.9 million and $0 was included in cost of product sold for the year ended December 31, 2009, and the six months ended June 30, 2010, respectively.

        The table below shows the major components of the cost of coal production for the mines we own and operate for the years ended December 31, 2009, 2008 and 2007 and the six month period ended June 30, 2010:

Components of Cost of Coal Production
(Company owned and operated mines, in percentages)

	For the year ended December 31,			For the six months ended June 30,
	2009	2008	2007	2010
Royalties and taxes	43.2	39.7	40.2	43.1
Labor	20.2	18.8	19.8	19.3
Repairs and maintenance	14.4	13.8	15.0	12.5
Fuel and lubricants	7.8	12.9	11.4	9.1
Explosives	6.1	6.7	5.9	5.9
Outside services	5.1	5.0	6.4	3.4
Other mining costs (includes exploration, power and supplies)	3.2	3.1	1.3	6.7

Depreciation and Depletion

        We depreciate our plant and equipment on a straight-line basis over their useful lives or on a units-of-production basis. We also recognize depletion expense as we mine coal from purchased coal leases. We acquire the right to mine coal from the BLM under the LBA process. We pay the BLM in five equal annual installments to acquire the coal lease. We recognize the present value of these installments on our balance sheet in property, plant and equipment, and recognize depletion expenses in our statement of operations based on the tons of coal mined from the coal lease. Federal coal leases are becoming increasingly more competitive and expensive to obtain, resulting in higher depletion expense as we increase our mining activities at more recently acquired coal leases.

Amortization

        We amortize intangible assets associated with acquired contract rights. During the six months ended June 30, 2010, we recorded $3.2 million in amortization expense. This represents the final amortization related to our significant broker sales contract that expired in March 2010.

Accretion

        We have an obligation to complete final reclamation and mine closure activities, including earthwork, revegetation and demolition, which will be performed when our mines eventually exhaust their reserves and close. We record a liability for this obligation based on the net present value of the estimated costs to perform the work, including the estimated timing of those costs. Each year we get closer to the estimated end of the mine life and hence the net present value of the liability increases. We report this increase in the liability as accretion expense.

Selling, General and Administrative Expenses

        Our historical selling, general and administrative expenses, or SG&A expenses, include the costs of our sales and marketing group, as well as general and administrative expenses incurred in our corporate headquarters. Prior to the IPO, our SG&A expenses also included allocations of Rio Tinto headquarters costs and expenses incurred by Rio Tinto affiliates. RTA, through its subsidiaries, had provided various services and other general corporate support to our Company, including tax; treasury; corporate secretary; procurement; information systems; technology and innovation; community and external relations; human resources; accounting services and insurance/risk management in the ordinary course of business. We were charged for those services on a unit cost or cost allocation basis, such as per invoice processed, proportion of information technology users, share of time or based on a combination of factors, including percentage of operating expenditures, head count and revenues. SG&A expenses for the years ended December 31, 2009, 2008 and 2007 and for the six months ended June 30, 2010 and 2009 include allocations of expenses incurred by RTA and other Rio Tinto affiliates of $15.8 million (incurred prior to the IPO), $21 million, $20.3 million, $0 and $9.0 million, respectively.

        Many of the allocations of general and administrative expenses related to services provided to us under a shared services agreement with an affiliate of RTA, which will expire in September 2010. In place of the allocations of Rio Tinto headquarters costs, we are incurring additional recurring costs related to Holdings being a stand-alone public company, including costs for financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit, investor relations, business development and human resources activities.

        We are replacing shared services from RTA and developing the internal functions that we need to operate effectively and support Holdings's responsibilities as a stand-alone public company. Our efforts reflect recurring activities that are incremental to our historical activities, as well as certain nonrecurring activities that are required in connection with Holdings's transition to a stand-alone public company.

        We have estimated the incremental recurring annual costs related to Holdings being a stand-alone public company to be approximately $39 million of which we expect to report approximately $28 million and $11 million in SG&A expenses and cost of product sold, respectively. The significant assumptions involved in determining the estimates of incremental recurring costs primarily include the cost of additional or more experienced personnel and related benefits, investments in information technology, outside professional services and increased insurance and bonding costs.

        We have estimated the nonrecurring costs that we will incur as a result of Holdings becoming a stand-alone public company to be approximately $21 million. We anticipate that substantially all of these costs will be incurred during the period from July 1, 2009, through the third quarter of 2010. These costs primarily include one-time legal, accounting and tax consulting costs, bonuses and acceleration of share-based compensation associated with the IPO, personnel recruiting fees and costs associated with the relocation of certain functions and personnel. Our estimate also includes the costs we expect to incur under the transition services agreement with Rio Tinto.

        Although we believe our estimates of incremental recurring costs and nonrecurring transition costs are reasonable based on the information we have to date, certain significant components of our estimates are preliminary and subject to change.

        Also included in SG&A expenses for the years ended December 31, 2009 and 2008 is $18.3 million and $25.8 million, respectively, of legal, accounting and other costs incurred as a result of efforts by RTA to divest our business through a trade sale or an initial public offering.

Interest Expense

        Prior to the IPO, our historical interest expense consisted primarily of interest related to our historical credit facility with RTA ("RTA Facility") and interest imputed on our annual installment payments due under our LBAs. On September 24, 2008, $547.4 million of debt owed under the RTA Facility was contributed to capital and we ceased to incur interest on the RTA Facility. In connection with the IPO, we issued a total of $600 million in senior notes, $300 million of which bears interest at 8.25% and matures in 2017 and $300 million of which bears interest at 8.5% and matures in 2019. As a result, we will incur increased interest expense going forward. In addition, also in connection with the IPO, we entered into a $400 million revolving credit facility, which provides for revolving loans and letters of credit. Borrowings under the credit facility generally bear interest at the greater of the LIBOR or 2.50%, plus an applicable margin of between 3.25% and 4.25%, depending on our credit rating. To the extent that we draw on the revolving credit facility, we will incur additional interest expense.

Income Tax

        The provision for income taxes is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax basis of assets and liabilities using currently enacted rates. For the purposes of our historical consolidated financial statements for periods prior to the IPO, which were prepared on a carve-out basis, our current and deferred income taxes were calculated on a stand-alone, income tax return basis.

        We and our non-corporate subsidiaries are not income tax paying entities; however, we own certain corporate subsidiaries that may pay nominal amounts of corporate income tax or may incur losses that cannot benefit other entities included in the consolidated financial results. For periods after the IPO, income taxes recognized in our consolidated financial statements will be limited to taxes incurred by our corporate subsidiaries. As a result of the changes in our structure, our effective income tax rate (consolidated income tax expense as a percentage of consolidated pre-tax income) will be significantly lower than the amounts that would have been reported under the prior structure.

Balance Sheet Overview

        As of the year ended December 31, 2009, and the six months ended June 30, 2010, our total assets were approximately $1.58 and $1.67 billion, respectively. Our primary asset is property, plant and equipment, which includes our coal reserves acquisition costs, and represents 58.8% and 57.5% of our total assets as of the year ended December 31, 2009, and the six months ended June 30, 2010, respectively. Other significant asset categories include deferred tax assets, accounts receivable and inventories, which include parts, supplies and coal inventories.

        We had total liabilities of approximately $1.18 billion and $1.18 billion as of the year ended December 31, 2009, and the six months ended June 30, 2010, respectively. Our liabilities include approximately $946.6 million with respect to our senior notes; asset retirement obligations, which comprise expected costs associated with mine reclamation and closure activities; and obligations for future federal coal lease installment payments, which are included in other long-term debt.

Results of Operations

        The following table presents our operating results for the three and six months ended June 30, 2010 and 2009 (in thousands; unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$341,603	$343,552	$652,596	$704,045

Costs and expenses
Cost of product sold	240,173	225,647	456,841	474,819
Depreciation and depletion	25,508	22,493	49,215	44,336
Amortization	—	7,741	3,197	16,251
Accretion	3,248	2,733	6,566	5,457
Selling, general and administrative expenses	14,368	15,407	30,645	29,511

Total costs and expenses	283,297	274,021	546,464	570,374

Operating income	58,306	69,531	106,132	133,671

Other income (expense)
Interest income	132	82	227	142
Interest expense	(12,006)	(477)	(24,782)	(946)
Other, net	39	39	39	65

Total other expense	(11,835)	(356)	(24,516)	(739)

Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	46,471	69,175	81,616	132,932
Income tax provision	—	(19,959)	—	(38,632)
Earnings from unconsolidated affiliates, net of tax	1,814	407	2,232	478

Income from continuing operations	48,285	49,623	83,848	94,778
Income from discontinued operations, net of tax	—	10,793	—	22,447

Net income	$48,285	$60,416	$83,848	$117,225

Three Months Ended June 30, 2010, Compared to the Three Months Ended June 30, 2009

  Revenues

        Revenues were approximately $341.6 million for the three months ended June 30, 2010, compared to approximately $343.6 million for the three months ended June 30, 2009, a decrease of $2 million or 0.6%.

        Revenues from the sale of coal produced at the three mines that we own and operate is the largest portion of our revenue, and totaled $292.8 million for the three months ended June 30, 2010, compared to $262.6 million for the three months ended June 30, 2009. This $30.2 million or 11.5% increase reflects a 1.7% increase in the average price per ton of coal sold, to $12.20 in 2010, from $12 in 2009, plus a 9.6% increase in shipments, to 24 million tons in 2010, from 21.9 million tons in 2009.

        Our share of revenues from coal produced at the Decker mine also increased by $0.5 million or 8.1% to $6.7 million for the three months ended June 30, 2010, compared to the three months ended June 30, 2009, reflecting a decline in shipments partially offset by a higher average sales price per ton. In April 2010, Decker entered into a sales contract that will extend mining production into 2013.

        The remaining balance of our revenues, which consist primarily of broker coal sales and billings for transportation and delivery services, totaled $42.1 million and $74.8 million for the three months ended June 30, 2010 and 2009, respectively. This decrease is primarily the result of the expiration of our significant broker sales contract (see "—Overview" above) offset by stronger export revenues and contract buyout settlements. Other revenues in the three months ended June 30, 2010, included $1.9 million from contract buyout settlements.

  Cost of Product Sold

        Cost of product sold, excluding depreciation, depletion, amortization and accretion, was $240.2 million for the three months ended June 30, 2010, compared to $225.6 million for the three months ended June 30, 2009, a $14.6 million or 6.5% increase. Cost of product sold was 70.3% and 65.7% of revenues for those same periods, respectively.

        The largest component of cost of product sold is the cost of coal produced at the three mines that we own and operate, which totaled $200.9 million in 2010, compared to $172.7 million in 2009, an increase of approximately 16.3%. This increase reflects a 9.6% increase in tons shipped from our mines and a 6.1% increase in the cost per ton of coal produced, to $8.37 in 2010, from $7.89 in 2009. The increase in the cost per ton of coal produced is primarily the result of increases in costs related to diesel fuel and lubricants, surety bonding fees, explosives, and repair parts and supplies. Our share of the cost of coal produced by the Decker mine increased $41,000 in 2010, reflecting higher fixed production costs offset by higher gross revenue per ton.

        The remaining portion of cost of product sold consists of $33 million and $46.7 million as of June 30, 2010 and 2009, respectively, a decrease of 29.3%. This change is due to a decrease in costs associated with the expiration of our significant broker sales contract partially offset by higher freight and handling fees due to increased international sales.

  Depreciation and Depletion

        Depreciation and depletion expense was $25.5 million for the three months ended June 30, 2010, compared to $22.5 million for the three months ended June 30, 2009, an increase of $3 million, or 13.3%. The increase is primarily attributable to a $2.6 million increase in depreciation as a result of a higher capital base following increased investment and capital expenditures in recent years.

  Amortization

        Amortization expense was $0 and $7.7 million for the three months ended June 30, 2010 and 2009, respectively. As the intangible asset (contract rights), which was our only intangible asset that was being amortized, was fully amortized in March 2010, there was no expense incurred in the three months ended June 30, 2010.

  Accretion

        Accretion expense, related to asset retirement obligations, was $3.2 million and $2.7 million for the three months ended June 30, 2010 and 2009, respectively. The increase of $0.5 million or 18.5% is consistent with the progression of the lives of our mines.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $14.4 million for the three months ended June 30, 2010, compared to $15.4 million for the three months ended June 30, 2009. This $1 million or 6.5% decrease is a result of decreased costs associated with divestiture activities that occurred in 2009, but not in the current year.

  Other Income (Expense)

        Interest income was $0.1 million for each of the three-month periods ended June 30, 2010, and 2009 and consisted of interest earned on short-term investments. Interest expense increased to $12 million during the three months ended June 30, 2010, from $0.5 million for the three months ended June 30, 2009. This increase resulted from the issuance of our senior notes on November 25, 2009, including accretion of original issue discount and amortization of deferred financing costs. Interest expense is net of capitalized interest of $6 million and $3.9 million for the three months ended June 30, 2010 and 2009, respectively. See "—Liquidity and Capital Resources—Senior Unsecured Notes" below.

  Income Tax Provision

        There is no tax provision for the three months ended June 30, 2010, as a result of our nontaxable status subsequent to the IPO and structuring transactions. Income tax expense for the three months ended June 30, 2009, was $20 million. See "Note 4. Income Taxes" of "Notes to Unaudited Consolidated Financial Statements."

  Discontinued Operations

        There were no discontinued operations for the three months ended June 30, 2010. Income from discontinued operations, net of income tax, of $10.8 million for the three months ended June 30, 2009, represented the results from the Jacobs Ranch mine, which was sold on October 1, 2009.

  Net Income

        As a result of the factors discussed above, net income for the three months ended June 30, 2010, was $48.3 million compared to net income of $60.4 million for the three months ended June 30, 2009.

Six Months Ended June 30, 2010, Compared to the Six Months Ended June 30, 2009

  Revenues

        Revenues were approximately $652.6 million for the six months ended June 30, 2010, compared to approximately $704 million for the six months ended June 30, 2009, a decrease of $51.4 million or 7.3%.

        Revenues from the sale of coal produced at the three mines that we own and operate is the largest portion of our revenue, and totaled $556.7 million for the six months ended June 30, 2010, compared to $526.5 million for the six months ended June 30, 2009. This $30.2 million or 5.7% increase reflects a 2.5% increase in the average price per ton of coal sold, to $12.28 in 2010, from $11.98 in 2009, plus a 3% increase in shipments, to 45.3 million tons in 2010, from 44 million tons in 2009.

        Our share of revenues from coal produced at the Decker mine decreased by $3.5 million or 26% to $10 million for the six months ended June 30, 2010, compared to the six months ended June 30, 2009. In April 2010, Decker entered into a sales contract that will extend production and mine life into 2013. Shipment volumes for the six months ended June 30, 2010, reflected a decline compared to the six months ended June 30, 2009, prior to deliveries starting under that contract.

        The remaining balance of our revenues, which consist primarily of broker coal sales and billings for transportation and delivery services, totaled $85.8 million and $164 million for the six months ended June 30, 2010 and 2009, respectively. This decrease is primarily the result of the expiration of our significant broker sales contract (see "—Overview" above), offset by stronger export revenues and contract buyouts. Other revenues in the six months ended June 30, 2010, included $6.5 million from contract buyout settlements.

  Cost of Product Sold

        Cost of product sold, excluding depreciation, depletion, amortization and accretion, was $456.8 million for the first six months of 2010, compared to $474.8 million for the six months ended June 30, 2009, a $18 million or 3.8% decrease. Cost of product sold was 70% and 67.4% of revenues for those same periods, respectively.

        The largest component of cost of product sold is the cost of coal produced at the three mines that we own and operate, which totaled $382.6 million for the six months ended June 30, 2010, compared to $355.1 million for the six months ended June 30, 2009, an increase of approximately 7.7%. This increase reflects a 3.1% increase in tons shipped from our mines and a 4.5% increase in the cost per ton of coal produced, to $8.44 in 2010, from $8.08 in 2009. The increase in the cost per ton of coal produced is primarily the result of increases in diesel fuel and lubricants, surety bonding fees, power costs, and repair parts and supplies. Our share of the cost of coal produced by the Decker mine decreased $3.3 million in 2010, reflecting lower production volumes partially offset by higher unit production costs.

        The remaining portion of cost of product sold consists of $64 million and $106.1 million as of June 30, 2010 and 2009, respectively, a decrease of 39.7%. This change is due to a decrease in costs associated with the expiration of our significant broker sales contract partially offset by higher freight and handling fees due to increased international sales. In addition, we recorded a $3.4 million favorable adjustment to freight costs in the first quarter of 2010 for the write off of certain prior year accruals, which were considered immaterial.

  Depreciation and Depletion

        Depreciation and depletion expense was $49.2 million for the six months ended June 30, 2010, compared to $44.3 million for the six months ended June 30, 2009, an increase of $4.9 million, or

11.1%. The increase is primarily attributable to a $4.3 million increase in depreciation as a result of a higher capital base following increased investment and capital expenditures in recent years.

  Amortization

        Amortization expense was $3.2 and $16.3 million for the six months ended June 30, 2010 and 2009, respectively. The $3.2 million in amortization expense for the first quarter of 2010 represents the final amortization related to our significant broker sales contract that expired in March 2010, and decreased from 2009 correspondingly with the decrease in revenue related to that contract (see "—Overview" above).

  Accretion

        Accretion expense, related to asset retirement obligations, was $6.6 million and $5.5 million for the six months ended June 30, 2010 and 2009, respectively. The $1.1 million or 20% increase is consistent with the progression of the lives of our mines.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $30.6 million for the six months ended June 30, 2010, compared to $29.5 million for the six months ended June 30, 2009. This $1.1 million or 3.7% increase represents recurring and nonrecurring costs related to Holdings becoming a stand-alone public company offset by decreased costs associated with divestiture activities that occurred in 2009, but not in the current year.

  Other Income (Expense)

        Interest income was $0.2 million and $0.1 million for the six months ended June 30, 2010 and 2009, respectively, and consisted of interest earned on short-term investments. Interest expense increased to $24.8 million during the six months ended June 30, 2010, from $0.9 million for the six months ended June 30, 2009. This increase resulted from the issuance of our senior notes on November 25, 2009, including accretion of original issue discount and amortization of deferred financing costs. Interest expense is net of capitalized interest of $11.9 million and $7.5 million for the six months ended June 30, 2010 and 2009, respectively. See "—Liquidity and Capital Resources—Senior Unsecured Notes" below.

  Income Tax Provision

        There is no tax provision for the six months ended June 30, 2010, as a result of our nontaxable status subsequent to the IPO and structuring transactions. Income tax expense for the six months ended June 30, 2009, was $38.6 million. See "Note 4. Income Taxes" of "Notes to Unaudited Consolidated Financial Statements."

  Discontinued Operations

        There were no discontinued operations for the six months ended June 30, 2010. Income from discontinued operations, net of income tax, of $22.4 million for the first six months ended June 30, 2009, represented the results from the Jacobs Ranch mine, which was sold on October 1, 2009.

  Net Income

        As a result at the factors discussed above, net income for the six months ended June 30, 2010, was $83.8 million compared to net income of $117.2 million for the six months ended June 30, 2009.

        The following table presents our operating results for the years ended December 31, 2009, 2008 and 2007 (in millions):

	Year Ended December 31,
	2009	2008	2007
Revenues	$1,398.2	$1,239.7	$1,053.2

Costs and expenses
Cost of product sold	933.5	894.0	755.3
Depreciation and depletion	97.9	89.0	80.1
Amortization	28.7	46.0	34.5
Accretion	12.6	12.7	12.2
Selling, general and administrative expenses	69.8	70.5	50.0
Asset impairment charges	0.7	2.6	18.3

Total costs and expenses	1,143.2	1,114.8	950.4

Operating income	255.0	124.9	102.8

Other income (expense)
Interest income	0.3	2.9	7.3
Interest expense	(6.0)	(20.4)	(40.9)
Other, net	—	1.7	0.2

Total other expense	(5.7)	(15.8)	(33.4)

Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	249.3	109.1	69.4
Income tax provision	(64.0)	(25.3)	(18.1)
Earnings from unconsolidated affiliates, net of tax	1.4	4.5	2.5

Income from continuing operations	186.7	88.3	53.8
Income (loss) from discontinued operations, net of tax	211.1	(25.2)	(21.5)

Net income	$397.8	$63.1	$32.3

Year Ended December 31, 2009, Compared to Year Ended December 31, 2008

  Revenues

        Revenues were approximately $1.4 billion for the year ended December 31, 2009, compared to approximately $1.24 billion for the year ended December 31, 2008, an increase of $158.5 million or 12.8%.

        Revenues from the sale of coal produced at the mines that we own and operate is the largest portion of our revenue, and totaled $1.08 billion in 2009, compared to $978.3 million in 2008. This $98.9 million or 10.1% increase reflects a 13.5% increase in the average price per ton of coal sold, from $10.44 in 2008 to $11.85 in 2009, and a 3% decrease in shipments, from 93.7 tons in 2008 to 90.9 million tons in 2009. The increase in average price per ton sold reflects the strong demand for PRB coal due to prevailing economic and industry conditions at the time we entered into the related coal supply contracts. The decrease in volume reflects the downturn in the overall economic conditions in the U.S. markets near the end of 2008 and continuing into 2009, which resulted in certain customers not taking all of their contracted purchases of coal. Our share of revenues from coal produced at the Decker mine decreased by $8.4 million or 23.7% in 2009, reflecting a decline in shipments partially offset by higher average price per ton.

        The balance of our revenues, which consist primarily of broker coal sales and billings for transportation and delivery services, totaled $294 million and $226.1 million for the years ended December 31, 2009 and 2008, respectively. These amounts included revenues from our significant broker sales contract that expired in 2010 (see "—Overview" above) of $140.4 million and $135.1 million, respectively. Other broker coal sales increased by $28.1 million in 2009 compared to 2008, reflecting increases in shipments and average selling prices. Revenues from transportation and delivery services increased by $39.6 million, as a result of a higher volume of coal sold on a delivered basis, including export sales with delivered pricing terms that include rail and port charges, where we arranged and paid for the freight costs and charged our customers on a cost-plus basis for providing this service. We consider the export business to be opportunistic based on factors such as the U.S. and international economic conditions and freight costs, and do not expect exports to be a consistent part of our business. Other revenues, which in 2008 included $6.3 million from a Decker contract settlement, decreased $5.1 million in 2009.

  Cost of Product Sold

        Cost of product sold, excluding depreciation, depletion, amortization and accretion, was $933.5 million for the year ended December 31, 2009, compared to $894 million for the year ended December 31, 2008, a $39.5 million or 4.4% increase. Cost of product sold was 66.8% and 72.1% of revenues for those same periods, respectively.

        The largest component of cost of product sold is the cost of coal produced at the three mines that we own and operate, which totaled $722.7 million in 2009, compared to $730 million in 2008, a decrease of approximately 1%. This moderate decrease reflects the 3% decrease in tons shipped from our mines, partially offset by 2.1% increase in the cost per ton of coal produced, from $7.79 in 2008 to $7.95 in 2009. The increase in the cost per ton of coal produced is primarily the result of an 11% per ton increase in royalties and production taxes, which reflects the higher average sales prices realized on our 2009 coal shipments. Excluding royalties and production taxes, the cost per ton of coal produced declined from $4.70 to $4.52, primarily reflecting decreases in unit costs for fuel, lubricants and explosives, as a result of lower prevailing commodity prices in 2009, partially offset by moderate increases in unit costs for labor, repairs and supplies. The cost of coal produced by the Decker mine decreased $5.3 million in 2009, reflecting lower production volumes partially offset by higher unit production costs.

        Cost of product sold also increased in 2009 due to the greater volume of sales on a delivered basis, where we arranged transportation, resulting in a $27.8 million increase in freight and handling costs. In addition, the cost of purchased coal increased $24.2 million, including increases of $2 million for our significant broker sales contract that expired in 2010 (see "—Overview" above) and $22.2 million for other broker sales, consistent with the related increase in broker sales revenues in 2009.

  Depreciation and Depletion

        Depreciation and depletion expense was $97.9 million for the year ended December 31, 2009, compared to $89 million for the year ended December 31, 2008, an increase of $8.9 million, or 10%. The increase is primarily attributable to a $7.9 million increase in depletion of reclamation costs as a result of an increase in estimated reclamation costs for a mined-out portion of the Decker mine, while the 2008 amount reflected a favorable adjustment upon the addition of new coal reserves at the Cordero Rojo mine. In addition, depreciation increased $2.3 million as a result of a higher capital base, following increased investment and capital expenditures in recent years. These increases were partially offset by a decrease in depletion of $1.6 million resulting from fewer tons produced in 2009 as compared to 2008, as depreciation and depletion are calculated predominantly on a units-of-production basis.

  Amortization

        Amortization expense was $28.7 million and $46 million for the years ended December 31, 2009 and 2008, respectively. The $17.3 million or 37.6% decrease was primarily attributable to the buy out of a long-term contract at the Decker mine in the first quarter of 2008, which resulted in accelerated amortization of the intangible asset associated with the contract in 2008. In addition, this intangible asset was fully impaired later in 2008 as a result of a change in the Decker mine plan during the fourth quarter, resulting in no amortization of the intangible asset being recognized during 2009. Further contributing to the decrease was a reduction in amortization related to a coal supply contract that expired in 2010.

  Accretion

        Accretion expense was $12.6 million and $12.7 million for the years ended December 31, 2009 and 2008, respectively. The nominal change reflects the lack of significant overall changes in our asset retirement obligations and the related discount rates.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $69.8 million for the year ended December 31, 2009, compared to $70.5 million for the year ended December 31, 2008. The small overall change from the prior year reflects several offsetting changes in components of SG&A expenses. Our employee compensation costs increased $6.1 million reflecting an increase in the number of employees in 2009, including new hires in connection with Holdings's transition to a stand-alone public company. This increase was offset by a $7.8 million decrease in expenses associated with our divestiture efforts.

  Asset Impairment Charges

        Asset impairment charges were $698,000 and $2.6 million for the years ended December 31, 2009 and 2008, respectively. In 2009, we recognized an impairment charge of $698,000 for costs incurred on an abandoned time-keeping software project. In 2008, we recognized impairments of $4.6 million for remaining contract rights related to Decker that were determined not to be recoverable and $1 million for costs incurred on an abandoned production cost efficiency project. These charges were offset by a $3 million reduction of an asset impairment charge recognized in 2008 related to an information system project that was impaired during 2007.

  Other Income (Expense)

        Prior to the IPO, interest income consisted of interest earned on short-term investments made through a RTA cash management program. Subsequent to the IPO, interest income consisted of interest earned on cash invested by our treasury department. Interest income decreased $2.6 million to $0.3 million for the year ended December 31, 2009, from $2.9 million for the year ended December 31, 2008. While the average amount of invested funds increased, interest income decreased due to a decrease in the average rate earned to 0.1% in 2009 from 3.1% in 2008.

        Interest expense declined to $6 million during the year ended December 31, 2009, from $20.4 million for the year ended December 31, 2008. The decrease resulted primarily from the termination on September 24, 2008, of the RTA Facility, under which we incurred interest of $16.8 million in 2008. Interest expense will increase going forward as a result of the debt financing transactions entered into on November 25, 2009. See "—Liquidity and Capital Resources—Senior Unsecured Notes" and "—Senior Secured Revolving Credit Facility" below.

  Income Tax Provision

        Income tax expense increased to $64 million for the year ended December 31, 2009, from $25.3 million for the year ended December 31, 2008, due to higher income before taxes. The effective income tax rate increased to 25.7% for the year ended December 31, 2009, from 23.2% for the year ended December 31, 2008. The increase in effective tax rate in 2009 was primarily due to a reduction in tax benefits received for percentage depletion deductions. The adjustment to the effective tax rate for the post-IPO period in 2009 to account for our nontaxable status reduced our effective tax rate by approximately 3.2%. See "Note 12. Income Taxes" of "Notes to Consolidated Financial Statements."

  Discontinued Operations

        Income from discontinued operations, net of income tax, was $211.1 million for the year ended December 31, 2009, compared to a loss of $25.2 million for the year ended December 31, 2008. The favorable change was primarily attributable to income from the Jacobs Ranch mine, which was sold on October 1, 2009, resulting in a pre-tax gain of $264.8 million. Jacobs Ranch mine operating income prior to disposal improved by $69.4 million due to higher coal prices and the cessation of depreciation, depletion and amortization as a result of the assets being classified as held for sale as of March 1, 2009. These favorable changes were partially offset by a $119 million increase in related income taxes. The overall increase in income from discontinued operations also reflects the absence in 2009 of net losses incurred at the Colowyo mine and the uranium mining venture after RTEA transferred its interests in the property to RTA in October 2008.

  Net Income

        As a result of the factors discussed above, net income for the year ended December 31, 2009, was $397.8 million, compared to net income of $63.1 million for the year ended December 31, 2008.

Year Ended December 31, 2008, Compared to Year Ended December 31, 2007

  Revenues

        Revenues were approximately $1.24 billion for the year ended December 31, 2008, compared to approximately $1.05 billion for the year ended December 31, 2007, a $186.5 million or 17.7% increase.

        Revenues from the sale of coal produced at the mines we own and operate totaled $978.3 million in 2008, compared to $841.1 million in 2007. This $137.2 million or 16.3% increase in revenues reflects a 12.6% increase in the average price per ton of coal sold, from $9.27 in 2007 to $10.44 in 2008, and a 3.3% increase in shipments, from 90.7 million tons in 2007 to 93.7 million tons in 2008. The increase in both the price per ton sold and in tonnage reflected a strengthening market for PRB coal at the time we entered into our coal supply contracts that provided for deliveries in 2008. Our share of revenues from coal produced at the Decker mine added to the increase in revenue by $1.5 million or 4.3%.

        The balance of our revenues, which consist primarily of broker coal sales and billings for transportation and delivery services totaled $226.1 million in 2008, compared to $178.1 million in 2007. These amounts include revenues from our significant broker sales contract of $135.1 million and $116.6 million for the years ended December 31, 2008 and 2007, respectively. Other coal sales decreased by $3.9 million reflecting a decrease in tons sold, partially offset by an increase in the average selling price per ton. Revenues from transportation and delivery services increased $41.8 million and reflects a higher volume of coal sold on a delivered basis, where we arranged and paid for the freight.

  Cost of Product Sold

        Cost of product sold was $894 million for the year ended December 31, 2008, compared to $755.3 million for the year ended December 31, 2007, a $138.7 million or 18.4% increase. Cost of product sold was 72.1% and 71.7% of revenues for those same periods, respectively.

        The cost of coal produced at the three mines that we own and operate totaled $730 million in 2008 compared to $631.9 million in 2007, an increase of approximately 15.5%. This increase reflects the 3.3% increase in tons sold and an 11.8% increase in the average cost per ton of coal produced, from $6.97 in 2007 to $7.79 in 2008. The increase in average cost per ton primarily reflects a 30.6% increase in fuel and lubricant costs attributable to higher diesel fuel costs in 2008 and a 10.3% increase in royalties and production taxes in line with our increased coal sales revenue for the same period. We also experienced moderate cost per ton increases in other costs, including labor, explosives, repairs and supplies. Additionally, our 50% share of Decker mine production costs increased 6.2% from $28.4 million in 2007 to $30.1 million in 2008.

        Cost of product sold also increased in 2008 due to a greater volume of sales on a delivered basis where we arranged transportation, resulting in a $30.1 million increase in freight and handling costs. In addition, the cost of purchased coal increased $8.8 million, including increases in costs related to our significant broker sales contract, resulting in an 11.7% increase in the average cost per ton for purchased coal on a relatively flat volume of tons purchased.

  Depreciation and Depletion

        Depreciation and depletion increased by 11.1% to $89 million for the year ended December 31, 2008, from $80.1 million for the year ended December 31, 2007. This increase was primarily attributable to increased production from more recently acquired, higher cost coal deposits, resulting in a higher depletion and also due to a higher capital base following increased investment and capital expenditures in recent years resulting in higher depreciation. The increase also resulted from additional tons produced during 2008 as compared to 2007, as depreciation and depletion are calculated predominantly on a units-of-production basis.

  Amortization

        Amortization expense was $46 million and $34.5 million for the years ended December 31, 2008 and 2007, respectively. The $11.5 million increase is primarily attributable to the buy out of a long-term contract at the Decker mine in the first quarter of 2008, which resulted in accelerated amortization of the intangible asset associated with the contract.

  Accretion

        Accretion expense was $12.7 million and $12.2 million for the years ended December 31, 2008 and 2007, respectively. The $0.5 million increase was primarily attributable to revised estimates of the future costs of our closure obligations as a result of increases in estimated costs associated with fulfilling these obligations.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased by $20.4 million, or 40.7%, to $70.5 million for the year ended December 31, 2008, from $50.1 million for the year ended December 31, 2007. The increase was primarily attributable to $25.8 million of legal, accounting and other costs incurred in the year ended December 31, 2008, associated with efforts by RTA to divest RTEA through a trade sale or an initial public offering. This increase was partially offset by a $2.8 million decrease in share-based compensation due to the decrease in value of certain cash-settled awards based on general market conditions during 2008.

  Asset Impairment Charges

        Asset impairment charges were $2.6 million and $18.3 million for the years ended December 31, 2008 and 2007, respectively. As a result of changes in the Decker mine plan in 2008, which resulted in lower projected cash flows, the carrying amount of $4.6 million for remaining contract rights was determined not to be recoverable. In addition, we recognized an impairment charge of $1 million for costs incurred on an abandoned production cost efficiency project. These impairment charges were offset by a $3 million reduction of the asset impairment charge recognized in 2008 related to an information system impaired during 2007 due to a favorable outcome as compared to our prior estimates and resolution of contingencies during 2008. Asset impairment charges in 2007 related to the write-off of capitalized costs, relating to an abandoned implementation of a company-wide integrated financial system.

  Other Income (Expense)

        Interest income, which consisted of interest earned on short-term investments made through a RTA cash management program, decreased to $2.9 million for the year ended December 31, 2008, from $7.3 million for the year ended December 31, 2007, as a result of a decrease of $13.6 million in average invested funds and a 3.8% decrease in the average rate earned to 3.1% in 2008 from 6.9% in 2007. The average invested funds were $78 million and $91.6 million for the years ended December 31, 2008 and 2007, respectively.

        Interest expense, the largest component of which was our variable rate debt with RTA, declined to $20.4 million for the year ended December 31, 2008, from $40.9 million for the year ended December 31, 2007. The decrease primarily resulted from a 2.4% decrease in the average interest rate in 2008 compared to 2007, as well as the contribution of the $547.4 million balance of the debt with RTA to equity on September 24, 2008.

  Income Tax Provision

        Income tax expense increased to $25.3 million for the year ended December 31, 2008, from $18 million for the year ended December 31, 2007, due to higher income before taxes. The effective income tax rate decreased to 23.2% for the year ended December 31, 2008, from 26% for the year ended December 31, 2007. The domestic manufacturing deduction in 2008 was greater than the deduction in 2007. This difference is due to differences in taxable income which drives the amount of deduction recognized. The increased deduction realized in 2008 results in a more significant decrease in the effective rate for 2008 compared to 2007.

  Discontinued Operations

        Loss from discontinued operations was $25.2 million for the year ended December 31, 2008, compared to $21.5 million for the year ended December 31, 2007. The increase was primarily attributable to an increase of $19.5 million in net losses incurred at the Colowyo mine offset by an increase of $13 million in net income from Jacobs Ranch mine and the absence in 2008 of $6.6 million of costs incurred during 2007 to evaluate potential operation of the uranium mining venture. Non-conforming coal quality resulted in reduced revenues for the Colowyo mine that was compounded by unplanned maintenance and higher cost reserves. Jacobs Ranch mine net income improved from higher coal prices and an increase in tons sold.

  Net Income

        As a result of the factors discussed above, net income for the year ended December 31, 2008, was $63.1 million compared to net income of $32.3 million for the year ended December 31, 2007.

Unaudited Pro Forma Statement of Operations

        The unaudited pro forma condensed consolidated statement of operations presented below has been derived from our audited historical consolidated financial statements for the year ended December 31, 2009. This unaudited pro forma condensed consolidated financial information should be read in conjunction with "—Results of Operations" above and our consolidated financial statements.

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009, reflects adjustments to our historical financial statements to present our results as if the IPO and related structuring transactions occurred on January 1, 2009. These adjustments include an increase in interest expense related to our senior notes and a decrease in income taxes reflecting our nontaxable status after the IPO.

        The pro forma adjustments are based on assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations or financial position would have been had the IPO occurred on January 1, 2009. The unaudited pro forma condensed consolidated financial information should not be considered representative of our future results of operations or financial position.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2009
(in thousands)

	Historical	Adjustments		Pro Forma
Revenues	$1,398,200	$—		$1,398,200

Costs and expenses
Cost of product sold	933,489	—	(a)	933,489
Depreciation, depletion, amortization and accretion	139,175	—		139,175
Selling, general and administrative expenses	69,835	—	(a)	69,835
Asset impairment charges	698	—		698

Total costs and expenses	1,143,197	—		1,143,197

Operating income	255,003	—		255,003
Interest and other income (expense), net	(5,663)	(44,124	)(b)	(49,787)

Income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates	249,340	(44,124)		205,216
Income tax provision	(64,026)	64,026	(c)	—
Earnings from unconsolidated affiliates, net of tax	1,374	794	(c)	2,168

Income from continuing operations	186,688	20,696		207,384
Income (loss) from discontinued operations, net of tax	211,078	118,299	(c)	329,377

Net income	$397,766	$138,995		$536,761

(a)
The operating expenses reported in the pre-IPO carve-out historical consolidated statements of operations include allocations of certain general and administrative expenses incurred by RTA and other Rio Tinto affiliates. Also included in the pre-IPO operating expenses are costs incurred as a result of actions to divest our business, either through a trade sale or an initial public offering. During 2009, we began to incur recurring costs related to Holdings's being a stand-alone public company and also incurred certain nonrecurring costs during the transition to being a stand-alone company. Although we have estimated our recurring costs associated with the operation as a stand-alone company, a substantial portion of our estimated costs are not considered to be factually supportable. As a result, the accompanying unaudited pro forma condensed consolidated statement of operations has not been adjusted to reflect the estimated costs of operating as a stand-alone company. In addition, we have not adjusted the accompanying unaudited pro forma condensed consolidated statements of operations for the estimated nonrecurring transition costs, as these costs are not expected to have an ongoing impact on our operating results. See "—Selling, General and Administrative Expenses" and "—Cost of Product Sold" above.

(b)
The unaudited pro forma condensed consolidated statement of operations includes an adjustment to reflect interest expense related to our senior notes of $44.1 million for the year ended December 31, 2009. Pro forma interest expense reflects periodic commitment fees, the amortization of up-front lender fees and other financing costs over the terms of the related debt, and is net of amounts required to be capitalized. See "Note 9. Long-Term Debt" of "Notes to Consolidated Financial Statements."

(c)
The unaudited pro forma condensed consolidated statement of operations includes an adjustment to eliminate our historical income tax provision to reflect our status as a nontaxable entity following the IPO.

Liquidity and Capital Resources

        Total unrestricted cash and cash equivalents as of December 31, 2009 and 2008 and June 30, 2010, was $268.3 million, $15.9 million and $249.6 million, respectively. We also maintained $80.2 million and $218.3 million in restricted cash accounts as of December 31, 2009 and June 30, 2010, respectively. The increased balances as of December 31, 2009, reflects our retention of a portion of the proceeds from our senior notes, which were issued on November 25, 2009, and from cash from operations for the period after the IPO. Pursuant to the terms of the Master Separation Agreement (as described in "Certain Relationships and Related Party Transactions—Structuring Transactions and Related Agreements—Master Separation Agreement"), we retained $178.8 million in cash and $80.2 million in restricted cash, and used the remaining proceeds to pay transaction costs and make a cash distribution to RTEA. Prior to the IPO, substantially all of our cash balances, except cash held by Decker, were transferred to Rio Tinto in accordance with the Rio Tinto cash management arrangement. As a result, our cash balance as of December 31, 2008, consisted primarily of amounts held by Decker.

        In addition to our cash and cash equivalents, our primary sources of liquidity are cash from our operations and borrowing capacity under our $400 million revolving credit facility. Cash from operations depends on a number of factors beyond our control, such as the market price for our coal, the quantity of coal required by our customers, electricity demand, regulatory changes impacting our business, reclamation costs, the market price we pay for diesel fuel, variables affecting other costs of our business and other risks and uncertainties, including those discussed in the section "Risk Factors."

        If cash from our operations is lower than expected, we may need to draw on our revolving credit facility. The borrowing capacity under our revolving credit facility is reduced by the amount of letters of credit issued. As a result of the IPO and related structuring transactions, we are a stand-alone entity and can no longer rely on Rio Tinto to secure our reclamation obligations. Consequently, we are required to obtain new surety bonds and to provide collateral to partially secure these arrangements. We expect that this collateral will be in the form of restricted cash collateral and letters of credit, both of which will reduce our available liquidity. Our $80.2 million balance of restricted cash at

December 31, 2009, was used to collateralize transitional arrangements provided by Rio Tinto that expired in March 2010. The entire balance of these surety arrangements transitioned to us during March 2010 and is collateralized by $218.3 million in restricted cash. As of June 30, 2010, our borrowing capacity under the revolving credit facility is $389.5 million. Our ability to borrow under our revolving credit facility is subject to the terms and conditions of the facility, including our compliance with financial and non-financial covenants. As of June 30, 2010, we were in compliance with the terms and conditions of our credit agreements.

        We believe these sources will be sufficient to fund our primary uses of cash for the next twelve months, which include our costs of coal production, federal coal lease installment payments, capital expenditures, interest on our debt and distributions to our members.

        We intend to seek increases in our reserve position by acquiring federal coal and surface rights adjoining our current operations in Wyoming and Montana. We have nominated tracts of land through the LBA process that we believe contain, as applied for, approximately 800 million tons of non-reserve coal deposits, according to our estimates and subject to final determination by the BLM of the final boundaries and tonnage for these tracts. One of these LBAs, the West Antelope II LBA, is subject to pending legal challenges filed in 2010 against the BLM and the Secretary of the Interior by environmental organizations. If we are awarded new coal leases, which may occur as early as 2011, our cash flows could be significantly impacted as we would be required to make the initial lease payment and annual payments thereafter. We will continue to explore additional opportunities to increase our reserve base.

        In addition, our planned capital expenditures, which we expect will be between $50 million and $70 million (excluding federal coal lease payments) in 2010, include our estimates of expenditures necessary to develop new coal leases to maintain our reserve position, including the addition of sufficient fleets of heavy mining equipment needed to mine the coal. Our operating and capital expenditure plans also include our estimates of the necessary expenditures to keep our current fleets updated to maintain our mining productivity and competitive position.

        We are required to make semi-annual interest payments on our senior notes that commenced on June 15, 2010. We also expect to make on-going distributions to our members sufficient to fund Holdings's income tax obligations and Holdings's payments to Rio Tinto under the Tax Receivable Agreement, which will impact our liquidity. See "Note 15. Commitments and Contingencies—Tax-Related Obligations of Holdings" of "Notes to Consolidated Financial Statements."

        If we do not have sufficient resources to satisfy our obligations, we may need to borrow money or take other actions. We may not be able to obtain additional funding on acceptable terms or at all. In addition, our existing debt instruments contain restrictive covenants which may prohibit us from adopting certain alternatives to obtain additional funding.

Continuing Operations

        Net cash provided by operating activities from continuing operations was $134.7 million for the six months ended June 30, 2010, compared to $239.8 million for the six months ended June 30, 2009. This $105.1 million decrease reflects a decrease in net income of $10.9 million, a decrease in non-cash expenses and other adjustments before changes in working capital of $6 million and an $88.2 million decrease in working capital. The increase from adjustments before changes in working capital was largely due to a change in amortization. The decrease in working capital was largely driven by a reduction in related-party receivables as a result of changes in our relationship with Rio Tinto through the IPO structuring transactions.

        Net cash provided by operating activities from continuing operations was $456.6 million for the year ended December 31, 2009, compared to $150 million for the year ended December 31, 2008. This

$306.6 million increase reflects a $200.6 million change in the effects of transactions with related parties. In the year ended December 31, 2008, we made payments to affiliates that resulted in a $129.3 million net reduction in amounts due to related parties, while in 2009 no similar payments were made and the amounts due to related parties increased by $102.5 million, reflecting expenses incurred by related parties on our behalf. The increase in operating cash flow also reflects a $98.3 million increase in income from continuing operations and a $28.2 million increase in deferred income taxes, partially offset by a $26.5 million decrease in non-cash expenses. The decrease in non-cash expenses is primarily related to amortization expense and interest expense converted to principal.

        Net cash provided by operating activities from continuing operations was $150 million for the year ended December 31, 2008, compared to $290.1 million for the year ended December 31, 2007. Contributing to the $140.1 million decrease in cash provided by operating activities from continuing operations was a $186.4 million change in amounts due to affiliates, offset, in part, by a $30.1 million improvement in the collection of receivables.

        Net cash used in investing activities from continuing operations was $146.2 million for the six months ended June 30, 2010, compared to $245.2 million for the six months ended June 30, 2009. The $99 million decrease in cash used in investing activities from continuing operations was primarily the result of a $176 million decrease in cash advances to affiliates as a result of the cessation of the cash management program we were under with Rio Tinto prior to the IPO structuring transactions; and a $60.8 million decrease in purchases of property, plant and equipment. These decreases were partially offset by a $138.2 million increase in restricted cash to collateralize surety bonds obligations. See "—Off-Balance Sheet Arrangements" below.

        Net cash used in investing activities from continuing operations was $417.1 million for the year ended December 31, 2009, compared to $153.7 million for the year ended December 31, 2008. The $263.4 million increase in cash used in investing activities from continuing operations was primarily the result of a $182.5 million increase in amounts invested in the RTA cash management program, an $80.2 million increase in restricted cash and a $21.4 million decrease in net receipts of refundable deposits related to coal reserve acquisition bids partially offset by a $18.4 million decrease in purchases of property, plant and equipment.

        Net cash used in investing activities from continuing operations increased to $153.7 million for the year ended December 31, 2008, from $90.6 million for the year ended December 31, 2007. The $63.1 million increase in cash used in investing activities from continuing operations is the result of increased purchases of property, plant and equipment during 2008 as compared to 2007 and increases in the cash invested with RTA treasury, as part of the cash management program, partially offset by the receipt of a $24.4 million refundable deposit related to an unsuccessful coal reserve acquisition bid, which was paid during 2007.

        Net cash used in financing activities from continuing operations was $7.2 million for the six months ended June 30, 2010, compared to $28 million for the six months ended June 30, 2009. This decrease in cash used in financing activities from continuing operations was primarily attributable to a $20.9 million reduction in repayments of other long-term debt.

        Net cash used in financing activities from continuing operations was $582.2 million for the year ended December 31, 2009 compared to $2.9 million for the year ended December 31, 2008. This increase in cash used in financing activities from continuing operations is primarily attributable to approximately $1.08 billion in distributions to Rio Tinto, $764.1 million of which represented the proceeds from the sale of the Jacobs Ranch mine and $309.7 million of which was funded by the proceeds of our senior notes offering. Also contributing to the use of cash was a $29.2 million increase in payments on long-term debt, including federal coal leases, and net borrowings and repayments on the RTA Facility during the year ended December 31, 2008 that did not occur in 2009. Partially offsetting these increases was $568.7 million in net proceeds from our senior notes offering.

        Net cash used in financing activities from continuing operations decreased to $2.9 million for the year ended December 31, 2008, from $147.6 million for the year ended December 31, 2007. This reduction in cash used in financing activities from continuing operations primarily related to net borrowings on the RTA facility of $30 million during 2008 compared to payments on the facility of $120 million during 2007.

Discontinued Operations

        There were no discontinued operations for the first half of 2010. Net cash provided from discontinued operations of $37.2 million for the first half of 2009 is a result of cash provided from the Jacobs Ranch mine which was sold on October 1, 2009.

        Net cash provided by operating activities from discontinued operations was $36 million, $50.3 million and $30.8 million for the years ended December 31, 2009, 2008 and 2007, respectively. The $14.3 million decrease in net cash provided by operating activities from discontinued operations for the year ended December 31, 2009, compared to 2008 was due primarily to an increase in royalty and production tax payments. The increase in net cash provided by operating activities from discontinued operations in 2008 from 2007 was primarily attributable to an increase in accounts payable and accrued expenses related to cash management strategies partially offset by a 2008 payment for a reclamation trust fund related to the uranium mining venture.

        Net cash provided by investing activities from discontinued operations was $759 million for the year ended December 31, 2009, compared to net cash used in investing activities from discontinued operations of $41.2 million and $72.9 million for the years ended December 31, 2008 and 2007, respectively. Our 2009 cash flows reflect proceeds of $764.1 million from the sale of the Jacobs Ranch mine, which was completed on October 1, 2009. The decrease in net cash used in investing activities from discontinued operations from 2007 to 2008 is due primarily to decreased purchases of property, plant and equipment at the Jacobs Ranch mine for specific expansion projects offset, in part, by the absence of the receipts of restricted cash and refundable deposits received in 2007.

        Net cash used in financing activities from discontinued operations was $10.2 million and $5.7 million for the years ended December 31, 2008 and 2007, respectively. There was no cash used or provided from financing activities for discontinued operations during 2009 due to the absence of Colowyo financing activities as a result of the October 2008 disposal of Colowyo. The increase in net cash used in financing activities from discontinued operations in 2008 from 2007 is due to a change in restricted cash held for the payment of collateralized bonds related to the Colowyo mine.

Senior Unsecured Notes

        Effective November 25, 2009, we and CPE Finance Corp., issued the Old 2017 Notes ("2017 notes") and the Old 2019 Notes ("2019 notes"), which we refer to collectively as the senior notes, in accordance with Rule 144A of the Securities Act of 1933, as amended. The 2017 notes and the 2019 notes each were issued in the aggregate principal amount of $300 million, net of original issue discounts of $2.2 million and $2.5 million, respectively, resulting in aggregate proceeds of $595.3 million. The 2017 notes and 2019 notes bear interest at fixed annual rates of 8.250% and 8.500%, respectively, and mature on December 15, 2017 and 2019, respectively. There are no mandatory redemption or sinking fund payments for the senior notes and interest payments are due semi-annually on June 15 and December 15, which commenced on June 15, 2010. Subject to certain limitations, we may redeem the 2017 notes by paying specified redemption prices in excess of their principal amount prior to December 15, 2015, or by paying their principal amount thereafter. Similarly, we may redeem the 2019 notes by paying specified redemption prices in excess of their principal amount prior to December 15, 2017, or by paying their principal amount thereafter.

        In connection with the IPO structuring transactions, approximately $309.7 million of the net proceeds were distributed to RTEA during the fourth quarter of 2009. The remaining net proceeds from the senior notes offering are being used for general corporate purposes, including the payment of fees under our revolving credit facility, cash reserves for securing our reclamation obligations and for capital expenditure requirements.

        The senior notes are jointly and severally guaranteed by all of our existing and future restricted subsidiaries that guarantee our debt under our credit facility. See "—Senior Secured Revolving Credit Facility" below. Substantially all of our consolidated subsidiaries, excluding Decker Coal Company ("Decker") in which we hold a 50% non-operating interest, are considered to be restricted subsidiaries and guarantee the senior notes.

        The indenture governing the senior notes, among other things, limits our ability and the ability of our restricted subsidiaries to incur additional indebtedness and issue preferred equity; pay dividends or distributions; repurchase equity or repay subordinated indebtedness; make investments or certain other restricted payments; create liens; sell assets; enter into agreements that restrict dividends, distributions or other payments from restricted subsidiaries; enter into transactions with affiliates; and consolidate, merge or transfer all or substantially all of their assets and the assets of their restricted subsidiaries on a combined basis.

        Upon the occurrence of certain transactions constituting a "change in control" as defined in the indenture, holders of our notes could require us to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Senior Secured Revolving Credit Facility

        Concurrent with the offering of the senior notes, we entered into a $400 million senior secured revolving credit facility, or credit facility, with a syndicate of lenders, the full amount of which is available for use in connection with loans or the issuance of letters of credit. Our obligations under the credit facility are supported by a guarantee by certain of our domestic restricted subsidiaries. The credit facility matures on December 16, 2013. As of June 30, 2010, there were no amounts drawn under the credit facility and $10.5 million was committed in connection with the issuance of letters of credit. The letters of credit are used as collateral to secure our obligations to reclaim lands used for mining. See "—Off-Balance Sheet Arrangements" below.

        Loans under the credit facility bear interest at the greater of the LIBOR or 2.50%, plus an applicable margin based on our credit rating of between 3.25% and 4.25% (4% at June 30, 2010). We are required to pay the lenders a commitment fee of 0.75% per year on the unused amount of the credit facility. Letters of credit issued under the credit facility, unless drawn upon, will bear interest at the applicable margin for LIBOR loans from the date at which they are issued. In addition, in connection with the issuance of a letter of credit we will be required to pay the issuing bank a fronting fee of 0.25% plus additional customary administrative fees and expenses.

        Our obligations under the credit facility are secured by substantially all of our assets and substantially all of the assets of certain of our subsidiaries, subject to certain permitted liens and to customary exceptions for similar coal financings. We are subject to financial maintenance covenants based on EBITDA (which is defined in the credit agreement and may not be the same as EBITDA presented elsewhere in this prospectus) requiring us to maintain defined minimum levels of interest coverage and providing for a limitation on our total and first lien senior secured debt leverage ratios. Specifically, the credit agreement requires us to maintain a ratio of EBITDA to consolidated net cash interest expense equal to or greater than 2.5 to 1 through December 31, 2010, and 2.75 to 1 thereafter; a ratio of funded debt to EBITDA equal to or less than 3.75 to 1 through December 31, 2010, and 3.5 to 1 thereafter; and a ratio of first lien senior secured debt to EBITDA equal to or less than 1.5 to 1 as long as the credit facility is in effect.

        Our credit facility also requires us to comply with non-financial covenants that restrict certain corporate activities and certain of our subsidiaries and contains customary events of default with customary grace periods and thresholds. These covenants include restrictions on our ability to incur additional debt and pay dividends, among other restrictive covenants. Our ability to access the available funds under our credit facility may be impaired in the event that we do not comply with the covenant requirements or if we default on our obligations under the agreement. In addition, under the terms of our credit facility, a change in control of us or Holdings will result in an automatic event of default and, unless waived by the required lenders, will result in all obligations under the agreement becoming immediately due and payable.

Federal Coal Leases

        Our federal coal lease obligations consist of amounts payable to the BLM under leases, each of which require five equal annual payments for the first five years of the term of the lease. The remaining aggregate annual payments under our existing federal coal leases total $187.3 million, with $54.1 million due in the remainder of 2010. The outstanding principal balance of our federal coal lease obligations was $162.2 million as of June 30, 2010. The $25.1 million difference between the total payments and the principal balance reflected on our balance sheet represents imputed interest, which will be recognized over the remainder of the lease terms.

Off-Balance Sheet Arrangements

        In the normal course of business, we are party to a number of arrangements that secure our performance under certain legal obligations. These arrangements include letters of credit and surety bonds. We use these arrangements primarily to comply with federal and state laws that require us to secure the performance of certain long-term obligations, such as mine closure or reclamation costs, coal lease obligations, state workers' compensation and federal black lung liabilities. These arrangements are typically renewable annually.

        As of June 30, 2010, we had $519.8 million in surety bonds and $10.5 million in outstanding letters of credit to secure certain of our obligations to reclaim lands used for mining and to secure coal lease obligations that are not reflected in our unaudited consolidated balance sheet. These surety bonds are collateralized by a restricted cash balance of $218.3 million. Our surety bonds are used primarily to secure reclamation obligations, which include amounts to secure performance related to our outstanding obligations to reclaim areas disturbed by our mining activities and are a requirement under our state mining permits; lease obligations, which are generally required as a condition to state or federal coal leases; and other obligations, which include exploration permits, water well construction and monitoring and other miscellaneous items as mandated by the applicable governing agencies. Our outstanding letters of credit issued under our revolving credit facility secure our share of additional Decker reclamation obligations.

        Our outstanding surety bonds and letters of credit in respect of our reclamation obligations, which at June 30, 2010, were $503 million (including our obligations with respect to the Decker mine), are required by law. State statutes regulate and determine the calculation of the amounts of the bonds and letters of credit that we are required to hold. We do not believe that these state-mandated estimates are a true reflection of what our actual reclamation costs will be. Reclamation bond amounts represent an estimate of our near-term reclamation liability that assumes reclamation activities will be performed during the next one to five years. Because this evaluation is near-term, it is recalculated on a frequent basis, often annually. The basis for calculating bonding costs is substantially different than the requirements that apply to the determination of our asset retirement obligation ("ARO") liability on our consolidated balance sheet, which is determined in accordance with U.S. GAAP. The state permitting regulations prescribe the specific methodology to be used in our bonding calculations and provide that the bond amounts must assume certain costs that the state would incur if they were required to complete the reclamation on our behalf. Additionally, where a multi-year bond, such as a three to five-year bond, is put into place, the state regulatory authority requires that the reclamation liability must be calculated for the highest cost scenario over that period.

        The carrying amount of our reclamation obligations, as determined in accordance with U.S. GAAP, which are reported in our consolidated financial statements, as ARO liabilities, was $179.6 million at June 30, 2010, $3.2 million of which is payable during the remaining two quarters of 2010. We estimate our ARO liabilities based on disturbed acreage to date and third party cost estimates. The estimated ARO liabilities are also based on engineering studies and our engineering expertise related to the reclamation requirements. We also assume that reclamation will be completed after the end of the mine life based on our current reclamation area profiles, which may be a different land disturbance assumption than the state requires, as we perform reclamation concurrently with our mining activities. Finally, the carrying amount of our ARO liabilities reflects discounting of estimated reclamation costs using a credit-adjusted risk-free interest rate. For a discussion of the risks relating to our reclamation obligations, see the section "Risk Factors—Risks Related to Our Business and Industry—If the assumptions underlying our reclamation and mine closure obligations are materially inaccurate, our costs could be significantly greater than anticipated or be incurred sooner than anticipated."

        Because we are required by state and federal law to have these bonds or letters of credit in place before mining can commence, or continue, our failure to maintain surety bonds, letters of credit or other guarantees or security arrangements would materially and adversely affect our ability to mine or lease coal. That failure could result from a variety of factors including lack of availability, higher expense or unfavorable market terms, the exercise by third-party surety bond issuers of their right to refuse to renew the surety and restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of any credit facility then in place. See "Note 15. Commitments and Contingencies" of "Notes to Consolidated Financial Statements."

Contractual Obligations

        As of December 31, 2009, we had the following contractual obligations (in millions):

	Total	2010	2011 - 2012	2013 - 2014	2015 and Thereafter
Senior notes(1)	$600.0	$—	$—	$—	$600.0
Other long-term debt(2)	178.4	55.3	112.5	10.6	—
Interest related to long-term debt(3)	484.6	66.4	115.1	101.3	201.8
Operating lease obligations	8.6	0.7	1.0	0.8	6.1
Coal purchase obligations(4)	4.6	4.6	—	—	—
Capital expenditure obligations(4)	2.3	2.3	—	—	—

Total	$1,278.5	$129.3	$228.6	$112.7	$807.9

(1)
CPE LLC issued $600 million aggregate principal amount of senior notes in two tranches due 2017 and 2019. CPE LLC also has entered into a $400 million four-year revolving credit facility, none of which had been drawn as of December 31, 2009. See "Note 9. Long-Term Debt" of "Notes to Consolidated Financial Statements."

(2)
Other long-term debt includes our discounted payment obligations under federal coal leases, private coal leases and land purchase notes. See "Note 9. Long-Term Debt" of "Notes to Consolidated Financial Statements."

(3)
As of December 31, 2009, we had outstanding commitments for interest related to our senior notes and other long-term debt. See "Note 9. Long-Term Debt" of "Notes to Consolidated Financial Statements."

(4)
As of December 31, 2009, we had outstanding commitments for coal purchases and capital expenditures which are not included on consolidated balance sheet. See "Note 15. Commitments and Contingencies" of "Notes to Consolidated Financial Statements."

        This table does not include our estimated AROs. As discussed in "Critical Accounting Policies and Estimates—Asset Retirement Obligations" below, the carrying amount of our AROs involves a number of estimates, including the amount and timing of the payments to satisfy these obligations. The timing of payments is based on numerous factors, including projected mine closing dates. We believe that substantially all the payments required under our AROs as of December 31, 2009, will be made subsequent to December 31, 2012. Based on our assumptions, the carrying amount of our AROs as determined in accordance with U.S. GAAP is $181.4 million as of December 31, 2009, $5.5 million of which is payable in 2010. See "Note 10. Asset Retirement Obligations" of "Notes to Consolidated Financial Statements."

        This table does not include our contractual obligations related to an agreement we entered into in April 2008 to purchase land pursuant to which the seller may require us to pay a purchase price of $23.7 million between April 2013 and 2018.

        This table does not include pro-rata distributions to our members that we expect to make in connection with Holdings's obligations to pay federal and state income taxes and pay Rio Tinto amounts required under the Tax Receivable Agreement. Holdings does not maintain any significant cash balances and generally does not have any sources of cash other than distributions from us. We anticipate that Holdings will cause us to make pro-rata distributions to our members in amounts sufficient to fund these tax-related obligations. We estimate that Holdings will pay Rio Tinto $54.5 million under the Tax Receivable Agreement. This estimate is based on forecasts of future taxable income over the anticipated life of our mining operations and reclamation activities, assuming no additional coal reserves are acquired. The assumptions used in our forecasts are subject to substantial uncertainty about our future business operations, and the actual payments that Holdings will be required to make under the Tax Receivable Agreement could differ materially from our estimates. Based on our estimates as of December 31, 2009, we expect to make distributions of approximately $1.5 million in 2010 and distributions averaging approximately $15 million during 2011 to 2014. We expect to make additional pro-rata distributions to fund Holdings's periodic federal and state income tax payments. The Rio Tinto members may reduce their ownership in us in an exchange of their common membership units for shares of Holdings's common stock. Such a decrease in ownership would reduce subsequent pro-rata distributions to the Rio Tinto members, but generally would increase Holdings's payment obligations and result in increased pro-rata distributions to Holdings. Pro-rata distributions to our members also may be affected by provisions in the Tax Receivable Agreement that require Holdings's payment obligations to increase or become accelerated as a result of certain asset transfers outside the ordinary course of business, a change in control of the Company, or a default by Holdings.

Critical Accounting Policies and Estimates

        We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the U.S. These accounting principles require us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, and revenues and expenses, as well as the disclosure of contingent assets and liabilities. We base our judgments, estimates and assumptions on historical information and other known factors that we deem relevant. Estimates are inherently subjective, as significant management judgment is required regarding the assumptions utilized to calculate accounting estimates in our consolidated financial statements, including the notes thereto. Our significant accounting policies are described in "Note 3. Summary of Significant Accounting Policies" of "Notes to Consolidated Financial Statements." This section describes those accounting policies and estimates which we believe are critical to understanding our consolidated financial statements.

Revenue Recognition

        Revenues from coal sales are recognized when a customer takes delivery of our coal, which usually occurs at the time of shipment from our mine. Some coal supply agreements provide for price adjustments based on variations in quality characteristics of the coal shipped. In certain cases, a customer's analysis of the coal quality is binding and the results of the analysis are received on a delayed basis. In these cases, we estimate the amount of the quality adjustment and adjust the estimate to actual when the information is provided by the customer. Historically such adjustments have not been material.

Asset Retirement Obligations

        Our AROs arise from the SMCRA and similar state statutes. These regulations require that we, upon closure of a mine, restore the mine property in accordance with an approved reclamation plan issued in conjunction with our mining permit.

        Our AROs are recorded initially at fair value, or the amount at which we estimate we could transfer our future reclamation obligations to informed and willing third parties. We use estimates of future third party costs to arrive at the AROs because the fair value of such costs generally reflects a profit component. It has been our practice, and we anticipate it will continue to be our practice, to perform a substantial portion of the reclamation work using internal resources. Hence, the estimated costs used in determining the carrying amount of our AROs may exceed the amounts that are eventually paid for reclamation costs if the reclamation work is performed using internal resources.

        To determine our AROs, we calculate on a mine-by-mine basis the present value of estimated future reclamation cash flows based upon each mine's permit requirements, estimates of the current disturbed acreage subject to reclamation, which is based upon approved mining plans, estimates of future reclamation costs and assumptions regarding the mine's productivity, which are based on engineering estimates that include estimates of volumes of earth and topsoil to be moved, the use of particular pieces of large mining equipment to move the earth and the operating costs for those pieces of equipment. These cash flow estimates are discounted at the credit-adjusted, risk-free interest rate based on U.S. Treasury bonds with a maturity similar to the expected life of the mine.

        The amount initially recorded as an ARO for a mine may change as a result of mining permit changes granted by mining regulators, changes in the timing of mining activities and the mine's productivity from original estimates and changes in the estimated costs or the timing of reclamation activities. We periodically update estimates of cash expenditures to meet each mine's reclamation requirements and we adjust the ARO in accordance with U.S. GAAP, which generally requires a measurement of the present value of any increase in estimated reclamation costs using the current credit-adjusted, risk-free interest rate based on U.S. Treasury bonds with a maturity similar to the expected remaining life of the mine. Adjustments to the ARO for decreases in the estimated amount of reclamation costs are measured using the credit-adjusted, risk-free interest rate as of the date of the initial recognition of the ARO. Annually, we analyze AROs on a mine-by-mine basis and, if necessary, adjust the balance to take into account any changes in estimates.

Impairment of Long-Lived Assets

        We evaluate the recorded amounts of our long-lived assets, other than goodwill, whenever events or circumstances indicate that the carrying amount of a particular asset may not be recoverable. An impairment loss is required to be recognized when the undiscounted estimated cash flows attributable to an asset are less than the carrying amount of the asset. Goodwill is evaluated annually for impairment during the fourth quarter of the year, or more frequently if circumstances indicate an impairment may have occurred.

        When an impairment condition exists, the asset is written down to its fair value, which may be determined using discounted cash flow techniques. Such techniques involve estimating both the amount and timing of the cash flows and require judgment in determining the appropriate discount rate. Significant adverse changes to our business environment, interest rates and future cash flows could lead to the recognition of impairment charges in future periods, and those charges could be material.

Federal Coal Leases

        Upon the effective date of federal coal leases, pursuant to which payments are required to be paid in five equal annual installments, we recognize an asset for the related mineral rights in property, plant and equipment and a corresponding liability for our future payment obligations in long-term debt. The amount recognized as an asset is the sum of the initial installment due at the effective date of the lease and the amount recognized in long-term debt, which reflects the present value of the remaining installments. We determine the present value of the remaining installments using an estimate of the credit-adjusted, risk-free rate that reflects our credit rating. Interest is recognized over the term of the lease based on the imputed interest rate that was used to determine the initial long-term debt amount on the effective date. Such interest may be capitalized while activities are in progress to prepare the acquired coal reserves for mining. The mineral rights asset recorded at the effective date is eventually recognized in depreciation and depletion expense using the units-of-production method over the period the related coal reserves are mined.

Share-Based Compensation

        We measure the cost of employee share-based awards based on fair value. This cost generally is recognized over the time period that the recipient of a share-based compensation award is required to provide service, typically the vesting period. We estimate the fair value of certain share-based payment awards as of the grant date using a Black-Scholes option valuation model. Estimates are required to determine inputs to the valuation model, such as the expected volatility of the underlying share price over the expected term of the option, the expected term of the option, and the risk-free interest rate. Changing any of the model inputs could significantly change the valuation of the share-based award at the applicable measurement date. We are required to estimate the awards that we ultimately expect to vest and to adjust share-based compensation expense for the effects of estimated forfeitures of awards over the expense recognition period. See "Note 14. Share-Based Compensation" of "Notes to Consolidated Financial Statements."

Seasonality

        Our business has historically experienced only limited variability in its results due to the effect of seasons. Demand for coal-fired power can increase due to unusually hot or cold weather, as power consumers use more air conditioning or heating. Conversely, mild weather can result in softer demand for our coal. Adverse weather conditions, such as blizzards or floods, can impact our ability to mine and ship our coal, and our customers' ability to take delivery of coal.

Quantitative and Qualitative Disclosure About Market Risk

        We define market risk as the risk of economic loss as a consequence of the adverse movement of market rates and prices. We believe our principal market risks are commodity price risk and interest rate risk.

Commodity Price Risks

        Market risk includes the potential for changes in the market value of our coal portfolio. Due to the lack of quoted market prices and the long-term nature of our forward sales position, we have not quantified the market risk related to our coal supply agreements. All of our planned 2010 production is contracted for sale. As a result, our 2010 commodity price risk is limited, assuming our customers take and pay for the coal volumes as set forth in our contracts. Historically, we have principally managed the commodity price risk for our coal contract portfolio through the use of long-term coal supply agreements of varying terms and durations, rather than through the use of derivative instruments.

        We also face price risk involving other commodities used in our production process. We believe that price risks associated with diesel fuel and explosives are significant because of the recent price fluctuations for these commodities. Based on our projections of our usage of these commodities for the next 12 months, and assuming that the average cost of diesel fuel and explosives increase by 10%, respectively, we would incur additional fuel and explosive costs of approximately $8.1 million and $5.2 million, respectively, over the next 12 months. Historically, we have not hedged commodities such as diesel fuel and natural gas. We may enter into hedging arrangements in the future.

Interest Rate Risk

        Our credit facility is subject to an adjustable interest rate. See "—Liquidity and Capital Resources—Senior Secured Revolving Credit Facility." We had no outstanding borrowings under our credit facility as of June 30, 2010. To the extent that we borrow under the revolving credit facility, we may be subject to increased sensitivity to interest rate movements as they relate to our ability to repay our debt. Any future debt arrangements that we enter into may also require borrowings at adjustable interest rates that may increase our sensitivity to interest rate movements.

Internal Controls

        Prior to the IPO, we operated as an indirect wholly-owned subsidiary of Rio Tinto, which required us to provide them financial information for inclusion in their consolidated financial reports. We provided this information in accordance with International Financial Reporting Standards at a level of materiality commensurate with their consolidated financial statements and necessary to meet their regulatory financial reporting requirements. We were not required to and did not have personnel with an appropriate level of accounting, taxation and financial reporting knowledge, experience and training in the application of U.S. GAAP to comply with the record keeping, financial reporting, corporate governance and other rules and regulations of the SEC, the Sarbanes Oxley Act, the Public Company Accounting Oversight Board and , and other regulatory bodies. In addition, we were not required to comply with the internal control design, documentation and testing requirements imposed by the Sarbanes Oxley Act on a stand alone basis, but rather only complied to the extent required as a part of Rio Tinto.

        In connection with the IPO, Holdings became directly subject, and as a subsidiary of Holdings we became indirectly subject, to these requirements, in addition to our reporting requirements to meet our contractual reporting obligations to Rio Tinto, and, following the exchange offer, we will be directly subject to these requirements as a separate public reporting company. Effective internal control over financial reporting is necessary for us to provide reliable annual and interim financial reports and to prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results and financial condition could be materially misstated and our reputation could be significantly harmed.

        During the preparation of our consolidated financial statements as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008, we identified material weaknesses in our internal controls over financial reporting as a stand-alone company that contributed to a restatement of our 2005, 2006 and 2007 consolidated financial statements and June 30, 2008, interim consolidated financial statements. If not remediated satisfactorily, these material weaknesses could result in further material misstatements in our consolidated financial statements in future periods. Specifically, we have not been required to have, and as a result did not maintain a sufficient complement of personnel with an appropriate level of accounting, taxation and financial reporting knowledge, experience and training in the application of U.S. GAAP commensurate with our financial reporting requirements on a stand alone basis and the complexity of our operations and transactions. We also did not maintain an adequate system of processes and internal controls sufficient to support our financial reporting requirements and produce timely and accurate U.S. GAAP consolidated financial statements consistent with being a stand alone company.

        A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

        In connection with the IPO, Holdings retained a treasurer, head of tax, head of investor relations, and chief accounting officer as part of an on-going program to evaluate and strengthen the organization structure, financial reporting procedures and system of internal control over financial reporting. The program includes:

Financial Reporting Function

  •
  Evaluation of skill sets and experience levels of existing financial reporting staff relative to those needed as an independent public company.

  •
  Development of a recruiting plan, including appropriate compensation levels.

  •
  Development and implementation of an outsourcing plan to meet certain financial reporting and compliance requirements until such time as we have recruited the necessary staff to meet those requirements.

Controls Documentation/Testing Process

  •
  Reviewing and evaluating current documentation of internal controls.

  •
  Evaluating and documenting overall entity control environment.

  •
  Developing documentation standards/methodology.

  •
  Determining and documenting key controls in each functional area.

  •
  Developing and implementing a testing plan.

  •
  Completing the search for a head of internal audit.

        In preparation for the filing of its annual report on Form 10-K, Holdings's management performed an evaluation of the effectiveness of the design and operation of its disclosure controls and procedures as of December 31, 2009, and concluded that the previously identified material weaknesses were not yet been remediated. As a result, during the quarter ended June 30, 2010, Holdings continued to identify and implement changes and improvements in its internal control over financial reporting to remediate the control deficiencies that gave rise to the material weaknesses. These changes include:

  •
  furthering personnel changes in the accounting, taxation and financial reporting areas;

  •
  continuing policy and procedure changes as part of our on-going program to strengthen the organization structure, financial reporting procedures and system of internal control over financial reporting; and

  •
  continuing to make other changes to improve the effectiveness of our internal control over financial reporting, including documenting and starting to test and remediate our key internal controls.

        These remedial steps will need to be placed in operation for a sufficient period of time before Holdings can evaluate the overall effectiveness of its remediation plan and be able to conclude that the material weaknesses have been remediated.

        Under current requirements, Holdings's independent registered public accounting firm is not required to evaluate and assess its internal control over financial reporting until Holdings files its second annual report on Form 10-K which it would expect to file with the SEC for the year ended December 31, 2010, and our independent registered public accounting firm will not be required to evaluate and assess our internal control over financial reporting until we file our second annual report on Form 10-K, which we would expect to file with the SEC for the year ended December 31, 2011. Consequently, we and Holdings will not be evaluated independently in respect of our or their controls for a substantial period of time after this offering is completed. As a result, we or Holdings may not become aware of other material weaknesses or significant deficiencies in our or their internal controls that may be later identified by Holdings's or our independent registered public accounting firm as part of the evaluation.

        The measures or activities we have taken to date, or any future measures or activities we will take, may not remediate the material weaknesses we have identified. See "Risk Factors—Risks Related to Our Business and Industry—We have identified material weaknesses in our internal controls over financial reporting as a stand-alone company that have contributed to a restatement of our 2005, 2006 and 2007 consolidated financial statements and June 30, 2008, interim consolidated financial statements. If not remediated satisfactorily, these material weaknesses could result in further material misstatements in our consolidated financial statements in future periods."

 THE COAL INDUSTRY

        Coal is an abundant and affordable natural resource used primarily to provide fuel for the generation of electric power. World-wide recoverable coal reserves are estimated to be approximately 929 billion tons based on the EIA's International Energy Annual 2009. Based on 2006 EIA data, the U.S. is one of the world's largest producers of coal, with coal reserves representing approximately 226 years of U.S. supply based on current usage rates. Coal is the most abundant fossil fuel in the U.S., representing the vast majority of the nation's total fossil fuel reserves. For a discussion of certain limitations of market data referred to in this prospectus, see "Industry and Market Data" above and "Special Note Regarding the EIA's Market Data and Projections" below.

Industry Trends

        Coal markets and coal prices are influenced by a number of factors and vary materially by region and quality. Although the price of each coal type within a particular major coal producing region tends to be relatively consistent, the price of coal within a region is influenced by market conditions, coal quality, transportation costs involved in moving coal from the mine to the point of use, mine operating costs and the costs and availability of alternative fuels, such as nuclear energy, natural gas, hydropower and petroleum. Coal consumption in the U.S. and particularly with respect to coal produced in the PRB, has been driven in recent periods by several market dynamics and trends, which may or may not continue. The recent economic slowdown has negatively impacted coal demand in the short-term, however, long-term projections for coal demand remain positive. Market dynamics and trends that have recently impacted coal consumption include the following:

        Favorable long-term outlook for the U.S. steam coal market.    Growth in electricity demand continues to drive domestic demand for steam coal. The recent economic slowdown reduced electricity and coal demand from mid-2008 through 2009, but the demand for, and consumption of, coal in the electric power sector in 2010 is projected by the EIA to increase. The long-term demand for electricity is projected to increase at an average annual rate of approximately 1% from 2009 through 2020, according to the EIA. The EIA's projections from AEO 2010 take into account currently enacted regulatory legislation, including provisions of the ARRA, and assume that no pending or proposed federal or state carbon emissions legislation is enacted and that a number of additional coal-fired power plants will be built during the period. The EIA also projects that increased utilization rates by existing power plants and new power plant construction will be drivers of coal demand. For 2010, the STEO July 2010 forecasts that total electricity generation will increase by 3.6% over 2009, assuming a continuing economic recovery. Coal consumption for the electric power sector is projected to increase to 971 million tons in 2010, a 34.5 million ton increase over 2009 consumption of 936.5 million tons. However, a smaller number of plants than projected may be built, existing plants may not be able to significantly increase capacity or utilization rates and the number of planned plant retirements may increase more than expected. In addition, if greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the U.S. pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, absent other factors, the EIA's projections with respect to the demand for coal may not be met.

        Expected long-term increases in international demand and the U.S. export market.    International demand for coal continues to be driven by rapid growth in electrical power generation capacity in non-OECD Asia, particularly in China and India. Non-OECD Asia represented approximately 56% of total world coal consumption in 2009 and is expected to account for approximately 62% by 2020, according to the IEO 2010. During 2007 and the first half of 2008, coal exports increased significantly as demand for U.S. steam and metallurgical coal from the Appalachian and PRB regions increased. Demand for steam and metallurgical coal declined from mid-2008 through 2009 due to the global economic downturn. According to the NMA, exports from the U.S. are 56% higher through May 2010 compared to same period in 2009. If global economic conditions continue to improve, we anticipate that U.S. exports of coal will continue to increase; however, future exports of coal may not meet or exceed 2008 levels. To the extent that production constraints and increased export demand for eastern U.S. coal reduces the availability of eastern U.S. coal to the U.S. domestic market, we expect coal consumers may increasingly substitute their use of eastern U.S. coal with PRB coal.

        Changes in U.S. regional production.    Coal production in the Central Appalachian region of the U.S. has declined in recent years because of production difficulties, reserve degradation and difficulties acquiring permits needed to conduct mining operations. In addition, underground mining operations have become subject to additional, more costly and stringent safety regulations, increasing their operating costs and capital expenditure requirements. We believe that many eastern utilities are considering blending coals as an option to offset production issues and meet more stringent environmental requirements. Shortages and decreases in supply in the eastern U.S. continue to affect pricing in the entire U.S. market.

        Coal remains a cost-competitive energy source relative to alternative fossil fuels and other alternative energy sources.    Coal generally, and PRB coal in particular, has historically been a low-cost source of energy relative to its substitutes because of the high prices for alternative fossil fuels. Coal also has a lower all-in cost relative to other alternative energy sources, such as nuclear, hydroelectric, wind and solar power. Although the price for certain alternative fuels, such as natural gas, has recently declined, PRB coal continues to be a cost-competitive energy source because it exists in greater abundance and is easier and cheaper to mine than coal produced in other regions. Changes in the prices for other fossil fuels or alternative energy sources in the future could impact the price of coal. Current low natural gas prices in the U.S. and Europe are expected to lower demand for coal and lead to reduced demand for exports in the near term. In addition, if greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the U.S. pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, alternative energy sources may become more cost-competitive with coal, which may lead to lower demand for coal. See "Risk Factors—Risks Related to Our Business and Industry—New and potential future regulatory requirements and public concerns relating to greenhouse gas emissions could affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline" and "Environmental and Other Regulatory Matters—Climate Change."

        Developments in clean coal technology and related regulatory initiatives.    The U.S. government accelerated its investment in clean coal technology development with the ARRA signed into law by President Obama in February 2009. The ARRA targets $3.4 billion for U.S. Department of Energy fossil fuel programs, including $1.52 billion for CCS research, $800 million for the Clean Coal Power Initiative, a 10-year program supporting commercial CCS, and $50 million for geology research. Although laws regulating greenhouse gas emissions may result in decreased demand for coal in the short-term, we believe that the successful development and funding of these technologies through the ARRA could result in stable demand for coal in the long term. However, cost-effective technologies may not be developed and deployed in a timely manner.

        Near-term pricing volatility.    U.S. coal markets have recently experienced significant volatility. By the end of 2008, published thermal coal prices in most major markets declined from their mid-2008 highs, largely reversing gains from the first half of 2008. Declining coal demand, coupled with increasing customer stockpiles and spurred by the onset of the global economic downturn, further softened pricing in 2009. However, the EIA projects that domestic electricity demand in 2010 will increase from 2009 levels by 3.6%. In addition, the prices for alternative fossil fuels, such as oil and natural gas, have declined relative to the recent highs. Future decreases in the price of alternative fuels could impact the price of coal. See "Risk Factors—Risks Related to Our Business and Industry—Coal prices are subject to change and a substantial or extended decline in prices could materially and adversely affect our revenues and results of operations, as well as the value of our coal reserves."

        Increasingly stringent air quality regulations.    A series of more stringent requirements related to particulate matter, ozone, haze, mercury, sulfur dioxide, nitrogen oxide and other air pollutants have been proposed and/or enacted by federal and/or state regulatory authorities in recent years. As a result of some of these regulations, demand for western U.S. coal has increased as coal-fired electricity producers have switched from bituminous coal to lower sulfur sub-bituminous coal. The PRB has benefited from this switch and its market share has increased accordingly. However, increasingly stringent air regulations may lead some coal-fired plants to install additional pollution control equipment, such as scrubbers, thereby reducing the need for low-sulfur coal. Considerable uncertainty is associated with these air emission regulations, some of which have been the subject of legal challenges in courts, and the actual timing of implementation remains uncertain. As a result, it is not possible to determine the impact of such regulatory initiatives on coal demand nationwide, but it may be materially adverse. See "Risk Factors—Risks Related to Our Business and Industry—Extensive environmental regulations, including existing and potential future regulatory requirements relating to air emissions, affect our customers and could reduce the demand for coal as a fuel source and cause coal prices and sales of our coal to materially decline" and "—Because we produce and sell coal with low-sulfur content, a reduction in the price of sulfur dioxide emission allowances or increased use of technologies to reduce sulfur dioxide emissions could materially and adversely affect the demand for our coal and our results of operations" and "Environmental and Other Regulatory Matters."

Demand for U.S. Coal Production

U.S. Coal Market Demand

        Coal is used primarily by utilities to generate electricity, commonly referred to as "steam coal," by steel companies to produce coke for use in blast furnaces, commonly referred to as "metallurgical coal," and by a variety of industrial users to heat and power foundries, cement plants, paper mills, chemical plants and other manufacturing and processing facilities. Based on preliminary EIA data for 2009, 98% of coal consumed in the U.S. in 2009 was from domestic production sources. Coal produced in the U.S. is also exported to Canada, Europe and other locations, primarily from eastern coal supply sources and east or gulf coast terminals. The following table sets forth historical and projected demand trends for U.S. coal by consuming sector for the periods indicated, according to the EIA.

U.S. coal consumption by sector
(in millions)

						Annual Growth
	Actual 2003	Actual 2006	Actual 2009	Forecast 2010	Forecast 2020	2003 - 2010	2010 - 2020
Electric power	1,005	1,027	937	971	1,073	(0.5)%	1.0%
Other Industrial	61	59	45	48	53	(3.5)%	1.1%
Coke plants	24	23	15	13	20	(8.2)%	4.4%
Residential/Commercial	4	3	3	3	3	(3.9)%	—
Coal to liquids	0	0	0	0	32	—	—

Total US Consumption	1,095	1,112	1,000	1,035	1,183	(0.8)%	1.3%

Source: EIA Quarterly Coal Report and Annual Energy Outlook 2010 (ARRA).

        The nation's power generation infrastructure is largely coal-fired, principally because of the relatively low cost and abundance of coal. Before 2009, coal has consistently supplied 49% to 52% of U.S. electricity power generation production during the past 10 years, according to the EIA, but in 2009, coal supply of electricity power generation declined to 45% due to the recession. Coal is generally the lowest cost fossil-fuel used for base-load electric power generation and, historically, has been considerably less expensive than natural gas or oil. According to the EIA's projections, for a new coal-fired plant built today, fuel and associated operating and maintenance costs would represent about 30% of total costs, whereas the fuel and associated operating and maintenance costs for a new natural gas-fired plant would be about 70%. Coal-fired generation is also competitive with nuclear power generation, especially on a total cost per megawatt-hour basis. The production of electricity from existing hydroelectric facilities is inexpensive, but new sources are scarce and its application is limited both by geography and susceptibility to seasonal and climatic conditions. In 2009, non-hydropower renewable power generation, such as wind power, accounted for only 3.6% of all the electricity generated in the U.S. and is currently not economically competitive with existing technologies. Coal consumption patterns are also influenced by the demand for electricity, governmental regulation affecting power generation, technological developments and the location, availability and cost of other energy sources such as nuclear and hydroelectric power. For example, in 2009, declines in electricity demand due to the slowing economy have led to decreased demand for coal. Electricity generation declined 4% during 2009, according to the EIA, contributing to increases in utility coal stockpile levels. Through mid July 2010, electricity generation has rebounded from 2009, increasing by 3.4% due to improving economic conditions and more seasonal weather. The following chart sets forth the breakdown of U.S. electricity generation by energy source from May 2009 to April 2010, according to the EIA.

Source: EIA Electric Power Monthly (July 2010)

        The EIA projects that generators of electricity will increase their demand for coal as demand for electricity increases. The EIA estimates that total U.S. electricity use will increase at an average annual rate of approximately 1.0% from 2009 to 2020, despite projected efforts throughout the U.S. for industrial, residential and other consumers to become more energy efficient. Coal consumption has generally grown at the pace of electricity growth because coal-fired electricity generation is used in most cases to meet "base-load" requirements, which are the minimum amounts of electric power delivered or required over a given period of time at a steady rate. Based on estimates compiled by the EIA, U.S. coal consumption for electric generation is expected to grow 1.2% per year until 2020. These amounts take into account the provisions of the ARRA, assume no pending or proposed federal or state carbon emissions legislation is enacted and do not take into account recent market conditions. If greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the

U.S. pursuant to future U.S treaty obligations, statutory or regulatory changes under the Clean Air Act or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, absent other factors, the EIA's projections with respect to the demand for coal may not be met.

        Based on the EIA's projections, current capacity for electricity generation may not be enough to support projected electricity demand. The EIA projected that 93 GW of new electricity capacity will be needed between 2009 and 2020, with approximately 19% of the new capacity estimated to come from coal-fired generation. Because the EIA's projections are based on factors and assumptions contained in its forecasts, actual amounts of new capacity may differ significantly from those estimates and if they differ negatively, the amount of new electricity capacity needed may not grow as the EIA projects.

        The proposed plants or expansions are utilizing the full spectrum of technologies from pulverized coal and circulating fluidized bed, which permit coal to be more easily burned, and integrated coal gasification cycle units, which permit coal to be turned into a gasified product for the easier capture of carbon in the future. Many projects that are moving forward are being developed by municipalities and regulated utilities due to their ability to recover costs, prior experience with coal and availability of low-cost capital.

Western U.S. Coal Market Demand

        According to the EIA, annual U.S. coal production is projected to reach 1.183 billion tons by 2020, with approximately 58% of the demand supplied by the western U.S. This is due to several factors, including utilities switching from higher cost, depleting eastern U.S. coals to more abundant, lower cost and lower sulfur western U.S. coal. Demand for clean-burning, low-sulfur coal has also grown significantly since the adoption of the Clean Air Act. To the extent that production constraints and increased export demand for eastern U.S. coal reduces the availability of eastern U.S. coal to the U.S. domestic market, we expect coal consumers may increasingly substitute their use of eastern U.S. coal with PRB coal.

        According to the MSHA's estimates, the PRB produced approximately 456 million tons of coal in 2009. The EIA is projecting PRB production to reach 546 million tons per year by 2020. However, the EIA's projection assumes no new federal or state carbon emissions legislation is enacted. Any such legislation, including currently proposed legislation, could decrease the demand for coal and therefore PRB coal production would correspondingly decrease. As of May 10, 2010, approximately 10 LBAs, including LBAs for us and our competitors, are pending, totaling approximately 4.4 billion tons of federal coal in Wyoming. There can be no assurances that any of these LBAs will be granted. In addition, railroads servicing the PRB are increasing capacity to meet the anticipated increase in coal shipping volumes.

        In order to meet the expected increased demand for coal-fired generation, the EIA has forecasted that 18 GW of coal-fired generation (planned and unplanned) will come online between 2008 and 2020, of which 11 GW will come online in the next three years. This new capacity could accommodate an increase in coal production of up to approximately 77 million tons. Some of these new coal-fired plants will offset retirements of existing units, but overall GWs of coal-fired generation would grow if these plants are built. Based on the EIA's data, the PRB is expected to supply significantly more of the new electricity generation needs than any other coal-producing region. There can be no assurances that this additional capacity will actually come online as projected by the EIA. See "Risk Factors—Risks Related to Our Business and Industry—The use of alternative energy sources for power generation could reduce coal consumption by U.S. electric power generators, which could result in lower prices for our coal, which could reduce our revenues and materially and adversely affect our business and results of operations."

U.S. Coal Production and Distribution

        U.S. coal production was approximately 1.073 billion tons in 2009 based on information from the EIA. The following table sets forth production statistics in each of the major U.S. coal producing regions for the period indicated based on the EIA's data and projections. Forecast amounts in the table below assume no pending or proposed federal or state carbon emissions legislation is enacted, assume a significant number of additional coal-fired power plants will be built during the forecast period and do not take into account recent market conditions. See "—Special Note Regarding the EIA's Market Data and Projections" below.

Tonnages from major coal producing regions:

						Annual Growth
Tons (million)	Actual 2003	Actual 2006	Actual 2009	Forecast 2010(1)	Forecast 2020(1)	2003 - 2010	2010 - 2020
Powder River Basin	400	472	456 (2)	474	546	2.5%	1.4%
Central Appalachia	230	236	194	186	128	(3.0)%	(3.5)%
Northern Appalachia	126	136	127	122	158	(0.4)%	2.6%
Eastern Interior	92	99	107	97	139	0.8%	3.6%
Other(3)	223	219	190	183	213	(2.7)%	1.5%

Total	1,071	1,162	1,073	1,062	1,183	(0.1)%	1.1%

Percentage of tons
Powder River Basin	37%	41%	43%	45%	46%
Central Appalachia	22%	20%	18%	17%	11%
Northern Appalachia	12%	12%	12%	11%	13%
Eastern Interior	9%	9%	10%	9%	12%
Other	20%	18%	17%	18%	18%

(1)
Projections are based on the assumption that no pending or proposed federal or state carbon emissions legislation is enacted.

(2)
PRB production amounts for 2009 based on data published by the MSHA.

(3)
Includes production from other coal producing regions in the U.S., including Southern Appalachia, the Interior region, other than the Illinois Basin and Mississippi, and other western regions, other than the PRB.

Source: EIA Annual Coal Reports (2004 and 2007), EIA U.S. Coal Supply and Demand: 2009, and EIA Annual Energy Outlook 2010

Coal Regions

        Coal is mined from coal fields throughout the U.S., with the major production centers located in the western U.S., Northern and Central Appalachia and the Interior Region. The quality of coal varies by region. Heat value, sulfur content and suitability for production of metallurgical coke are important quality characteristics and are used to determine the best end use for the particular coal types. All of our coal production comes from the PRB in the western region.

Western United States

        The western region includes, among other areas, the PRB and the Uinta Basin region. According to the EIA, coal produced in the western U.S. increased from 408.3 million tons in 1994 to 584.5 million tons in 2009 as regulations limiting sulfur dioxide emissions have increased demand for low-sulfur coal over this period.

        Powder River Basin.    The PRB is located in northeastern Wyoming and southeastern Montana. Coal from the PRB is sub-bituminous coal with low sulfur content ranging from 0.2% to 0.9% and heating values ranging from 8,000 to 9,500 Btu.

        The portion of the PRB located in the state of Wyoming is typically referred to as the southern PRB. In the early 1970s, utilities began turning to western low-sulfur coal to meet new air quality standards. PRB coal is also a low-cost energy source for utilities. Coal produced from the southern PRB has a heat value in the range of 8,000 to 8,900 Btu and sulfur content ranging from 0.2% to 0.9%. In addition to us, four other major coal producers, Arch Coal, Inc., Alpha Natural Resources, Kiewit Mining Group, Inc. and Peabody Energy Corporation, operate in the southern PRB region.

        The portion of the PRB that is located in the state of Montana is typically referred to as the northern PRB. The coal mined in the northern PRB comes from two areas: the Colstrip area, which is characterized by a lower Btu (<8,800 Btu) and higher sulfur content (>0.6%), and the area around our Spring Creek and Decker mines, which is characterized by Btu in the range of 9,300 to 9,500 and sulfur content around 0.3% to 0.4%. The Spring Creek/Decker area also typically has higher sodium oxide content of approximately 1% to 9% of the ash. Our company, Kiewit Mining Group, Inc. and Westmoreland Coal Company operate in the northern PRB region.

        Uinta Basin.    The Uinta Basin includes western Colorado and eastern Utah. The coal from this region typically has a sulfur content of 0.4% to 0.8% and a heat value of between 10,000 and 12,500 Btu. The major producers in this region include Arch Coal, Inc. and Peabody Energy Corporation.

Eastern United States

        Appalachian Region.    The Appalachian region, located in the eastern U.S., is divided into the north, central and southern Appalachian regions. According to the EIA, coal produced in the Appalachian region decreased from 445.4 million tons in 1994 to 339.3 million tons in 2009, primarily as a result of the depletion of economically attractive reserves, permitting issues and increasing costs of production. Coal mined from this region generally has a heat value of 12,000 to 14,000 Btu and sulfur content from 1% to 3.5%.

        Interior Region.    The interior region is comprised of the Illinois Basin and other coal-producing states in the interior of the U.S. According to the EIA, coal produced in the interior region decreased from 179.9 million tons in 1994 to 146.8 million tons in 2009. Coal from this region generally has a heat value of 10,500 to 12,000 Btu and sulfur content from 1% to 3.5%.

Largest U.S. Coal Producers

        The following table sets forth the largest coal producers based on tons produced in the U.S. in 2009.

Company	Tonnage	Total U.S.
	(in millions)
Peabody Energy Corporation(1)	192.0	17.9%
Arch Coal, Inc.(2)	147.7	13.8%
Cloud Peak Energy Inc.(3)	93.3	8.7%
Alpha Natural Resources Inc.(4)	85.0	7.9%
CONSOL Energy Inc.	59.4	5.5%
Massey Energy Company(5)	38.0	3.5%
North American Coal Corporation	34.2	3.2%
Kiewit Mining Group, Inc.(6)	33.4	3.1%
Patriot Coal Corporation	31.4	2.9%
Alliance Resource Partners	25.8	2.4%

(1)
Includes production plus tons sold, excluding trading and brokerage operations.

(2)
Includes tons sold plus brokered coal. Excludes purchased tons. Includes tonnage acquired in the Jacobs Ranch Sale.

(3)
Reflects production from our predecessor, Rio Tinto Energy America Inc., not including production from the Colowyo mine and Jacobs Ranch mine, respectively. Includes 50 percent interest in Decker mine.

(4)
Alpha Natural Resources Inc. figures include Foundation Coal Holdings tons.

(5)
Massey production figure includes production and excludes purchased tons.

(6)
Kiewit production figure includes 50 percent interest in Decker mine.

Source:
National Mining Association, 2009 Coal Producer Survey

Transportation

        Coal used for domestic consumption is generally sold free on board at the mine or nearest loading facility. The purchaser normally bears the transportation costs whether by rail or barge. Export coal, however, is usually sold at the export shipment port, and coal producers are responsible for shipment to the coal-loading facility at the port of exit, with the buyer paying the ocean freight.

        Historically, most electricity generators arranged long-term shipping contracts with rail or barge companies to assure stable delivery costs. Transportation can be a large component of a purchaser's total cost. Although the purchaser pays the freight, transportation costs still are important to coal mining companies because the purchaser may choose a supplier largely based on cost of transportation. Rail costs can constitute up to 60% of the delivered cost of PRB coal, depending on then-current coal prices, with the relative transportation component increasing with increasing distance from the mine and where switching between different transport providers is required. According to the NMA, in 2006 railroads accounted for approximately three-fourths of total U.S. coal shipments, while river barge and lake movements account for an additional 10%. Trucks and overland conveyors haul coal over shorter distances, while barges, Great Lake carriers and ocean vessels move coal to export markets and domestic markets requiring shipment over the Great Lakes and the Mississippi and Missouri rivers.

        Most coal mines are served by a single rail company, but much of the PRB is served by two rail carriers, the Burlington Northern Santa Fe Railway (the "BNSF") and the Union Pacific Railroad (the "UP"). In the eastern U.S. there are two primary railroads, the Norfolk Southern Railway, or NS, and Chessie Seaboard Multiplier Transportation Inc. ("CSX"). Besides rail deliveries, eastern customers typically rely on a river barge system. Current railway capabilities are not generally sufficient for the shipping of large volumes of western U.S. coal into eastern U.S. markets. Greater co-operation and equipment standardization between the BNSF, UP, NS and CSX railroads and further development of railway infrastructure will be needed, for large volumes of western U.S. coal to be shipped to the East.

        The southern PRB is currently served by the BNSF and UP railroads, which provide access to many western and midwestern utilities and to interchange points where NS and CSX could provide access to eastern utilities. The BNSF serves all mines in the southern PRB while the UP only serves the mines south of Gillette, Wyoming on what is known as the Joint Line of the BNSF/UP railroads. The Joint Line is a 103-mile long corridor with more than 295 miles of double, triple and quadruple track segments. Over the last several years, BNSF and UP have invested heavily into the Joint Line to make sure capacity on the railway meets future demand. In 2009, the Joint Line portion of the southern PRB shipped approximately 344 million tons of coal and based on the railroads' estimates the Joint Line is expected to transport approximately 350 million tons in 2010. Announced expansion plans by the two railroads could increase capacity on the Joint Line to approximately 500 million tons by 2012.

        The number of railroads serving the southern PRB could increase in the future if the Dakota, Minnesota and Eastern ("DM&E") PRB railroad expansion project is constructed. A railroad spur proposed by DM&E may provide additional access to upper Midwest and Great Lakes markets, and, if constructed, will compete with BNSF and UP. Canadian Pacific Railway acquired DM&E for $1.5 billion (Canadian dollars) in 2008. We cannot assure you that the expansion project will be completed as expected and the recent economic downturn has increased uncertainty regarding this project.

        The northern PRB is served solely by the BNSF railroad, which provides access to utility and industrial markets in the upper Midwest and Great Lakes region and northern tier states. BNSF also provides access to export markets through western U.S. and Canada ports. The addition of new railroad facilities including, for example, the Tongue River Railroad, or the upgrade of existing facilities in Montana could result in increased production in Montana and competition for available coal located in Montana. In 2009, the northern PRB produced 39 million tons of coal, of which 30 million tons were railed to customers by BNSF. The remaining northern PRB production served local markets. BNSF is projected to transport approximately 34 million tons of northern PRB production in 2010.

Special Note Regarding the EIA's Market Data and Projections

        Coal industry market data and projections referred to in this section and elsewhere in this prospectus and prepared by the EIA reflect statements of what might happen in the coal industry given the assumptions and methodologies used by the EIA. In addition, these projections assume that the laws and regulations in effect at the time of the projections remain unchanged and that no pending or proposed federal or state carbon emissions legislation has been enacted and that a number of additional coal fired power plants will be built during the period. Therefore, the EIA's projections do not take into account potential regulation of greenhouse gas emissions pursuant to proposed or future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme or reductions in greenhouse gas emissions mandated by courts or through other legally enforceable mechanisms. The EIA's projections with respect to the demand for coal may not be met, absent other factors, if comprehensive carbon emissions legislation is enacted. In addition, these projections may assume certain general economic conditions or industry conditions and commodity prices for alternative energy sources at the time of the projection that may or may not reflect actual economic or industry conditions during the forecast period, including with respect to planned and unplanned additional electricity generating capacity. The economic conditions accounted for in the EIA's industry projections reflect existing and projected economic conditions at the time the projections were made and do not necessarily reflect current economic conditions or any subsequent deterioration of economic conditions. Actual results may differ from those results projected by the EIA, including projections related to the demand for additional electricity generating capacity, because of changes in economic conditions, laws or regulations, pricing for other energy sources, unanticipated production cuts, or because of other factors not anticipated in the EIA's projection.

BUSINESS

Overview

        We are the third largest producer of coal in the U.S. and in the PRB based on our 2009 coal production of 93.3 million tons. We had revenues from our continuing operations of $1.40 billion in 2009. We operate some of the safest mines in the industry. According to MSHA data, in 2009, we had the lowest employee all injury incident rate among the four largest U.S. coal producing companies. We operate solely in the PRB, the lowest cost coal producing region of the major coal producing regions in the U.S., and operate two of the four largest coal mines in the region and in the U.S. Our operations include three wholly-owned surface coal mines, two of which are in Wyoming and one of which is in Montana. We also own a 50% interest in a fourth surface coal mine in Montana. We produce sub-bituminous steam coal with low sulfur content and sell our coal primarily to domestic electric utilities, supplying approximately 70 customers with over 100 domestic plants. We do not produce any metallurgical coal. Steam coal is primarily consumed by electric utilities and industrial consumers as fuel for electricity generation. In 2009, the coal we produced generated approximately 4% of the electricity produced in the U.S. As of December 31, 2009, we controlled approximately 1 billion tons of proven and probable reserves.

Corporate History and Structure

        Rio Tinto initially formed RTEA in 1993 as Kennecott Coal Company which was subsequently renamed Kennecott Energy and Coal Company. Between 1993 and 1998, Kennecott Energy and Coal Company acquired the Antelope, Colowyo, Jacobs Ranch and Spring Creek coal mines and the Cordero coal mine and Caballo Rojo coal mine, which are currently operated together as the Cordero Rojo coal mine, and a 50% interest in the Decker coal mine, which is operated by a third party mine operator. In 2006, Kennecott Energy and Coal Company was renamed Rio Tinto Energy America Inc., as part of Rio Tinto's global branding initiative. In order to separate certain businesses from RTEA, in December 2008 RTEA contributed RTA's western U.S. coal business to us (other than the Colowyo mine, which was not contributed to us due to restrictions contained in its existing financing arrangements and which is now owned indirectly by RTA). On October 1, 2009, we sold the Jacobs Ranch mine to Arch Coal, Inc. and did not retain the proceeds from this sale.

        We were formed as Rio Tinto Sage LLC, a Delaware limited liability company, on August 19, 2008, by RTEA, our sole member at the time, and were renamed Cloud Peak Energy Resources LLC in November 2009. In order to separate certain businesses from RTEA, in December 2008 RTEA contributed RTA's western U.S. coal business to us (other than the Colowyo mine, which was not contributed to us due to restrictions contained in its existing financing arrangements, and which is now indirectly owned by RTA). We currently hold, directly or indirectly, all of the equity interests of each of our mining entities, including a 50% interest in the Decker coal mine, which is managed by a third party mine operator.

        Holdings is a Delaware corporation organized on July 31, 2008. On November 19, 2009, Holdings acquired from RTEA approximately 51% of our common membership units in exchange for a promissory note. As a result of these transactions, Holdings became our sole managing member. Holdings used the proceeds from the IPO to repay the promissory note upon the completion of the IPO on November 25, 2009. Holdings is a holding company that manages us, and Holdings's only business and material asset is its managing member interest in us. Holdings's only source of cash flow from operations is distributions from us pursuant to our limited liability company agreement and management fees and cost reimbursements pursuant to a management services agreement between Holdings and us. As of June 30, 2010, Holdings owned approximately 51.7% of our common membership units, and Rio Tinto held the remaining 48.3%.

        The following condensed diagram depicts our current organizational structure as of June 30, 2010:

Our Strengths

        We believe that the following strengths enhance our market position:

        We are the third largest coal producer in the U.S. and in the PRB and have a significant reserve base.    Based on 2009 production of 93.3 million tons, we are the third largest coal producer in the U.S. and in the PRB. As of December 31, 2009, we controlled approximately 1 billion tons of proven and probable coal reserves and approximately 255 million tons of non-reserve coal deposits.

        We operate highly productive mines located solely in the PRB, the lowest cost major coal producing region in the U.S.    All of our mines are located in the PRB, which is the lowest cost major coal producing region in the U.S. We operate two of the four largest coal mines in the PRB and the U.S. We believe that our large PRB mines provide us with significant economies of scale. We benefit from the fact that our mines are among the lowest cost and highest producing mines in the U.S. However, our coal mining operations are subject to numerous operating risks which could result in materially increased operating expenses or decreased production levels.

        We are positioned favorably for the future growth and development of our coal reserves in the PRB.    The PRB has substantial quantities of sub-bituminous, low sulfur coal deposits, most of which is owned by the federal government. Significant amounts of this unleased coal are contiguous to our mines. As such, we believe our mines are well positioned to enable us to take advantage of opportunities to lease coal from the federal government under current leasing protocols. We have nominated tracts of land for LBA that we believe contain, as applied for, approximately 800 million tons of non-reserve coal deposits, according to our estimates and subject to final determination by the BLM. Because of this, and because of the significant capital expenditure investments we have made in our mining facilities and equipment, we believe we have positioned ourselves favorably for the future growth and development of our coal reserves in the PRB. One of these LBAs, the West Antelope II LBA, is subject to pending legal challenges filed in 2010 against the BLM and the Secretary of the Interiour by environmental organizations.

        By focusing on the most favorable coal supply region in the U.S., the PRB, we are positioned to endure the challenges facing the coal industry currently.    Historically, increases in U.S. coal consumption have been driven primarily by increased use of existing electricity generation capacity and the construction of new coal-fired power plants. Due to the global recession experienced over the last few years demand for electricity in the United States decreased by 4% in 2009, compared to 2008, but with improving economic conditions, electricity demand is forecasted to increase by 3.6% in 2010 according to the latest forecast from the EIA (the STEO July 2010). According to the AEO 2010, annual U.S. coal demand is projected to reach 1.18 billion tons by 2020, compared to demand of 1.00 billion tons in 2009. Production constraints and increased export demand for eastern U.S. coal reduces the availability of eastern U.S. coal to the U.S. domestic market. As a result, coal consumers have begun substituting their use of eastern U.S. coal with PRB coal. Increasingly stringent air quality laws, safety regulations and the related costs of scrubbers may favor low-sulfur PRB coal over other types of coal, which may increase domestic demand for PRB coal. According to the EIA, the western U.S. represented 54% of U.S. coal production in 2009 and is expected to represent approximately 58% of U.S. coal production in 2020. PRB coal demand is expected to increase during this same time period by 90 million tons, while production from eastern coal regions such as Central Appalachia are expected to continue to decline. The EIA's projections take into account currently enacted legislation, including provisions of the ARRA, and assume that no pending or proposed federal or state carbon emissions legislation is enacted and that a number of additional coal-fired power plants will be built during this period. If greenhouse gas emissions from coal-fired power plants are subject to extensive new regulation in the U.S. pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or federal or additional state adoption of a greenhouse gas regulatory scheme, or if reductions in greenhouse gas emissions are mandated by courts or through other legally enforceable mechanisms, absent other factors, the EIA's projections with respect to the demand for coal may not be met. If the increased demand for electricity is met by new power plants fueled by alternative energy sources, such as natural gas, or if additional state or federal mandates are implemented to support or mandate the use of alternative energy sources, these long-term industry trends may not continue.

        Our employee-related liabilities are low for our industry.    We only operate surface mines and did not retain any historical defined benefit pension obligations when Holdings separated from Rio Tinto and became a public company in November 2009. As a result, our exposure to certain health claims and post-retirement liabilities, such as black lung disease, is low relative to some of our publicly traded competitors that operate underground mines.

        We have a strong safety and environmental record.    We operate some of the industry's safest mines. According to data from the MSHA, in 2009, we had the lowest employee all injury incident rate among the ten largest U.S. coal producing companies. All of the mines we operate are certified to the international standard for environmental management systems (ISO 14001). We are committed to continuing to maintain a system that controls and reduces the environmental impact of our mining operations. We have also won numerous state and federal awards for our strong safety and environmental record.

        We have longstanding relationships with our customers, a majority of whom have an investment grade credit rating.    We focus on building long-term relationships with creditworthy customers through our reliable performance and commitment to customer service. We supply coal to over 50 electric utilities and over 88% of our 2010 sales were to customers with an investment grade credit rating as of June 30, 2010. Moreover, over 75% of our 2009 sales were to customers with whom we have had relationships for more than 10 years.

        Our senior management team has extensive industry experience.    Our manager's named executive officers have significant work experience in the mining and energy industries, with an average of 20 years of relevant mining experience. Most of Holdings's named executive officers gained this experience through various positions held within Rio Tinto, one of the largest mining companies in the world.

Business Strategy

        Our business strategy is to:

        Capitalize on favorable long-term market conditions for PRB coal producers.    Subject to market conditions and other factors, we have the ability to take advantage of potential growth capacity in our existing mines. We believe our managed mines have the capacity to increase their total annual production by up to 8 million tons over the next four years with minimal additional capital expenditures. The long-term market dynamics for coal producers in the PRB remain favorable. The EIA estimates that PRB coal demand is expected to grow by 90 million tons between 2009 and 2020. Production constraints and increased export demand for eastern U.S. coal reduces the availability of eastern U.S. coal to the U.S. domestic market. As a result, we expect coal consumers may increasingly substitute their use of eastern U.S. coal with PRB coal. Increasingly stringent air quality laws, safety regulations and the related cost of scrubbers may favor low-sulfur PRB coal over other types of coal. We intend to continue to capitalize on these market dynamics. By seeking additional expansion opportunities in existing and new mines in the PRB, we aim to maintain or improve our market position in the PRB. Furthermore, while only a small percentage of PRB coal is currently exported, we intend to seek opportunities to increase exports of our higher Btu coal from our Spring Creek mine.

        Continue to build our reserves.    We have historically focused on strategic acquisitions and subsequent expansions of large, low-cost, low-sulfur operations in the PRB and replacement of, and additions to, our reserves through the acquisition of companies, mines and reserves. We will continue to seek to increase our reserve position to maintain our existing production capacity by acquiring federal coal through the LBA process and by purchasing surface rights for land adjoining our current operations in Wyoming and Montana. We have applications outstanding for two LBAs that the BLM has scheduled to be bid upon at some time during the next three years. These LBAs cover, as applied for, approximately 800 million tons of non-reserve coal deposits according to our estimates and subject to final determination by the BLM of the final boundaries and tonnage for these LBA tracts. One of these LBAs, the West Antelope II LBA, is subject to pending legal challenges filed in 2010 against the BLM and the Secretary of the Interiour by environmental organizations. We will continue to explore additional opportunities to increase our reserve base; however, if we are unable to do so, we may be unable to maintain our current production capacity.

        Focus on operating efficiency and leverage our economies of scale.    We seek to control our costs by continuing to improve on our operating efficiency. We benefit from significant economies of scale through the integrated management and operation of our three wholly-owned mines. We have historically improved our existing operations and evaluated and implemented new mining equipment and technologies to improve our efficiency. Our large fleet of mining equipment, information technology systems and coordinated equipment utilization and maintenance management functions allow us to enhance our efficiency. Our experienced and well-trained workforce is key in identifying and implementing business improvement initiatives.

        Leverage our excellence in safety and environmental compliance.    We operate some of the safest coal mines in the U.S. We have also achieved recognized standards of environmental stewardship. We continue to implement safety measures and environmental initiatives to promote safe operating practices and improved environmental stewardship. We believe the ability to minimize injuries and maintain our focus on environmental compliance improves our productivity, lowers our costs, helps us attract and retain our employees and makes us an attractive candidate for ventures with third parties.

        Opportunistically pursue acquisitions that will create value and expand our core business.    We intend to pursue acquisition opportunities that are consistent with our business strategy and that we believe will create value for our shareholders. However, we may be unable to successfully integrate these acquired companies or realize the benefits we anticipate from an acquisition. In the long term and subject to market conditions, we may pursue international acquisitions.

Mining Operations

        We operate solely in the PRB. Two of the mines we operate are located in Wyoming and one is located in Montana. We also own a 50% non-operating interest in the Decker mine, which is located in Montana and operated by a third-party mine operator. We currently own substantially all of the equipment utilized in our mining operations, excluding the Decker mine. We employ preventative maintenance and rebuild programs and upgrade our equipment as part of our efforts to ensure that it is productive, well-maintained and cost-competitive. Our maintenance programs also utilize procedures designed to enhance the efficiencies of our operations. The following table provides summary information regarding our mines as of June 30, 2010.

			2009 As Delivered Average			Tons Sold (in millions)			Tons Sold (in millions)
	Maximum Production Capacity(1)	Btu per lb	Ash Content(2)
Mine				Sulfur Content		2009	2008	2007	First Half 2010
	(million tons)		(%)	(%)	(lbs SO2/ mmBtu)	Tons Sold (in millions)			Tons Sold (in millions)
Antelope	42	8,870	5.3	0.26	0.6	34.0	35.8	34.5	17.4
Cordero Rojo	65	8,400	5.5	0.31	0.7	39.3	40.0	40.5	19.0
Spring Creek	20	9,235	5.4	0.32	0.7	17.6	17.9	15.7	8.9
Decker(3)	16	9,465	4.4	0.41	0.9	2.3	3.3	3.5	0.7
Other(4)	N/A	N/A	N/A	N/A	N/A	10.1	8.1	8.1	0.6

Total						103.3	105.1	102.3	46.6

(1)
Based on the respective mine's current air quality permit restrictions.

(2)
Post-combustion ash from Spring Creek coal contains an average of approximately 8% sodium oxide. Earthen materials can be selectively blended with the coal within the crushing facility to reduce the post-combustion sodium level and enable the production of a range of products tailored for customers requiring lower sodium levels.

(3)
Tons sold numbers reflect our 50% interest in the Decker mine.

(4)
The tonnage shown for "Other" represents our purchases from third-party sources that we have resold, including coal we have purchased and resold from the Jacobs Ranch mine, which our predecessor used to own. See "—Customers and Coal Contracts."

        All of our operations utilize dragline and truck-and-shovel mining methods. Our Antelope and Cordero Rojo mines are served by the BNSF and UP railroads. Our Spring Creek mine and the Decker mine are served solely by the BNSF railroad.

        The following map shows the locations of our mining operations:

Antelope Mine

        The Antelope mine is located in the southern end of the PRB approximately 60 miles south of Gillette, Wyoming. The mine extracts steam coal from the Anderson and Canyon Seams, with up to 44 and 36 feet, respectively, in thickness. We have nominated as a Lease by Application, or LBA, a large coal tract adjacent to our existing operation. The BLM will determine if the tract will be leased, and if so, the final boundaries of, and the coal tonnage for, this tract. Acquisition of this tract would facilitate access to approximately 80 million tons of non-reserve coal deposits that we control. We currently expect the BLM will schedule this LBA for bid sometime in 2010-2011, subject to the outcome of legal challenges filed in 2010 against the BLM and the Secretary of the Interiour by environmental organizations with respect to the EIS and other matters associated with the West Antelope II LBA. Other potential large areas of unleased coal north and west of the mine are available for nomination by us or other mining operations or persons.

Cordero Rojo Mine

        The Cordero Rojo mine is located approximately 25 miles south of Gillette, Wyoming. The mine extracts steam coal from the Wyodak Seam, which ranges from approximately 55 to 70 feet in thickness. We have nominated as an LBA a large coal tract adjacent to our existing operation, which we believe the BLM will schedule for lease sometime between 2011 and 2013 although we have recently requested that the BLM delay the sale of this lease until 2013. The BLM will determine if the tract will be leased, and if so, the final boundaries of, and the coal tonnage for, this tract. Significant areas of unleased coal are potentially available for nomination by us or other mining operations or persons adjacent to our current operations.

Spring Creek Mine

        The Spring Creek mine is located in Montana approximately 35 miles north of Sheridan, Wyoming. The mine extracts steam coal from the Anderson-Dietz Seam, which averages approximately 80 feet in thickness. The location of the mine relative to the Great Lakes is attractive to our customers in the northeast because of lower transportation costs. The location of the Spring Creek mine also provides access to the Westshore terminal near Vancouver, Canada, which is the main export terminal from the western U.S., providing an advantage relative to other PRB mines. As a result, interest from foreign buyers in coal from our Spring Creek mine continues, and, in 2009, we shipped over 1.6 million tons of Spring Creek coal through the Westshore terminal. In June 2010, we entered into a Modified Coal Lease (the "Lease Modification") with the BLM. The Lease Modification modifies Coal Lease MTM-069782 (the "Existing Lease") and adds approximately 498 acres to the existing lease. We are currently evaluating the tonnage that we believe can be economically mined from this tract.

Decker Mine

        The Decker mine is located immediately to the southeast of Spring Creek in Big Horn County, Montana. We own a non-operating 50% interest in the mine. The Decker mine is a unionized operation; however, we do not employ any of the Decker employees. A third party operates the Decker mine for us and our joint venture partner and markets the steam coal out of the Decker mine. There are two principal seams at West Decker, Dietz 1 and Dietz 2, with typical thicknesses of 51 and 16 feet, respectively, and three seams at East Decker, Dietz 1 Upper, Dietz 1 Lower and Dietz 2, with typical thicknesses of 27, 17 and 16 feet, respectively. In April 2010, Decker entered into a sales contract that will extend mining production into 2013.

Surface Mining Control and Reclamation Act

        SMCRA establishes mining, environmental protection, reclamation and closure standards for all aspects of surface coal mining. Mining operators must obtain SMCRA permits and permit renewals from the Office of Surface Mining (the "OSM"), or from the applicable state agency if the state agency has obtained regulatory primacy. A state agency may achieve primacy if the state regulatory agency develops a mining regulatory program that is no less stringent than the federal mining regulatory program under SMCRA. Both Wyoming and Montana, where our mines are located, have achieved primacy to administer the SMCRA program.

        SMCRA permit provisions include a complex set of requirements, which include, among other things, coal prospecting, mine plan development, topsoil or growth medium removal and replacement, selective handling of overburden materials, mine pit backfilling and grading, disposal of excess spoil, protection of the hydrologic balance, surface runoff and drainage control, establishment of suitable post mining land uses and re-vegetation. We begin the process of preparing a mining permit application by collecting baseline data to adequately characterize the pre-mining environmental conditions of the permit area. This work is typically conducted by third-party consultants with specialized expertise and typically includes surveys and/or assessments of the following: cultural and historical resources; geology; soils; vegetation; aquatic organisms; wildlife; potential for threatened, endangered or other special status species; surface and ground water hydrology; climatology; riverine and riparian habitat and wetlands. The geologic data and information derived from the surveys and/or assessments are used to develop the mining and reclamation plans presented in the permit application. The mining and reclamation plans address the provisions and performance standards of the state's equivalent SMCRA regulatory program, and are also used to support applications for other authorizations and/or permits required to conduct coal mining activities. Also included in the SMCRA permit application is information used for documenting surface and mineral ownership, variance requests, access roads, bonding information, mining methods, mining phases, other agreements that may relate to coal, other minerals, oil and gas rights, water rights, permitted areas and ownership and control information required to determine compliance with OSM's Applicant Violator System, including the mining and compliance history of officers, directors and principal owners of the entity.

        Once a permit application is prepared and submitted to the regulatory agency, it goes through an administrative completeness review and a thorough technical review. Also, before a SMCRA permit is issued, a mine operator must submit a bond or otherwise secure the performance of all reclamation obligations. After the application is submitted, a public notice or advertisement of the proposed permit is required to be given, which begins a notice period that is followed by a public comment period before a permit can be issued. It is not uncommon for a SMCRA mine permit application to take over two years to prepare and review, depending on the size and complexity of the mine, and another two years or even longer for the permit to be issued. The variability in time frame required to prepare the application and issue the permit can be attributed primarily to the various regulatory authorities' discretion in the handling of comments and objections relating to the project received from the general public and other agencies. Also, it is not uncommon for a permit to be delayed as a result of litigation related to the specific permit or another related company's permit.

        In addition to the bond requirement for an active or proposed permit, the Abandoned Mine Land Fund, which was created by SMCRA, imposes a fee on all coal produced. The proceeds of the fee are used to restore mines closed or abandoned prior to SMCRA's adoption in 1977. The current fee is $0.315 per ton of coal produced from surface mines. In 2009, we recorded $28.7 million of expense related to these reclamation fees.

Coal Reserves and Non-Reserve Coal Deposits

        As of December 31, 2009, we controlled approximately 1 billion tons of proven and probable coal reserves. All of our proven and probable reserves are classified as steam coal.

        The following table summarizes the tonnage of our coal reserves that is classified as proven or probable, and assigned, as well as our property interest, as of December 31, 2009:

Mine	Proven Preserves	Probable Reserves	Total Proven & Probable Reserves	Assigned Reserves	Reserves Owned	Reserves Leased
	(nearest million, in tons)			(%)	(nearest million, in tons)
Antelope	281	11	292	100	0	292
Cordero Rojo	318	92	410	100	38	372
Spring Creek	258	42	300	100	0	300
Decker(1)	1	0	1	100	0	1

Total(2)	859	145	1,004		38	966

(1)
Based on our 50% interest in our Decker mine.

(2)
Total reflects rounding.

        The following table provides the "quality" (sulfur content and average Btu content per pound) of our coal reserves as of December 31, 2009:

Mine	Total Proven & Probable Reserves	Average Btu per lb(1)	Average Sulfur Content	Average Sulfur Content(2)
	(nearest million, in tons)		(%)	(lbs SO2/mmBtu)
Antelope	292	8,850	0.24	0.54
Cordero Rojo	410	8,400	0.29	0.69
Spring Creek	300	9,350	0.33	0.71
Decker(3)	1	9,400	0.40	0.85

Total(4)	1,004

(1)
Average Btu per pound includes weight of moisture in the coal on an as-sold basis.

(2)
The sulfur content of our coal meets the emission criteria as defined in the Clean Air Act and our coal is considered to be compliance coal.

(3)
Based on our 50% interest in our Decker mine.

(4)
Total reflects rounding.

        We also control certain coal deposits that are contiguous to or located near our primary reserve bases. The coal in these deposits is classified as non-reserve coal deposits and are not included in our reported reserves. The tonnage amounts for these non-reserve coal deposits are as follows:

Antelope mine:	80 million tons
Cordero Rojo mine:	175 million tons

        Our reserve and non-reserve coal deposit estimates as of December 31, 2009, were prepared by our staff of geologists and engineers, who have extensive experience in PRB coal. These individuals are responsible for collecting and analyzing geologic data within and adjacent to leases controlled by us.

        Prior to the IPO, our coal reserve reporting process was reviewed by Rio Tinto and a complete review of our 2008 reserves assessments was completed in April 2009 by John T. Boyd Company, mining and geological consultants, and covered our reserves as of December 31, 2008. While we intend to periodically retain outside experts to independently verify our estimates of our coal reserves going forward, our estimates of proven and probable reserves as of December 31, 2009, were prepared by our staff of geologists and engineers, whose experience ranges from 9 to over 30 years. We also have a chief manager of geology whose primary responsibility is to track changes in reserve estimates, supervise our other geologists and coordinate periodic third-party reviews of our reserve estimates by qualified mining consultants.

        Our coal reserve estimates are based on data obtained from our drilling activities and other available geologic data. All of our reserves are assigned, associated with our active coal properties, and incorporated in detailed mine plans. Estimates of our reserves are based on an excess of 8,500 drill holes. Our proven reserves have a typical drill hole spacing of 1,500 feet or less, and our probable reserves have a typical drill hole spacing of 2,500 feet or less.

        Along with the geological data we assemble for our coal reserve estimates, our staff of geologists and engineers also analyzes the economic data such as cost of production, projected sales price and other data concerning permitting and advances in mining technology. Various factors and assumptions are utilized in estimating coal reserves, including assumptions concerning future coal prices and operating costs. These estimates are periodically updated to reflect past coal production and other geologic or mining data. Acquisitions or sales of coal properties will also change these estimates.

Changes in mining methods or the utilization of new technologies may increase or decrease the recovery basis for a coal seam. We maintain reserve information in secure computerized databases, as well as in hard copy.

Coal Mining Methods

Surface Mining

        All of our mines are surface mining operations utilizing both dragline and truck-and-shovel mining methods. Surface mining is used when coal is found relatively close to the surface. Surface mining typically involves the removal of topsoil, and drilling and blasting the overburden (earth and rock covering the coal) with explosives. The overburden is then removed with draglines. Trucks, shovels and dozers then remove the coal. The final step involves replacing the overburden and topsoil after the coal has been excavated, reestablishing vegetation and plant life into the natural habitat and making other changes designed to provide local community benefits. We typically recover 90% or more of the economic coal seam through in the mines we operate.

Coal Preparation and Blending

        Depending on coal quality and customer requirements, in almost all cases the coal from our mines is crushed and shipped directly from our mines to the customer. Typically, no other preparation is needed for a saleable product. However, depending on the specific quality characteristics of the coal and the needs of the customer, blending different types of coals may be required at the customer's plant. Coals of various sulfur and ash contents can be mixed or "blended" to meet the specific combustion and environmental needs of customers. All of our coal can be blended with coal from other coal producers. Spring Creek's location and the high Btu content of its coal make its coal better suited than our other products for export and transportation to the northeastern U.S. coal markets for blending by the customer with coal sourced from other markets to achieve a suitable overall product.

Coal Characteristics

        In general, coal of all geological compositions is characterized by end use. Heat value and sulfur content are the most important variables in the profitable marketing and transportation of steam coal. We mine, process and market low sulfur content, sub-bituminous steam coal, the characteristics of which are described below. Because we operate only in the PRB, which does not have metallurgical coal, we produce only steam coal.

Heat Value

        The heat value of coal is commonly measured in Btus. Sub-bituminous coal from the PRB has a typical heat value that ranges from 8,000 to 9,500 Btus. Sub-bituminous coal from the PRB is used primarily by electric utilities and by some industrial customers for steam generation. Coal found in other regions in the U.S., including the eastern and midwestern regions, tends to have a higher heat value than coal found in the PRB.

Sulfur Content

        Federal and state environmental regulations, including regulations that limit the amount of sulfur dioxide that may be emitted as a result of combustion, have affected and may continue to affect the demand for certain types of coal. The sulfur content of coal can vary from seam to seam and within a single seam. The chemical composition and concentration of sulfur in coal affects the amount of sulfur dioxide produced in combustion. Coal-fired power plants can comply with sulfur dioxide emissions regulations by burning coal with low sulfur content, blending coals with various sulfur contents, purchasing emission allowances on the open market and/or using sulfur-reduction technology. PRB coal typically has a lower sulfur content than eastern U.S. coal and generally emits no greater than 0.8 pounds of sulfur dioxide per million Btus. All of our reserves are compliance coal under the Clean Air Act.

        Higher sulfur noncompliance coal can be burned in plants equipped with sulfur-reduction technology, such as scrubbers, which can reduce sulfur dioxide emissions by up to 90%, and in facilities that blend compliance and noncompliance coal. In 2009, out of utilities with a coal generating capacity of approximately 315 GW, utilities accounting for a capacity of over 150 GW had been retrofitted with scrubbers. Furthermore, all new coal-fired generation plants built in the U.S. are expected to use some type of sulfur-reduction technology. The demand or price for lower sulfur coal may decrease with widespread implementation of sulfur-reduction technology.

Other

        Ash is the inorganic residue remaining after the combustion of coal. As with sulfur content, ash content varies from seam to seam. Ash content is an important characteristic of coal because it impacts boiler performance and electric generating plants must handle and dispose of ash following combustion. The ash content of PRB coals is generally low, representing approximately 5% to 10% by weight. The composition of the ash, including the proportion of sodium oxide, as well as the ash fusion temperatures are important characteristics of coal and help determine the suitability of the coal to end users. In limited cases, customer requirements at the Spring Creek mine have required, and may continue to require, the addition of earthen materials to dilute the sodium oxide and ash of the coal.

        Moisture content of coal varies by the type of coal and the region where it is mined. In general, high moisture content is associated with lower heat values and generally makes the coal more expensive to transport. Moisture content in coal, on an as-sold basis, can range from approximately 2% to over 30% of the coal's weight. PRB coals have typical moisture content of 25% to 35%.

        Trace elements within coal that are of primary concern are mercury, for health and environmental reasons, and chlorine, for utility plant performance. Trace elements of mercury and chlorine in PRB coal are relatively low compared to other coal regions. However, the low chlorine content of PRB coal is associated with the emission of elemental mercury, which is difficult to remove with conventional pollution control devices.

Reserve Acquisition Process

        Since our inception, we have focused on growth through, among other things, the federal competitive leasing process, including the LBA process, and we continue to identify federal coal leasing opportunities. For example, in 2007 we acquired 107.5 million tons of reserves in an LBA for our Spring Creek mine. In addition, in 2008 we acquired 161 million tons of reserves in an LBA for our Cordero Rojo mine. Similarly, in May 2009 we acquired an additional 48 million tons of reserves with the North Maysdorf LBA tract, for our Cordero Rojo mine.

        We acquire a significant portion of our coal through the LBA process, and as a result, substantially all of our coal is held under federal leases. Under this process, before a mining company can obtain new federal coal, the company must nominate a coal tract for lease and then win the lease through a competitive bidding process. The LBA process has historically lasted, in general, anywhere from two to five years from the time the coal tract is nominated to the time a final bid is accepted by the BLM. After the LBA is awarded, the company then conducts the necessary testing to determine what amount can be classified as reserves and begins the process to permit the coal for mining, which has historically lasted, in general, another two to five years. Third-party legal challenges, such as legal challenges filed in 2010 against the BLM and the Secretary of the Interior by environmental groups with respect to the LBA process in the PRB and the West Antelope II LBA, may result in delays and other adverse impacts on the LBA process.

        To initiate the LBA process, companies wanting to acquire additional coal must file an application with the BLM's state office indicating interest in a specific coal tract. The BLM reviews the initial application to determine whether the application conforms to existing land-use plans for that particular tract of land and whether the application would provide for maximum coal recovery. The application is further reviewed by a regional coal team at a public meeting. Based on a review of the available information and public comment, the regional coal team will make a recommendation to the BLM whether to continue, modify or reject the application.

        The BLM also allows for small tracts of coal to be acquired through a leasing process known as a Lease by Modification, or LBM. An LBM is a non-competitive leasing process and is used in circumstances where a lessee is seeking to modify an existing federal coal lease by adding less than 960 acres in a configuration that is deemed non-competitive to other coal operators. In June 2010, we entered into a Modified Coal Lease with the BLM through the LBM process to add additional acreage to one of the Spring Creek mine's existing federal coal leases.

        If the BLM determines to continue the application, the company that submitted the application will pay for a BLM-directed environmental analysis or an EIS to be completed. This analysis or impact statement is subject to publication and public comment. The BLM may consult with other government agencies during this process, including state and federal agencies, surface management agencies, Native American tribes or bands, the U.S. Department of Justice or others as needed. The public comment period for an analysis or impact statement typically occurs over a 60-day period.

        After the environmental analysis or EIS has been issued and a recommendation has been published that supports the lease sale of the LBA tract, the BLM schedules a public competitive lease sale. The BLM prepares an internal estimate of the fair market value of the coal that is based on its economic analysis and comparable sales analysis. Prior to the lease sale, companies interested in acquiring the lease must send sealed bids to the BLM. The bid amounts for the lease are payable in five annual installments, with the first 20% installment due when the mining operator submits its initial bid for an LBA. Before the lease is approved by the BLM, the company must first furnish to the BLM an initial rental payment for the first year of rent along with either a bond for the next 20% annual installment payment for the bid amount, or an application for history of timely payment, in which case the BLM may waive the bond requirement if the company successfully meets all the qualifications of a timely payor. The bids are opened at the lease sale. If the BLM decides to grant a lease, the lease is awarded to the company that submitted the highest total bid meeting or exceeding the BLM's fair market value estimate, which is not published. The BLM, however, is not required to grant a lease even if it determines that a bid meeting or exceeding the fair market value of the coal has been submitted. The winning bidder must also submit a report setting forth the nature and extent of its coal holdings to the U.S. Department of Justice for a 30-day antitrust review of the lease. If the successful bidder was not the initial applicant, the BLM will refund the initial applicant certain fees it paid in connection with the application process, for example the fees associated with the environmental analysis or EIS, and the winning bidder will bear those costs. Coal won through the LBA process and subject to federal leases are administered by the U.S. Department of Interior under the Federal Coal Leasing Amendment Act of 1976. In addition, we occasionally add small coal tracts adjacent to our existing LBAs through an agreed upon lease modification with the BLM. Once the BLM has issued a lease, the company must next complete the permitting process before it can mine the coal. See "—Environmental and Other Regulatory Matters—Mining Permits and Approvals."

        The federal coal leasing process is designed to be a public process, giving stakeholders and other interested parties opportunities to comment on the BLM's proposed and final actions and allow third-party comments. Because of this, third parties, including non-governmental organizations, can challenge the BLM's actions, which may delay the leasing process. If these challenges prove successful or are litigated for a prolonged period of time, a coal company's ability to bid on or acquire a new coal lease could be significantly delayed, or could cause the BLM to not offer a lease for bid at all. In 2010, environmental organizations filed legal challenges against the BLM's findings on the final EIS and other matters associated with the West Antelope II LBA, which was nominated by our Antelope mine. These challenges have created some uncertainty with respect to the timing of the LBA bid and lease acquisition and may ultimately delay the leasing process or prevent mining operations. Even after a lease has been issued and a successful bidder has paid installment money to the BLM, legal challenges may still seek to delay or prevent mining operations. It is possible that subsequent EIS's for other mines in the PRB currently underway but not yet final could be similarly challenged. There also exists the possibility of similar challenges to the permitting and licensing process, which is also a public process designed to allow public comments.

        Each of our federal coal leases has an initial term of 20 years, renewable for subsequent 10-year periods and for so long thereafter as coal is produced in commercial quantities. The lease requires diligent development within the first ten years of the lease award with a required coal extraction of 1% of the total coal under the lease by the end of that 10-year period. At the end of the 10-year development period, the lessee is required to maintain continuous operations, as defined in the applicable leasing regulations. In certain cases, a lessee may combine contiguous leases into a logical mining unit ("LMU"). This allows the production of coal from any of the leases within the LMU to be used to meet the continuous operation requirements for the entire LMU. We currently have an LMU for our Antelope mine. We pay to the federal government an annual rent of $3.00 per acre and production royalties of 12.5% of gross revenues on surface mined coal. The federal government remits approximately 50% of the production royalty payments to the state after deducting administrative expenses. Some of our mines are also subject to coal leases with the states of Montana or Wyoming, as applicable, and have different terms and conditions that we must adhere to in a similar way to our federal leases. Under these federal and state leases, if the leased coal is not diligently developed during the initial 10-year development period or if certain other terms of the leases are not complied with, including the requirement to produce a minimum quantity of coal or pay a minimum production royalty, if applicable, the BLM or the applicable state regulatory agency can terminate the lease prior to the expiration of its term.

        Most of the coal we lease from the United States comes from "split estate" lands in which one party, typically the federal government, owns the coal and a private party owns the surface. In order to mine the coal we acquire through the LBA process, we must also acquire rights to mine from the owners of the surface lands overlying the coal. Certain federal regulations provide a specific class of surface owners QSOs, with the ability to prohibit the BLM from leasing its coal. If the land overlying a coal tract is owned by a QSO, federal laws prohibit us from leasing the coal tract without first securing surface rights to the land, or purchasing the surface rights from the QSO, which would allow us to conduct our mining operations. Furthermore, the state permitting process requires us to demonstrate surface owner consent for split estate lands before the state will issue a permit to mine coal. This consent is separate from the QSO consent required before leasing federal coal. The right of QSOs and certain other surface owners allows them to exercise significant influence over negotiations and prices to acquire surface rights and can delay the LBA or permitting processes or ultimately prevent the acquisition of the LBA or permit over that land entirely. There are QSOs that own land adjacent to or near our existing mines that may be attractive acquisition candidates for us. Typically, we seek to purchase the land overlying our coal or enter into option agreements granting us an option to purchase the land upon acquiring an LBA. In some instances, however, we enter into separate lease arrangements with surface owners allowing us to conduct our mining operations on the land. We own substantially all of the land over our reserves.

        We also enter into surface leases with other third parties from time to time. The majority of these third-party leases have a term that continues until the exhaustion of the "mineable and merchantable" coal in the lease area. Some of our leases extend for a specific number of years rather than to the exhaustion of the particular mine's reserves, but in all these cases, we believe that the term of years will allow the recoverable reserve to be fully extracted in accordance with our projected mine plan. Consistent with industry practice, we conduct only limited investigations of title to our coal properties prior to leasing. Title to properties leased from private third parties is not usually fully verified until we make a commitment to develop a property, which may not occur until we have obtained the necessary permits and completed exploration of the property.

Customers and Coal Contracts

        We focus on building long-term relationships with creditworthy customers through our reliable performance and commitment to customer service. We supply coal to over 50 electric utilities and over 88% of our 2010 sales were to customers with an investment grade credit rating as of June 30, 2010. Moreover, over 75% of our 2009 sales were to customers with whom we have had relationships for more than 10 years.

Sales and Marketing

        We have a team of experienced sales, marketing and customer service individuals. To help develop and maintain the relationships we have with our customers, we have divided the department into three teams:

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  Sales and Marketing, which focuses on traditional requests for proposals, constituting the majority of our sales;

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  Marketing and Pricing, which provides industry insight, recommends pricing strategies and participates in the spot market; and

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  Customer Service, which provides contract and after-sales support to our customers.

As of June 30, 2010, we had 16 employees in our sales and marketing department.

Customers

        Our primary customers are domestic utility companies with over 100 plants primarily located in the mid-west and south central U.S. Our coal supplies fueled approximately 4% of the electricity generated in the U.S. in 2009. During 2009, approximately 47% of our revenues were derived from our top ten customers. In 2009, NRG Texas Power LLC accounted for 10% of our revenues. No other customer accounted for 10% or more of our revenues in 2009. The following map shows the percentage of our shipped tons of coal by state of destination during 2009 from coal produced at the three mines we own and operate. We also exported approximately 3% of the tons produced at these mines in 2009.

Long-term Coal Sales Agreements

        As is customary in the coal industry, we generally enter into fixed price, fixed volume supply contracts of one- to five-year terms with many of our customers. Multiple year contracts usually have specific and possibly different volume and pricing arrangements for each year of the contract. As of December 31, 2009, approximately 6% of our committed tons were associated with contracts that had three years or more remaining on their term. Most of our supply contracts include a fixed price for the term of the agreement or a pre-determined escalation in price for each year. Some of our agreements that extend for a four- or five-year term or longer may include a variable pricing system. These contracts allow customers to secure a supply for their future needs and provide us with greater predictability of sales volume and sales price. For the year ended December 31, 2009, and the six months ended June 30, 2010, approximately 97% and 98%, respectively, of our revenues were derived from long-term supply contracts with a term of one year or greater. While most of our sales contracts are for terms of one to five years, some are as short as one to six months, and other contracts have terms longer than ten years.

        On January 6, 2010, we announced the buyout by the Decker mine of a coal contract. This contract accounted for approximately 30% of production at the Decker mine for 2010 and the majority of the production for 2011 and 2012. In April 2010, Decker entered into a sales contract that will extend mining production into 2013.

        Our coal is primarily sold on a mine-specific basis to utility customers through a request-for-proposal process. The terms of our coal sales agreements result from competitive bidding and extensive negotiations with customers. Consequently, the terms of these contracts vary by customer, including base price adjustment features, price re-opener terms, coal quality requirements, quantity parameters, permitted sources of supply, impact of future regulatory changes, extension options, force majeure, termination, assignment and other provisions.

        Our supply contracts typically contain provisions to adjust the base price due to new statutes, ordinances or regulations that affect our costs related to performance of the agreement. Additionally, some of our contracts contain provisions that allow for the recovery of costs affected by modifications or changes in the interpretations or application of any applicable statute by local, state or federal government authorities. These provisions only apply to the base price of coal contained in these supply contracts. In some circumstances, a significant adjustment in base price can lead to termination of the contract.

        Price re-opener and index provisions, which can be either renegotiated or based on a fixed formula, are present in contracts covering approximately 41% of our total future tonnage commitments. These provisions may allow either party to commence a renegotiation of the contract price at a pre-determined time. Price re-opener provisions may automatically set a new price based on prevailing market price or, in some instances, require us to negotiate a new price, sometimes between a specified range of prices. In some agreements, if the parties do not agree on a new price, either party has an option to terminate the contract. Under some of our contracts, we have the right to match lower prices offered to our customers by other suppliers. In addition, some of our contracts contain clauses which may allow customers to terminate the contract in the event of certain changes in environmental laws and regulations.

        Quality and volumes for the coal are stipulated in coal sales agreements. In most cases, the annual pricing and volume obligations are fixed, although, in some cases, the volume specified may vary depending on the quality of the coal. Some customers are allowed to vary the amount of coal taken under the contract. Most of our coal sales agreements contain provisions requiring us to deliver coal within certain ranges for specific coal characteristics, such as heat content, sulfur, ash and ash fusion temperature. Failure to meet these specifications can result in economic penalties, suspension or cancellation of shipments or termination of the contracts. Many of our contracts contain clauses which require us and our customers to maintain a certain level of creditworthiness or provide appropriate credit enhancement upon request. The failure to do so can result in a suspension of shipments under the contract.

        Our coal sales agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or our customers during the duration of specified events beyond the control of the affected party, including events such as strikes, adverse mining conditions, mine closures or serious transportation problems that affect us or unanticipated plant outages that may affect the buyer. Our contracts generally provide that in the event a force majeure circumstance exceeds a certain time period (e.g., 60-90 days), the unaffected party may have the option to terminate the sale in whole or in part. Some contracts stipulate that this tonnage can be made up by mutual agreement or at the discretion of the buyer.

        Agreements between our customers and the railroads servicing our mines may also contain force majeure provisions. Generally, our coal sales agreements allow our customer to suspend performance in the event that the railroad fails to provide its services due to circumstances that would constitute a force majeure.

        In some of our contracts, we have a right of substitution, allowing us to provide coal from different mines, including third-party mines, as long as the replacement coal meets quality specifications and will be sold at the same delivered cost.

        Generally, under the terms of our coal sales agreements, we agree to indemnify or reimburse our customers for damage to their or their rail carrier's equipment while on our property, other than from their own negligence, and for damage to our customer's equipment due to non-coal materials being included with our coal before leaving our property.

        From time to time, we purchase limited amounts of coal through brokers, traders or other third party sources to cover any shortfalls under our supply agreements and sell to brokers traders or other third party sources any excess produced coal.

Transportation

        Transportation can be one of the largest components of a purchaser's total cost. Coal used for domestic consumption is generally sold free on board (fob) at the mine or nearest loading facility, and the purchaser of the coal normally bears the transportation costs and risk of loss in the event of a problem. Most electric generators arrange long-term shipping contracts with rail or barge companies to assure stable delivery costs. Our mines are served by the BNSF and UP railways. In limited circumstances, we sell coal on a delivered basis where we arrange and pay for the freight and charge our customers on a cost plus basis for this service.

Suppliers

        Principal supplies used in our business include petroleum-based fuels, explosives, tires, steel and other raw materials, as well as spare parts and other consumables used in the mining process. We use third-party suppliers for a significant portion of our equipment rebuilds and repairs, drilling services and construction. We use sole source suppliers for certain parts of our business such as dragline shovel parts and services and tires. We believe adequate substitute suppliers are available. For further discussion of our suppliers, see the section "Risk Factors—Risks Related to Our Business and Industry—Increases in the cost of raw materials and other industrial supplies, or the inability to obtain a sufficient quantity of those supplies, could increase our operating expenses, disrupt or delay our production and materially and adversely affect our profitability."

        We historically relied on various Rio Tinto supply contracts to obtain some of our key raw materials and consumables. Since the IPO, we are not a party to any Rio Tinto supply contracts. While some of our heavy mobile equipment supplies and equipment are still being delivered under purchase orders entered into prior to the IPO, in particular certain heavy mobile equipment and tires, we have since entered into new supply contracts to replace the Rio Tinto supply contracts.

Competition

        The coal industry is highly competitive. We compete directly with all coal producers and indirectly with other energy producers throughout the U.S. The most important factors on which we compete with other coal producers are coal price, coal quality and characteristics, costs incurred by our customers to transport the coal, customer service and the reliability of supply. Demand for coal and the prices that we will be able to obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry and international consumers. These coal consumption patterns are influenced by factors beyond our control, including the supply and demand for domestic and foreign electricity, domestic and foreign governmental regulations and taxes, environmental and other regulatory changes, technological developments, the price and availability of other fuels, such as natural gas and crude oil, and the availability, and subsidies designed to encourage greater use of, alternative energy sources, including hydroelectric, nuclear, wind and solar power, all of which can decrease demand for coal.

        Because most of the coal in the vicinity of our mines is owned by the U.S. federal government, we compete with other coal producers operating in the PRB for additional coal through the LBA process. This process is competitive and we expect the competition for LBAs to remain strong.

Office Facilities

        Our corporate headquarters is located in Gillette, Wyoming, where we own approximately 32,000 square feet of office space. In addition, we sublease approximately 13,000 square feet of office space in Greenwood Village, Colorado under a sublease that expires on January 1, 2011.

        In April 2010, we entered into a lease agreement for a corporate office in Broomfield, Colorado. The lease is currently anticipated to commence in August 2010 and has an initial term of 126 months (10.5 years). Total base rent for the entire initial term of the lease will be $9.1 million, resulting in average annual rent expense of $860,000. This new lease agreement is expected to replace our existing sublease of office space in Greenwood Village, Colorado.

        As of December 31, 2009, all of our long-lived assets were located in the U.S. See "Note 17. Segment Information" of "Notes to Consolidated Financial Statements."

Employees

        As of June 30, 2010, we had 1,612 employees. None of our employees are currently parties to collective bargaining agreements. We hold a 50% interest in the Decker mine in Montana, which is a union-based operation operated by a third-party mine operator. However, we do not employ any of the Decker mine employees. We believe that we have good relations with our employees. As of June 30, 2010, we had 275 external contractors, on a full-time equivalent basis.

Legal Proceedings

MMS Litigation—Decker

        The Minerals Management Service (the "MMS"), a federal agency with responsibility for collecting royalties on coal produced from federal coal leases, issued two disputed assessments against Decker: one for coal produced from 1986-1992, and the other for coal produced from 1993-2001. Both assessments concern coal sold by Decker to Big Horn Coal Company ("Big Horn") and Black Butte Coal Company ("Black Butte"), and in turn resold by those entities to Commonwealth Edison Company to satisfy requirements under long-term contracts between those entities and Commonwealth Edison. The MMS maintained that Decker's royalties should not be based on the prices at which Decker actually sold coal to Big Horn and Black Butte because MMS does not believe those prices represent the results of arm's length negotiation. MMS based this conclusion on the facts that those entities were both affiliates of KCP, Inc., formerly known as Kiewit Coal Properties, Inc., which is also a 50% owner of Decker, and that the sales were contingent on Big Horn's and Black Butte's ability to resell the coal to Commonwealth Edison, which did not leave Big Horn and Black Butte at market risk. Instead, the MMS assessed Decker's royalties based on the higher prices set under Big Horn's and Black Butte's separate long-term contracts with Commonwealth Edison.

        With respect to the period 1986-1992, Decker appealed the assessment through the administrative process with the MMS and that appeal was unsuccessful. A further appeal was filed before the United States District Court for the District of Montana. In March 2009, the District Court set aside the MMS assessment and entered judgment for Decker (Decker I). MMS did not appeal that ruling.

        With respect to the period 1993-2001, the MMS has not issued a final decision concerning Decker's challenge to the assessment. On January 5, 2009, the Interior Board of Land Appeals (the "IBLA") issued a decision affirming the MMS's decision requiring Decker to pay additional royalties. On February 16, 2010, the United States District Court for the District of Montana vacated the IBLA decision and remanded the matter to the MMS for further administrative review in light of the District Court's holding in Decker I. As of June 30, 2010, the estimated additional assessed royalties (inclusive of interest) for the period 1993-2001 were approximately $11 million. Decker estimates that even if the assessment for the 1993-2001 period were to be upheld, MMS's eventual recovery may be nothing but could be up to $11 million.

        We have not accrued a liability in our consolidated financial statements with respect to this matter as any potential losses are not considered to be probable and reasonably estimable. In addition to its substantive challenges to the assessments, Decker believes that it has contractual price escalation protection from any increased assessments for 1993-2001; that, in addition, Commonwealth Edison has indemnified Black Butte with respect to the 1993-2001 assessment, and that in furtherance of that obligation, Commonwealth Edison or its parent company, Exelon Generation, Inc., has therefore agreed to indemnify Decker directly for such matters. If the assessment was upheld and the indemnities and/or price protections were ultimately not available to Decker, the resulting Decker liability could be material. As a result of our 50% ownership interest in Decker, our financial results could in turn be materially adversely affected. We consider those conclusions to be reasonable; however, we have not relied upon this indemnification in reaching our decision that any potential losses are not considered probable and reasonably estimable.

Caballo Coal Company Litigation—Spring Creek

        In September 2009, Caballo Coal Company ("Caballo"), a subsidiary of Peabody Energy Corporation, commenced an action in Wyoming state court against Spring Creek Coal Company ("Spring Creek"), our wholly-owned subsidiary, asserting that Spring Creek repudiated its allegedly remaining obligation under a 1987 agreement to purchase an additional approximately 1.6 million tons of coal, for which it seeks unspecified damages. Spring Creek believes that it has meritorious defenses to the claim, including that Caballo breached the agreement by failing to make required deliveries in 2006 and 2007. Spring Creek also believes that it has meritorious counterclaims against Caballo. We have not accrued a liability in our consolidated financial statements with respect to this matter as any potential losses are not considered to be probably and reasonable estimable. If, however, the case was determined in an adverse manner to us, the payment of any judgment could be material to our results of operations.

Other Legal Proceedings

        We are currently involved in other legal proceedings arising in the ordinary course of business and may become involved in additional proceedings from time to time. We believe that there are no other legal proceedings pending that are likely to have a material adverse effect on our consolidated financial condition, results of operations or cash flows. Nevertheless, we cannot predict the impact of future developments affecting our claims and lawsuits, and any resolution of a claim or lawsuit or an accrual within a particular fiscal period may adversely impact our results of operations for that period. In addition to claims and lawsuits against us, our LBAs, permits and other industry regulatory processes and approvals may also be subject to legal challenges that may adversely impact our mining operations and results. For example, the West Antelope II LBA is subject to pending legal challenges filed in 2010 against the BLM and the Secretary of the Interior by environmental organizations.

ENVIRONMENTAL AND OTHER REGULATORY MATTERS

        Federal, state and local authorities regulate the U.S. coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, the reclamation and restoration of mining properties after mining has been completed, the discharge of materials into the environment and the effects of mining on surface and groundwater quality and availability. These laws and regulations have had, and will continue to have, a significant effect on our production costs and our competitive position. Future laws, regulations or orders, as well as future interpretations and more rigorous enforcement of existing laws, regulations or orders, may require substantial increases in equipment and operating costs and delays, interruptions or a termination of operations, the extent of which we cannot predict. Future laws, regulations or orders, including those relating to climate change, may also cause coal to become a less attractive fuel source, thereby reducing coal's share of the market for fuels and other energy sources used to generate electricity. As a result, future laws, regulations or orders may adversely affect our mining operations, cost structure or our customers' demand for coal.

        We are committed to conducting our mining operations in compliance with all applicable federal, state and local laws and regulations. Our industry is highly regulated and the laws and regulations which apply to our operations are extensive, change frequently, and tend to become stricter over time. We have procedures in place which are designed to enable us to comply with these laws and regulations. However, we cannot assure you that we have been or will be at all times in complete compliance.

Mining Permits and Approvals

        Numerous governmental permits or approvals are required for mining operations. When we apply for these permits and approvals, we may be required to prepare and present data to federal, state or local authorities pertaining to the effect or impact that any proposed production or processing of coal may have upon the environment. For example, in order to obtain a federal coal lease, an EIS must be prepared to assist the BLM in determining the potential environmental impact of lease issuance, including any direct and indirect effects from the mining, transportation and burning of coal. Recently, particular attention has been focused on the impact of the production and usage of coal on climate change, which resulted in extensive comments from environmental groups on the EIS prepared in connection with the West Antelope II LBA, and subsequent legal challenges were filed in 2010 against the BLM and the Secretary of the Interior with respect to this LBA, which we have nominated. This may result in further delays or an inability to obtain this lease. Future nominations or lease applications may also be subject to delays or challenges, which may result in difficulties in obtaining other leases. The authorization, permitting and implementation requirements imposed by federal, state and local authorities may be costly and time consuming and may delay commencement or continuation of mining operations. In the states where we operate, the applicable laws and regulations also provide that a mining permit or modification can be delayed, refused or revoked if officers, directors, shareholders with specified interests or certain other affiliated entities with specified interests in the applicant or permittee have, or are affiliated with another entity that has, outstanding permit violations. Thus, past or ongoing violations of applicable laws and regulations by these interested persons and entities could provide a basis to revoke our existing permits and to deny the issuance of additional permits.

        In order to obtain mining permits and approvals from federal and state regulatory authorities, mine operators must submit a reclamation plan for restoring, upon the completion of mining operations, the mined property to its prior condition, productive use or other permitted condition. Typically, we submit the necessary permit applications several months or even years before we plan to begin mining a new area. Some of our required permits are becoming increasingly difficult and expensive to obtain, and the application review processes are taking longer to complete and increasingly becoming subject to challenge.

        Under some circumstances, substantial fines and penalties, including revocation or suspension of mining permits, may be imposed under the laws described above. Monetary sanctions and, in severe circumstances, criminal sanctions may be imposed for failure to comply with these laws.

Surface Mining Control and Reclamation Act

        SMCRA establishes mining, environmental protection, reclamation and closure standards for all aspects of surface coal mining. Mining operators must obtain SMCRA permits and permit renewals from the OSM or from the applicable state agency if the state agency has obtained regulatory primacy. A state agency may achieve primacy if the state regulatory agency develops a mining regulatory program that is no less stringent than the federal mining regulatory program under SMCRA. Both Wyoming and Montana, where our mines are located, have achieved primacy to administer the SMCRA program.

        SMCRA permit provisions include a complex set of requirements, which include, among other things, coal prospecting, mine plan development, topsoil or growth medium removal and replacement, selective handling of overburden materials, mine pit backfilling and grading, disposal of excess spoil, protection of the hydrologic balance, surface runoff and drainage control, establishment of suitable post mining land uses and re-vegetation. We begin the process of preparing a mining permit application by collecting baseline data to adequately characterize the pre-mining environmental conditions of the permit area. This work is typically conducted by third-party consultants with specialized expertise and typically includes surveys and/or assessments of the following: cultural and historical resources; geology; soils; vegetation; aquatic organisms; wildlife; potential for threatened, endangered or other special status species; surface and ground water hydrology; climatology; riverine and riparian habitat and wetlands. The geologic data and information derived from the surveys and/or assessments are used to develop the mining and reclamation plans presented in the permit application. The mining and reclamation plans address the provisions and performance standards of the state's equivalent SMCRA regulatory program, and are also used to support applications for other authorizations and/or permits required to conduct coal mining activities. Also included in the SMCRA permit application is information used for documenting surface and mineral ownership, variance requests, access roads, bonding information, mining methods, mining phases, other agreements that may relate to coal, other minerals, oil and gas rights, water rights, permitted areas and ownership and control information required to determine compliance with OSM's Applicant Violator System, including the mining and compliance history of officers, directors and principal owners of the entity.

        Once a permit application is prepared and submitted to the regulatory agency, it goes through an administrative completeness review and a thorough technical review. Also, before a SMCRA permit is issued, a mine operator must submit a bond or otherwise secure the performance of all reclamation obligations. After the application is submitted, a public notice or advertisement of the proposed permit is required to be given, which begins a notice period that is followed by a public comment period before a permit can be issued. It is not uncommon for a SMCRA mine permit application to take over two years to prepare and review, depending on the size and complexity of the mine, and another two years or even longer for the permit to be issued. The variability in time frame required to prepare the application and issue the permit can be attributed primarily to the various regulatory authorities' discretion in the handling of comments and objections relating to the project received from the general public and other agencies. Also, it is not uncommon for a permit to be delayed as a result of litigation related to the specific permit or another related company's permit.

        In addition to the bond requirement for an active or proposed permit, the Abandoned Mine Land Fund, which was created by SMCRA, imposes a fee on all coal produced. The proceeds of the fee are used to restore mines closed or abandoned prior to SMCRA's adoption in 1977. In 2009, we recorded $28.7 million of expense related to these reclamation fees.

Surety Bonds

        State laws require a mine operator to secure the performance of its reclamation obligations required under SMCRA through the use of surety bonds or other approved forms of security to cover the costs the state would incur if the mine operator were unable to fulfill its obligations. The costs of surety bonds have fluctuated in recent years, and the market terms of these bonds have generally become more unfavorable to mine operators. These changes in the terms of the bonds have been accompanied, at times, by a decrease in the number of companies willing to issue surety bonds. We and other mine operators have therefore used letters of credit to secure the performance of a portion of our reclamation obligations. Prior to the IPO, Rio Tinto served as guarantor of our surety bonds, and our letters of credit were issued under Rio Tinto's pre-existing credit facilities. We have obtained new surety bonds, letters of credit or other credit arrangements and have obtained the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements.

        As of December 31, 2009, and June 30, 2010, there were approximately $549.2 million and $519.8 million, respectively, in surety bonds and $10.5 million in letters of credit outstanding to secure the performance of our reclamation obligations (including our obligations with respect to the Decker mine).

Mine Safety and Health

        Stringent health and safety standards have been in effect since Congress enacted the Coal Mine Health and Safety Act of 1969. The Federal Mine Safety and Health Act of 1977 (the "Mine Act"), significantly expanded the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations. In addition to federal regulatory programs, all of the states in which we operate also have state programs for mine safety and health regulation and enforcement. Collectively, federal and state safety and health regulation in the coal mining industry is among the most comprehensive and pervasive systems for protection of employee health and safety affecting any segment of U.S. industry. The Mine Act is a strict liability statute that requires mandatory inspections of surface and underground coal mines and requires the issuance of enforcement action when it is believed that a standard has been violated. A penalty is required to be imposed for each cited violation. Negligence and gravity assessments result in a cumulative enforcement scheme that may result in the issuance of withdrawal orders. The Mine Act contains criminal liability provisions. For example, it imposes criminal liability for corporate operators who knowingly or willfully authorize, order or carry out violations. The Mine Act also provides that civil and criminal penalties may be assessed against individual agents, officers and directors who knowingly authorize, order or carry out violations. In addition, criminal liability may be imposed against any person for knowingly falsifying records required to be kept under the Mine Act and standards. Recent underground mine accidents have resulted in, and may continue to result in, state and federal legislatures and regulatory authorities increasing scrutiny of mine safety matters and passing more stringent laws governing mining. For example, in 2006, Congress enacted the Mine Improvement and New Emergency Response Act, which imposed additional burdens on coal operators, including, among other matters, (i) obligations related to (a) the development of new emergency response plans that address post-accident communications, tracking of miners, breathable air, lifelines, training and communication with local emergency response personnel; (b) establishing additional requirements for mine rescue teams; and (c) promptly notifying federal authorities of incidents that pose a reasonable risk of death and (ii) increased penalties for violations of the applicable federal laws and regulations. The penalty regulations promulgated in 2007 as a result of this legislation included new heightened penalty categories for certain types of violations and have resulted in imposition of penalty assessment amounts that doubled between fiscal year 2007 and 2008 in the coal industry and are expected to continue to increase. In the wake of the 2006 legislation, enforcement scrutiny also increased, including more inspection hours at mine sites, increased numbers of inspections and increased issuance of the number and the severity of enforcement actions. Various states also have enacted their own new laws and regulations addressing many of these same subjects. Our compliance with these or any new mine health and safety regulations could increase our mining costs.

        We have implemented various internal standards to promote employee health and safety. In addition to these internal standards, we are also Occupational Health and Safety Assessment Series 18001 certified and have voluntarily implemented policies and standards in addition to those required by state or federal regulations that we consider important to the health and safety of our employees. According to MSHA data, in 2009 we had the lowest employee all injury incident rate among the five largest U.S. coal producing companies.

        Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator must pay federal black lung benefits to claimants who are current and former employees and also make payments to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to January 1, 1970. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the gross sales price. The excise tax does not apply to coal shipped outside the U.S. In 2009, we recorded $41.8 million of expense related to this excise tax.

Clean Air Act

        The federal Clean Air Act and comparable state laws that regulate air emissions affect coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations include Clean Air Act permitting requirements and emission control requirements relating to air pollutants, including particulate matter, which may include controlling fugitive dust. The Clean Air Act indirectly affects coal mining operations by extensively regulating the emissions of particulate matter, sulfur dioxide, nitrogen oxides, mercury and other compounds emitted by coal-fired power plants. In recent years, Congress has considered legislation that would require increased reductions in emissions of sulfur dioxide, nitrogen oxide and mercury. In addition to the greenhouse gas issues discussed below, the air emissions programs that may affect our operations, directly or indirectly, include, but are not limited to, the following:

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  Acid Rain.  Title IV of the Clean Air Act requires reductions of sulfur dioxide emissions by electric utilities. Affected power plants have sought to reduce sulfur dioxide emissions by switching to lower sulfur fuels, installing pollution control devices, reducing electricity generating levels or purchasing or trading sulfur dioxide emission allowances. We cannot accurately predict the future effect of these Clean Air Act provisions on our operations.

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  Particulate Matter.  The Clean Air Act requires the EPA to set standards, referred to as NAAQS, for certain pollutants. Areas that are not in compliance (referred to as non-attainment areas) with these standards must take steps to reduce emissions levels. For example, NAAQS have been issued for coarse particulate matter with an aerodynamic diameter less than or equal to 10 microns, or PM10, and for fine particulate matter with an aerodynamic diameter less than or equal to 2.5 microns, or PM2.5. In 2004, the EPA designated all or part of 225 counties in 20 states as well as the District of Columbia, as non-attainment areas with respect to the PM2.5 NAAQS. Individual states were required to identify the sources of emissions and submit emission reduction plans by 2008. These plans could be state-specific or regional in scope. Under the Clean Air Act, individual states have until 2010, with possible extensions to 2015, to secure emissions reductions from sources contributing to the problem and achieve attainment of the standards. None of our operations are located in non-attainment areas for PM2.5 that were designated in 2004. New, more stringent NAAQS for PM2.5 and PM10 were promulgated in 2006.

    In February 2009, the U.S. Court of Appeals for the District of Columbia Circuit upheld the 2006 PM10 NAAQS, but remanded the 2006 PM2.5 NAAQS to the EPA. The 2006 PM2.5 NAAQS remain in effect pending either the promulgation of a new NAAQS or an adequate justification of the 2006 PM2.5 NAAQS by the EPA. Any new PM2.5 NAAQS may be more stringent than the 2006 version. In November 2009, the EPA designated non-attainment areas for the revised PM2.5 NAAQS adopted in 2006. State emission reduction plans for achieving the revised standards are due in 2012 and attainment must be achieved between 2014 and 2019. Meeting the 2006 PM2.5 NAAQS or any new version in non-attainment areas may require reductions of nitrogen oxide and sulfur dioxide emissions, in addition to requiring reductions of PM2.5 emissions, that are separate and distinct from the reductions that may be required under any other program. Although our operations are not currently located in non-attainment areas, enforcement of the 2006 PM2.5 NAAQS or the promulgation of any new standard will affect many power plants, especially coal-fired plants in non-attainment areas. We are unable to predict the magnitude of the impact on the demand for, or price of, lower sulfur coals from the PRB. Moreover, if the areas in which our mines and coal preparation plants are located suffer from extreme weather events such as droughts, or are designated as non-attainment areas, we could be required to incur significant costs to install additional emissions control equipment, or otherwise change our operations and future development. In addition, the EPA has set more stringent emissions standards for coal preparation plants that took effect on October 8, 2009. These revised limits include more stringent and additional particulate matter emissions limits for certain plants constructed, reconstructed or modified after April 28, 2008, and new emission limits for sulfur dioxide, nitrogen dioxide and carbon monoxide from certain equipment constructed, reconstructed or modified after May 27, 2009. We do not know whether or to what extent the revised limits might have a negative impact on our customers or adversely affect the demand for coal.

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  Ozone.  The EPA issued revised ozone NAAQS imposing more stringent limits that took effect in May 2008. Nitrogen oxides, which are a by-product of coal combustion, are classified as an ozone precursor. Under the revised ozone NAAQS, significant additional emissions control expenditures may be required at coal-fired power plants. Attainment dates for the new standards range between 2013 and 2030, depending on the severity of the non-attainment. In July 2009, the U.S. Court of Appeals for the District of Columbia vacated part of a rule implementing the ozone NAAQS and remanded certain other aspects of the rule to the EPA for further consideration. Notwithstanding the decision, we expect that additional emissions control requirements may be imposed on new and expanded coal-fired power plants and industrial boilers in the years ahead. In January 2010, the EPA proposed to adopt even more stringent primary NAAQS for ozone, between the range of 60-70 parts per billion ("ppb") (compared with the 75 ppb standard adopted in 2008). Stringent secondary standards to protect sensitive vegetation and ecosystems also were proposed. The EPA intends to finalize new standards by August 2010; non-attainment designations will be made by August 2011; state plans to implement the standards will be due by the end of 2013; and attainment of the standards must be achieved between 2014 and 2031, depending on the severity of the problem. The combination of these actions may impact demand for coal nationally, but we are unable to predict the magnitude of the impact.

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  NAAQS for Other Pollutants.  On June 22, 2010, the EPA published a final rule that tightens the NAAQS for sulfur dioxide. The new regulations are aimed at preventing short term exposure to sulfur dioxide and are specifically meant to curb the negative public health effects associated with sulfur dioxide emissions. For the first time, a 1-hour standard has been adopted at a level of 75 ppb, abandoning the existing 24-hour standard and annual NAAQS for sulfur dioxide. Non-attainment designations will be finalized by June 2012; state implementation plans are due in the winter of 2014; and the deadline to achieve attainment is the summer of 2017. We do not know whether or to what extent these developments might affect our operations.

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  Nitrogen Dioxide.  On February 9, 2010, the EPA published a revised NAAQS for nitrogen dioxide. For the first time, the EPA has adopted a 1-hour standard at a level of 100 ppb, as well as retaining the existing annual standard. Initial designations of non-attainment areas will be made by January 2012, with additional designations in 2016-2017 based on further monitoring of ambient levels of nitrogen dioxide. EPA estimates the target date for attainment of the new standard will be between 2021-2022. We do not know whether or to what extent these developments might affect our operations.

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  NOx SIP Call.  The NOx SIP Call program was established by the EPA in October 1998 to reduce the transport of nitrogen oxide and ozone on prevailing winds from the Midwest and South to states in the Northeast, which alleged that they could not meet federal air quality standards because of migrating pollution. The program is designed to reduce nitrogen oxide emissions by one million tons per year in 22 eastern states and the District of Columbia. As a result of the program, many power plants have been or will be required to install additional emission control measures, such as selective catalytic reduction devices. Installation of additional emission control measures will make it more costly to operate coal-fired power plants, potentially making coal a less attractive fuel.

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  Clean Air Interstate Rule.  The EPA's Clean Air Interstate Rule calls for power plants in 28 eastern states and the District of Columbia to reduce emission levels of sulfur dioxide and nitrogen oxide pursuant to a cap-and-trade program similar to the system now in effect for acid rain. In July 2008, the U.S. Court of Appeals for the District of Columbia Circuit vacated CAIR in its entirety and directed the EPA to commence new rule-making. After a petition for rehearing, the court ruled in December 2008 that to completely vacate CAIR would sacrifice public health and environmental benefits and that CAIR should remain in effect while the EPA modifies the rule. The EPA released its proposed replacement of CAIR, which is CATR on July 6, 2010. Under the proposed rule, which will be subject to public comment and possible amendments, the EPA would require reductions in annual sulfur dioxide and nitrogen oxide emissions from power plants in 28 states. The emissions reductions would start in 2012. When combined with other EPA and state efforts, the EPA predicts that CATR will result in sulfur dioxide reductions of 71% and nitrogen oxide reductions of 52% from 2005 levels by 2014. In addition, legislation has been introduced in the Senate that would require an 80% reduction in power plants' sulfur dioxide emissions by 2018, a 50% reduction in nitrogen oxide emissions by 2015 and a 90% reduction in mercury emissions by 2015. Under CAIR, the proposed CATR, and any replacement rule with similarly stringent caps, although some coal-fired power plants might elect to use more low-sulfur coal, which could increase the demand, other plants might be required to install additional pollution control equipment. This pollution control equipment, such as scrubbers, could lead scrubbed plants to become less sensitive to the sulfur content of coal and more sensitive to delivered price, thereby potentially decreasing the demand for low-sulfur coal at these plants and reducing market prices for low-sulfur coal.

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  Mercury.  In February 2008, the U.S. Court of Appeals for the District of Columbia Circuit vacated the EPA's Clean Air Mercury Rule ("CAMR"), which had established a cap-and-trade program to reduce mercury emissions from power plants. At present, there are no federal regulations that require monitoring and reduction of mercury emissions at existing power plants, and regulations that were promulgated under the CAMR framework in several states have been invalidated. As a result of the decision to vacate the CAMR, the EPA is gathering information from coal-fired power plants regarding emissions of mercury and other hazardous air pollutants for the purpose of developing Maximum Achievable Control Technology standards ("MACT"), for these emissions. The MACT standards for mercury are likely to impose stricter limitations on mercury emissions from power plants than the vacated CAMR, as well as limits on other hazardous air pollutants. The EPA is under a court deadline to issue a final rule requiring MACT for power plants by November 2011. In the meantime, case-by-case MACT determinations for mercury and possibly other hazardous air pollutants may be required for new and reconstructed coal-fired power plants. We are unable to predict the impact of any future MACT standard for mercury or other hazardous air pollutants on the demand for, or the price of, our low-sulfur coal. Apart from CAMR, several states have enacted or proposed regulations requiring reductions in mercury emissions from coal-fired power plants, and federal legislation to reduce mercury emissions from power plants has been proposed. The Obama Administration has also indicated a desire to begin negotiations on an international treaty to reduce mercury pollution. Regulation of mercury emissions by the EPA, states, Congress or pursuant to an international treaty may decrease the future demand for coal, but we are currently unable to predict the magnitude of any such effect.

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  Regional Haze.  The EPA has initiated a regional haze program designed to protect and improve visibility at and around national parks, national wilderness areas and international parks. This program may result in additional emissions restrictions from new coal-fired power plants whose operations may impair visibility at and around federally protected areas. This program may also require certain existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions, such as sulfur dioxide, nitrogen oxides, volatile organic chemicals and particulate matter. These limitations could negatively affect the future market for coal.

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  New Source Review.  A number of pending regulatory changes, court actions and administrative actions may affect the scope and application of the EPA's new source review program, which under certain circumstances requires existing coal-fired power plants, when modifications to those plants significantly increase emissions, to install the more stringent air emissions control equipment required of new plants. The changes to the new source review program may negatively impact demand for coal nationally, but as the final form of the requirements after their revision is not yet known, we are unable to predict the magnitude of the impact. In June, 2010, Earthjustice filed a petition with EPA on behalf of several environmental organizations that requested the agency to: 1) list coal mines as a category of air pollution sources that endanger public health or welfare under Section 111 of the Clean Air Act; 2) establish standards of performance to reduce emissions from new and modified coal mine sources of methane (due to climate change concerns), particulate matter (including fugitive particulates), volatile organic compounds and nitrogen oxides; and 3) establish standards of performance to reduce emissions of methane from existing coal mine sources. We do not know whether EPA will grant the petition and propose regulations accordingly. If EPA should propose regulations, we do not know what they might require or what impact they might have on our operations.

Climate Change

        One by-product of burning coal is carbon dioxide, which is considered a greenhouse gas and is a major source of public concern, recent regulatory initiatives and litigation with respect to climate change and global warming. In 2005, the Kyoto Protocol to the 1992 United Nations Framework Convention on Climate Change (the "Kyoto Protocol"), which establishes a binding set of emission targets for greenhouse gases, became binding on all those countries that had ratified it. To date, the U.S. has refused to ratify the Kyoto Protocol, which expires in 2012. Emission targets under the Kyoto Protocol vary from country to country. If the U.S. were to ratify the Kyoto Protocol, the U.S. would be required to reduce greenhouse gas emissions to 93% of 1990 levels from 2008 to 2012. International discussions are currently underway to develop a treaty to replace the Kyoto Protocol after its expiration in 2012, with an initial goal of reaching a consensus on a replacement treaty at the milestone meeting in Copenhagen, Denmark in December 2009. The Copenhagen meeting did not result in a new treaty, but did result in an "agreement in principle," which would entail the U.S. reducing CO2 emissions on a voluntary basis by at least 17% by 2020, and greater percentages in succeeding years. Any replacement treaty or other international arrangement requiring additional reductions in greenhouse gas emissions could have a negative global impact on the demand for coal.

        Future regulation of greenhouse gas emissions in the U.S. could occur pursuant to future U.S. treaty commitments, new domestic legislation that may impose a carbon emissions tax or establish a cap-and-trade program or regulation by the EPA. The Obama Administration has indicated its support for a mandatory cap-and-trade program to reduce greenhouse gas emissions and the U.S. Congress is actively considering various proposals to reduce greenhouse gas emissions, mandate electricity suppliers to use renewable energy sources to generate a certain percentage of power, and require energy efficiency measures. In June 2009, the U.S. House of Representatives passed a comprehensive climate change and energy bill, the American Clean Energy and Security Act, and the U.S. Senate is now considering similar legislation that would, among other things, impose a cap on greenhouse gas emissions and require major sources, including coal-fired power plants, to obtain "allowances" to meet that cap. The legislation currently being considered by the Senate also contains incentives for alternative energy sources and would pre-empt regional cap and trade programs. Passage of comprehensive climate change and energy legislation could impact the demand for coal. Any reduction in the amount of coal consumed by North American electric power generators could reduce the price of coal that we mine and sell, thereby reducing our revenues and materially and adversely affecting our business and results of operations.

        Even in the absence of new federal legislation, greenhouse gas emissions may be subject to regulation by the EPA pursuant to the Clean Air Act. In response to the 2007 U.S. Supreme Court ruling Massachusetts v. EPA, the EPA has taken several steps towards promulgating and implementing regulations regarding the emission of greenhouse gases. On December 7, 2009, the EPA issued a final finding that the presence of carbon dioxide and certain other greenhouse gases in the atmosphere endangers public health and welfare. This finding was a prerequisite to EPA regulation of greenhouse gas emissions from motor vehicles under the Clean Air Act. As a result of this finding, EPA has promulgated further regulations subjecting greenhouse gas emissions from stationary sources that exceed certain emission thresholds (these emission thresholds would cover power plants as well as other large industrial sources) will also become subject to various requirements, including certain air permitting requirements, under the Clean Air Act beginning on January 2, 2011. These requirements would include the mandatory use of best available control technology for greenhouse gas emissions whenever the construction or modification of a facility would increase greenhouse gas emissions by 75,000 tons per year or more as well as other burdensome and time-consuming permitting requirements. As a result of these regulations, our customers may reduce the amount of coal they purchase from us. Moreover, in September 2009, the EPA promulgated a rule requiring certain emitters of greenhouse gases, including coal-fired power plants, to monitor and report their greenhouse gas emissions to the EPA.

        Many states and regions have adopted greenhouse gas initiatives and certain governmental bodies, including the State of California, have or are considering the imposition of fees or taxes based on the emission of greenhouse gases by certain facilities. Ten northeastern states (Connecticut, Delaware, Maine, Massachusetts, Maryland, New Hampshire, New Jersey, New York, Rhode Island and Vermont) have formed the Regional Greenhouse Gas Initiative ("RGGI"), the only operating cap-and-trade system in the United States. RGGI is aimed at reducing carbon dioxide emissions from power plants in the participating states. The RGGI program calls for signatory states to stabilize carbon dioxide emissions at 2005 levels from 2009 to 2015, followed by a 2.5% reduction each year from 2015 through 2018. Since its inception, several additional northeastern states and Canadian provinces have joined as observers. RGGI has begun holding quarterly carbon dioxide allowance auctions for its initial three-year compliance period from January 1, 2009, to December 31, 2011 to allow utilities to buy allowances to cover their carbon dioxide emissions.

        Climate change initiatives are also being considered or enacted in some western states. In September 2006, California enacted the Global Warming Solutions Act of 2006, which establishes a statewide greenhouse gas emissions cap of 1990 levels by 2020 and sets a framework for further reductions after 2020. In September 2006, California also adopted greenhouse gas legislation that prohibits long-term baseload generators from having a greenhouse gas emissions rate greater than that of combined cycle natural gas generator. In February 2007, the governors of Arizona, California, New Mexico, Oregon and Washington launched the Western Climate Initiative in an effort to develop a regional strategy for addressing climate change. The goal of the Western Climate Initiative is to identify, evaluate and implement collective and cooperative methods of reducing greenhouse gases in the region to 15% below 2005 levels by 2020. Since its initial launching, a number of additional western states and provinces have joined the initiative, or have agreed to participate as observers, including Montana, which has joined the initiative and Wyoming, which has signed on as an observer. The Western Climate Initiative envisions an economy-wide cap-and-trade program that would include fossil fuels (such as coal) production and processing. Thus, our coal mines could incur additional direct costs if new laws are passed in Montana and Wyoming in accordance with the Western Climate Initiative.

        Midwestern states have also adopted initiatives to reduce and monitor greenhouse gas emissions. In November 2007, the governors of Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Ohio, South Dakota and Wisconsin and the premier of Manitoba signed the Midwestern Greenhouse Gas Reduction Accord to develop and implement steps to reduce greenhouse gas emissions. The draft recommendations, released in June 2009, call for a 20% reduction below 2005 emissions levels by 2020 and additional reductions to 80% below 2005 emissions levels by 2080.

        RGGI, the Western Climate Initiative and the Midwestern Greenhouse Gas Reduction Accord have released a joint policy paper stating that they share a common vision on offsets and signaling that the three programs may be moving closer toward acting together to form a national cap-and-trade program. Offsets are greenhouse gas reduction projects outside a mandatory cap that entities can turn to if they fail to meet greenhouse gas reductions targets at their own facilities.

        Additionally, two U.S. federal appeals courts (5th and 2nd Circuits) have reinstated lawsuits permitting individuals, state attorneys general and others to pursue claims against major utility, coal, oil and chemical companies on the basis that those companies have created a public nuisance due to their emissions of carbon dioxide, including increasing the adverse effects of Hurricane Katrina. One of these appeals court decisions was subsequently vacated, without being decided on the merits, when a request to rehear the case en banc was granted but the court rehearing the case failed to establish a quorum.

        These and other current or future climate change rules have required, and rules, court orders or other legally enforceable mechanisms may in the future require, additional controls on coal-fired power plants and industrial boilers and may even cause some users of coal to switch from coal to a lower carbon fuel. There can be no assurance at this time that a carbon dioxide cap-and-trade program, a carbon tax or other regulatory regime, if implemented by the states in which our customers operate or at the federal level, or future court orders or other legally enforceable mechanisms, will not adversely affect the future market for coal in those regions. The permitting of new coal-fired power plants has also recently been contested by some state regulators and environmental organizations based on concerns relating to greenhouse gas emissions. Recently, the EPA has required that states and companies considering the permitting and building of new coal-fired power plants evaluate the use of natural gas generating stations instead. Increased efforts to control greenhouse gas emissions could result in reduced demand for coal. If mandatory restrictions on carbon dioxide emissions are imposed, the ability to capture and store large volumes of carbon dioxide emissions from coal-fired power plants may be a key mitigation technology to achieve emissions reductions while meeting projected energy demands. A number of recent legislative and regulatory initiatives to encourage the development and use of carbon capture and storage technology have been proposed or enacted. For example, the U.S. Department of Energy announced in May 2009 that it would provide $2.4 billion of federal stimulus funds under the ARRA to expand and accelerate the commercial deployment of large-scaled carbon capture and storage technology. However, there can be no assurances that cost-effective carbon capture and storage technology will become commercially feasible in the near (or more distant) future.

        Even in the absence of comprehensive federal or state legislation on greenhouse gas emissions, climate change and greenhouse gas emissions have increasingly become issues that must be addressed in connection with the preparation of EISs necessary to obtain additional federal coal leases. For example, we received extensive comments from several environmental groups pertaining to the extent of climate change discussion that should be included within the EIS document for the federal coal lease application for the West Antelope II LBA, which we have nominated. This LBA is also the subject of pending legal challenges filed in 2010 against the BLM and the Secretary of the Interior by environmental organizations. It is possible that in the future we may be unable to obtain future coal leases on a timely basis, or at all, which could have an adverse impact on our business.

Clean Water Act

        The federal Clean Water Act (the "CWA"), and corresponding state and local laws and regulations affect coal mining operations by restricting the discharge of pollutants, including dredged or fill materials, into waters of the U.S. The CWA provisions and associated state and federal regulations are complex and subject to amendments, legal challenges and changes in implementation. Legislation that seeks to clarify the scope of CWA jurisdiction is under consideration by Congress. Recent court decisions, regulatory actions and proposed legislation have created uncertainty over CWA jurisdiction and permitting requirements that could either increase or decrease the cost and time we expend on CWA compliance.

        CWA requirements that may directly or indirectly affect our operations include the following:

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  Wastewater Discharge.  Section 402 of the CWA creates a process for establishing effluent limitations for discharges to streams that are protective of water quality standards through the National Pollutant Discharge Elimination System ("NPDES"), and corresponding programs implemented by state regulatory agencies. Regular monitoring, reporting and compliance with performance standards are preconditions for the issuance and renewal of NPDES permits that govern discharges into waters of the U.S. Discharges that exceed the limits specified under NPDES permits can lead to the imposition of penalties, and persistent non-compliance could lead to significant penalties, litigation, compliance costs and delays in coal production. Furthermore, the imposition of future restrictions on the discharge of certain pollutants into waters of the U.S. could increase the difficulty of obtaining and complying with NPDES permits, which could impose additional time and cost burdens on our operations.

    Discharges of pollutants into waters that states have designated as impaired (i.e., as not meeting present water quality standards) are subject to Total Maximum Daily Load ("TMDL") regulations. The TMDL regulations establish a process for calculating the maximum amount of a pollutant that a water body can receive while maintaining state water quality standards. Pollutant loads are allocated among the various sources that discharge pollutants into that water body. Mine operations that discharge into water bodies designated as impaired will be required to meet new TMDL allocations. The adoption of more stringent TMDL-related allocations for our coal mines could require more costly water treatment and could adversely affect our coal production and costs of operations.

    The CWA also requires states to develop anti-degradation policies to ensure that non-impaired water bodies continue to meet water quality standards. The issuance and renewal of permits for the discharge of pollutants to waters that have been designated as "high quality" are subject to anti-degradation review that may increase the cost, time and difficulty associated with obtaining and complying with NPDES permits.

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  Dredge and Fill Permits.  Many mining activities, including the development of settling ponds and other impoundments, may result in impacts to waters of the U.S., including wetlands, streams and certain man-made conveyances with hydrologic connections to such streams or wetlands. Under the CWA, coal companies are required to obtain a Section 404 permit from the Army Corps of Engineers (the "Corps") prior to conducting such mining activities. In Coeur Alaska Inc. v. Southeast Alaska Conservation Council, the U.S. Supreme Court held that the Section 402 and Section 404 permitting programs are mutually exclusive, such that if fill material is discharged into waters of the U.S. under a Section 404 permit, a Section 402 permit for the same discharge is not required. The Corps is authorized to issue general "nationwide" permits for specific categories of activities that are similar in nature and that are determined to have minimal adverse effects on the environment. Permits issued pursuant to Nationwide Permit 21 ("NWP 21"), generally authorize the disposal of dredged or fill material from surface coal mining activities into waters of the U.S., subject to certain restrictions. Since March 2007, permits under NWP 21 were reissued for a five-year period with new provisions intended to strengthen environmental protections. There must be appropriate mitigation in accordance with nationwide general permit conditions rather than less restrictive state-required mitigation requirements, and permit-holders must receive explicit authorization from the Corps before proceeding with proposed mining activities. We currently utilize NWP 21 authorizations for our operations in Wyoming and Montana.

    The Corps, the EPA and the Department of the Interior have announced an interagency action plan designed to reduce the harmful environmental consequences of mountaintop mining in the Appalachian region. As part of this interagency action plan and in response to a federal judge's ruling in March 2009 that the use of permits by the Corps to circumvent its statutory obligations to thoroughly examine the environmental impacts of mountaintop mining was illegal, in June 2010 the Corps suspended the use of NWP 21 in six Appalachian region states. The permit continues to be available in other regions of the country. The suspension of the NWP 21 in Appalachia will remain in effect until the Corps takes further action or until the permit expires on March 18, 2012. We do not practice mountaintop mining; we have no operations in the jurisdictions where these lawsuits were filed; and we have no operations in the states that may be affected by the suspension of NWP 21. However, decisions that restrict the issuance of permits pursuant to NWP 21, lawsuits challenging the use of NWP 21 that may be filed in jurisdictions where we operate, or suspensions or modifications of NWP 21 in the states where we operate could restrict our ability to utilize NWP 21 authorizations in the future. Additionally, while it is unknown precisely what other future changes will be implemented as a result of the interagency action plan, any future changes could further restrict our ability to obtain other new permits or to maintain existing permits.

    The geographic extent of the Corps' regulatory jurisdiction over waters of the U.S. is likewise subject to legal uncertainty that may affect NWP 21 permitting as applied to our operations. On June 5, 2007, in response to the U.S. Supreme Court's divided decision in Rapanos v. United States, the Corps and the EPA issued joint regulatory guidance interpreting the extent of jurisdiction under Section 404 of the CWA and issued revised guidance on December 2, 2008. Specifically, the guidance differentiates between waters where the agencies will categorically assert jurisdiction, and waters where the agencies will assert jurisdiction on a case-by-case basis after a fact-specific "significant nexus analysis." Waters that are subject to the significant nexus analysis include non-navigable tributaries that do not have relatively permanent flow, wetlands adjacent to non-navigable tributaries that are not relatively permanent, and wetlands adjacent to but that do not directly abut a relatively permanent non-navigable tributary. We have applied for revised jurisdictional wetland determinations for certain of our mines in Wyoming and Montana. A Preliminary Jurisdictional Determination was completed on April 22, 2009, for our Antelope coal mine, finding that there may be waters of the U.S. on the subject project site. We accepted the Preliminary Jurisdictional Determination by letter dated July 8, 2009. The Corps' decisions on our other applications are currently pending. Until all jurisdictional determinations are resolved, our affected mines continue to operate under their old NWP 21 permits. We believe that the pending jurisdictional wetland determinations are likely to reduce the waters that are currently subject to NWP 21 permitting requirements, with concomitant decreases in the cost and time burdens associated with NWP 21 permit compliance.

Resource Conservation and Recovery Act

        The EPA determined that coal combustion wastes do not warrant regulation as hazardous wastes under the Resource Conservation and Recovery Act "RCRA") in May 2000. Most state hazardous waste laws also regulate coal combustion wastes as non-hazardous wastes. The EPA also concluded that beneficial uses of coal combustion wastes, other than for mine-filling, pose no significant risk and no additional national regulations of such beneficial uses are needed. However, the EPA determined that national non-hazardous waste regulations under RCRA are warranted for certain wastes generated from coal combustion, such as coal ash, when the wastes are disposed of in surface impoundments or landfills or used as mine-fill. There have been several legislative proposals that would require the EPA to further regulate the storage of coal combustion waste. Any significant changes in the management of coal combustion waste could increase our customers' operating costs and potentially reduce their ability to purchase coal. In addition, in May 2010 the EPA released two competing proposals for the regulation of coal combustion byproducts. One would regulate the byproducts as hazardous or special waste and the other would classify the byproducts as non hazardous waste. If coal combustion wastes were classified as a special or hazardous waste, regulations may impose restrictions on ash disposal, provide specifications for storage facilities, require groundwater testing and impose restrictions on storage locations, which could increase our customers' operating costs and potentially reduce their ability to purchase coal. In addition, contamination caused by the past disposal of coal combustion waste, including coal ash, can lead to material liability to our customers under RCRA or other federal or state laws and potentially reduce the demand for coal.

Comprehensive Environmental Response, Compensation and Liability Act

        The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state laws affect coal mining operations by, among other things, imposing cleanup requirements for threatened or actual releases of hazardous substances into the environment. Under CERCLA and similar state laws, joint and several liability may be imposed on hazardous substance generators, site owners, transporters, lessees and others regardless of fault or the legality of the original disposal activity. Although the EPA currently excludes most wastes generated by coal mining and processing operations from the primary hazardous waste laws, such wastes can, in certain circumstances, constitute hazardous substances for the purposes of CERCLA. In addition, the disposal, release or spilling of some products used by coal companies in operations, such as chemicals, could trigger the liability provisions of CERCLA or similar state laws. Thus, we may be subject to liability under CERCLA and similar state laws for coal mines that we currently own, lease or operate or that we or our predecessors have previously owned, leased or operated, and sites to which we or our predecessors sent hazardous substances. We may be liable under CERCLA or similar state laws for the cleanup of hazardous substance contamination and natural resource damages at sites where we control surface rights.

Endangered Species Act

        The federal Endangered Species Act (the "ESA") and counterpart state legislation protect species threatened with possible extinction. The U.S. Fish and Wildlife Service (the "USFWS") works closely with the OSM and state regulatory agencies to ensure that species subject to the ESA are protected from mining-related impacts. A number of species indigenous to the areas in which we operate are protected under the ESA, and compliance with ESA requirements could have the effect of prohibiting or delaying us from obtaining mining permits. These requirements may also include restrictions on timber harvesting, road building and other mining or agricultural activities in areas containing the affected species or their habitats. For example, our Spring Creek coal mine applied for lease modification under the BLM leasing regulations, and the area we were proposing to include was declared critical greater sage-grouse habitat by the Montana Fish, Wildlife and Parks Department. This requires a certain degree of mitigation of the impacts on the habitat in order for us to obtain approval of this lease modification. Similarly, in Wyoming, the Buffalo Field Office of the BLM is engaged in revising its Resource Management Plan ("RMP") to include additional sage grouse protective measures in its RMP. Once adopted, this plan may impose limitations on future development and/or further mitigation measures within sage grouse habitat on lands administered by the Buffalo Field Office, including the PRB. Should more stringent protective measures be applied, or if the USFWS lists the sage grouse as threatened or endangered, this could result in increased operating costs, heightened difficulty in obtaining future mining permits, or the need to implement additional mitigation measures. The USFWS published the result of its 12-month status review on March 5, 2010, determining that a listing is warranted but precluded by higher priority listing actions. This finding imposes no legal obligation to protect the bird. Three environmental groups have filed a lawsuit against USFWS challenging its failure to provide ESA protection to the sage grouse. On June 29, 2010, the USFWS issued a notice reinstating the proposed rule for relating to the listing of the mountain plover as threatened under the ESA and requesting public comment. If finalized by May 2011, the threatened species listing could lead to new land use restrictions to protect nesting plovers in Wyoming and Montana. We have not determined its impact on our operations, if any.

Use of Explosives

        Our surface mining operations are subject to numerous regulations relating to blasting activities. Pursuant to these regulations, we incur costs to design and implement blast schedules and to conduct pre-blast surveys and blast monitoring. In addition, the storage of explosives is subject to regulatory requirements. For example, pursuant to a rule issued by the Department of Homeland Security in 2007, facilities in possession of chemicals of interest (including ammonium nitrate at certain threshold levels) are required to complete a screening review in order to help determine whether there is a high level of security risk, such that a security vulnerability assessment and a site security plan will be required. It is possible that our use of explosives in connection with blasting operations may subject us to the Department of Homeland Security's new chemical facility security regulatory program.

Other Environmental Laws

        We are required to comply with numerous other federal, state and local environmental laws and regulations in addition to those previously discussed. These additional laws include, for example, the Safe Drinking Water Act, the Toxic Substance Control Act and the Emergency Planning and Community Right-to-Know Act.

MANAGEMENT

Executive Officers and Directors

        As our sole manager, Holdings is able to control our day-to-day business affairs and decision-making without the approval of any other member. Although we may determine to have a board of directors in the future, we currently have no directors of our own and the following executive officers of Holdings provide management services to us pursuant to a management services agreement. As such, Holdings's officers and directors are responsible for establishing our strategy and business policies and for all of our operational and administrative decisions. Set forth below is information concerning Holdings's executive officers and directors as of June 30, 2010.

Name	Age	Position(s)
Colin Marshall	46	President, Chief Executive Officer and Director
Michael Barrett	41	Executive Vice President and Chief Financial Officer
Gary Rivenes	40	Executive Vice President and Chief Operating Officer
Cary Martin	58	Senior Vice President, Human Resources
Todd Myers	46	Senior Vice President, Business Development
James Orchard	50	Senior Vice President, Marketing and Government Affairs
Bryan Pechersky	39	Senior Vice President and General Counsel
A. Nick Taylor	59	Senior Vice President, Technical Services
Terri Eggert	49	Vice President of Finance and Chief Accounting Officer
Keith Bailey	68	Chairman
Preston Chiaro	56	Director
William Fox III	64	Director
C. Kevin McArthur	55	Director
Steven Nance	53	Director
William Owens	59	Director
Chris Tong	53	Director

        Colin Marshall has served as Holdings's President, Chief Executive Officer and a director of Holdings since July 2008. Previously, he served as the President and Chief Executive Officer of RTEA from June 2006 until November 2009. From March 2004 to May 2006, Mr. Marshall served as General Manager of Rio Tinto's Pilbara Iron's west Pilbara iron ore operations in Tom Price, West Australia, as General Manager of RTEA's Cordero Rojo mine in Wyoming from June 2001 to March 2004 and as Operations Manager of RTEA's Cordero Rojo mine from August 2000 to June 2001. Mr. Marshall worked for Rio Tinto plc in London as an analyst in the Business Evaluation Department from 1992 to 1996. From 1996 to 2000, he was Finance Director of the Rio Tinto Pacific Coal business unit based in Brisbane Australia. Mr. Marshall received his bachelor of engineering degree and his master's degree in mechanical engineering from Brunel University and his master of business administration from the London Business School.

        Qualifications of Mr. Marshall:    In his position as Holdings's President and Chief Executive Officer, making him the senior most executive of Holdings, Mr. Marshall provides Holdings's Board with a key perspective into the operations of the business, including the operations and marketing challenges it faces. Mr. Marshall has almost twenty years of financial and operational experience in the mining industry with Rio Tinto.

        Michael Barrett has served as Holdings's Executive Vice President and Chief Financial Officer since September 2008. Previously, he served as Chief Financial Officer of RTEA from April 2007 until November 2009, and as Acting Chief Financial Officer of RTEA from January 2007 to March 2007. From November 2004 to April 2007, Mr. Barrett served as Director, Finance & Commercial Analysis of

RTEA, and as Principal Business Analyst of Rio Tinto Iron Ore's new business development group from December 2001 to November 2004. From May 1997 to May 2000, Mr. Barrett worked as a Senior Business Analyst for WMC Resources Ltd, a mining company, and was Chief Financial Officer and Finance Director of Medtech Ltd. and Auxcis Ltd., two technology companies listed on the Australian stock exchange, from May 2000 to December 2001. From August 1991 to May 1997, he held positions with PricewaterhouseCoopers in England and Australia. Mr. Barrett received his bachelor's degree with joint honors in economics and accounting from Southampton University and is a Chartered Accountant.

        Gary Rivenes has served as Holdings's Executive Vice President and Chief Operating Officer since October 2009. Previously, he served as Vice President, Operations, of RTEA from December 2008 until November 2009, and as Acting Vice President, Operations, of RTEA from January 2008 to November 2008. From September 2007 to December 2007, Mr. Rivenes was General Manager for RTEA's Jacobs Ranch mine and RTEA's Antelope mine from October 2006 to September 2007 and served as Manager, Mine Operations for RTEA's Antelope mine from November 2003 to September 2006. Prior to that, he worked for RTEA in a variety of operational and technical positions for RTEA's Antelope, Colowyo and Jacobs Ranch mines for 17 years. Mr. Rivenes holds a bachelor of science in mining engineering from Montana College of Mineral, Science & Technology.

        Cary Martin has served as Holdings's Senior Vice President of Human Resources since October 2009. Previously, he served as Vice President / Corporate Officer of Human Resources for OGE Energy Corp., an electric utility and natural gas processing holding company from September 2006 until March 2008, and as a Segment Vice President for several different divisions of SPX Corporation, an international multi-industry manufacturing and services company from December 1999 until May 2006. From 1982 until 1999, Mr. Martin served in various management and officer positions for industries ranging from medical facilities to cable manufacturers. Mr. Martin received his bachelor's degree in Business Administration from the University of Missouri and his master's degree in Management Sciences from St. Louis University.

        Todd Myers has served as Holdings's Senior Vice President, Business Development since July 2010. Previously, he served as President of Westmoreland Coal Sales Company. Prior to that, Mr. Myers served in other senior leadership positions with Westmoreland Coal Sales Company in marketing and business development. Mr. Myers also spent five years with RDI Consulting, a leading consulting firm in the energy industry, where he led the environmental consulting practice. Mr. Myers earned his bachelor of arts in political science from Pennsylvania State University in University Park, Pennsylvania, and his masters in international management from the Thunderbird Graduate School of Global Management in Glendale, Arizona.

        James Orchard has served as Holdings's Senior Vice President, Marketing and Government Affairs since October 2009. Previously, he served as Vice President, Marketing and Sustainable Development for RTEA from March 2008 until November 2009. From January 2005 to March 2008, Mr. Orchard was director of customer service for RTEA. Prior to that he worked for Rio Tinto's Aluminum division in Australia and New Zealand for over 17 years, where he held a number of technical, operating, process improvement and marketing positions, including as manager of metal products from January 2001 to January 2005. Mr. Orchard graduated from the University of New South Wales with a bachelor of science and a Ph.D in industrial chemistry.

        Bryan Pechersky has served as Holdings's Senior Vice President and General Counsel since January 2010. Previously, Mr. Pechersky was Senior Vice President, General Counsel and Secretary for Harte-Hanks, Inc., a worldwide, direct and targeted marketing company from March 2007 until January 2010. Prior to that, he also served as Senior Vice President, Secretary and Senior Corporate Counsel for Blockbuster Inc., a global movie and game entertainment retailer from October 2005 until March 2007, and from March 2004 until October 2005 was Deputy General Counsel and Secretary for Unocal

Corporation, an international energy company acquired by Chevron Corporation in 2005. Mr. Pechersky was in private practice for approximately seven years with the international law firm Vinson & Elkins LLP before joining Unocal Corporation. Mr. Pechersky also served as a Law Clerk to the Hon. Loretta A. Preska, Chief Judge of the U.S. District Court for the Southern District of New York in 1995 and 1996. Mr. Pechersky earned his bachelor's degree and Juris Doctorate from the University of Texas, Austin, Texas.

        A. Nick Taylor has served as Holdings's Senior Vice President, Technical Services since October 2009. Previously, he served as RTEA's Vice President of Technical Services & Business Improvement Process from October 2005 until November 2009. Prior to that, Mr. Taylor worked for Rio Tinto Technical Services in Sydney providing advice to Rio Tinto mining operations worldwide from 1992 to 2005, at its Bougainville Copper operations in New Guinea from 1980 to 1981, and at its Rössing Uranium operations in Namibia from 1976 to 1980. Additionally, he worked for Nchanga Consolidated Copper Mines in Zambia from 1973 to 1976, and as a mining consultant in Australia between 1981 and 1992. Mr. Taylor graduated from the University of Wales with a bachelor of science degree in mineral exploitation.

        Terri Eggert has served as Holdings's Vice President of Finance since September 2009 and our Chief Accounting Officer since March 2010. Previously, she served as Assistant Controller from January 2007 until July 2009 for Ball Corporation, a supplier of high-quality metal and plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services. Prior to that, Ms. Eggert worked for Molson Coors Brewing Company as its Director of Accounting Processes from June 2001 until January 2007 and as its Director of Corporate Accounting from June 1997 through June 2001 and Manager of Technical Accounting from December 1996 until June 1997. Ms. Eggert worked for the accounting firms Deloitte & Touche and KPMG prior to joining Molson Coors Brewing Company. Ms. Eggert received her bachelor's degree in accounting from the University of Wyoming and is a certified public accountant.

        Keith Bailey has served as Chairman of Holdings's Board since September 2009. In 2002, Mr. Bailey retired from serving as the chairman of the board of directors of Williams Companies, Inc., a natural gas company, a position he held since 1994. Mr. Bailey served as the president of Williams Companies, Inc. from 1992 to 2001, and chairman and chief operating officer from 1994 to 2002. Mr. Bailey is a member of the board of directors of Integrys Energy Group, Inc., a natural gas and electric utility company, APCO Oil & Gas International, Inc. and Markwest Energy Partners, L.P., a natural gas gathering and processing company. Mr. Bailey is also a member of the board at Aegis Insurance Services Ltd., an insurance company. Mr. Bailey holds a bachelor of science in mechanical engineering from the Missouri School of Mines and Metallurgy.

        Qualifications of Mr. Bailey:    Mr. Bailey has over forty years of executive experience in the energy business, particularly with respect to oil and gas and coal, and almost as many as a director. Mr. Bailey offers extensive senior leadership and energy industry expertise to Holdings's Board, as well as significant corporate governance experience with his years in leadership and board positions with other public companies.

        Preston Chiaro has served as a director of Holdings since July 2008. Mr. Chiaro has served since November 2009 as the Group Executive, Technology & Innovation of Rio Tinto and from September 2003 to November 2009 as the Chief Executive Officer of Rio Tinto's Energy group, which includes Rio Tinto's coal operations in Australia, Rio Tinto Coal Australia and Coal & Allied, our predecessor, RTEA, and certain uranium interests in Energy Resources of Australia and the Rössing mine in Namibia. From 1999 to 2003, Mr. Chiaro served as the Chief Executive Officer and President of Rio Tinto Borax, a leading producer of borate deposits. Mr. Chiaro is a Director of the World Coal Institute and served as its Chairman from 2006 to 2008 and also serves as a member of the board of directors of Rössing Uranium Limited. Mr. Chiaro received his bachelor of science in environmental engineering and his masters in environmental engineering from Rensselaer Polytechnic Institute.

        Qualifications of Mr. Chiaro:    Mr. Chiaro has almost twenty years experience in senior positions within Rio Tinto, a worldwide mining company. He brings significant mining industry and operational experience to Holdings's Board, including with respect to the company's reclamation obligations.

        William Fox III has served as a director of Holdings since October 2009. From 1989 until his retirement in 2003, Mr. Fox served as Managing Director, Global Industry Head, Global Energy and Mining of Citigroup Inc., a global financial services company. Prior to that, Mr. Fox was Citigroup's Managing Director, North American Energy and Vice President, Petroleum Department. Mr. Fox serves on the board of directors, on the executive and nominating and corporate governance committees, and as chairman of the audit committee of Rowan Companies, Inc., a provider of international and domestic contract drilling services. Mr. Fox holds a bachelor of arts degree in economics from Trinity College.

        Qualifications of Mr. Fox:    Mr. Fox has over thirty years experience in commercial banking with a focus in lending to energy companies. In addition, his qualifications as a financial expert provide an essential skill set to Holdings's Board and Holdings's Audit Committee.

        C. Kevin McArthur has served as a director of Holdings since January 2010. Mr. McArthur served as president, chief executive officer and director of Goldcorp Inc., a mining company engaged in the exploration, processing, extraction and production of gold, from December 2006 to December 2008, when he retired. From February 1998 until December 2006, Mr. McArthur worked for Glamis Gold, Inc., a gold mining company, as its chief executive officer and director. Mr. McArthur currently serves as president, chief executive officer and a director of Tahoe Resources Inc., a private precious metals exploration company, and is a director, chairman of the governance committee and member of the compensation committee for Consolidated Thompson Iron Ore Mines Ltd., an exploration and development company focusing on iron ore. He also serves on the nominating and governance committee for Pembrook Mining Corp., a private minerals exploration company. Mr. McArthur received his bachelor of science degree in mining engineering at the University of Nevada, Reno.

        Qualifications of Mr. McArthur:    Mr. McArthur has nearly thirty years experience in minerals mining, and almost fifteen years in senior leadership positions in the industry. Mr. McArthur's strong mining background brings with it an extensive knowledge of safety and environmental issues unique to the mining industry that is a key asset to Holdings's Board and to Holdings's Health Safety Environment and Communities Committee, which he chairs.

        Steven Nance has served as a director of Holdings since January 2010. Mr. Nance previously served as the president of Peoples Energy Production Company, an oil and gas exploration and production company from September 2000 until September 2007. Prior to that, Mr. Nance was the chairman, president and chief executive officer of XPLOR Energy Inc., an oil and gas exploration company from 1998 until 1999 and was its president and chief executive officer from 1997 until 1999. Mr. Nance currently serves as the president and sole director of Steele Creek Investment Company, a company dealing primarily in oil and gas investments. Mr. Nance received his bachelor of science degree in petroleum engineering from Texas Tech University.

        Qualifications of Mr. Nance:    Mr. Nance has over thirty years experience in the oil and gas industry and has significant experience in senior executive positions, as well as merger and acquisition activities in these industries. Mr. Nance has experience in risk management and, along with his perspective as a former executive, brings a wealth of broad corporate knowledge to Holdings's Board.

        William Owens has served as a director of Holdings since January 2010. The Honorable Mr. Owens previously served as Governor of Colorado from January 1999 to January 2007. Mr. Owens is currently a Senior Advisor at PCL Constructors Inc., an industrial and civil infrastructure construction company, a senior fellow for the University of Denver, and managing director of Front Range Resources, a land and water development company. Mr. Owens serves on the board and audit committee for Key Energy Services Inc., an oil well services company. He is also a director and member of the investment and strategy committee of Far Eastern Shipping Company, a Russian shipping and railroad company. Mr. Owens serves as director of Great Western Oil and Gas, a private oil and gas exploration and production company, and Vision Logistics, a private oil field transportation company, and is on the board and audit committee of Keating Capital, a business development company. Mr. Owens received his bachelor of science degree from Stephen F. Austin State University and his masters in public affairs from the University of Texas.

        Qualifications of Mr. Owens:    Mr. Owens' experience in public affairs makes him well suited to provide strategic lobbying and public affairs advice to Holdings's Board. He also has extensive experience in the energy industry, including coal, oil and gas and renewable energy sources. Mr. Owens' contacts in government and the energy industry are a significant benefit to Holdings's Board and Holdings's Nominating and Corporate Governance Committee. Mr. Owens also has experience serving on the boards of other public companies.

        Chris Tong has served as a director of Holdings since October 2009. Mr. Tong served as Senior Vice President and Chief Financial Officer for Noble Energy, Inc., a company engaged in worldwide oil and gas exploration and production, from January 2005 to August 2009, when he retired. From August 1997 to December 2004, Mr. Tong served as Senior Vice President and Chief Financial Officer for Magnum Hunter Resources, Inc., an oil and gas exploration and production company. Since 2006, Mr. Tong has served on the board of directors of Targa Resources, Inc., a provider of integrated midstream natural gas services, and he currently serves as chairman of its audit committee. Mr. Tong holds a bachelor of arts degree in economics from the University of Southwestern Louisiana.

        Qualifications of Mr. Tong:    Mr. Tong has experience as a Fortune 500 chief financial officer in the energy industry and has thirty years experience as a financial executive. His experience also includes work in the banking industry with a focus on the energy sector and serving on the boards of other public companies. He brings significant financial, capital markets and energy industry experience to Holdings's Board and in his position as the chairman of Holdings's Audit Committee.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Holdings is a publicly owned company with a controlling interest in us and our subsidiaries. The following table sets forth information with respect to the number of shares of Holdings's common stock beneficially owned by each person or group who beneficially own more than 5% of the outstanding shares of Holdings's common stock. Except as otherwise noted, (1) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (2) ownership is as of the dates noted below. As of June 30, 2010, there were 31,501,676 shares of Holdings's common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Class(5)
Rio Tinto(1)	29,400,000	48.27%
2 Eastbourne Terrace
London, W2 6LG United Kingdom
FMR LLC(2)	4,590,000	14.57%
82 Devonshire Street
Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.(3)	3,456,700	10.97%
100 E. Pratt Street,
Baltimore, Maryland 21202
Ameriprise Financial, Inc.(4)	2,694,409	8.55%
145 Ameriprise Financial Center
Minneapolis, Minnesota 55474

(1)
This information is based on a Schedule 13G filed on February 10, 2010, and includes 29,400,000 shares of common stock that may be issued by Holdings upon the redemption of our common membership units by Rio Tinto and KMS. Rio Tinto expressly disclaims any beneficial ownership of these shares.

(2)
This information is based on a Schedule 13G filed with the SEC on January 8, 2010, by FMR LLC, in which it reported sole voting power as to no shares as of December 31, 2009, and sole dispositive power as to 4,590,000 shares as of December 31, 2009.

(3)
This information is based on a Schedule 13G/A filed with the SEC on April 9, 2010, by T. Rowe Price Associates, Inc., in which it reported sole voting power as to 608,500 shares as of March 31, 2010, and sole dispositive power as to 3,456,700 shares as of March 31, 2010. T. Rowe Price Associates, Inc. expressly disclaims any beneficial ownership of these shares.

(4)
This information is based on a Schedule 13G filed with the SEC on February 10, 2010, by Ameriprise Financial, Inc., in which it reported sole voting power as to 431,192 shares as of December 31, 2009, and sole dispositive power over 2,694,409 shares as of December 31, 2009. Ameriprise Financial, Inc. expressly disclaims any beneficial ownership of these shares.

        The following table sets forth information with respect to the number of shares of Holdings's common stock beneficially owned by (1) each of the directors of Holdings and the "named executive officers" of Holdings and (2) all of the directors of Holdings and the executive officers of Holdings as a group. Except as otherwise noted, (1) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (2) ownership is as of June 30, 2010.

Name and Address(1) of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
Colin Marshall	195,200	*
Michael Barrett	56,450	*
Gary Rivenes	57,250	*
James Orchard	30,200	*
A. Nick Taylor	31,700	*
Keith Bailey	19,713	*
Preston Chiaro	—	*
William Fox III	8,687	*
Chris Tong	10,687	*
William Owens	7,874	*
C. Kevin McArthur	27,374	*
Steven Nance	7,374	*
All Current Executive Officers and Directors as a Group (16 persons)	518,686	1.65%

*
Less than 1%.

(1)
Address for beneficial owners shown in the table is: c/o Cloud Peak Energy Inc., 505 S. Gillette Ave., Gillette, Wyoming 82716.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review and Approval of Related Party Transactions

        Pursuant to Holdings's Related Party Transactions Policy, Holdings's Audit Committee reviews and approves or ratifies transactions in excess of $100,000 of value in which Holdings participates and in which a director, executive officer or beneficial holder of more than 5% of any class of Holdings's voting securities has or will have a direct or indirect material interest. Under this policy, Holdings's Audit Committee is to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, Holdings's Audit Committee is to approve only those related party transactions that Holdings's Audit Committee believes are on their terms, taken as a whole, no less favorable to us than could be obtained in an arms-length transaction with an unrelated third party and that Holdings's Audit Committee determines are not inconsistent with the best interests of the company. This policy does not apply to agreements entered into with Rio Tinto and its affiliates in connection with the IPO, including the agreements described below under "—Structuring Transactions and Related Agreements."

Historical Relationship with Rio Tinto

        As reported on a Schedule 13G dated February 10, 2010, Rio Tinto beneficially owns approximately 48.3% of our common membership units.

Rio Tinto America Cash Management

        In October 2006, RTEA, our predecessor, and RTA, through its wholly-owned subsidiary, Kennecott Holdings Corporation ("KHC"), entered into a cash management arrangement whereby the cash of our company was transferred to and from KHC on a regular basis and combined into a singular pool of funds with certain other Rio Tinto companies in the U.S. for investment purposes. This arrangement, administered by Rio Tinto Services Inc.'s treasury services department, was put in place to allow RTA to maximize the most efficient use of cash for its U.S. companies. Under this arrangement, funds paid into the primary relationship bank were swept out of the consolidated account or brought in to cover presented items each day. Any money swept out was invested overnight, earning interest, and returned the next morning. Balances resulting from these transactions bore interest at the same rate as interest earned on the overnight investment account at the bank. This arrangement was terminated prior to the completion of the IPO.

General and Administrative Expenses

        Prior to the IPO, KHC and Rio Tinto Services Inc. provided various services and other general corporate support to us, including tax, treasury, corporate secretary, procurement, information systems and technology, human resources, accounting services and insurance/risk management in the ordinary course of business under preexisting contractual arrangements. We were charged for these services provided under our pre-existing contractual arrangements on a unit cost or cost allocation basis, such as per invoice processed, proportion of information technology users, share of time, or based on a combination of factors, including revenue, operating expenses and head count. Under the Transition Services Agreement that we entered into with Rio Tinto Services Inc., they continued to provide certain of those services to us for a limited transition period in connection with the IPO. See "—Structuring Transactions and Related Agreements" below.

Rio Tinto's Headquarters Costs

        Prior to the IPO, we were allocated a portion of Rio Tinto's headquarters costs, including technology and innovation, board, community and external relations, investor relations, and human resources. The allocations were based on a percentage of operating expenses or revenue. As of the completion of the IPO, we no longer pay this charge to Rio Tinto.

Guarantees

        In the normal course of business, we are required to secure certain operational obligations such as reclamation or coal lease obligations. These obligations are normally secured through surety bonds and letters of credit. While we were a part of Rio Tinto, Rio Tinto typically served as guarantor of our surety bonds. Our letters of credit were generally issued under Rio Tinto's pre-existing credit facilities on our behalf. We agreed to use our commercially reasonable efforts following the completion of the IPO to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements, which has now been substantially completed. We also placed approximately $80.2 million in escrow for the benefit of Rio Tinto with respect to our existing reclamation obligations. The amount of restricted cash was based on then-current estimates of restricted cash required as collateral for our new surety bonds that replaced the existing surety arrangements securing our reclamation obligations. No amounts were released to Rio Tinto from escrow, and we obtained new surety bonds, letters of credit or other credit arrangements and obtained the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements. We have replaced all surety bonds associated with Rio Tinto, and as such, the previously restricted cash has been released.

Other Transactions with Rio Tinto America

        In 2007, RTEA, our predecessor, began leasing office space from RTA. This lease will expire on January 1, 2011.

        We paid $112,836 in cash in 2009 to RTA related to Rio Tinto stock compensation plans, which were reflected in the consolidated financial statements as dividends to Rio Tinto.

Transitional Support Services

        Effective October 7, 2008, RTEA distributed to RTA its controlling interests in the Colowyo mine and the uranium mining venture. We provided certain transitional management and administrative support services to the distributed entities on a cost reimbursement basis. These transitional services were terminated in March 2009.

Structuring Transactions and Related Agreements

History

        Prior to the IPO, Holdings was a wholly-owned subsidiary of RTA. In connection with the IPO, on November 19, 2009, Holdings acquired from RTEA approximately 51% of our common membership units in exchange for a promissory note ("CPE Note"). As a result of these transactions, Holdings became our sole managing member with a controlling interest in us and our subsidiaries. Holdings used the proceeds from the IPO to repay the promissory note upon the completion of the IPO on November 25, 2009.

        In connection with the IPO, we and Holdings entered into various agreements governing the relationship among us and various Rio Tinto affiliates. These agreements are summarized below, which summaries are qualified in their entirety by reference to the full text of the agreements which are filed as exhibits to Current Report on Forms 8-K filed with the SEC on November 25, 2009, and December 2, 2009.

Acquisition Agreement and CPE Note

        Prior to the completion of the IPO, Holdings entered into the Acquisition Agreement with RTEA pursuant to which Holdings acquired a portion of RTEA's interest in RTA's western U.S. coal business (other than the Colowyo mine). Under the Acquisition Agreement, RTEA sold to Holdings 30,600,000 of our common membership units (the number of common membership units equal to the number of shares of Holdings's common stock sold in the IPO). As consideration for the common membership units, Holdings issued the CPE Note to RTEA in an amount equal to the purchase price for the units (an amount equal to the net proceeds of the IPO) and Holdings was required to use the net proceeds from the IPO to immediately repay the CPE Note. The CPE Note became immediately payable following the completion of the IPO, and because Holdings paid it when due, it did not bear interest. The underwriters did not exercise their overallotment option, so no additional moneys were due or owed as a result under the CPE Note. The per unit purchase price Holdings paid for the common membership units purchased pursuant to the Acquisition Agreement was equal to the per share purchase price that Holdings's common stock was sold to the public pursuant to the IPO, less underwriting discounts and commissions.

Master Separation Agreement

        Prior to the completion of the IPO, we and Holdings entered into the Master Separation Agreement with Rio Tinto. The Master Separation Agreement sets forth the agreements relating to our separation from Rio Tinto and governs our relationship following the completion of the IPO.

        Except as expressly set forth in the Master Separation Agreement or in any other structuring related agreement, neither we nor Rio Tinto made any representation or warranty as to the assets, businesses or liabilities transferred, assumed or acquired in connection with the IPO. Except as expressly set forth in any structuring related agreement, all assets were transferred on an "as is," "where is" basis, and we and our subsidiaries agreed to bear the economic and legal risks that any conveyance was insufficient to vest in us good title, free and clear of any security interest or other encumbrance, and that any necessary consents or approvals are not obtained or that any requirements of laws or judgments were not complied with.

        Intercompany Agreements.    The Master Separation Agreement provided that all existing agreements or arrangements between us and Rio Tinto and its affiliates terminated in connection with the IPO, except for the agreements or arrangements set forth in the structure related agreements, including those relating to certain insurance policies and existing surety bonds and other support arrangements. Certain insurance policies with Rio Tinto's captive insurance provider continued following the completion of the IPO until their expiration on May 31, 2010.

        Financial Information.    We agreed to provide certain financial information related to our business and information regarding our reserves to Rio Tinto or its affiliates for so long as Rio Tinto or its affiliates own more than 20% of our outstanding common membership units or, notwithstanding this ownership percentage, are required to account for their investment in us on a consolidated basis or under the equity method of accounting, unless otherwise agreed by us and Rio Tinto. The Master Separation Agreement also requires us to disclose on a timely basis information about us to Rio Tinto or its affiliates in connection with any information needed by Rio Tinto or any of its affiliates for, and otherwise cooperate with Rio Tinto or its affiliates in connection with, the preparation of their filings or reports with any governmental authority, national securities exchange or otherwise made publicly available, among other covenants. Rio Tinto has agreed to reimburse us for our reasonable out-of-pocket costs, if any, of providing this information to Rio Tinto and has agreed to pay us a quarterly fee of $14,025 as compensation for the reasonable internal costs incurred by us in providing the information to Rio Tinto.

        Exchange of Other Information.    The Master Separation Agreement also provides for the mutual sharing of information between us and Rio Tinto and its affiliates in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings, and in order to comply with our respective obligations after the completion of the IPO. We also agreed with Rio Tinto and its affiliates to provide mutual access to historical records relating to our or Rio Tinto's businesses that have been retained or maintained by the other party.

        Release.    Except for each party's obligations under the Master Separation Agreement, the other structuring related agreements and certain other specified liabilities, we and Rio Tinto released and discharged each other and each of the parties' respective affiliates from all liabilities existing or arising between us and all liabilities existing or arising between Rio Tinto and its affiliates on or before the completion of the IPO, except to the extent the liabilities arose from the fraud, gross negligence or willful misconduct of certain of our respective directors and officers. The release does not include obligations or liabilities under any agreements among us and Rio Tinto or affiliates of Rio Tinto that remain in effect following the completion of the IPO.

        Indemnification.    The Master Separation Agreement sets forth various indemnification obligations of us and RTA.

        Our Indemnities.    We agreed to indemnify Rio Tinto and its affiliates for certain liabilities related to our historical business and the ordinary course operation of our business as well as for other liabilities related to our business following the IPO and certain of the structuring-related agreements. We refer to certain indemnification obligations as the "general indemnities" and certain other indemnification obligations as the "special indemnities." All of our indemnification obligations are fully and unconditionally guaranteed by our wholly-owned subsidiaries. The indemnification obligations set forth in the various structuring related agreements provide that any indemnification obligations will be payable as set forth in the Master Separation Agreement. The general indemnities generally include liabilities arising out of or relating to:

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  our business conducted prior to the IPO, including with respect to any pending or threatened litigation related to the Decker mine, whether the liabilities arise before, on, or after the completion of the IPO;

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  all of our liabilities and claims arising out of or relating to the Jacobs Ranch membership interest purchase agreement (other than liabilities that have been assumed by RTEA), whether the liabilities arise before, on, or after the completion of the IPO;

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  all liabilities resulting from any claims made following the completion of the IPO under the Rio Tinto insurance policies that terminated in connection with the IPO;

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  all liabilities resulting from any claims made following the expiration (or earlier termination) of certain of our insurance policies with Rio Tinto's captive insurance provider;

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  all liabilities arising out of or relating to the working capital adjustment (described below);

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  any breach of the Master Separation Agreement (arising out of or relating to our business conducted prior to the IPO) (unless the breach would constitute a special indemnity);

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  any breach of the Underwriting Agreement, the Purchase Agreement or any other structuring related agreement, other than the Agency Agreement or the RTEA Coal Supply Agreement (unless the breach would constitute a special indemnity); and

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  any breach by us of the Agency Agreement or the RTEA Coal Supply Agreement to the extent that such breach does not result from our gross negligence or willful misconduct.

        We agreed to indemnify Rio Tinto and its affiliates on a dollar-for-dollar basis with respect to any of the general indemnities.

        The special indemnities generally include liabilities arising out of or relating to:

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  our business conducted after the IPO, including with respect to litigation related to the operations of the Decker mine following the completion of the IPO, whether the liabilities arise before, on, or after the completion of the IPO;

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  all liabilities and claims arising out of or relating to or resulting from the use of any information provided by us or Holdings pursuant to the Master Separation Agreement or any breach of any representation or warranty by us or Holdings with respect to this information;

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  all claims or demands of, or liabilities with respect to, any surety bonds or similar arrangements existing prior to the IPO that remained in place following the completion of the IPO;

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  any liabilities, including liabilities to Rio Tinto with respect to any indemnification obligations of us or Holdings arising under or relating to our limited liability company agreement or the Registration Rights Agreement;

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  any breach by us of the Agency Agreement or the RTEA Coal Supply Agreement, in each case, resulting from our gross negligence or willful misconduct;

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  any breach by us or Holdings of the Master Separation Agreement (arising out of or relating to our business conducted after the IPO);

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  all liabilities arising out of or based upon any untrue statement of, or omission to state, a material fact in any registration statement or prospectus related to the IPO, except for statements or omissions relating exclusively to Rio Tinto plc;

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  all liabilities arising out of or based upon any untrue statement of, or omission to state, a material fact in any offering document related to the senior notes offering except for statements or omissions relating exclusively to Rio Tinto plc; and

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  all liabilities arising out of any Rio Tinto public filing, including liabilities arising out of or based upon any untrue statement of, or omission to state, a material fact in any Rio Tinto public filing, if the liabilities arise out of or are based upon information relating exclusively to us or Holdings furnished to Rio Tinto under the Master Separation Agreement.

        We agreed to indemnify Rio Tinto and its affiliates on a dollar-for-dollar basis plus a fraction of a dollar equal to the ownership interest of Rio Tinto and its affiliates in us at the time any special indemnity is payable to Rio Tinto.

        Rio Tinto Indemnities.    RTA has agreed to indemnify us for liabilities related to the Colowyo mine and the uranium mining venture, which were not contributed to us, and, subject to certain limitations set forth in the Master Separation Agreement, liabilities related to the Jacobs Ranch mine arising under the Jacobs Ranch membership interest purchase agreement, other than certain liabilities related to the Jacobs Ranch mine that were retained by Holdings and us (including liabilities arising due to the gross negligence or willful misconduct of us or our officers or employees). RTA has also agreed to indemnify us for any breach by Rio Tinto of the Master Separation Agreement or any other structuring related agreement and for all liabilities resulting from actions taken by Rio Tinto after the completion of the IPO on our behalf constituting gross negligence or willful misconduct. In addition, RTA has agreed to indemnify us for liabilities relating to any untrue statement of, or omission to state a material fact in any registration statement or prospectus related to the IPO or the offering memorandum related to the senior notes offering relating exclusively to Rio Tinto plc.

        RTA has also agreed to indemnify us for liabilities arising out of or based upon any untrue statement of, or omission to state a material fact in any of our public filings if the liabilities arise out of or are based upon information relating exclusively to Rio Tinto plc furnished to us under the Master Separation Agreement. RTA has agreed to indemnify us on a dollar-for-dollar basis for all of its indemnification obligations owed to us and Holdings.

        Expenses of the IPO and Debt Financing Transactions.    Rio Tinto or an affiliate of Rio Tinto paid all of our out-of pocket costs and expenses incurred in connection with the structuring transactions referred to above, the IPO and the debt financing transactions (other than fees, discounts and commissions in connection with the IPO and the debt financing transactions).

        Corporate Opportunities.    Rio Tinto continues to hold certain coal assets in the U.S. and abroad following the IPO. The Colowyo mine in Colorado was not contributed to us and, therefore, is not owned by us and may compete with our continuing business. Rio Tinto may expand, through development of its remaining coal business, acquisitions or otherwise, its operations that directly or indirectly compete with us. The Master Separation Agreement provides that, except as otherwise agreed between us and Rio Tinto, for one year following the completion of the IPO, RTEA or its affiliates will not pursue any competitive activity or acquisition in the coal industry within the PRB (other than activities related to the Jacobs Ranch mine in connection with the Jacobs Ranch sale). Rio Tinto and its affiliates are not prohibited from pursuing any competitive activity or acquisition outside of the PRB, whether during or after this one-year period including selling coal or other goods produced outside of the PRB to customers located in the PRB or who are otherwise our customers. If a corporate opportunity is offered to Rio Tinto or its affiliates or one or more of Rio Tinto's or its affiliates' executive officers or directors that relates to any competitive activity or acquisition in the coal industry:

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  within the PRB after the one-year period referred to above; or

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  outside of the PRB,

        no such person shall be liable to Holdings or any of its stockholders or us or any of our members for breach of any fiduciary or other duty by reason of the fact that the person, including Rio Tinto and its affiliates, pursues or acquires the business opportunity, directs the business opportunity to another person or fails to present the business opportunity, or information regarding the business opportunity, to us or Holdings, unless, in the case of any person who is a director or officer of us or Holdings, the business opportunity is expressly offered to the director or executive officer in his or her capacity as an executive officer or director of Holdings.

        Continuance of Surety Bonds, Letters of Credit and Other Arrangements.    Our existing surety bonds, letters of credit and other guarantees or credit arrangements, including with respect to our reclamation obligations, were historically provided by Rio Tinto and its affiliates. These arrangements did not terminate upon completion of the IPO. We agreed to use our commercially reasonable efforts to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements. We and our respective affiliates agreed to indemnify Rio Tinto and its affiliates for all liabilities arising out of or relating to any such existing surety bonds, letters of credit and other guarantees or credit arrangements that remained in place following the IPO.

        Certain of our existing reclamation obligations were secured by letters of credit issued under Rio Tinto's pre-existing credit facilities. As part of the transition to our own surety bond arrangements, we placed approximately $80.2 million in escrow for the benefit of Rio Tinto with respect to Rio Tinto's liabilities under the existing surety arrangements. No payment obligation was triggered under these arrangements prior to the time that Rio Tinto and its affiliates were fully released with respect to these obligations in March 2010. Accordingly, no amounts were released to Rio Tinto from escrow, and we obtained new surety bonds, letters of credit or other credit arrangements and obtained the full release of Rio Tinto and its affiliates with respect to any existing surety bonds, letters of credit and other guarantees or credit arrangements. This restricted cash amount was released from escrow to our surety bond providers, as needed, to secure our new surety bond arrangements. We have replaced all surety bonds associated with Rio Tinto, and as such, the previously restricted cash has been released.

        Working Capital Adjustment.    Under the Master Separation Agreement, we and Rio Tinto agreed that upon completion of the IPO, $181 million of unrestricted proceeds from our November 2009 senior notes offering remained with us subject to final adjustments post closing based on our final working capital amounts. We provided the working capital adjustment amount following the completion of the IPO in accordance with the Master Separation Agreement. Rio Tinto agreed to the amount of the adjustment and we paid Rio Tinto approximately $8.4 million as a final working capital adjustment.

        After the pricing of the IPO, we entered into a short-term revolving loan agreement for up to $10 million with Rio Tinto to advance funds to us to make certain payments prior to the closing of the IPO. There was a small amount drawn on the loan, which was repaid out of the proceeds of the senior notes offering.

        Non-Solicitation.    We agreed with Rio Tinto and its affiliates that for a period of twelve months following the completion of the IPO, neither we nor Rio Tinto nor its affiliates will solicit any employee of the other company, subject to certain exceptions.

        Other Provisions.    The Master Separation Agreement also contained covenants among us and Rio Tinto and its affiliates with respect to, among other covenants:

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  confidentiality of our and Rio Tinto's proprietary information;

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  restrictions on our ability to take any action that limits Rio Tinto's or any of its affiliates ability to freely sell, transfer, assign, pledge or otherwise dispose of our stock; and

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  cooperation with respect to litigation.

        Other Intellectual Property Agreements.    In addition to the Master Separation Agreement, prior to the completion of the IPO, we entered into certain intellectual property agreements with an affiliate of Rio Tinto, assigning to us certain trademarks used in our business, allowing us to use the Rio Tinto trademarks on a transitional basis and licensing certain software.

Our Limited Liability Company Agreement

        Second Amended and Restated Limited Liability Company Agreement.    Prior to the completion of the IPO, the interest of each of RTEA and KMS in us was reclassified into a new class of common membership units pursuant to our second amended and restated limited liability company agreement. Although Holdings was not a member under this agreement, it was a party to and third-party beneficiary of this agreement.

        This agreement provided for a redemption right, whereby, upon appropriate notice, RTEA and KMS will have the right to cause us to acquire by redemption all or any portion of their common membership units for a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the volume-weighted average price per share for the 10 consecutive trading days prior to the date notice of redemption is given to us). If RTEA or KMS exercises their redemption right, Holdings will be entitled to assume our rights and obligations to acquire common membership units from them and instead acquire such common membership units from them in exchange for, at Holdings election, shares of Holdings's common stock on a one-for-one basis or a cash payment equal to, on a per unit basis, the market price of one share of Holdings's common stock (based on the volume-weighted average price per share for the 10 consecutive trading days prior to the date notice of redemption is given to us), or a combination of shares of our common stock and cash. We refer to this entitlement as our "assumption right".

        In addition, the second amended and restated limited liability company agreement also provided for a redemption right, whereby, upon appropriate notice, if the Rio Tinto members own in the aggregate less than 5% of our common membership units that were outstanding immediately upon completion of the IPO, we will have the right to acquire by redemption all of the common membership units then held by the Rio Tinto members for a cash payment equal to, on a per unit basis, the market price of one share of our common stock (based on the volume-weighted average price per share for the 10 consecutive trading days prior to the date notice of redemption is given by us to the Rio Tinto members). If we exercise our redemption right, Holdings will be entitled to assume our rights and obligations to acquire the common membership units from the Rio Tinto members and instead acquire such common membership units from the Rio Tinto members in exchange for, at Holdings election, shares of Holdings's common stock on a one-for-one basis or a cash payment equal to, on a per unit basis, the market price of one share of Holdings's common stock (based on the volume-weighted average price per share for the 10 consecutive trading days prior to the date notice of redemption is given to us), or a combination of shares of Holdings's common stock and cash. We refer to this entitlement as our "CPE redemption assumption right."

        Third Amended and Restated Limited Liability Company Agreement.    In connection with the IPO, Holdings, RTEA and KMS entered into our third amended and restated limited liability company agreement. We refer to this third amended and restated agreement as our limited liability company agreement.

        Cloud Peak Business.    Holdings's sole asset is its managing member interest in us. Under our limited liability company agreement, Holdings is not permitted to, and Holdings's affiliates are not permitted to, conduct any business or ventures other than in connection with:

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  the acquisition, ownership or disposition of our managing member interest;

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  the management of our business as set forth in our limited liability company agreement;

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  its operation as a public reporting company; or

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  businesses or ventures that are held in, or conducted only through, us.

        Appointment as Manager.    Under our limited liability company agreement, Holdings became our member and our sole manager. As the sole manager, Holdings controls all of our day to day business affairs and decision-making without the approval of any other member. As such, Holdings, through its officers and directors, is responsible for establishing our strategy and business policies and for all operational and administrative decisions and the day to day management of our business. Furthermore, Holdings can only be removed as our manager if it resigns or removes itself as manager. If this occurs, Holdings must appoint a new manager and, if Holdings continues to own our common membership units, Holdings will become a non-managing member. However, if Holdings resigns or removes itself as manager, our management services agreement with Holdings will terminate. See "—Management Services Agreement" below.

        Rio Tinto Approval Rights.    In general, so long as Rio Tinto owns, directly or indirectly, at least 30% of our common membership units that were outstanding immediately following the completion of the IPO (treating for purposes of this calculation shares acquired upon exercise of the redemption rights and not disposed of by Rio Tinto as units), Rio Tinto's consent is required prior to us and/or Holdings taking certain actions, including any of the following actions:

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  approval of any transaction that would result in a change of control of us or Holdings or a change in our manager;

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  the merger, consolidation, dissolution or liquidation of us or any merger, consolidation, dissolution or liquidation of any of our subsidiaries (with customary exceptions);

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  the direct or indirect sale, transfer, lease or other disposition of our or any of our subsidiaries property or assets (including capital stock of any subsidiary) outside of the ordinary course of business in excess of $500 million (subject to adjustment for inflation); provided, however, that Rio Tinto's consent is not required for the creation, incurrence or assumption of (or foreclosure or other realization with respect to) any lien created, incurred or assumed in connection with indebtedness assumed, incurred or issued in connection with the IPO, the debt financing transactions and the other transactions contemplated by our limited liability company agreement or the other structuring related agreements;

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  any fundamental change outside of the ordinary course in the nature (but not size or methods) of our coal business as in effect upon completion of the IPO, but only insofar as such fundamental change does not relate to the normal operation or activities of our coal business or any business or operation reasonably related or ancillary to our business;

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  the acquisition of any other business or asset that has a purchase price in excess of $500 million or that would result in the issuance of equity interests by us or Holdings in excess of $500 million (subject to adjustment for inflation);

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  the assumption, incurrence or issuance of indebtedness in excess of 125% of the indebtedness amounts included in our operating plan (subject to adjustment for inflation), other than indebtedness to fund ordinary course business operations or to fund any capital expenditures which do not require Rio Tinto consent;

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  making or committing to make in any calendar year period, capital expenditures outside the ordinary course of business; provided that the following capital expenditures (subject to adjustment for inflation) shall be deemed to be in the ordinary course of business (x) committed payments under our federal coal leases included in our operating plan and (y) the aggregate amount of all other capital expenditures not in excess of 125% of the sum of (1) uncommitted payments under potential future federal coal leases included in our operating plan, (2) capital payments other than payments under our federal coal leases included in our operating plan and (3) the cumulative amount by which the actual capital expenditures in preceding years for capital expenditures other than committed payments under our federal coal leases is less than the sum of uncommitted payments under our potential future federal coal leases and payments other than payments under our federal coal leases for the prior years; and

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  except as otherwise set forth in any other structuring-related agreement, settling claims as to which Rio Tinto would have liability.

        Tax Matters.    Holdings is our tax matters member. If Rio Tinto owns any common membership units, Holdings will be prohibited from making tax elections or taking positions on tax issues which would harm Rio Tinto if such election or position had not been made or taken. Rio Tinto also has a consent right over Holdings's actions as our tax matters member, including initiating proceedings and extending statutes of limitations, if such action would have a significant adverse effect on Rio Tinto. In addition, we must operate substantially all of its business through entities treated as partnerships or disregarded entities for U.S. federal income tax purposes.

        Redemption Rights.    The redemption right of RTEA and KMS, as well as Holdings's assumption right, and our redemption right, as well as the related CPE redemption assumption right, is, in each case, the same as set forth in the Second Amended and Restated Limited Liability Company Agreement.

        Compensation.    Holdings is not entitled to compensation for its services as manager except as provided in the management services agreement described under "—Management Services Agreement" below.

        Distributions.    Our limited liability company agreement provides that distributions of cash will be made in Holdings's discretion, as manager, pro rata among the members holding common membership units in accordance with their respective percentage interests in us. It is intended that the distributions made will be sufficient to enable Holdings to satisfy any present or future tax, levy, import, duty, charge, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed by any government or other taxing authority and to allow Holdings to meet its obligations under the Tax Receivable Agreement.

        One-to-One Ratio.    Our limited liability company agreement contains various provisions requiring that we and Holdings take certain actions in order to maintain, at all times, a one-to-one ratio between the number of common membership units held by us and the number of shares of our common stock outstanding. This one-to-one ratio must also be maintained in the event that Holdings issues additional securities or incurs debt or issues any debt securities. Accordingly, every time Holdings issues shares of our common stock, other than in connection with the exercise of its assumption rights in connection with any redemption, we will be required to issue additional common membership units to Holdings. In addition, if Holdings pays a dividend or other distribution to holders of its common stock, it must be accompanied by an immediately prior distribution by us to all members.

        If Holdings redeems, repurchase, acquires, exchanges, cancels or terminates any shares of its common stock, this action must be accompanied by an immediately prior identical (including with respect to the appropriate consideration paid for such action) redemption, repurchase, acquisition, exchange, cancellation or termination of our common membership units held by Holdings. In addition, in general, upon any consolidation or merger or combination to which Holdings is a party or any sale or disposition of all or substantially all of Holdings assets to a third party, Holdings is required to take all necessary action so that the common membership units held by any non-managing member will be exchangeable on a per-common membership unit basis at any time or from time to time following such event into the kind and amount of shares of stock and/or other securities or property (including cash) receivable upon such event by holders of Holdings's common stock.

        Our limited liability company agreement also provides that, in connection with any reclassification or recapitalization or any other distribution or dilutive or concentrative event by Holdings, if RTEA and/or KMS exercises its redemption right, following such event, RTEA and/or KMS (as the redeeming member) will generally be treated as if it was entitled to receive the amount of stock, security or other property (including cash) that it would have been entitled to receive had it exercised its redemption right, and Holdings exercised our assumption right and gave RTEA and/or KMS solely shares of its common stock, immediately prior to the record date of such event.

        An Increase in Holdings's Interest in Us Upon Exercise of Options or Issuance of Other Equity Compensation.    Upon the exercise of options Holdings has issued or the issuance of other types of equity compensation (such as issuances of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), the size of its managing member interest will increase by a number of common units equal to the number of Holdings shares being issued in connection with the exercise of options or the issuance of shares for other types of equity compensation.

        Dissolution.    Our limited liability company agreement further provides that the unanimous consent of our members will be required to voluntarily dissolve us. In addition to a voluntary dissolution, we will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law. Upon a dissolution event, the proceeds of liquidation will be distributed in the following order:

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  first, to pay the expenses of winding up, liquidating and dissolving us and all of our creditors, including members who are creditors; and

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  second, to the members pro rata in accordance with their percentage interests.

        Information.    Our limited liability company agreement provides that our members are entitled to certain information. This information includes quarterly and annual information, information required for certain tax matters and any other information required under Delaware law or as reasonably requested by a member.

        Confidentiality.    Each member agrees to maintain the confidentiality of any information received by the member or its affiliates and representatives in connection with the transactions contemplated by our limited liability company agreement which Holdings, as manager, notifies the member is confidential for a period of three years following the earlier of the date of dissolution of us or the date such member ceases to be a member, with customary exceptions, including to the extent disclosure is required by law or judicial process.

        Amendment.    Unless otherwise required by law, our limited liability company agreement may be amended only by the written consent of each of Holdings, in its capacity as manager, and the non-managing members; provided, however, that no amendment may be made without the consent of the holder if the amendment would adversely affect the rights of the holder other than on a pro-rata basis with other holders of common membership units (it being understood that any amendment to the Rio Tinto approval rights prior to the date the approval rights terminate shall require Rio Tinto's consent). In addition, our limited liability company agreement also provides that any amendment to the management services agreement that could materially adversely impact the economic interests of the members will require the consent of the non-managing members prior to the execution of the amendment by Holdings, in its capacity as manager, on behalf of us. The consent rights of the non-managing member with respect to any amendments shall terminate when the non-managing members cease to own in the aggregate at least 10% of our common membership units that were outstanding immediately following the IPO.

        Indemnification.    Our limited liability company agreement provides for indemnification of our manager, members and officers and their respective subsidiaries or affiliates from and against liabilities arising out of or relating to our business, our limited liability company agreement, any person's status as our manager, member, director or officer or any action taken by any of our managers, members, directors or officers under our limited liability company agreement or otherwise on our behalf, except that no person entitled to indemnification under our limited liability company agreement will be entitled to indemnification if the liability results from the gross negligence or willful misconduct of such person.

        Fiduciary Duties.    Circumstances may arise in the future when the interests of our members conflict with the interests of Holdings stockholders. As our manager, Holdings owes fiduciary duties to our non-managing members that may conflict with fiduciary duties Holdings's officers and directors owe to Holdings's stockholders.

        Corporate Opportunities.    Our limited liability company agreement also contains similar provisions regarding corporate opportunities as are included in our amended and restated certificate of incorporation.

Transition Services Agreement

        Historically, Rio Tinto provided key services to us, including services related to treasury, accounting, procurement, legal services, information technology, employee benefit and welfare plans, among other services. Prior to the completion of the IPO, we entered into the Transition Services Agreement with an affiliate of Rio Tinto, pursuant to which this Rio Tinto affiliate agreed to continue to provide us with certain of these key services for a transition period generally of nine months.

Pursuant to the Transition Services Agreement, the Rio Tinto affiliate has provided (and in some cases, continues to provide) services to us, including certain:

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  financial related services;

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  data management and transactional purchasing procurement services;

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  benefit administration related services; and

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  information technology, network and related services.

        We agreed to pay the Rio Tinto affiliate for such services as set forth in the Transition Services Agreement. The total amounts paid to the Rio Tinto affiliate under the Transition Services Agreement in 2009 were $464,000. The total amounts paid to the Rio Tinto affilitate for the six months ended June 30, 2010, were $990,000. Payments for services are made on a monthly basis, and we will also reimburse the Rio Tinto affiliate for all reasonable out-of-pocket expenses. Any amounts owed by us to the Rio Tinto affiliate under the Transition Services Agreement that are not paid when due will bear interest at a rate of 10% per annum compounded annually from the time the payment was due until paid. However, if the term of any service provided under the agreement is extended or if there is a material change in the assumptions originally used by us and the Rio Tinto affiliate in determining the costs to be charged for the service, the amounts payable to the Rio Tinto affiliate will be adjusted accordingly as mutually agreed to by us and the Rio Tinto affiliate.

        The services provided under the Transition Services Agreement generally terminated nine months after the IPO. Remaining services are expected to be concluded in September 2010.

        We may elect to terminate the provision of any or all of the transition services upon 30-days notice to the Rio Tinto affiliate unless the early termination would result in early termination fees payable by the Rio Tinto affiliate to a third-party, in which case 60-days notice will be required. The majority of services has been replaced and has been terminated by us under the Transitions Services Agreement. The Transition Services Agreement will also terminate upon certain change in control events, unless the Rio Tinto affiliate agrees otherwise. In addition, the Rio Tinto affiliate may immediately terminate the Transition Services Agreement if we fail to make any payment due to the Rio Tinto affiliate within 30 days after receipt of written notice of this failure, except with respect to amounts in issue that are subject to a bona fide dispute between us and the Rio Tinto affiliate. The Rio Tinto affiliate will have limited liability to us not to exceed the payments the Rio Tinto affiliate receives under the Transition Services Agreement, except with respect to liabilities caused solely by actions of the Rio Tinto affiliate that constitute gross negligence or willful misconduct.

Tax Receivable Agreement

        The IPO and the related transactions increased our tax basis in Holdings's share of our tangible and intangible assets, as well as our basis in the equity of its subsidiaries and assets held by those subsidiaries. These increases in tax basis have increased our depreciation, amortization and cost depletion deductions and therefore reduced the amount of tax that we would otherwise be required to pay in the future. Furthermore, subsequent acquisitions of RTEA's units in us by Holdings or us are expected to further increase our tax basis and have a similar impact on our depreciation, amortization and cost depletion reductions, as well as our future tax payments.

        Holdings entered into the Tax Receivable Agreement with RTEA that generally requires Holdings to pay to RTEA approximately 85% of the amount of cash tax savings that Holdings realizes as a result of the increases in tax basis that obtained in connection with the IPO and related transactions and may realize through subsequent acquisitions of RTEA's units in us by Holdings or us, as well as payments made by Holdings under the Tax Receivable Agreement. Holdings expects to benefit from the remaining approximately 15% of cash tax savings that Holdings realized as a result of such tax basis step-up. For purposes of the Tax Receivable Agreement, cash savings in income tax will generally be computed by comparing Holdings's income tax liability to the tax liability that Holdings would have had if Holdings had structured its transactions with Rio Tinto in a manner in which Holdings did not receive the increases in tax basis referred to above. For administrative convenience, instead of calculating the exact amount of state and local income tax and franchise tax benefits that Holdings receives, Holdings will use an assumed federal income tax rate that is one percentage point higher than the actual federal income tax rate when calculating its tax benefits, which is intended to approximate the amount of state and local tax savings that Holdings will actually realize. The term of the Tax Receivable Agreement commenced upon the consummation of the IPO and will continue until all such tax benefits have been utilized or expired, unless Holdings exercises its right to terminate the Tax Receivable Agreement, as discussed below. If, even without a tax basis step-up, Holdings would not have had a tax liability in a taxable year, Holdings generally will not be required to make payments under the Tax Receivable Agreement for that taxable year, because Holdings will not have realized tax savings for that year from the tax basis step-up. However, any tax benefits related to Holdings's transactions with RTEA that do not result in realized tax savings in a given tax year will likely generate tax attributes that may be utilized to generate tax savings in previous or future tax years. The utilization of such tax attributes will result in payments under the Tax Receivable Agreement.

        Because of the potential size of the increases in tax basis referred to above, Holdings expects to make substantial payments to RTEA under the Tax Receivable Agreement. Based on Holdings's tax basis in our assets as of November 20, 2009, and our operating plan which takes into account only our existing federal coal leases, the future payments under the Tax Receivable Agreement with respect to Holdings's controlling interest in us which it acquired in the IPO and related transactions are approximately $54.5 million in the aggregate and are payable over the next 18 years.

        Payments may be significantly greater if we generate income significantly in excess of the amounts used in our operating plan, for example, because we acquire additional federal coal leases beyond our existing federal coal leases and as a result Holdings realizes the full tax benefit of such increased tax basis (or an increased portion thereof). In addition, when we or Holdings acquire RTEA's remaining units in us (or a significant portion thereof), Holdings would likely receive a further step-up in its tax basis based on the value we or Holdings pays for RTEA's units at such time and, accordingly, Holdings's obligations under the Tax Receivable Agreement to pay RTEA 85% of any benefits it receives as a result of such further step-up would significantly increase. Holdings's obligation may also increase if there are changes in law, including the increase of current corporate income tax rates. Holdings's payment obligations under the Tax Receivable Agreement will not be conditioned upon RTEA's or its affiliate's continued ownership of an interest in us or Holdings available cash resources.

        Distributions from CPE LLC to Holdings.    As managing member, Holdings intends to cause us to distribute cash sufficient to enable Holdings to fulfill all of its obligations under the Tax Receivable Agreement. These distributions will be made on a per-unit basis, meaning corresponding distributions will be made to all holders of our common membership units, including RTEA, in proportion to their percentage interests on the date of the distribution. Although distributions from us to enable Holdings to fulfill its obligations under the Tax Receivable Agreement will generally be permitted under the terms of the debt financing transactions, it is possible that certain payment obligations under the Tax Receivable Agreement may be limited.

        Changes in Control.    If we or Holdings undergo a change in control other than a change in control caused by RTEA and within 180 days of such change in control RTEA no longer holds any units in us, and Holdings does not otherwise elect to terminate the Tax Receivable Agreement as discussed below, payments to RTEA under the Tax Receivable Agreement will continue on a yearly basis but will be based on an agreed upon set of assumptions. In this case, Holdings's assumed cash tax savings, and consequently Holdings's payments due under the Tax Receivable Agreement, could exceed its actual cash tax savings each year by material amounts. If we or Holdings undergo such a change in control and Holdings credit rating is impaired, Holdings will be required to provide credit support to Rio Tinto.

        Asset Sales.    In addition to Holdings's obligations to make payments to RTEA with respect to its actual cash tax savings, if we sell any asset with a gross value greater than $10 million outside the ordinary course of our business in a wholly or partially taxable transaction, Holdings will be required to make yearly payments to RTEA equal to RTEA's deemed cost of financing its accelerated tax liabilities with respect to such sale and after such assets sales we will be required to make certain adjustments to the calculation of our actual cash tax savings for taxable years following sales or redemptions of RTEA's units in us. These adjustments could result in an acceleration of our obligations under the Tax Receivable Agreement. In addition, the debt financing transactions contain limitations on our ability to make distributions, which could affect Holdings's ability to meet these payment obligations. These limitations on our ability to make distributions may limit our ability to engage in certain taxable asset sales or dispositions outside the ordinary course of our business. Holdings could also seek to obtain RTEA's consent to any such transaction, which they would not be obligated to provide. Further, if we transfer an asset outside the ordinary course of business in a wholly or partially tax-free transaction to an entity that does not provide us with sufficient information to calculate tax savings with respect to such asset, we will be treated as having sold that asset in a taxable transaction for purposes of determining Holdings's cash tax savings and this will result in an acceleration of Holdings's obligations under the Tax Receivable Agreement.

        Prohibited Transfers.    In order to protect the value of the payments that RTEA expects to receive under the Tax Receivable Agreement, we are prohibited in certain cases from transferring assets to entities treated as (or entities owned by our subsidiaries treated as) corporations for U.S. federal income tax purposes in transfers which are not wholly-taxable if such transfer would be outside the ordinary course of our business.

        Early Termination and Default.    If Holdings breaches any of its material obligations under the Tax Receivable Agreement, whether as a result of its failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under the Tax Receivable Agreement or by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the Bankruptcy Code or otherwise, such default will permit RTEA to enforce its rights under the Tax Receivable Agreement, including by acceleration of Holdings's obligations to an amount equal to the net present value of each future payment, based on an agreed upon set of assumptions. Holdings has the right to terminate the Tax Receivable Agreement at any time and, if it so elects, Holdings's obligations under the Tax Receivable Agreement will be accelerated and calculated in the same manner as acceleration in default.

        IRS Determinations.    Holdings's ability to achieve benefits from any tax basis increase, and therefore the payments expected to be made under the Tax Receivable Agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income. If the U.S. Internal Revenue Service were to subsequently challenge one or more of our tax positions relevant to the Tax Receivable Agreement, and if such challenge were ultimately upheld, the terms of the Tax Receivable Agreement require RTEA to repay to Holdings an amount equal to the prior payments made by Holdings to RTEA in respect of any disallowed cash tax savings. Further, such a challenge could result in a decrease to Holdings's tax benefits as well as Holdings's future obligations under the Tax Receivable Agreement. Holdings must obtain RTEA's consent prior to settlement of any such challenge if it may affect RTEA's rights and obligations under the Tax Receivable Agreement.

Registration Rights Agreement

        In connection with the IPO, Holdings entered into the Registration Rights Agreement with certain Rio Tinto affiliates. Subject to several exceptions, Rio Tinto has the right to require Holdings to register for public resale under the Securities Act all registerable securities that are held by it or its affiliates and that Rio Tinto requests be registered at any time after the expiration or waiver of the lock-up period following the IPO. Registerable securities subject to the Registration Rights Agreement are shares of Holdings's common stock issued or issuable in exchange for common membership units and any other shares of Holdings's common stock held by Rio Tinto and any of its transferees. Rio Tinto and its affiliates may assign their rights under the Registration Rights Agreement to any person that acquires registerable securities subject to the agreement and who agrees to be bound by the terms of the agreement.

        Rio Tinto may require Holdings to use its reasonable best efforts to register under the Securities Act all or any portion of these registerable securities upon a "demand request." The demand registration rights are subject to certain limitations. Holdings is not obligated to:

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  cause a registration statement with respect to a demand request to be declared effective within 60 days after the effective date of a previous demand registration, other than a shelf registration pursuant to Rule 415 under the Securities Act;

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  cause a registration statement with respect to a demand request to be declared effective unless the demand request is for a number of shares with a market value that is equal to at least $50 million; or

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  cause to be declared effective more than five registration statements with respect to demand registration rights.

        In the event that Holdings causes a registration statement to be declared effective registering the sale of our equity securities and conduct a sale of those equity securities, the net proceeds of which will be used solely for the purpose of causing us to redeem common membership units from Rio Tinto in exchange for cash, that registration statement will qualify as one demand registration so long as the net proceeds of the offering are equal to at least $50 million. In addition, in the event that Rio Tinto submits a demand request and is unable to sell the registerable securities under applicable law or due to an SEC position or interpretation regarding the demand registration, Holdings has agreed, as promptly as practicable following such an occurrence, to use its reasonable best efforts to conduct an SEC registered securities offering, the net proceeds of which will be used to repurchase the registerable securities that were intended to be part of the demand registration. The Registration Rights Agreement will include customary blackout and suspension periods. In addition, Rio Tinto may also require Holdings to file a registration statement on Form S-3 for the resale of their registerable securities if Holdings is eligible to use Form S-3 at that time.

        Holders of registerable securities will also have "piggyback" registration rights, which means that these holders may include their respective shares in any future registrations of Holdings's equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of Holdings's stockholders. During the first three years following the completion of the IPO, Rio Tinto will have priority over Holdings and any other of its stockholders in any registration that is an underwritten offering. After that time, Rio Tinto will continue to have piggyback registration rights but will no longer have priority over Holdings in a primary underwritten offering that Holdings initiates and their registerable securities will be included on a pro-rata basis with any other securities requested to be included in the registration.

        Holdings and Rio Tinto share responsibility for the expenses of any demand registration (other than underwriters' discounts or commissions) with Holdings covering 25% of the expenses and Rio Tinto covering 75% of the expenses. Holdings will bear the expenses of any piggyback registration. Rio

Tinto will be responsible for any underwriters' discount or commission in an offering by them pursuant to a demand registration and their pro-rata share of any underwriters' discount or commission in any piggyback registration and Holdings will be responsible for any underwriters' discount or commission for shares Holdings sells even if the proceeds are intended to be used to redeem Rio Tinto's common membership units in us. We will also agree to indemnify holders with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in the registration statement by a holder.

RTEA Coal Supply Agreement

        We entered into the Coal Supply Agreement with RTEA pursuant to which we will receive the economic benefits and risks of certain coal supply contracts previously entered into by RTEA or its affiliates that could not be assigned to us or one of our subsidiaries. The coal to be delivered under the Coal Supply Agreement will be sourced from our mines, which were previously held, operated and controlled by RTEA or its affiliates prior to the completion of the IPO. We have agreed to perform RTEA's obligations under certain coal supply contracts and will receive from RTEA the customer payments made under those agreements. As payment for the sale of coal by, and services of, us, RTEA will pay us a fee equal to all payments actually received by RTEA from the customers for the coal over the term of the Coal Supply Agreement. The Coal Supply Agreement will expire when the coal supply contracts, which cannot be assigned to us, expire. We have agreed to indemnify RTEA for certain liabilities and failures to perform our obligations under the agreement.

RTEA Agency Agreement

        We entered into an Agency Agreement with RTEA pursuant to which we will undertake certain customer service, logistics and other activities for and on behalf of RTEA. The services relate to RTEA's coal supply agreement with Arch Coal Sales Company, Inc. regarding certain coal purchases and sales involving the Jacobs Ranch mine that could not be otherwise assigned to Arch Coal Sales Company, Inc. in connection with the Jacobs Ranch Sale. Arch Coal Sales Company, Inc. has agreed to substantially perform RTEA's obligations under certain customer coal supply contracts. In turn, we act as agent for RTEA for certain actions required to be taken under the coal supply agreement with Arch Coal Sales Company, Inc., including communicating with RTEA customers and collecting and forwarding payments for the coal sales to Arch Coal Sales Company, Inc. We have also agreed to arrange for the purchase and/or sale of substitute coal if Arch Coal Sales Company, Inc. fails to perform its obligations under its agreement with RTEA. We also agreed not to intentionally interfere with the customer coal supply contracts or the sales or purchases by Arch Coal Sales Company, Inc. pursuant to those contracts. The Agency Agreement will expire when the coal supply agreement with Arch Coal Sales Company, Inc. expires and is terminable prior to that time in RTEA's sole discretion. We are paid a flat flee of $42,000, payable per annum, which is intended to reflect our costs for acting as agent for RTEA.

Management Services Agreement

        Holdings entered into the Management Services Agreement with us pursuant to which Holdings provides certain management services to us. In exchange for the services, we reimburse Holdings for compensation and other expenses of certain of its officers and for reasonable out-of-pocket costs and expenses incurred by Holdings for providing the management services, including legal, accounting and other third-party advisors and consultants, certain insurance costs and other items of corporate overhead and costs associated with our maintenance of our corporate existence and status as a reporting company under the federal securities laws, including costs related to the Registration Rights Agreement. We also provide reasonable administrative and support services to Holdings, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The Management Services Agreement also provides that Holdings's employees may participate in our benefit plans, and that our employees may participate in Holdings's equity incentive plan. We agreed to indemnify us for any losses arising from our performance under the Management Services Agreement, except that Holdings has agreed to indemnify us for any losses caused by its willful misconduct or gross negligence. In the event Holdings ceases to serve as our manager, the Management Services Agreement will automatically terminate.

Employee Matters Agreement

        Prior to the completion of the IPO, we and certain of our affiliates, and Rio Tinto and certain of its affiliates entered into the Employee Matters Agreement that governs certain compensation and employee benefit obligations with respect to those employees transferred to us from Rio Tinto. The Employee Matters Agreement allocates liabilities and responsibilities relating to certain employee compensation and benefit plans and programs and related matters in connection with the separation, including, among other things, health and welfare benefit obligations, the treatment of outstanding annual bonus awards and long-term incentive awards, deferred compensation obligations and retirement plans.

        Employee Benefits.    The Employee Matters Agreement provides that, after the IPO, we assumed and became liable for wages, salaries, incentive compensation and defined contribution retirement plan obligations and liabilities for all employees of our business and have agreed to indemnify Rio Tinto against certain severance and benefits continuation obligations. Until January 1, 2010, RTA continued to provide health and welfare benefits to the employees of our business and we reimbursed and indemnified (other than for willful misconduct or material breaches of fiduciary duty) Rio Tinto for agreeing to administer these benefits to our employees until such date. Rio Tinto has no liability under any health and welfare plan for claims incurred in respect of our employees after the completion of the IPO and we have no liability under any health and welfare plan for claims incurred in respect of our employees prior to the completion of the IPO. In addition, we have assumed and indemnified Rio Tinto for any obligations arising out of certain health reimbursement accounts provided in 2004 and 2005 to our employees.

        Our employees became eligible to participate in our health and welfare benefit plans on January 1, 2010. We reserved the right to amend, modify or terminate any of our benefit plans (including any retirement plans) in accordance with their terms.

        Retirement Plans.    Our employees are permitted to roll over their account balances (including loans) in the applicable RTA defined contribution plan to our corresponding plan and were eligible to participate in such defined contribution plan immediately upon the completion of the offering. We have credited each of our employees with his or her service with any member of Rio Tinto prior to the completion of the IPO for all purposes under the plans sponsored or maintained by us to the extent the corresponding RTA plans give credit for such service. We have not assumed any pension obligations under Rio Tinto's or RTA's defined benefit plans, but we do provide retiree medical benefits for former Rio Tinto employees now working for us once they reach age 55 and have 10 years of service combined with Rio Tinto and us. Employees vested in RTA's plan are able to choose between our retiree benefits or those provided by RTA.

        Bonus Plans.    Under the Employee Matters Agreement, any of our employees that participated in the Rio Tinto Short-Term Incentive Plan ("STIP"), the Rio Tinto Energy America Retention Bonus Plan or the Rio Tinto Energy America Quarterly Incentive Plan received their bonus for the full 2009 calendar year. Rio Tinto was liable for a pro-rata portion of the bonus equal to the number of days in the performance period, prior to the completion of the offering divided by the total number of days in the applicable performance period and we were liable for the remainder of such bonus. With respect to any discretion under any bonus plan that could have been exercised by Rio Tinto such discretion was exercised prior to the completion of the offering and the fact that such discretion has been exercised was communicated to our employees. With respect to our employees that participated in Rio Tinto plc and Rio Tinto Limited equity compensation plans, the Employee Matters Agreement provided that such employees were treated as having terminated their employment with Rio Tinto due to their employer ceasing to be under the control of Rio Tinto and they were paid out in accordance with the applicable plan terms. Rio Tinto plc and Rio Tinto Limited are only party to the Employee Matters Agreement for purposes of Rio Tinto's equity compensation plans.

Other Commercial Arrangements

        From time to time, we may also enter into commercial arrangements in the ordinary course of business with Rio Tinto.

 DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

        Concurrently with the offering of the Old Notes and the IPO of Holdings's common stock in November 2009, we entered into a $400 million senior secured revolving credit facility, or the revolving credit facility, with a syndicate of lenders led by Morgan Stanley, Credit Suisse and Royal Bank of Canada, with Morgan Stanley acting as administrative agent. The revolving credit facility contains a specific sublimit of $10 million that is available for swingline loans. The revolving credit facility may be expanded at our request, subject to certain conditions and to the extent lenders are willing to extend additional commitments, up to an additional $50 million. The revolving credit facility will mature on December 16, 2013. We pay the lenders a commitment fee of 0.75% per year on the unused amount of our revolving credit facility.

        Interest.    Loans under the revolving credit facility bear interest at the greater of LIBOR and 2.50%, plus an applicable margin of between 3.25% and 4.25%, depending on our credit rating. At our option, the interest rate on loans under the revolving credit facility may be based on an alternative base rate, which in no event will be less than 3.50%, and the applicable margins over such alternative base rate will be 1.00% less than the applicable margin for LIBOR loans.

        Letters of credit issued under the revolving credit facility, unless drawn upon, will bear interest at the applicable margin for LIBOR loans from the date at which they are issued. In addition, in connection with the issuance of a letter of credit we will be required to pay the issuing bank a fronting fee of 0.25% plus additional customary administrative fees and expenses.

        Security and Guarantees.    All of our obligations under the revolving credit facility are secured by substantially all of our assets and substantially all of the assets of certain of our subsidiaries, subject to certain permitted liens and to customary exceptions for similar coal financings. Our obligations under the revolving credit facility are guaranteed by certain of our domestic restricted subsidiaries.

        Covenants.    We are required to comply with financial maintenance covenants requiring us to maintain defined minimum levels of interest coverage (which will be the ratio of EBITDA to consolidated net cash interest expense), a maximum first lien senior secured leverage ratio (defined as the ratio of our total first lien senior secured debt to EBITDA) and a maximum total leverage ratio (defined as the ratio of our total funded debt to EBITDA). See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Senior Secured Revolving Credit Facility." The revolving credit facility also contain customary affirmative and negative covenants, conditions precedent for borrowings and events of default for similar coal financings.

        Events of Default.    Our revolving credit facility contain certain customary events of default, including among other things payment defaults, breaches of representations and warranties, covenant defaults, cross acceleration and cross-defaults to other indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, failure of any guarantee supporting the revolving credit facility to be in full force and effect, any lien on any material portion of the collateral securing our obligations under the revolving credit facility ceasing to be a valid and perfected lien and the occurrence of a change in control. If such an event of default occurs, the lenders under the revolving credit facility would be entitled to take various actions, including the acceleration of amounts due under the revolving credit facility, terminating their commitments under the revolving credit facility and all actions permitted to be taken by a secured creditor.

DESCRIPTION OF EXCHANGE NOTES

        In this Description of Exchange Notes, "Company" refers only to Cloud Peak Energy Resources LLC and any successor obligor, and not to any of its subsidiaries, "Co-issuer" refers to Cloud Peak Energy Finance Corp. and not to any of its subsidiaries, and "Issuers," collectively, refers to both of the Company and the Co-issuer. You can find the definitions of certain terms used in this description under "—Certain Definitions."

        The Issuers issued the Old Notes and will issue the Exchange Notes under an indenture among the Issuers, the Guarantors, Wilmington Trust Company, as trustee and Citibank, N.A., as paying agent, security registrar and authentication agent. The terms of the Exchange Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). Each series of Exchange Notes will be a separate class under the indenture and will vote separately.

        On November 25, 2009, the Issuers issued $600 million aggregate principal amount of the Old Notes, consisting of $300,000,000 of our outstanding Old 2017 Notes and $300,000,000 of our outstanding Old 2019 Notes. The terms of the Exchange Notes are substantially identical to the terms of the Old Notes, except that the Exchange Notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights and additional interest provisions relating to the Old Notes. Wilmington Trust Company, as trustee, will authenticate and deliver Exchange Notes for original issue in exchange for a like principal amount of Old Notes. The 2017 Exchange Notes and any Old 2017 Notes that remain outstanding after the consummation of the exchange offer will be treated as a single series of notes under the indenture, including for purposes of determining whether the required percentage of holders have given their approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all holders. The 2019 Exchange Notes and any Old 2019 Notes that remain outstanding after the consummation of the exchange offer will be treated as a single series of notes under the indenture, including for purposes of determining whether the required percentage of holders have given their approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of all holder. Accordingly, all references in this "Description of Exchange Notes" to specified percentages in aggregate principal amounts of outstanding Exchange Notes of a series shall be deemed to mean at any time after the exchange offer is consummated that percentage in aggregate principal amount of the Old Notes and Exchange Notes of such series then outstanding. For purposes of this description, references to the "notes" include the Exchange Notes and the Old Notes that remain outstanding after the consummation of the exchange offer.

        The Issuers are jointly and severally liable for all obligations under the Exchange Notes. The Co-issuer is a Wholly-Owned Subsidiary of the Company that was incorporated in Delaware as a special purpose finance subsidiary to facilitate the offering of the Exchange Notes and other debt securities of the Company. The Company believes that some prospective purchasers of the Exchange Notes may be restricted in their ability to purchase debt securities of partnerships or limited liability companies such as the Company unless the securities are jointly issued by a corporation. The Co-issuer will not have any substantial operations or assets and will not have any revenues. Accordingly, you should not expect the Co-issuer to participate in servicing the principal and interest obligations on the Exchange Notes.

        The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety because it, and not this description, defines the Issuers' obligations and your rights as holders of the Exchange Notes. Copies of the indenture are available as described under "Where You Can Find Available Information."

Basic Terms of Notes

  2017 Exchange Notes

        The 2017 Exchange Notes will be issued in an aggregate principal amount of $300,000,000 and will mature on December 15, 2017 and are unsecured unsubordinated obligations of the Issuers, ranking equally in right of payment with all existing and future unsubordinated obligations of the Issuers. Interest on the 2017 Exchange Notes will accrue at the rate of 8.250% per year, payable semi-annually in arrears on June 15 and December 15, commencing June 15, 2010, to holders of record on the June 1 or December 1 immediately preceding the interest payment date. Interest on the 2017 Exchange Notes will accrue from November 25, 2009, the date of issuance of the Old Notes or, if interest has already been paid, from the date it was most recently paid. The 2017 Exchange Notes bear interest on overdue principal, and, to the extent lawful, pay interest on overdue interest, at 1% per annum higher than the rate otherwise applicable to the 2017 Exchange Notes.

  2019 Exchange Notes

        The 2019 Exchange Notes will be issued in an aggregate principal amount of $300,000,000 and will mature on December 15, 2019 and are unsecured unsubordinated obligations of the Issuers, ranking equally in right of payment with all existing and future unsubordinated obligations of the Issuers. Interest on the 2019 Exchange Notes will accrue at the rate of 8.500% per year, payable semi-annually in arrears on June 15 and December 15, commencing June 15, 2010, to holders of record on the June 1 or December 1 immediately preceding the interest payment date. Interest on the 2019 Exchange Notes will accrue from November 25, 2009, the date of issuance of the Old Notes or, if interest has already been paid, from the date it was most recently paid. The 2019 Exchange Notes bear interest on overdue principal, and, to the extent lawful, pay interest on overdue interest, at 1% per annum higher than the rate otherwise applicable to the 2019 Exchange Notes.

  General

        Interest will be computed on the basis of a 360-day year of twelve 30-day months. Additional interest is payable in certain circumstances if the Issuers do not consummate the exchange offer (or shelf registration, if applicable) as further described under "—The Exchange Offer."

Additional Notes

        Subject to the covenants described below, the Issuers may issue additional Exchange Notes of either series in an unlimited amount from time to time under the indenture having the same terms in all respects as the Exchange Notes of such series except that interest will accrue on the additional Exchange Notes from their date of issuance. The Exchange Notes offered hereby of such series and any additional Exchange Notes subsequently issued as part of such series would be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the Exchange Notes.

Guarantees

        On the Issue Date, the obligations of the Issuers pursuant to the Exchange Notes, including any repurchase obligation resulting from a Change of Control, will be unconditionally guaranteed, jointly and severally, on an unsecured basis, by each Restricted Subsidiary of the Company, other than the Co-issuer, that guarantees the Credit Agreement (which will include all the Company's Domestic Restricted Subsidiaries on the Issue Date). If any Restricted Subsidiary guarantees the Credit Agreement (including any newly acquired or created Restricted Subsidiary) after the date of the indenture, the Restricted Subsidiary must provide a guarantee of the Exchange Notes (each such Guarantee, a "Note Guaranty"). The obligations of the Issuers pursuant to the Exchange Notes may also be guaranteed by Holdings, at Holdings's option, without the consent of the holders (in which case Holdings will be required pursuant to the Credit Agreement to guarantee the Credit Agreement). If Holdings guarantees the Exchange Notes, however, it will not be directly subject to the covenants under the indenture.

        Each Note Guaranty will be limited to the maximum amount that would not render the Guarantors' obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor's obligation under its Note Guaranty could be significantly less than amounts payable with respect to the Exchange Notes, or a Guarantor may have effectively no obligation under its Note Guaranty. See "Risk Factors—Risks Relating to the Exchange Notes—Fraudulent transfer statutes may limit your rights as a noteholder."

        The Note Guaranty of a Guarantor will terminate upon

          (1)   a sale or other disposition (including by way of consolidation or merger or otherwise) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Issuer or a Restricted Subsidiary) otherwise permitted by the indenture,

          (2)   a sale of the majority of the Capital Stock of a Guarantor to a third Person otherwise permitted by the indenture, after which the applicable Guarantor is no longer a Restricted Subsidiary,

          (3)   upon a liquidation or dissolution of a Guarantor so long as no Default or Event of Default occurs as a result thereof,

          (4)   the designation by the Company in accordance with the indenture of the Guarantor as an Unrestricted Subsidiary or the Guarantor otherwise ceases to be a Restricted Subsidiary in accordance with the indenture,

          (5)   defeasance or discharge of the Exchange Notes, as provided in "—Defeasance and Discharge," or

          (6)   the release, other than the discharge through payment by the Guarantor, of all other Guarantees by such Restricted Subsidiary of Debt of either Issuer.

Ranking

        The Exchange Notes and guarantees will be general unsecured obligations of the Issuers and rank senior in right of payment to all existing and future Debt of the Issuers that is, by its terms, expressly subordinated in right of payment to the Exchange Notes and rank pari passu in right of payment with all existing and future Debt of the Issuers that is not so subordinated. The Exchange Notes and the guarantees will effectively rank junior to all secured debt of the Issuers and the Guarantors to the extent of the value of the Collateral. Although the indenture contains limitations on the amount of additional secured Debt that the Issuers and their Restricted Subsidiaries may incur, the amount of additional secured Debt could be substantial. See "Risk Factors—Risks Relating to the Exchange Notes—The Exchange Notes are unsecured obligations and will effectively be subordinated to our secured debt to the extent of the value of our collateral" and "Capitalization."

        None of the Company's joint ventures (including the Decker mine) or future Foreign Subsidiaries, if any, are expected to Guarantee the Exchange Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor entities, claims of creditors of these non-guarantor entities, including trade creditors, secured creditors and creditors holding debt and guarantees issued by these entities, and claims of preferred stockholders (if any) of those entities generally will have priority with respect to the assets and earnings of those entities over the claims of creditors of the Company, including holders of the Exchange Notes. The Exchange Notes and each Note Guaranty therefore will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of such non-guarantor entities of the Company.

        Although the indenture limits the incurrence of Debt and Disqualified Stock or Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions and the amount incurred could nevertheless be substantial, and could be incurred by the Issuer, any Guarantors or the Issuer's subsidiaries (other than any Guarantors). Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Debt, Disqualified Stock or Preferred Stock under the indenture. See "—Certain Covenants—Limitation on Debt and Disqualified Stock or Preferred Stock".

Optional Redemption

  2017 Exchange Notes

        Except as set forth in the next three paragraphs, the 2017 Exchange Notes are not redeemable at the option of the Issuers.

        At any time prior to December 15, 2013, the Issuers may redeem the 2017 Exchange Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, by paying a redemption price equal to 100% of the principal amount of the 2017 Exchange Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        At any time and from time to time on or after December 15, 2013, the Issuers may redeem the 2017 Exchange Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date.

12-month period commencing December 15 in Year	Percentage
2013	104.125%
2014	102.063%
2015 and thereafter	100.000%

        At any time and from time to time prior to December 15, 2012, the Issuers may redeem the 2017 Exchange Notes with the net cash proceeds received by the Company from one or more Equity Offerings at a redemption price equal to 108.250% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the 2017 Exchange Notes, including additional 2017 Exchange Notes, provided that

          (1)   in each case, the redemption takes place not later than 90 days after the closing of the related Equity Offering, and

          (2)   not less than 65% of the aggregate principal amount of the 2017 Exchange Notes originally issued on the Issue Date remains outstanding immediately thereafter.

  2019 Exchange Notes

        Except as set forth in the next three paragraphs, the 2019 Exchange Notes are not redeemable at the option of the Issuers.

        At any time prior to December 15, 2014, the Issuers may redeem the 2019 Exchange Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, by paying a redemption price equal to 100% of the principal amount of the 2019 Exchange Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date

(subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        At any time and from time to time on or after December 15, 2014, the Issuers may redeem the 2019 Exchange Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date.

12-month period commencing December 15 in Year	Percentage
2014	104.250%
2015	102.833%
2016	101.417%
2017 and thereafter	100.000%

        At any time and from time to time prior to December 15, 2012, the Issuers may redeem the 2019 Exchange Notes with the net cash proceeds received by the Company from one or more Equity Offerings at a redemption price equal to 108.500% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the 2019 Exchange Notes, including additional 2019 Exchange Notes, provided that

          (1)   in each case, the redemption takes place not later than 90 days after the closing of the related Equity Offering, and

          (2)   not less than 65% of the aggregate principal amount of the 2019 Exchange Notes originally issued on the Issue Date remains outstanding immediately thereafter.

  Selection and Notice

        If fewer than all of the Exchange Notes are being redeemed, the trustee will select the Exchange Notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $2,000 principal amount and multiples of $1,000 above that amount. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, Exchange Notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, Exchange Notes redeemed will cease to accrue interest.

No Mandatory Redemption or Sinking Fund

        There will be no mandatory redemption or sinking fund payments for the Exchange Notes.

Suspension of Covenants

        During any period of time after the Issue Date that (i) the Exchange Notes are rated Investment Grade by each of S&P and Moody's (or, if either (or both) of S&P and Moody's have been substituted in accordance with the definition of "Rating Agencies"), by each of the then applicable Rating Agencies) and (ii) no Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), the Company and its Restricted Subsidiaries will not be subject to the covenants in the indenture specifically listed under the following captions in this "Description of Exchange Notes" section of this prospectus (the "Suspended Covenants"):

          (1)   "—Certain Covenants—Limitation on Debt and Disqualified Stock or Preferred Stock;"

          (2)   "—Certain Covenants—Limitation on Restricted Payments;"

          (3)   "—Certain Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;"

          (4)   "—Certain Covenants—Limitation on Asset Sales;"

          (5)   "—Certain Covenants—Limitation on Transactions with Affiliates;" and

          (6)   clause (a)(3) of "Consolidation, Merger or Sale of Assets—The Company".

        Additionally, at such time as the above referenced covenants are suspended (a "Suspension Period"), the Company will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary unless the Company would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period and such designation shall be deemed to have created a Restricted Payment as set forth above under the heading "—Limitation on Restricted Payments" following the Reversion Date (as defined below).

        In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") the condition set forth in clause (i) of the first paragraph of this section is no longer satisfied, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

        On each Reversion Date, all Debt incurred during the Suspension Period prior to such Reversion Date will be deemed to be Debt incurred pursuant to clause (b)(9) under the "Limitation on Debt and Disqualified Stock or Preferred Stock" covenant. For purposes of calculating the amount available to be made as Restricted Payments under clause (3) of clause (a) of the "Limitation on Restricted Payments" covenant, calculations under such covenant shall be made as though such covenant had been in effect during the entire period of time after the Issue Date (including the Suspension Period). Restricted Payments made during the Suspension Period not otherwise permitted pursuant under clause (b) of the "Limitation on Restricted Payments" covenant will reduce the amount available to be made as Restricted Payments under clause (3) of clause (a) of such covenant. For purposes of the "Limitation on Asset Sales" covenant, on the Reversion Date, the amount of Excess Proceeds will be reset to the amount of Excess Proceeds in effect as of the first day of the Suspension Period ending on such Reversion Date.

        There can be no assurance that the Exchange Notes will ever achieve or maintain a rating of Investment Grade from any Rating Agency.

Certain Covenants

        The indenture contains covenants including, among others, the following:

  Limitation on Debt and Disqualified Stock or Preferred Stock.

        (a)   The Company

          (1)   will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt; and

          (2)   will not, and will not permit any Restricted Subsidiary to, Incur any Disqualified Stock, and will not permit any of its Restricted Subsidiaries to Incur any Preferred Stock (other than Disqualified Stock or Preferred Stock of Restricted Subsidiaries held by the Company or a Restricted Subsidiary, so long as it is so held);

provided that the Company or any Restricted Subsidiary may Incur Debt (including Acquired Debt) and the Company or any Restricted Subsidiary may Incur Disqualified Stock and any Restricted Subsidiary may Incur Preferred Stock if, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2.0:1 (the "Fixed Charge Coverage Ratio Test"); provided that the maximum aggregate principal amount of Debt, Disqualified Stock or Preferred Stock that non-Guarantors may incur under this paragraph (a) is $10 million outstanding at any time.

        (b)   Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur the following ("Permitted Debt"):

          (1)   Debt of the Company and the Guarantors pursuant to Credit Facilities; provided that the aggregate principal amount at any time outstanding does not exceed the greater of (i) $450 million less any amount of such Debt permanently repaid as provided under the "Limitation on Asset Sales" and (ii) 35% of Consolidated Net Tangible Assets;

          (2)   Debt of the Company or any Restricted Subsidiary owed to the Company or any Restricted Subsidiary so long as such Debt continues to be owed to the Company or a Restricted Subsidiary and which, if the obligor is an Issuer or a Guarantor and if the Debt is owed to a non-Guarantor, is subordinated in right of payment to the Exchange Notes;

          (3)   Debt of the Issuers pursuant to the Exchange Notes (other than additional Exchange Notes) or any Exchange Notes and Debt of any Guarantor pursuant to a Note Guaranty of the Exchange Notes (including additional Exchange Notes) or any Exchange Notes;

          (4)   Debt constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, replace, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, "refinance") then outstanding Debt ("Permitted Refinancing Debt") in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

            (A)  in case the Debt to be refinanced is subordinated in right of payment to the Exchange Notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Exchange Notes at least to the extent that the Debt to be refinanced is subordinated to the Exchange Notes;

            (B)  the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced;

            (C)  in no event may Debt of an Issuer or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor or the Co-issuer; and

            (D)  Debt Incurred pursuant to clauses (1), (2), (5), (6), (7) and (11) through (19) may not be refinanced pursuant to this clause but Debt incurred pursuant to clause (a) or any other clause of this paragraph (b) may be refinanced under this clause;

          (5)   Hedging Agreements of the Company or any Restricted Subsidiary entered into in the ordinary course of business and not for speculation;

          (6)   Debt of the Company or any Restricted Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

          (7)   Debt arising from agreements of the Company or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

          (8)   Acquired Debt, provided that after giving effect to the Incurrence thereof, either (a) the Company could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio Test or (b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such Incurrence;

          (9)   Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (and, for purposes of clause (4)(D), not otherwise constituting Permitted Debt);

          (10) Debt of the Company or any Restricted Subsidiary (A) in existence on the date any Person becomes a Restricted Subsidiary as a result of an Acquisition or other acquisition by the Company and its other Restricted Subsidiaries or (B) incurred to finance the acquisition, construction or improvement of any assets, including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof; provided that the aggregate principal amount at any time outstanding of any Debt Incurred pursuant to this clause, including all Permitted Refinancing Debt Incurred to refund, refinance or replace any Debt Incurred pursuant to this clause (10), may not exceed the greater of (x) $100 million or (y) 8% of Consolidated Net Tangible Assets;

          (11) Debt of the Issuers or any Guarantor consisting of Guarantees (or co-issuances in the case of the Co-issuer) of Debt of the Issuers or any Guarantor otherwise permitted under this covenant;

          (12) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issue of Preferred Stock;

          (13) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

          (14) any Permitted Receivables Financing in an aggregate principal amount at any time outstanding not to exceed $100 million;

          (15) Debt Incurred by any Foreign Subsidiary for general corporate purposes in an aggregate principal amount not to exceed, at any one time outstanding and together with any other Debt incurred under this clause (15), $10 million;

          (16) Debt of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply or other arrangements;

          (17) Debt of the Company or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted hereunder in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $100 million and (y) 8% of Consolidated Net Tangible Assets;

          (18) Guarantees by the Company or any Restricted Subsidiary of borrowings by current or former officers, managers, directors, employees or consultants in connection with the purchase of

  Equity Interests of Holdings by any such person in an aggregate principal amount not to exceed $2.5 million at any one time outstanding; and

          (19) for so long as Holdings is paying certain obligations on behalf of the Company and its Subsidiaries, Guarantees by the Company or any Restricted Subsidiary of obligations relating to the establishment of one or more commercial bank accounts of Holdings used to pay obligations solely under the Transaction Documents or otherwise of, or on behalf of, the Company and its Subsidiaries or in connection with Holdings's role as the managing member of the Company, in an aggregate amount not to exceed $5 million at any time outstanding.

        For purposes of determining compliance with this covenant, in the event that an item of Debt or Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above or is entitled to be incurred pursuant to paragraph (a) of this covenant, the Company shall, in its sole discretion, classify such item in any manner that complies with this covenant, and such Debt or Disqualified Stock or Preferred Stock will be treated as having been incurred pursuant to the clauses of Permitted Debt or paragraph (a) hereof, as the case may be, designated by the Company, and from time to time may change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in the "Limitation on Debt and Disqualified Stock or Preferred Stock" covenant at any time, including pursuant to clause (a); provided that Debt under the Credit Agreement outstanding on the Issue Date shall be deemed at all times to be incurred under clause (1) of Permitted Debt.

        Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, Disqualified Stock or Preferred Stock of the same class will not be deemed to be an Incurrence of Debt, Disqualified Stock or Preferred Stock for purposes of this covenant but will be included in subsequent calculations of the amount of outstanding Debt for purposes of Incurring future Debt; provided that such accrual, accretion, amortization or payment is included in the calculation of Fixed Charges.

        Neither the Issuers nor any Guarantor may Incur any Debt that is subordinated in right of payment to other Debt of the Issuers or the Guarantor unless such Debt is also subordinated in right of payment to the Exchange Notes or the relevant Note Guaranty on substantially identical terms.

  Limitation on Restricted Payments.

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively "Restricted Payments;" provided that indemnity payments under the Master Separation Agreement shall not be deemed Restricted Payments even if calculated with reference to percentage equity ownership of the Company or Holdings):

  •
  declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company's Qualified Equity Interests) held by Persons other than the Issuer or any of its Restricted Subsidiaries;

  •
  purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or Holdings held by Persons other than the Company or any of its Restricted Subsidiaries;

  •
  repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt (other than a payment of interest or principal at Stated Maturity thereof or the purchase, repurchase or other acquisition of any Subordinated Debt purchased in anticipation of satisfying a scheduled maturity sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

  •
  make any Investment other than a Permitted Investment;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

          (1)   no Default has occurred and is continuing,

          (2)   the Company could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio Test, and

          (3)   the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of

            (A)  50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first day of the fiscal quarter in which the Issue Date occurs and ending on the last day of the Company's most recently completed fiscal quarter for which internal financial statements are available, plus

            (B)  subject to paragraph (c), the aggregate net proceeds, including cash proceeds and the Fair Market Value of property other than cash, received by the Company (other than from a Subsidiary) after the Issue Date

                (i)  from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of the Company, or

               (ii)  as a contribution to its common equity, plus

            (C)  an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:

               (x)  the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this paragraph (a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus

               (y)  the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a), plus

            (D)  the cash return, after the Issue Date, on any other Investment made after the Issue Date pursuant to this paragraph (a), as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made; plus

            (E)  any amount which previously qualified as a Restricted Payment made under paragraph (a) on account of any Guarantee entered into by the Company or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

The amount of any Restricted Payment, if other than in cash, will be the Fair Market Value of the assets or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be.

        (b)   The foregoing will not prohibit:

          (1)   the payment of any dividend or distribution within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);

          (2)   dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company, to all holders of any class of Equity Interests of such Restricted Subsidiary a majority of which is held, directly or indirectly through Restricted Subsidiaries, by the Company;

          (3)   the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

          (4)   the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or Holdings in exchange for, or out of the proceeds of a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of, Qualified Equity Interests of the Company or of a contribution to the common equity of the Company, including a contribution of the capital stock of Holdings;

          (5)   the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of the Issuers or any Guarantor in exchange for, or out of the proceeds of, a cash or non-cash contribution to the capital of the Company or a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of, Qualified Equity Interests of the Company;

          (6)   any Investment acquired as a capital contribution to the Company, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of Qualified Equity Interests of the Company;

          (7)   amounts paid to Holdings for the purchase, redemption or other acquisition or retirement for value of Equity Interests of Holdings held by current officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates or their immediate family members), of Holdings, the Company or any of its Restricted Subsidiaries upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued, and Investments in the Equity Interests of Holdings in connection with certain purchases or redemptions of Equity Interests held by officers, directors and employees or any employee pension benefit plan of a type specified in the indenture; provided that the aggregate cash consideration paid therefore in any twelve-month period after the Issue Date does not exceed an aggregate amount of $5 million;

          (8)   the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of any Subordinated Debt or Disqualified Stock at a purchase price not greater than 101% of the principal amount thereof or liquidation preference in the event of (x) a change of control pursuant to a provision no more favorable to the holders thereof than "Repurchase of Notes Upon a Change of Control" or (y) an asset sale pursuant to a provision no more favorable to the holders thereof than "Limitation on Asset Sales," provided that, in each case, prior to the repurchase the Issuers have made an Offer to Purchase (as defined below) and repurchased all Exchange Notes issued under the indenture that were validly tendered for payment in connection with the offer to purchase;

          (9)   payments (i) of Permitted Tax Distributions to Holdings and other equity holders of the Issuer, (ii) of other payments to Holdings and other equity holders of the Issuer (but only to the extent necessary) to satisfy amounts required to be paid by Holdings under the Tax Receivable Agreement in an aggregate amount under this clause (ii) not to exceed $30 million and (iii) to Holdings for general administrative costs and expenses incurred by Holdings as and when incurred and not intended to be for the benefit of any entity directly or indirectly owned by Holdings other than the Company;

          (10) dividends, distributions or other payments to Holdings (and other equity holders of the Company on a pro-rata basis) to fund dividends on Holdings's common stock in an annual amount per share (adjusted appropriately to reflect subsequent stock splits, subdivisions and reclassifications) equal to (a) prior to December 15, 2013, 1.5% and (b) thereafter, 3%, of the per-share price to the public in the IPO of Holdings made concurrently with the offering of the Exchange Notes;

          (11) payments to Holdings to fund cash payments in lieu of fractional shares upon exercise of options or warrants or conversion or exchange of convertible securities, repurchases of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such securities represent a portion of the exercise price of such options, warrants or other convertible securities and repurchases of Equity Interests in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

          (12) Restricted Payments in an aggregate amount not to exceed $30 million;

          (13) Restricted Payments made to consummate the Transactions on or about the Issue Date; and

          (14) the Company to make a one-time payment to Holdings or Parent in the amount of a required working capital-based adjustment made in the time period provided for in the Transaction Documents;

provided that, in the case of clauses (6), (7), (8), (10) and (12), no Default has occurred and is continuing or would occur as a result thereof.

        (c)   Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4), (5) or (6) of paragraph (b). Restricted Payments permitted pursuant to clause (2), (3), (4), (5), (6), (9), (13) or (14) will not be included in making the calculations under clause (3) of paragraph (a).

        For purposes of determining compliance with this covenant, in the event that a Restricted Payment permitted pursuant to this covenant or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in clauses (1) through (13) above or one or more clauses of the definition of Permitted Investments, the Company shall be permitted to classify such Restricted Payment or Permitted Investment on the date it is made, or later reclassify all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this covenant, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this covenant or of the definition of Permitted Investments. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.

  Limitation on Liens.

        The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, to secure any Debt other than Permitted Liens, without effectively providing that the Exchange Notes are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the Exchange Notes or any Note Guaranty, prior to) the obligations so secured for so long as such obligations are so secured.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

        (a)   Except as provided in paragraph (b), the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to

          (1)   pay dividends or make any other distributions on its Equity Interests to the Issuers or any Restricted Subsidiary,

          (2)   pay any Debt owed to the Company or any other Restricted Subsidiary,

          (3)   make loans or advances to the Company or any other Restricted Subsidiary, or

          (4)   transfer any of its property or assets to the Company or any other Restricted Subsidiary.

        (b)   The provisions of paragraph (a) do not apply to any encumbrances or restrictions

          (1)   existing on the Issue Date in the Credit Agreement, the indenture or any other agreements in effect on the Issue Date, and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

          (2)   existing pursuant to the indenture, the Exchange Notes or the Note Guaranty;

          (3)   existing under or by reason of applicable law, rule, regulation or order;

          (4)   existing under any agreements or other instruments of, or with respect to

            (A)  any Person, or the property or assets of any Person, at the time the Person is acquired by the Company or any Restricted Subsidiary, or

            (B)  any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary,

    which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

          (5)   of the type described in clause (a)(4) arising or agreed to (i) in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or similar contract, including with respect to intellectual property, (ii) that restrict in a customary manner, pursuant to provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, the transfer of ownership interests in, or assets of, such partnership, limited liability company, joint venture or similar Person or (iii) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Company or any Restricted Subsidiary;

          (6)   with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, the Restricted Subsidiary pending closing of such sale or disposition that is permitted by the indenture;

          (7)   consisting of customary restrictions pursuant to any Permitted Receivables Financing;

          (8)   existing pursuant to Permitted Refinancing Debt; provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Debt are, taken as a whole, no less favorable in any material respect to the noteholders than those contained in the agreements governing the Debt being refinanced;

          (9)   consisting of restrictions on cash or other deposits or net worth imposed by customers, suppliers or required by insurance surety bonding companies, in each case, in the ordinary course of business;

          (10) existing pursuant to purchase money obligations for property acquired in the ordinary course of business and Capital Leases or operating leases or Specified Coal Agreements or Mining Leases that impose encumbrances or restrictions discussed in clause (a)(4) above on the property so acquired or covered thereby;

          (11) existing pursuant to any Debt Incurred by, or other agreement of, a Foreign Subsidiary, which restrictions are customary for a financing or agreement of such type;

          (12) existing pursuant to customary provisions in joint venture, operating or similar agreements, asset sale agreements and stock sale agreements required in connection with the entering into of such transaction; or

          (13) existing pursuant to any agreement or instrument relating to any Debt permitted to be Incurred subsequent to the Issue Date by "—Limitation on Debt and Disqualified Stock and Preferred Stock" (A) if the encumbrance and restrictions contained in any such agreement or instrument are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances and restrictions contained in the Credit Agreement in effect as of the Issue Date (as determined in good faith by the Company) or (B) such encumbrance or restriction is, taken as a whole, no less favorable in any material respect to the noteholders than is customary in comparable financings (as determined in good faith by the Company) and the Company determines in good faith that such encumbrance or restriction will not materially affect the

  Company's ability to make principal or interest payments on the Exchange Notes as and when they become due.

  Note Guaranties by Restricted Subsidiaries.

        If and for so long as any Restricted Subsidiary, directly or indirectly, Guarantees any Debt under the Credit Agreement, such Restricted Subsidiary shall provide a Note Guaranty within 15 days, and, if the guaranteed Debt is Subordinated Debt, the Guarantee of such guaranteed Debt must be subordinated in right of payment to the Note Guaranty to at least the extent that the guaranteed Debt is subordinated to the Exchange Notes.

  Repurchase of Notes upon a Change of Control.

        Not later than 30 days following a Change of Control, the Issuers will make an Offer to Purchase (as defined below) all Old Notes at a purchase price equal to 101% of the principal amount of the Exchange Notes plus accrued and unpaid interest to the date of purchase; provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to purchase the Exchange Notes pursuant to this section in the event that, prior to the requirement to commence the Offer to Purchase the Issuers have mailed the notice to exercise its right to redeem all the Exchange Notes under the terms of "—Optional Redemption" and redeemed the Exchange Notes in accordance with such notice.

        An "Offer to Purchase" must be made by written offer, which will specify the principal amount of Exchange Notes subject to the offer and the purchase price. The offer must specify an expiration date (the "expiration date") not less than 30 days or more than 60 days after the date of the offer, and a settlement date for purchase (the "purchase date") not more than five Business Days after the expiration date. The offer must include information concerning the business of the Company and its Subsidiaries which the Issuers in good faith believe will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender Exchange Notes pursuant to the offer. If the Offer to Purchase is sent prior to the occurrence of the Change of Control, it may be conditioned upon the consummation of the Change of Control.

        A holder may tender all or any portion of its Exchange Notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a multiple of $1,000 principal amount and in a minimum of $2,000 principal amount. Holders are entitled to withdraw Exchange Notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on Exchange Notes purchased will cease to accrue on and after the purchase date.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Exchange Notes pursuant to an Offer to Purchase pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions in the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        Holders may not be entitled to require us to purchase their Exchange Notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not approve a dissident slate of directors but approves them as continuing directors, even if our Board of Directors initially opposed the directors.

        The Credit Agreement also provides that the occurrence of certain change of control events with respect to the Issuer would constitute a default thereunder.

        Future debt of the Issuers may prohibit the Issuers from purchasing Exchange Notes in the event of a Change of Control, provide that a Change of Control is a default or require the Issuers to repurchase the Exchange Notes upon a Change of Control. Moreover, the exercise by the noteholders of their right to require the Issuers to purchase the Exchange Notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Issuers.

        Finally, the Issuers' ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the Exchange Notes. See "Risk Factors—Risks Related to the Notes—We may be unable to repurchase Exchange Notes in the event of a change of control."

        The phrase "all or substantially all," as used with respect to the assets of the Company or Holdings in the definition of "Change of Control," is subject to interpretation under applicable state law and there is no precise established definition of the phrase, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" the assets of the Company or Holdings has occurred in a particular instance, in which case a holder's ability to obtain the benefit of these provisions could be unclear.

        Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the Exchange Notes to require that the Issuer purchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

        The provisions under the indenture relating to the Issuers' obligation to make an offer to repurchase the Exchange Notes as a result of a Change of Control may be waived or amended as described in "—Amendments and Waivers."

  Limitation on Asset Sales.

        The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:

          (1)   The Asset Sale is for at least Fair Market Value.

          (2)   At least 75% of the consideration received by the Company or its Restricted Subsidiaries consists of cash or Cash Equivalents.

    For purposes of this clause (2):

            (a)   the assumption by the purchaser of Debt or other obligations or liabilities (as shown on the Company's most recent balance sheet or in the footnotes thereto) (other than Subordinated Debt or other obligations or liabilities subordinated in right of payment to the Exchange Notes) of the Company or a Restricted Subsidiary pursuant to operation of law or a customary novation agreement,

            (b)   Additional Assets,

            (c)   instruments, notes, securities or other obligations received by the Company or such Restricted Subsidiary from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Company or such Restricted Subsidiary to cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received, and

            (d)   any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in the Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $12.5 million and (y) 1% of the Company's Consolidated Net Tangible Assets at the time of receipt of such outstanding Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall in each case be considered cash or Cash Equivalents.

          (3)   Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used

            (A)  to permanently repay secured Debt of the Company or a Guarantor or any Debt of a Restricted Subsidiary that is not the Co-issuer or a Guarantor owing to a Person other than the Company or a Restricted Subsidiary and, in each case, in the case of a revolving credit, permanently reduce the commitment thereunder by such amount, or

            (B)  to acquire Additional Assets or to make capital expenditures in a Permitted Business.

  A binding commitment to make an acquisition referred to in clause (B) shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment; provided that (x) such investment is consummated within 360 days after the earlier of the making of such commitment and the end of the 360 day period referred to in the first sentence of this clause (3) (it being understood that if such commitment is for an LBA, LBM or any other purchase, lease or other arrangement for mineral or surface rights, the Net Cash Proceeds need only be applied as and when installments are due and payable) and (y) if such acquisition is not consummated within the period set forth in subclause (x) or such binding commitment is terminated, the Net Cash Proceeds not so applied will be deemed to be Excess Proceeds (as defined below).

          (4)   The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (3) within 360 days of the Asset Sale constitute "Excess Proceeds". Excess Proceeds of less than $25 million will be carried forward and accumulated. When the aggregate amount of the accumulated Excess Proceeds equals or exceeds such amount, the Issuers must, within 30 days, make an Offer to Purchase Exchange Notes of both series having a principal amount equal to

            (A)  accumulated Excess Proceeds, multiplied by

            (B)  a fraction (x) the numerator of which is equal to the outstanding aggregate principal amount of the Exchange Notes of both series and (y) the denominator of which is equal to the outstanding aggregate principal amount of the Exchange Notes of both series and all pari passu Debt similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the Exchange Notes will be 100% of the principal amount plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the Old Notes and Exchange Notes in an aggregate principal amount in excess of the purchase amount tendered and not withdrawn pursuant to the offer, the Issuers will purchase Exchange Notes of both series having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Exchange Notes in multiples of $1,000 principal amount (and in a minimum amount of $2,000) will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the Exchange Notes pursuant to an Offer to Purchase pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions in the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

  Limitation on Transactions with Affiliates.

        (a)   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Company or any Restricted Subsidiary (a "Related Party Transaction") involving aggregate consideration in excess of $2 million, unless the Related Party Transaction is on fair and reasonable terms that are not materially less favorable (as reasonably determined by the Company) to the Company or the relevant Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company.

        (b)   Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $15 million must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $75 million, the Company must in addition obtain a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view.

        (c)   The foregoing paragraphs do not apply to

          (1)   any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;

          (2)   the payment of reasonable and customary regular fees to directors of the Company or Holdings who are not employees of the Company or Holdings;

          (3)   any Restricted Payments of a type described in one of the first two bullet points in paragraph (a) under "Limitation on Restricted Payments" if permitted by that covenant;

          (4)   any issuance of Equity Interests (other than Disqualified Equity Interests) of the Company;

          (5)   loans or advances to officers, directors or employees of the Company or Holdings in the ordinary course of business of the Company or its Restricted Subsidiaries or guarantees in respect thereof or otherwise made on their behalf (including payment on such guarantees) and only to the extent permitted by applicable law, including the Sarbanes-Oxley Act;

          (6)   any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries or Holdings that are Affiliates of the Company and the payment of compensation to such officers and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been entered into in the ordinary course of business;

          (7)   transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) in the ordinary course of business on terms at least as favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Company, as determined in good faith by the Company;

          (8)   transactions arising under any contract, agreement, instrument or arrangement in effect on the Issue Date, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole at the time such agreements are executed, are not materially less favorable to the Company and its Restricted Subsidiaries than those in effect on the date of the indenture;

          (9)   transactions entered into as part of a Permitted Receivables Financing;

          (10) transactions with any Affiliate in their capacity as a holder of Debt or Equity Interests; provided that such Affiliate owns less than a majority of the interests of the relevant class and is treated the same as other holders;

          (11) payments to or from, and transactions with, any joint ventures or similar arrangements (including, without limitation, any cash management activities relating thereto); provided that such arrangements are on terms no less favorable to the Company and its Restricted Subsidiaries, on the one hand, than to the relevant joint venture partner and its Affiliates, on the other hand, taking into account all related agreements and transactions entered in by the Company and its Restricted Subsidiaries, on the one hand, and the relevant joint venture partner and its Affiliates, on the other hand; and

          (12) letter of credit reimbursement obligations in connection with letter of credit arrangements historically provided by Parent and its Affiliates on behalf of the Company in the ordinary course of business.

  Designation of Restricted and Unrestricted Subsidiaries.

        (a)   The Company may designate any Subsidiary, including a newly acquired or created Subsidiary (other than the Co-issuer), to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default.

          (1)   Such Subsidiary does not own any Capital Stock of the Company or any Restricted Subsidiary or hold any Debt of, or any Lien on any property of, the Company or any Restricted Subsidiary.

          (2)   At the time of the designation, the designation would be permitted under the covenant described under "—Limitation on Restricted Payments".

          (3)   To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted under the covenant described under "Limitation on Debt and Disqualified Stock or Preferred Stock" and "—Limitation on Restricted Payments".

          (4)   The Subsidiary is not party to any transaction or arrangement with the Company or any Restricted Subsidiary that would not be permitted under "—Limitation on Transactions with Affiliates" after giving effect to the exceptions thereto.

          (5)   Neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by "—Limitation on Debt and Disqualified Stock or Preferred Stock" and "—Limitation on Restricted Payments".

Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).

        (b)   (1)    A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).

          (2)   The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.

        (c)   Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

          (1)   all existing Investments of the Company and the Restricted Subsidiaries therein (valued at the Company's proportional share of the fair market value of its assets less liabilities) will be deemed made at that time;

          (2)   all existing Capital Stock or Debt of the Company or a Restricted Subsidiary held by it will be deemed Incurred at that time, and all Liens on property of the Company or a Restricted Subsidiary held by it will be deemed incurred at that time;

          (3)   all existing transactions between it and the Company or any Restricted Subsidiary will be deemed entered into at that time;

          (4)   it shall be released at that time from its Note Guaranty, if any; and

          (5)   it will cease to be subject to the provisions of the indenture as a Restricted Subsidiary.

        (d)   Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

          (1)   all of its Debt and Disqualified Stock or Preferred Stock will be deemed Incurred at that time for purposes of "—Limitation on Debt and Disqualified Stock or Preferred Stock," but will not be considered the sale or issuance of Equity Interests for purposes of "—Limitation on Asset Sales;"

          (2)   Investments therein previously charged under "—Limitation on Restricted Payments" will be credited thereunder;

          (3)   it may be required to issue a Note Guaranty pursuant to "—Note Guaranties by Restricted Subsidiaries;" and

          (4)   it will thenceforward be subject to the provisions of the indenture as a Restricted Subsidiary.

        (e)   Any designation by the Company of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to the designation and an Officer's Certificate certifying that the designation complied with the foregoing provisions.

  Financial Reports

        (a)   Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Exchange Notes are outstanding the Company must provide the trustee and noteholders (or make available on EDGAR) within the time periods specified in those sections with

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of

  Operations" and, with respect to annual information only, a report thereon by the Company's certified independent accountants, and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

        For the avoidance of doubt, such information and reports referred to in clauses (1) and (2) above shall not be required to contain separate financial information for Guarantors that would be required under Rule 3-10 of Regulation S-X promulgated by the SEC, except to the extent required by the rules and regulations of the SEC if such rules are actually applicable.

        In addition, whether or not required by the SEC, the Company will, after the effectiveness of an Exchange Offer Registration Statement or Shelf Registration Statement, if the SEC will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the SEC for public availability within the time periods specified in the SEC's rules and regulations. In addition, the Company will make the information and reports available to securities analysts and prospective investors upon request.

        If at any time the Notes are Guaranteed by a direct or indirect parent entity of the Company and such parent entity is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company may satisfy its obligations set forth above by providing the reports of such parent entity (within the time periods set forth above); provided that such reports include a consolidating financial footnote as required pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC.

        (b)   For so long as any of the Exchange Notes remain outstanding and constitute "restricted securities" under Rule 144, the Issuers will furnish to the holders of the Exchange Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Delivery of such reports, information and documents to the trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including either of the Issuers' or any other Person's compliance with any of its covenants under the indenture or the Exchange Notes (as to which the trustee is entitled to rely exclusively on an Officer's Certificates).

  Reports to Trustee

        The Issuers will deliver to the trustee:

          (1)   within 120 days after the end of each fiscal year a certificate stating that the Issuers have fulfilled their obligations under the indenture or, if there has been a Default, specifying the Default and its nature and status; and

          (2)   within 30 days after such Issuer becomes aware of the occurrence of a Default, an Officers' Certificate setting forth the details of the Default, and (unless such Default has already been cured) the action which such Issuer proposes to take with respect thereto.

  Limitation on Business Activities of the Co-Issuer

        The Co-issuer may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that it may be a co-obligor with respect to the Exchange Notes or any other Debt issued by the Company, and may engage in any activities directly related thereto or necessary in connection therewith. The Co-issuer shall be a Wholly-Owned Subsidiary of the Company at all times.

Consolidation, Merger or Sale of Assets

  The Company

        (a)   The Company will not

  •
  consolidate or merge with or into any Person, or

  •
  sell, convey, transfer, or otherwise dispose of all or substantially all of the Company's assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person unless

          (1)   either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation, partnership (including a limited partnership), trust or limited liability company organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of the Company under the indenture, the Exchange Notes and the registration rights agreement;

          (2)   immediately after giving effect to the transaction, no Default has occurred and is continuing;

          (3)   immediately after giving effect to the transaction on a pro forma basis, the Company or the resulting surviving or transferee Person (i) could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio Test or (ii) would have a Fixed Charge Coverage Ratio on a pro forma basis that is at least equal to the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

          (4)   the Company delivers to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

provided, that clauses (2) and (3) do not apply (i) to the consolidation, merger, sale, conveyance, transfer or other disposition of the Company with or into a Wholly Owned Restricted Subsidiary or the consolidation, merger, sale, conveyance, transfer or other disposition of a Wholly Owned Restricted Subsidiary with or into the Company or (ii) if, in the good faith determination of the Board of Directors of the Company, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Company.

        (b)   The Company shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

        (c)   Upon the consummation of any transaction effected in accordance with these provisions, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the Exchange Notes with the same effect as if such successor Person had been named as the Company in the Indenture. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all its assets, the Company will be released from its obligations under the indenture and the Exchange Notes.

  Co-Issuer

        The Co-issuer shall not consolidate or merge with or into any Person, or permit any Person to merge with or into the Co-issuer unless:

          (1)   concurrently therewith, a corporate Wholly-Owned Restricted Subsidiary of the Company organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia (which may be the continuing Person as a result of such transaction) shall expressly assume, by a supplemental indenture (or other joinder agreement, as applicable), all of the obligations of the Co-issuer under the indenture, the Exchange Notes and the registration rights agreement; or

          (2)   after giving effect thereto, at least one obligor on the Exchange Notes shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof; and

          (3)   immediately after such transaction, no Default has occurred and is continuing.

  Guarantors

        No Guarantor may

  •
  consolidate merge with or into any Person, or

  •
  sell, convey, transfer or dispose of all or substantially all of the Guarantor's assets, in one transaction or a series of related transactions, to any Person,

unless

          (A)  the other Person is the Company or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

          (B)  (1)    either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of the Guarantor under its Note Guaranty and the registration rights agreement; and

            (2)   immediately after giving effect to the transaction, no Default has occurred and is continuing; or

          (C)  the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the indenture.

Default and Remedies

  Events of Default.

        An "Event of Default" occurs with respect to Exchange Notes of a series if

          (1)   the Issuers default in the payment of the principal of any note of such series when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

          (2)   the Issuers default in the payment of interest (including any Additional Interest) on any note of such series when the same becomes due and payable, and the default continues for a period of 30 days;

          (3)   the Issuers fail to make an Offer to Purchase and thereafter accept and pay for Exchange Notes tendered when and as required pursuant to "—Repurchase of Notes Upon a Change of Control" or the Issuers or any Guarantor fails to comply with "—Consolidation, Merger or Sale of Assets;"

          (4)   the Issuers default in the performance of or breach any other covenant or agreement of the Issuers in the indenture or under the Exchange Notes of such series (other than a default specified in clauses (1), (2) or (3) above) and the default or breach continues for a period of 60 consecutive days (or 90 consecutive days in the case of a failure to comply with the reporting obligations described under the caption "—Financial Reports") after written notice to the Issuers by the trustee or to the Issuers and the trustee by the holders of 25% or more in aggregate principal amount of the Exchange Notes;

          (5)   there occurs with respect to any Debt of the Company or any of its Significant Restricted Subsidiaries having an outstanding principal amount of $30 million or more in the aggregate for all such Debt of all such Persons (i) an event of default that results in such Debt being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment on such Debt when due and such defaulted payment is not made, waived or extended within the applicable grace period;

          (6)   one or more final judgments or orders for the payment of money are rendered against the Company or any of its Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $30 million (in excess of amounts which the Issuer's insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

          (7)   certain bankruptcy defaults occur with respect to the Company or any Significant Restricted Subsidiary; or

          (8)   any Note Guaranty ceases to be in full force and effect, other than in accordance the terms of the indenture, or a Guarantor denies or disaffirms its obligations under its Note Guaranty.

  Consequences of an Event of Default.

        If an Event of Default, other than a bankruptcy default with respect to the Company, occurs and is continuing under the indenture with respect to Exchange Notes of a series, the trustee or the holders of at least 25% in aggregate principal amount of the Exchange Notes of such series then outstanding, by written notice to the Issuers (and to the trustee if the notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of and accrued interest on the Exchange Notes of such series to be immediately due and payable. Upon a declaration of acceleration, such principal and accrued interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Company, the principal of and accrued interest on the Exchange Notes of such series then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

        The holders of a majority in principal amount of the Old Notes of a series by written notice to the Issuers and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

          (1)   all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Exchange Notes that have become due solely by the declaration of acceleration, have been cured or waived, and

          (2)   the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

        Except as otherwise provided in "—Consequences of an Event of Default" or "—Amendments and Waivers—Amendments with Consent of Holders," the holders of a majority in principal amount of the Old Notes of a series may, by notice to the trustee, waive an existing Default and its consequences with respect to such series. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

        In the event of a declaration of acceleration of the Exchange Notes because an Event of Default described in clause (5) under "Events of Default" has occurred and is continuing, the declaration of acceleration of the Exchange Notes shall be automatically annulled, without any action by the trustee or the holders, if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured, or rescinded or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Exchange Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Exchange Notes that became due solely because of the acceleration of the Exchange Notes, have been cured or waived.

        The holders of a majority in principal amount of the Old Notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Exchange Notes not joining in the giving of such direction. In addition, the trustee may take any other action it deems proper that is not inconsistent with any such direction received from holders of Exchange Notes. The trustee shall not be obligated to take any action at the direction of holders unless such holders have offered to the trustee indemnity reasonably satisfactory to the trustee.

        A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture or the Exchange Notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the Exchange Notes, unless:

          (1)   the holder has previously given to the trustee written notice of a continuing Event of Default;

          (2)   holders of at least 25% in aggregate principal amount of Old Notes of such series have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the Indenture;

          (3)   holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

          (4)   the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

          (5)   during such 60-day period, the holders of a majority in aggregate principal amount of the Old Notes have not given the trustee a direction that is inconsistent with such written request.

        Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

        If any Default occurs and is continuing and is known to the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of the trustee in good faith determine that withholding the notice is in the interest of the holders.

No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders

        No director, officer, employee, incorporator, member or stockholder of the Issuers or any Guarantor, as such, will have any liability for any obligations of the Issuers or such Guarantor under the Exchange Notes, any Note Guaranty or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of Exchange Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Amendments and Waivers

  Amendments Without Consent of Holders

        The Issuers and the trustee may amend or supplement the indenture and the Exchange Notes with respect to a series of Exchange Notes without notice to or the consent of any noteholder

          (1)   to cure any ambiguity, defect, omission or inconsistency in the indenture or the Exchange Notes;

          (2)   to comply with "—Consolidation, Merger or Sale of Assets;"

          (3)   to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

          (4)   to evidence and provide for the acceptance of an appointment by a successor trustee;

          (5)   to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

          (6)   to provide for any Guarantee of the Exchange Notes, to secure the Exchange Notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Exchange Notes when such release, termination or discharge is permitted by the indenture;

          (7)   to provide for the issuance of additional Exchange Notes in accordance with the terms of the indenture;

          (8)   to conform any provision to this "Description of Exchange Notes;" or

          (9)   to make any other change that does not materially and adversely affect the rights of any holder.

  Amendments With Consent of Holders

        (a)   Except as otherwise provided in "—Default and Remedies—Consequences of a Default" or paragraph (b) below, the Issuers and the trustee may amend the indenture and the Exchange Notes with respect to a series with the written consent of the holders of not less than a majority in aggregate principal amount of the Old Notes of such series and the holders of a majority in aggregate principal amount of the Old Notes of a series may waive future compliance by the Issuers with any provision of the indenture or the Exchange Notes with respect to such series.

        (b)   Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not

          (1)   reduce the principal amount of or change the Stated Maturity of any installment of principal of any note,

          (2)   reduce the rate of or change the Stated Maturity of any interest payment on any note,

          (3)   reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed,

          (4)   after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

          (5)   make any note payable in money other than that stated in the note,

          (6)   impair the right of any holder of Exchange Notes to receive any principal payment or interest payment on such holder's Exchange Notes or Note Guaranty, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

          (7)   make any change in the percentage of the principal amount of the Exchange Notes whose holders must consent to an amendment, supplement or waiver,

          (8)   modify or change any provision of the indenture affecting the ranking of the Exchange Notes or any Note Guaranty in a manner materially adverse to the holders of the Exchange Notes, or

          (9)   make any change in any Note Guaranty that would adversely affect the noteholders.

        It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

        Neither the Company nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Exchange Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Exchange Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Defeasance and Discharge

        The Issuers may discharge their obligations under the Exchange Notes of a series and the indenture by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the Exchange Notes of such series to maturity or redemption within one year, subject to meeting certain other conditions.

        The Issuers may also elect to

          (1)   discharge most of their obligations in respect of the Exchange Notes of a series and the indenture, not including obligations related to the defeasance trust or to the replacement of Exchange Notes or its obligations to the trustee ("legal defeasance") or

          (2)   discharge their obligations under most of the covenants and under clauses (3) and (4) of "—Consolidation, Merger or Sale of Assets—The Company" with respect to Exchange Notes of a series (and the events listed in clauses (3), (4), (5), (6) and (8) under "—Default and Remedies—Events of Default" will no longer constitute Events of Default) ("covenant defeasance")

if either Issuer deposits in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the Exchange Notes of such series to maturity or redemption and meets certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an Opinion of Counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such an opinion could not be given absent a change of law after the date of the indenture. The defeasance would in each case be effective when 123 days have passed since the date of the deposit in trust.

        In the case of either discharge or defeasance, the Note Guaranties, if any, will terminate with respect to Exchange Notes of such series.

Concerning the Trustee and Paying Agent

        Wilmington Trust Company is the trustee under the indenture. Except during the continuance of an Event of Default, the trustee need perform or be required to perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

        The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the Exchange Notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

        Citibank, N.A. is the paying agent for the Exchange Notes. The paying agent's current address is (a) for transfer purposes and for purposes of presentment and surrender of the Exchange Notes for the final distributions thereon, Citibank, N.A., 111 Wall Street, 15th Floor, New York, NY 10005, Attn: 15th Floor Window, and (b) for all other purposes, Citibank, N.A., 388 Greenwich Street, 14th Floor, NY, NY 10013, Attn: Global Transaction Services—Cloud Peak Energy. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts. We may also choose to act as our own paying agent, but must also maintain a paying agency in the Borough of Manhattan, City of New York. Whenever there are changes in the paying agent for the Exchange Notes we must notify the trustee. The paying agent will also initially serve as the security registrar and authentication agent for the Exchange Notes.

        References to the trustee shall, as appropriate, refer also to the paying agent, security registrar and authentication agent, and such other entities shall be entitled to the same rights, protections and indemnities granted to the trustee.

Form, Denomination and Registration of Exchange Notes

        The Exchange Notes will be issued in registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 above such amount, in the form of both global notes and certificated notes, as further provided below.

        The trustee is not required (i) to issue, register the transfer of or exchange any note for a period of 15 days before a selection of Exchange Notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of the note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or purchase. No service charge will be imposed in connection with any transfer or exchange of any note, but the Issuers may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

  Global Notes

        Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC or its nominee and its direct and indirect participants. Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the Exchange Notes represented by such global note for all purposes under the indenture and the Exchange Notes.

        Beneficial interests in the Exchange Notes will be evidenced only by, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as provided herein, owners of beneficial interests in any global note will not be entitled to and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in such global note must rely on the procedures of DTC, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. DTC will not consent or vote with respect to the global note representing the Exchange Notes. Under its usual procedures, DTC mails an omnibus proxy to the company as soon as possible after the applicable record date. The omnibus proxy assigns DTC's partnership nominee consenting or voting rights to those participants to whose accounts the Exchange Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

        DTC has advised the Company that DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among the participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Payments of principal and interest under each global note will be made to DTC's nominee as the registered owner of such global note. The Issuers expect that the nominee, upon receipt of any such payment, will immediately credit DTC participants' accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. The Issuers also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the Issuers, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial interests or any other matters relating to the actions and practices of DTC or any of its participants.

  Certificated Notes

        If DTC notifies the Issuers that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by the Issuers within 90 days of such notice, or an Event of Default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC.

Same Day Settlement and Payment

        The indenture will require that payments in respect of the Exchange Notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to Exchange Notes in certificated form, the Issuers will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder's registered address.

        The Exchange Notes represented by the global notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Exchange Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Governing Law

        The indenture, including any Note Guaranties, and the Exchange Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means Debt of a Person existing at the time the Person is acquired by, or merges with or into, the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that such Debt is not Incurred in connection with, or in contemplation of, the Person being acquired by or merging with or into or becoming a Restricted Subsidiary.

        "Additional Assets" means all or substantially all of the assets of a Permitted Business, or Voting Stock of another Person engaged in a Permitted Business that will, on the date of acquisition, be a Restricted Subsidiary, or other assets (other than cash and Cash Equivalents or securities (including Equity Interests)) that are to be used in a Permitted Business.

        "Adjustable Asset" means the RTEA Units and any asset other than cash owned by the Company, either directly or indirectly through one or more entities that are treated as partnerships or that are disregarded for U.S. federal income tax purposes.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries controls or is controlled by or is under common control with, such specified Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise (provided that the Parent and its Affiliates (other than Holdings and its Subsidiaries) shall not be deemed to control the Issuer solely as a result of the rights and obligations under the Transaction Documents), and a Person shall be presumed to "control" another Person if (A) the first Person either (i) is the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the Voting Stock of such specified Person or (ii) (x) is the beneficial owner, directly or indirectly, of 10% or more of the total voting power of the Voting Stock of such specified Person and (y) has the right to appoint or nominate, or has an officer or director that is, at least one member of the Board of Directors of such specified Person, or (B) if the specified Person is a limited liability company, the first Person is the managing member. "Controlled" has a meaning correlative thereto.

        "Applicable Premium" means with respect to any note on any redemption date the greater of (i) 1% of the principal amount of such note and (ii) the excess (if any) of (a) the present value at such redemption date of (1) the redemption price of such note at December 15, 2013, in the case of the 2017 Exchange Notes, and December 15, 2014, in the case of the 2019 Exchange Notes, each as set forth under "—Optional Redemption" plus (2) all required interest payments due on such note from the redemption date through December 15, 2013, in the case of the 2017 Exchange Notes, and December 15, 2014, in the case of the 2019 Exchange Notes, (in each case excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points over (b) the principal amount of such note.

        "Asset Sale" means any sale, lease (other than operating leases or capital leases entered into in the ordinary course of a mining business) , transfer or other disposition of any assets by the Company or any Restricted Subsidiary outside of the ordinary course of business, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (each of the above referred to as a "disposition"), provided that the following are not included in the definition of "Asset Sale:"

          (1)   a disposition to the Company or a Restricted Subsidiary, including the sale or issuance by the Company or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Company or any Restricted Subsidiary;

          (2)   the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof, and dispositions of Receivables and related assets by a Securitization Subsidiary in connection with a Permitted Receivables Financing;

          (3)   a transaction covered by "—Consolidation, Merger or Sale of Assets—The Company;"

          (4)   a Restricted Payment permitted under "—Limitation on Restricted Payments" or a Permitted Investment;

          (5)   any transfer of property or assets that consists of grants by the Company or its Restricted Subsidiaries in the ordinary course of business of licenses or sublicenses, including with respect to intellectual property rights;

          (6)   the sale of Capital Stock of an Unrestricted Subsidiary;

          (7)   the sale of assets by the Company and its Restricted Subsidiaries consisting of leases and subleases of real property solely to the extent that such real property is not necessary for the normal conduct of operations of the Company and its Restricted Subsidiaries;

          (8)   foreclosure of assets of the Company or any of its Restricted Subsidiaries to the extent not constituting a Default;

          (9)   the sale or other disposition of cash or Cash Equivalents;

          (10) the unwinding of any Hedging Agreements;

          (11) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (12) the issuance of Disqualified Stock or Preferred Stock pursuant to "—Limitation on Debt and Disqualified Stock or Preferred Stock;"

          (13) (a) the sale of damaged, obsolete, unusable or worn out equipment or equipment that is no longer needed in the conduct of the business of the Company and its Restricted Subsidiaries and (b) sales of inventory, used or surplus equipment or reserves and dispositions related to the burn-off of mines;

          (14) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $5 million;

          (15) dispositions of assets by virtue of an asset exchange or swap with a third party in any transaction (x) with an aggregate fair market value less than or equal to $12.5 million, (y) involving a coal-for-coal swap or (z) consisting of a coal swap involving any Real Property;

          (16) exchanges and relocation of easements for pipelines, oil and gas infrastructure and similar arrangements in the ordinary course of business; and

          (17) disposition of assets related to Jacobs Ranch or the sale thereof required pursuant to the Master Separation Agreement and the Membership Interest Purchase Agreement.

If, in connection with an acquisition by the Company or any Restricted Subsidiary, a portion of the acquired assets are disposed of within 90 days of such acquisition, such disposition shall not be deemed to be an Asset Sale; provided that such assets are disposed of for Fair Market Value.

        "Average Life" means, as of the date of determination with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt and (y) the amount of such principal payment by (ii) the sum of all such principal payments.

        "Attributable Indebtedness" means, at any date, in respect of Capital Leases of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP.

        "Basis Adjustment" means the adjustment to the tax basis of an Adjustable Asset under any provision of the Code, including Section 732 of the Code (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for tax purposes), Section 1012 of the Code, or Sections 743(b) and 754 of the Code (in situations where, following an Exchange, the Company remains in existence as an entity for tax purposes) as a result, in each case, of an Exchange and the payments made pursuant to the Tax Receivable Agreement. The amount of any Basis Adjustment resulting from an Exchange of one or more RTEA Units shall be determined without regard to any Pre-Exchange Transfer of such RTEA Units and as if any such Pre-Exchange Transfer had not occurred.

        "Board of Directors" means:

          (1)   with respect to the Company, its board of members or, if the Company does not have a board of members, the board of directors of Holdings;

          (2)   with respect to Holdings, the board of directors of Holdings; and

          (3)   with respect to any other Person, (i) if the Person is a corporation, the board of directors of the corporation, (ii) if the Person is a partnership, the Board of Directors of the general partner of the partnership and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease" means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

        "Capital Stock" means

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means

          (1)   United States dollars, or money in other currencies;

          (2)   U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition;

          (3)   (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers' acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $250 million (or the foreign currency equivalent thereof) whose short-term debt is rated "A-2" or higher by S&P or "P-2" or higher by Moody's;

          (4)   commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody's;

          (5)   readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least A-1 by S&P or P-1 by Moody's with maturities not exceeding one year from the date of acquisition;

          (6)   investment funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above;

          (7)   fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (2) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and

          (8)   in the case of a Foreign Restricted Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such person conducts business.

        "Change of Control" means:

          (1)   Permitted Holders (other than Holdings) are or become the "beneficial owners" (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 65% of the total voting power of the Voting Stock of Holdings or the Company;

          (2)   any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Holdings or the Company;

          (3)   individuals who on the Issue Date constituted the Board of Directors of the Company or Holdings, together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company or Holdings was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Company or Holdings then in office;

          (4)   Holdings ceases to be the managing member of the Company; or

          (5)   the adoption of a plan relating to the liquidation or dissolution of Holdings or the Company.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "common equity," when used with respect to a contribution of capital to the Company, means a capital contribution to the Company in a manner that does not constitute Disqualified Equity Interests.

        "Common Stock" means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.

        "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated, but excluding Specified Coal Agreement Obligations), after eliminating (a) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries and (b) all current maturities of long-term Debt.

        "Consolidated Net Income" means, for any period (i) the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, minus (but without duplication) (ii) (a) for any period in which the Company is a pass-through entity for purposes of U.S. federal taxes, any Permitted Tax Distributions made with respect to such period and (b) any payments made under clause (b)(9)(iii) under "—Limitation on

Restricted Payments," provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

          (1)   the net income (or loss) of any Person that is a non Wholly-Owned Restricted Subsidiary (including any joint venture that is a Restricted Subsidiary), except to the extent of the Company's share, determined pro rata with its percentage interest (direct or indirect) of common stock of such Person, of such Person's net income earned during such period;

          (2)   the net income (or loss) of any Person other than a Restricted Subsidiary (including any joint venture that is not a Restricted Subsidiary), except to the extent of dividends or other distributions actually paid in cash to the Company or any of its Restricted Subsidiaries by such Person during such period;

          (3)   the net income (or loss) of any Person (other than the Company and the Guarantors) to the extent that the declaration or payment of dividends or similar distributions by such Person of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Person or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived;

          (4)   any net after-tax (provided that, for any period in which the Company is a pass-through entity for purposes of U.S. federal taxes, net of the amount included in a Permitted Tax Distribution made with respect thereto) gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales or other dispositions, in each case other than in the ordinary course of business;

          (5)   any net after-tax (provided that, for any period in which the Company is a pass-through entity for purposes of U.S. federal taxes, net of the amount included in a Permitted Tax Distribution made with respect thereto) extraordinary gains or losses; and

          (6)   the cumulative effect of a change in accounting principles.

        "Consolidated Net Tangible Assets" means, as of any date of determination, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption "total assets" (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions "goodwill" or other intangible categories (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries minus (c) Consolidated Current Liabilities, all determined as of such date and after giving pro forma effect to any transactions occurring on such date.

        "Credit Agreement" means the credit agreement dated on or about the Issue Date among the Company, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, together with any related documents (including any security documents and guarantee agreements), as such agreement may be amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or substituted from time to time and whether by the same or any other agent, lender or group of lenders or other party.

        "Credit Facilities" means (i) one or more credit facilities (including the Credit Agreement) with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including a Permitted Receivables Financing through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or the issuance of letters of credit or bankers' acceptances or the like, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments), or (iii) instruments or agreements evidencing any other Debt, in each case, with the same or different borrowers or issuers and, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or substituted in whole or in part from time to time and whether by the same or any other agent, lender or group of lenders or other party.

        "Debt" means, with respect to any Person, without duplication,

          (1)   all indebtedness of such Person for borrowed money;

          (2)   all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than any obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of Specified Coal Agreements or under any Mining Law or Environmental Law or with respect to workers' compensation benefits);

          (3)   all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (solely to the extent such letters of credit, bankers' acceptances or other similar instruments have been drawn);

          (4)   all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third-party service providers which are recorded as liabilities under GAAP, excluding (i) trade payables arising in the ordinary course of business, (ii) inter-company payables, (iii) working capital-based and other customary post-closing adjustments in acquisition transactions and (iv) salary and other employee compensation obligations incurred in the ordinary course;

          (5)   the Attributable Indebtedness of such Person in respect of Capital Leases;

          (6)   the amount of all Permitted Receivables Financings of such Person;

          (7)   Disqualified Equity Interests issued by the Company;

          (8)   all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

          (9)   all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and

          (10) all obligations of such Person under Hedging Agreements;

provided that in no event shall Debt include (i) Specified Coal Agreement Obligations, (ii) obligations (other than obligations with respect to Debt for borrowed money or other Funded Debt) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the Company (including the Parent, as its predecessor) and its Subsidiaries, (iii) obligation under the Tax Receivable Agreement or (iv) obligations under the Transaction Documents (other than the Tax Receivable Agreement) that are not in respect of Debt of the type referred to in clauses (1), (2) or (5) of a Person other than the Company and its Subsidiaries.

        The amount of Debt of any Person will be deemed to be:

            (A)  with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

            (B)  with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

            (C)  with respect to any Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedging Agreement terminated at that time; and

            (D)  otherwise, the outstanding principal amount thereof.

        "Decker" means Decker Coal Company, an unincorporated joint venture under the laws of Montana, of which the Company indirectly owns 50% of the Equity Interests.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by the Issuers or any of their Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers' certificate, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

        "Disqualified Equity Interests" means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event

          (1)   matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the Exchange Notes for consideration other than Qualified Equity Interests, or

          (2)   are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt,

in each case prior to the date that is 91 days after the date on which the Exchange Notes mature; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require the repurchase or redemption upon an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Exchange Notes if those provisions

            (A)  are no more favorable to the holders of such Equity Interests than "—Limitation on Asset Sales" and "—Repurchase of Notes Upon a Change of Control," and

            (B)  specifically state that repurchase or redemption pursuant thereto will not be required prior to the Issuers' repurchase of the Exchange Notes as required by the indenture.

        "Disqualified Stock" means Capital Stock constituting Disqualified Equity Interests.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.

        "EBITDA" means, for any period, the sum of

          (1)   Consolidated Net Income, plus

          (2)   Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus

          (3)   to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP (including without limitation, any of the following items that have been paid under or in respect of the Transaction Documents):

            (A)  the provision for Taxes based on income, profits or capital, including, without limitation, state franchise and similar Taxes (provided that, but without duplication, and for any period in which the Company is a pass-through entity for purposes of U.S. federal taxes, the amount of any Permitted Tax Distributions with respect to such period);

            (B)  depreciation, depletion, amortization (including, without limitation, amortization of intangibles, deferred financing fees and any amortization included in pension, other post-employment benefits or other employee benefit expenses) and all other non-cash items reducing Consolidated Net Income (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting) but excluding, in each case, non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income;

            (C)  all non-recurring or unusual gains (and less all non-recurring or unusual losses);

            (D)  all non-cash start-up and transition costs, business optimization expenses and other non-cash restructuring charges;

            (E)  the non-cash portion of "straight-line" rent expense, minus the cash portion of "straight-line" rent expense which exceeds the amount expensed in respect of such rent expense;

            (F)  non-cash compensation expense or other non-cash expenses or charges arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation rights or similar arrangements);

            (G)  any debt extinguishment costs;

            (H)  accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods;

            (I)   net after-tax losses attributable to asset sales, and net after-tax extraordinary losses (provided that, for any period in which the Company is a pass-through entity for purposes of U.S. federal taxes, net of the amount included in a Permitted Tax Distribution made with respect thereto);

            (J)   any transaction costs, fees and expenses incurred on or about the Issue Date in respect of the Transactions;

            (K)  (A) mark-to-market gains (and less any mark-to-market losses) relating to any Permitted Hedging Agreements and (B) any mark-to-market losses attributed to short positions in any actual or synthetic forward sales contracts relating to coal or any other similar device or instrument or other instrument classified as a "derivative" pursuant to SFAS 133;

            (L)  commissions, premiums, discounts, fees or other charges relating to performance bonds, bid bonds, appeal bonds, surety bonds, reclamation and completion guarantees and other similar obligations;

            (M) any expense that is required to be paid or has been paid that is recognized on the income statement of the Company and its Subsidiaries as an expense, to the extent that such expense has been reimbursed (including through any contribution or deemed contribution to the equity capital of the Company) by Parent and its Affiliates (other than the Company and its Subsidiaries) to or on behalf of the Company and its Subsidiaries pursuant to the Transaction Documents (but in any event without duplication of any such reimbursement payment that is added in arriving at Consolidated Net Income for such period); and

            (N)  any indemnification payments made to Parent and its Affiliates (other than the Company and its Subsidiaries) pursuant to the Transaction Documents in respect of non-recurring items; provided however that the aggregate amount of all such payments to be added back pursuant to this clause (N) shall not exceed $10 million in the aggregate;

provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary's net income was included in calculating Consolidated Net Income, plus

          (4)   net after-tax losses attributable to Asset Sales, and net after-tax extraordinary losses, to the extent reducing Consolidated Net Income.

        Any reimbursement or equity contribution which is included in calculating EBITDA shall be excluded for purposes of calculations under paragraph (a)(3)(B) under "—Limitation on Restricted Payments".

        "Environment" means soil, land surface or subsurface strata, water, surface waters (including navigable waters, ocean waters within applicable territorial limits, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, water related sediments, air, plant and animal life, and any other environmental medium.

        "Environmental Laws" means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, the preservation, restoration or reclamation of natural resources, or the presence, use, storage, discharge, management, release or threatened release of any pollutants, contaminants or hazardous or toxic substances, wastes or material or the effect of the environment on human health and safety.

        "Equity Interests" means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means an offer and sale of Qualified Stock of Holdings (to the extent the proceeds thereof are contributed to the common equity of the Company) or the Company after the Issue Date other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise relating to compensation to officers, directors or employees.

        "Exchange" means a redemption of RTEA Units pursuant to an exercise by Parent of its right to have its units in the Company redeemed, or any acquisition of RTEA Units by Holdings, whether acquired in connection with the IPO of Holdings made concurrently with the offering of the Exchange Notes or otherwise.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means, with respect to any property, the price that could be negotiated in an arm's-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $20 million, by any officer; or (b) if such property has a Fair Market Value in excess of $20 million, by at least a majority of the disinterested members of the Board of Directors and evidenced by a resolution of the Board of Directors delivered to the trustee.

        "Fixed Charge Coverage Ratio" means, on any date (the "transaction date"), the ratio of

           (x)  the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the "reference period") to

           (y)  the aggregate Fixed Charges during such reference period.

        In making the foregoing calculation,

          (1)   pro forma effect will be given to any Debt, Disqualified Stock or Preferred Stock Incurred during or after the reference period to the extent the Debt is outstanding or is to be Incurred on the transaction date as if the Debt, Disqualified Stock or Preferred Stock had been Incurred on the first day of the reference period;

          (2)   pro forma calculations of interest on Debt bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Agreement applicable to the Debt if the Hedging Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;

          (3)   Fixed Charges related to any Debt, Disqualified Stock or Preferred Stock no longer outstanding or to be repaid or redeemed on the transaction date, except for Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded;

          (4)   pro forma effect will be given to

            (A)  the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

            (B)  the acquisition or disposition of companies, divisions or lines of businesses by the Company and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a Person that became a Restricted Subsidiary after the beginning of the reference period, and

            (C)  the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Company or any Restricted Subsidiary following the transaction date that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period. To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

        "Fixed Charges" means, for any period, the sum of

          (1)   Interest Expense for such period; and

          (2)   the product of

           (x)  cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary, except for dividends payable in the Company's Qualified Stock or paid to the Company or to a Restricted Subsidiary, and

           (y)  a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Company and its Restricted Subsidiaries.

        "Foreign Restricted Subsidiary" means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

        "Funded Debt" means, at any time, and determined on a consolidated basis without duplication, the consolidated Debt of the Company and its Restricted Subsidiaries of the type referred to in clauses (1), (2), (3) (but only with respect to reimbursement obligations related thereto), (5), (6), (7), (8) and (9) in the definition of Debt (but in the case of clauses (8) and (9), only to the extent that the Debt of other Persons so Guaranteed or secured is itself of the type referred to in clauses (1), (2), (3) (but only with respect to reimbursement obligations related thereto), (5) or (6) of such definition.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date.

        "Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guarantee" by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing any Debt or other obligation of any other Person (the "primary obligor"), whether directly or indirectly, and including any written obligation of the guarantor, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (c) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

        "Guarantor" means (i) each Restricted Subsidiary of the Company in existence on the Issue Date (other than the Co-issuer) that Guarantees the Credit Agreement and (ii) each Restricted Subsidiary that executes a supplemental indenture in the form attached to the indenture providing for the guaranty of the payment of the Exchange Notes, or any successor obligor under its Note Guaranty, in each case unless and until such Guarantor is released from its Note Guaranty pursuant to the indenture.

        "Hedging Agreement" means (i) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate option agreement, interest rate hedge agreement or other agreement or arrangement designed to protect against or mitigate interest rate risk, (ii) any foreign exchange forward contract, currency swap agreement, currency option agreements or other agreement or arrangement designed to protect against or mitigate foreign exchange risk or (iii) any commodity or raw material futures contract, commodity hedge agreement, any actual or synthetic forward sale contract or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk.

        "Holdings" means Cloud Peak Energy Inc. and its successors.

        "Incur" means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of the indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of "—Limitation on Debt and Disqualified Stock or Preferred Stock," but will not be considered the sale or issuance of Equity Interests for purposes of "—Limitation on Asset Sales". Neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Debt (to the extent provided for when the Debt on which such interest is paid was originally issued) shall be considered an Incurrence of Debt.

        "Interest Expense" means, for any period, the consolidated interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Company or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Capital Leases and imputed interest expense in respect of Specified Coal Agreement Obligations, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) any of the above expenses with respect to Debt of another Person Guaranteed by the Company or any of its Restricted Subsidiaries and (vi) any interest, premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Company or any Restricted Subsidiary in connection with a Permitted Receivables Financing, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by the Company or any Restricted Subsidiary under any Permitted Receivables Financing, but excluding (a) amortization of deferred financing charges incurred in respect of the Exchange Notes and the Credit Agreement on or prior to the Issue Date and (b) the write off of any deferred financing fees or debt discount, all as determined on a consolidated basis and in accordance with GAAP. Interest Expense shall be determined for any period after giving effect to any net payments made or received and costs incurred by the Company and its Restricted Subsidiaries with respect to any related interest rate Hedging Agreements.

        "Investment" means

          (1)   any advance, loan or other extension of credit to another Person (but excluding (i) advances to customers, suppliers, joint venture partners or the like in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivables, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business, (ii) commission, travel and similar advances to officers and employees made in the ordinary course of business and (iii) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries),

          (2)   any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

          (3)   any purchase or acquisition of Equity Interests, bonds, Exchange Notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

          (4)   any Guarantee of any obligation of another Person.

        If the Company or any Restricted Subsidiary (x) sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Company, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture, all remaining Investments of the Company and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Person or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of such acquisition.

        "Investment Grade" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Issue Date" means the date on which the Exchange Notes (other than additional Exchange Notes) are originally issued under the indenture.

        "LBA" means the acquisition of federal coal through an application for a federal coal lease submitted in accordance with the BLM competitive leasing regulations.

        "LBM" means the acquisition of federal coal through an application to modify an existing coal lease submitted in accordance with the BLM non-competitive leasing regulations.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

        "Master Separation Agreement" means the Master Separation Agreement among the Company, Holdings and Parent entered into on or about the Issue Date.

        "Membership Interest Purchase Agreement" means the Membership Interest Purchase Agreement, dated as of March 8, 2009, by and between Rio Tinto Sage LLC and Arch Coal, Inc.

        "Mining Laws" means any and all applicable federal, state, local and foreign statutes, laws, regulations, legally-binding guidance, ordinances, rules, judgments, orders, decrees or common law causes of action relating to mining operations and activities under the Mineral Leasing Act of 1920, the Federal Coal Leasing Amendments Act or the SMCRA, each as amended or its replacement, and their state and local counterparts or equivalents.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

          (1)   brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers and any relocation expenses incurred as a result thereof;

          (2)   provisions for taxes as a result of such Asset Sale taking into account the consolidated results of operations of the Company and its Restricted Subsidiaries;

          (3)   payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and

          (4)   appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

        "Non-Recourse Debt" means Debt as to which (i) neither the Company nor any Restricted Subsidiary provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Debt of the Company or any Restricted Subsidiary.

        "Note Guaranty" means the guaranty of the Exchange Notes by a Guarantor pursuant to the indenture.

        "Obligations" means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement, expenses, damages and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

        "Parent" means Rio Tinto Energy America Inc., a Delaware corporation.

        "Permitted Business" means any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, and any other businesses reasonably related, incidental, complementary or ancillary thereto.

        "Permitted Hedging Agreements" means Hedging Agreements entered into in the ordinary course of business of the Company and its Restricted Subsidiaries to hedge interest rate, foreign currency or commodity risk or otherwise for non-speculative purposes (regardless of whether such agreement or instrument is classified as a "derivative" pursuant to SFAS 133 and required to be marked-to-market).

        "Permitted Holders" means any or all of the following:

          (1)   Rio Tinto plc;

          (2)   any Subsidiary of Rio Tinto plc;

          (3)   any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which any of the foregoing in clauses (1) and (2) are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Persons in clauses (1) and (2) collectively have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies; and

          (4)   any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned directly or indirectly, at least 80% by the Person specified in clause (1).

        "Permitted Investments" means:

          (1)   any Investment in the Company or in a Restricted Subsidiary of the Company;

          (2)   any Investment in cash or Cash Equivalents;

          (3)   any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

            (A)  such Person becomes a Restricted Subsidiary of the Company; or

            (B)  such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

          (4)   Investments received as non-cash consideration in an asset sale made pursuant to and in compliance with "—Limitation on Asset Sales;"

          (5)   any Investment acquired solely in exchange for Qualified Stock of the Company or in exchange for Capital Stock of Holdings which the Company did not receive in exchange for a cash payment, Debt or Disqualified Stock;

          (6)   Hedging Agreements otherwise permitted under the indenture;

          (7)   (i) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

          (8)   Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed the greater of (x) $100 million and (y) 8% of Consolidated Net Tangible Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause);

          (9)   payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, current or former officers, managers, directors, consultants and employees, in each case in the ordinary course of business, not in excess of $2 million outstanding at any time;

          (10) extensions of credit to customers, suppliers and joint venture partners in the ordinary course of business;

          (11) Investments arising as a result of any Permitted Receivables Financing;

          (12) any Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties with normal practices in the mining industry;

          (13) Investments consisting of purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution of intellectual property;

          (14) Investments existing on the Issue Date and any Investments required to be made pursuant to binding agreements as in effect on the Issue Date to pay asset retirement obligations of Decker in an aggregate amount not to exceed $30 million;

          (15) any Guarantee by the Company or any Restricted Subsidiary of any Debt of Holdings, so long as (i) Holdings is a Guarantor of the Exchange Notes, (ii) the Company is in compliance with the Fixed Charge Coverage Ratio Test on a pro forma basis after giving effect to such incurrence and (iii)the net proceeds of the Debt are contributed or provided to the Company or a Restricted Subsidiary;

          (16) Investments made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and similar obligations are permitted under the indenture;

          (17) Investments resulting from pledges and deposits permitted under the definition of "Permitted Liens;"

          (18) Investments in an escrow account required by the Master Separation Agreement provided to support indemnity and other payment obligations with respect to surety bonds, letters of credit and reclamation obligations existing prior to the Issue Date, by Holdings, the Company and its Subsidiaries to Parent and its Affiliates under the Transaction Documents;

          (19) Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of Specified Coal Agreements or under any Mining Law or Environmental Law or with respect to workers' compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms); and

          (20) in addition to Investments listed above, Investments in Persons engaged in Permitted Businesses in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed the greater of (x) $75 million and (y) 6% of Consolidated Net Tangible Assets (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of such Investments in such Person made after the Issue Date in reliance on this clause).

        "Permitted Liens" means

          (1)   Liens existing on the Issue Date;

          (2)   Liens securing the Exchange Notes or any Note Guaranties and other Obligations under the indenture and in respect thereof and any obligations owing to the trustee under the indenture;

          (3)   Liens securing (i) Debt Incurred under clause (1) of the definition of Permitted Debt (and all Obligations incurred, issued or arising under such secured credit facilities that permit borrowings not in excess of the limit set out in such clause (1)) and (ii) Obligations of the Company and its Subsidiaries under Hedging Agreements and other agreements, including in respect of cash management services provided by lenders under the Debt referred to in the preceding clause (i) or their affiliates (so long as such Persons remain lenders (or affiliates thereof) after entry into such agreements or arrangements);

          (4)   Liens securing Debt in an aggregate amount (and all Obligations in respect thereof) not to exceed an amount (measured on the date of Incurrence) equal to 12% of the Company's Consolidated Net Tangible Assets (it being understood that any decrease in Consolidated Net Tangible Assets following the date of Incurrence shall not create a Default with respect to such previously incurred Debt or Liens);

          (5)   (A) pledges or deposits under worker's compensation laws, unemployment insurance and other social security laws or regulations or similar legislation, or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business, (B) Liens in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms and (C) Liens on the property and assets of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, contractual arrangements with suppliers, reclamation bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money or the obtaining of advances or credit;

          (6)   Liens imposed by law, such as carriers', vendors', warehousemen's and mechanics' liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings and in respect of taxes and other governmental assessments and charges or claims which are not yet due or which are being contested in good faith and by appropriate proceedings;

          (7)   customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker's liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including Hedging Agreements;

          (8)   Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

          (9)   options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like and Liens on joint venture interests in favor of joint venture partners to secure obligations arising under the respective joint venture agreements;

          (10) judgment liens so long as no Event of Default then exists as a result thereof, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds;

          (11) Liens incurred in the ordinary course of business securing obligations not securing Debt for borrowed money and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Company and its Restricted Subsidiaries;

          (12) Liens securing obligations in respect of trade-related letters of credit permitted under clause (6) of "Permitted Debt" covering only the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

          (13) Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred pursuant to clause (10) of Permitted Debt for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property provided that the Lien does not (x) extend to any additional property or (y) secure any additional obligations, in each case other than the initial property so subject to such Lien and the Debt and other obligations originally so secured;

          (14) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Company, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

          (15) Liens on property at the time the Company or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

          (16) Liens securing Debt or other obligations of the Company or a Restricted Subsidiary to the Company or a Guarantor;

          (17) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Code;

          (18) Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person's obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (19) Liens on shares of Capital Stock of any Unrestricted Subsidiary;

          (20) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank;

          (21) Deposits made in the ordinary course of business to secure liability to insurance carriers;

          (22) Liens on assets of Foreign Subsidiaries securing Debt of such Foreign Subsidiary;

          (23) extensions, renewals or replacements of any Liens referred to in clauses (1), (2), (13), (14) or (15) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of "Permitted Refinancing Debt," the amount secured by such Lien is not increased;

          (24) Liens on accounts receivable and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing;

          (25) surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases (other than Capital Lease Obligations), licenses, special assessments, trackage rights, transmission and transportation lines related to Mining Leases or mineral right and/or other Real Property including any re-conveyance obligations to a surface owner following mining, royalty payments, and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface coal deposits and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

          (26) pledges, deposits or non-exclusive licenses to use intellectual property rights of the Company or its Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (27) Production Payments, royalties, dedication of reserves under supply agreements, liens in connection with any Mining Leases, or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with normal practices in the mining industry and any precautionary UCC financing statement filings in respect of leases (and not any Debt) entered into in the ordinary course of business;

          (28) Liens for Specified Coal Agreements arising as a result of Specified Coal Agreement Obligations or obligations to grant surface or water rights; and

          (29) other Liens securing obligations in an aggregate amount not exceeding the greater of $35 million and 3% of Consolidated Net Tangible Assets.

        "Permitted Receivables Financing" means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires Receivables of the Company or any Restricted Subsidiary and enters into a third party financing thereof on terms that the Board of Directors of the Company has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries.

        "Permitted Tax Distributions" means distributions by the Company to Holdings and other equity holders of the Company in an aggregate amount with respect to any period not in excess of (i) the cumulative amount of Taxes that the Company and its Subsidiaries would have been required to pay in respect of all periods from the Issue Date through the end of such period (including required payments with respect to estimated income taxes so as to avoid penalties) calculated (x) as if the Company were taxable as a United States corporation on a stand-alone basis with no carryforwards from periods ending on or prior to the Issue Date, (y) as if the Company had a carryover basis in the assets it received from Parent and its affiliates (i.e. determined without regard to any Basis Adjustments), and (z) as if the basis of any other assets of Company were determined without regard to any Basis Adjustments, over (ii) the sum of (w) the amount of any such Taxes actually paid by the Company and its Subsidiaries in respect of such periods and (v) the amount of all prior Permitted Tax Distributions.

        "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

        "Pre-Exchange Transfer" means any transfer of one or more RTEA Units that occurs prior to an Exchange of such RTEA Units.

        "Preferred Stock" means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

        "Private Coal Agreement" means an agreement between the Company and/or one or more of its Subsidiaries, on the one hand, and a seller or lessee (in each case, that is not a Governmental Authority) (the "Transferee") under which the Company and its Subsidiaries acquire coal through (i) a lease from such Transferee, (ii) the purchase of one or more coal deposit or other assets from such

Transferee or (iii) the exchange of coal assets between the Company and its Subsidiaries, on the one hand, and such Transferee, on the other.

        "Production Payments" means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

        "Qualified Equity Interests" means all Equity Interests of a Person other than Disqualified Equity Interests.

        "Qualified Stock" means all Capital Stock of a Person other than Disqualified Stock.

        "Rating Agencies" means S&P and Moody's; provided, that if either S&P or Moody's (or both) shall cease issuing a rating on the Exchange Notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical rating agency to substitute for S&P or Moody's (or both).

        "Real Property" shall mean, collectively, all right, title and interest of the Company or any other Subsidiary (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Company or any other Subsidiary, whether by lease, license or other use agreement, including but not limited to, coal leases and surface use agreements, together with, in each case, all Improvements and appurtenant fixtures (including all conveyors, preparation plants or other coal processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals.

        "Receivables" means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper).

        "Restricted Subsidiary" means any Subsidiary of the Company other than any Unrestricted Subsidiary.

        "RTEA Units" means any membership units in the Company that were owned by Parent or its Affiliate prior to the IPO of Holdings made concurrently with the offering of the Exchange Notes.

        "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and its successors.

        "Sale and Leaseback Transaction" means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

        "Securitization Subsidiary" means a Subsidiary of the Company

          (1)   that is designated a "Securitization Subsidiary" by the Company,

          (2)   that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

          (3)   no portion of the Debt or any other obligation, contingent or otherwise, of which

            (A)  is Guaranteed by the Company or any other Restricted Subsidiary of the Company,

            (B)  is recourse to or obligates the Company or any other Restricted Subsidiary of the Company in any way, or

            (C)  subjects any property or asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof,

          (4)   with respect to which neither the Company nor any other Restricted Subsidiary of the Company (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

        "Significant Restricted Subsidiary" means (i) the Co-issuer and (ii) any Restricted Subsidiary, or group of Restricted Subsidiaries, that would, taken together, be a "significant subsidiary" as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the date of the indenture.

        "Specified Coal Agreement Obligations" means installment or deferred payment obligations or royalty payment obligations or obligations in connection with the acquisition of related surface rights, in each case in connection with a Specified Coal Agreement owed solely to the seller or lessor thereunder (and not to a bank or other third-party financer), but, (i) in the case of any such obligations under a Private Coal Agreement, only to the extent that the proven and probable coal reserves and other non-reserve coal deposits acquired under all such Private Coal Agreements do not in the aggregate exceed 15% of the total proven and probable coal reserves and other non-reserve coal deposits of the Company and its Restricted Subsidiaries at such time, and (ii) excluding, in any event, any Funded Debt.

        "Specified Coal Agreements" means any LBA, LBM, State Coal Lease and Private Coal Agreements.

        "State Coal Lease" means the acquisition of coal owned by a state in accordance with the coal leasing regulations of such state.

        "Stated Maturity" means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

        "Subordinated Debt" means any Debt of an Issuer or any Guarantor which is subordinated in right of payment to the Exchange Notes or the Note Guaranty, as applicable, pursuant to a written agreement to that effect.

        "Subsidiary" means with respect to any Person, any corporation, association, limited liability company or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

        "Tax Receivable Agreement" means the tax receivable agreement entered into on the Issue Date by and between Parent and Holdings.

        "Taxes" means any present or future tax, levy, import, duty, charge, deduction, withholding, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed by any Governmental Authority or other taxing authority.

        "Transactions" means collectively, the transactions to occur on or about the Issue Date pursuant to the Transaction Documents, including without limitation the execution, delivery and performance of the Credit Agreement and related agreements, the borrowing of loans thereunder and use of the proceeds thereof and the issuance of letters of credit thereunder, the IPO of capital stock of Holdings and the issuance of the Exchange Notes.

        "Transaction Documents" means, collectively, the following agreements: (i) the Indenture; (ii) the Credit Agreement; (iii) the Acquisition Agreement; (iv) the CPE Promissory Note; (v) the Master Separation Agreement; (vi) the Employee Matters Agreement; (vii) the Management Services Agreement; (viii) the Transition Services Agreement; (ix) the Registration Rights Agreement; (x) the Trademark License Agreement; (xi) the Software License Agreement; (xii) the Tax Receivable Agreement; (xiii) the Trademark Assignment Agreement; (xiv) the RTEA Coal Supply Agreement; (xv) the Agency Agreement and (xvi) the Third Amended and Restated Limited Liability Company Agreement, in each case as in effect on the Issue Date and as amended, modified, renewed or replaced from time to time; provided that any such amendment, modification, renewal or replacement is not materially less favorable to the noteholders than the agreement in effect on the Issue Date.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2013 in the case of the 2017 Exchange Notes and December 15, 2014 in the case of the 2019 Exchange Notes; provided, however, that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "U.S. Government Obligations" means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

        "Unrestricted Subsidiary" means any Subsidiary of the Company that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with "—Designation of Restricted and Unrestricted Subsidiaries."

        "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

        "Wholly Owned" means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director's qualifying shares) is owned by the Company and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax consequences of the exchange offer to beneficial owners of the Old Notes. A summary of the U.S. federal income tax consequences of beneficially owning and disposing of the Old Notes is contained in the prospectus for the Old Notes.

        This summary is based on interpretations of the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described below. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the federal income tax laws.

        The exchange offer should not constitute a taxable event for U.S. federal income tax purposes and therefore holders should not recognize taxable gain or loss as a result of the exchange. A holder should have the same tax basis in the Exchange Notes immediately after the exchange as their tax basis in the Old Notes immediately before the exchange. A holder's holding period for the Exchange Notes should include the holding period for the Old Notes exchanged therefor.

        Holders of Old Notes considering this Exchange Offer should consult their tax advisors as to the federal, state, local, and other tax consequences to them of exchanging Old Notes for Exchange Notes, and beneficially owning, and disposing of Exchange Notes.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

        We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The initial purchasers of the Old Notes have advised us that following completion of the exchange offer they intend to make a market in the Exchange Notes to be issued in the exchange offer; however, the initial purchasers are under no obligation to do so and any market activities with respect to the Exchange Notes may be discontinued at any time.

LEGAL MATTERS

        The validity of the notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

EXPERTS

        The audited consolidated financial statements of Cloud Peak Energy Resources LLC and its subsidiaries as of December 31, 2009, and for each of the three years in the period ended December 31, 2009, included in this prospectus, except as they relate to Decker Coal Company, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and, insofar as they relate to Decker Coal Company, by KPMG LLP, an independent registered public accounting firm, as stated in their reports appearing herein. Such financial statements have been so included in reliance on the reports of such independent registered public accounting firms given on the authority of such firms as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the Exchange Notes remain outstanding, we will furnish to the holders of the notes or file electronically via EDGAR with the SEC (i) all quarterly and annual information that would be required to be contained in a filing with the SEC on Form 10-Q and Form 10-K if we were required to file such forms and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the Exchange Notes remain outstanding and constitute "restricted securities" under Rule 144 under the Securities Act, as amended, we have agreed to make available to any prospective investors or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, as amended.

        Our reports filed with the SEC and other information can be inspected and copied at the public reference room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such material may be obtained by mail, upon payment of the SEC's prescribed rates, by writing to the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material may also be obtained from the website that the SEC maintains at http://www.sec.gov. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

        This prospectus contains summaries of certain agreements that we have entered into or will enter into in connection with the offering, such as the indenture and the registration rights agreement for the notes, and certain agreements described under "Certain Relationships and Related Party Transactions—Structuring Transactions and Related Agreements" and "Description of Certain Other Indebtedness." The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you in response to a written or oral request to us.

GLOSSARY OF SELECTED TERMS

        The following are abbreviations and definitions of terms commonly used in the coal industry and in this prospectus.

        Anthracite.    Anthracite is the highest rank coal. It is hard, shiny (or lustrous), has a high heat content and little moisture. Anthracite is used in residential and commercial heating as well as a mix of industrial applications. Some waste products from anthracite piles are used in energy generation.

        Appalachian region.    Coal producing area in Alabama, eastern Kentucky, Maryland, Ohio, Pennsylvania, Tennessee, Virginia and West Virginia. The Appalachian region is divided into the northern, central and southern Appalachian regions.

        Ash.    Inorganic material consisting of iron, alumina, sodium and other incombustible matter that are contained in coal. The composition of the ash can affect the burning characteristics of coal.

        Assigned reserves.    Reserves that are committed to our surface mine operations with operating mining equipment and plant facilities. All our reported reserves are considered to be assigned reserves.

        Bituminous coal.    The most common type of coal that is between sub-bituminous and anthracite in rank. Bituminous coals produced from the central and eastern U.S. coal fields typically have moisture content less than 20% by weight and heating value of 10,500 to 14,000 Btus.

        BLM.    Department of the Interior, Bureau of Land Management.

        BNSF.    Burlington Northern Santa Fe Railroad.

        British thermal unit, or "Btu."    A measure of the thermal energy required to raise the temperature of one pound of pure liquid water one degree Fahrenheit at the temperature at which water has its greatest density (39 degrees Fahrenheit).

        CAIR.    Clean Air Interstate Rule.

        Carbon dioxide, or CO2.    A gaseous chemical compound that is generated as a by-product of the combustion of fossil fuels, including coal, or the burning of vegetable matter, among other process.

        Coal seam.    Coal deposits occur in layers typically separated by layers of rock. Each layer is called a "seam." A coal seam can vary in thickness from inches to a hundred feet or more.

        Coalbed methane.    Also referred to as CBM or coalbed natural gas (CBNG). Coalbed methane is methane gas formed during the coalification process and stored within the coal seam.

        Coke.    A hard, dry carbon substance produced by heating coal to a very high temperature in the absence of air. Coke is used in the manufacture of iron and steel.

        Compliance coal.    Coal that when combusted emits no greater than 1.2 pounds of sulfur dioxide per million Btus and requires no blending or sulfur- reduction technology to comply with current sulfur dioxide emissions under the Clean Air Act.

        Dragline.    A large excavating machine used in the surface mining process to remove overburden. A dragline has a large bucket suspended from the end of a boom, which may be 275 feet long or larger. The bucket is suspended by cables and capable of scooping up significant amounts of overburden as it is pulled across the excavation area. The dragline, which can "walk" on large pontoon-like "feet," is one of the largest land-based machines in the world.

        EIA.    Energy Information Administration.

        EIS.    Environmental impact statement.

        Force majeure.    An event not anticipated as of the date of the applicable contract, which is not within the reasonable control of the party affected by such event, which partially or entirely prevents such party's ability to perform its contractual obligations. During the duration of such force majeure but for no longer period, the obligations of the party affected by the event may be excused to the extent required.

        Fossil fuel.    A hydrocarbon such as coal, petroleum or natural gas that may be used as a fuel.

        GW.    Gigawatts.

        Highwalls.    The unexcavated face of exposed overburden and coal in a surface mine.

        Incident rate or IR.    The rate of injury occurrence, as determined by the MSHA based on 200,000 hours of employee exposure and calculated as follows:

IR = (number of cases × 200,000) / hours of employee exposure.

        ISO 14001.    The international standard for environmental management systems. Auditing by an independent party is required to obtain and maintain certification. The environmental management system is a tool enabling an organization of any size or type to identify and control the environmental impact of its activities, products or services, improve its environmental performance continually, and implement a systematic approach to setting environmental objectives and targets, to achieving these and to demonstrating that they have been achieved. Continuous improvement is a key system requirement.

        LBA.    Lease by Application. Before a mining company can obtain new coal leases on federal land, the company must nominate lands for lease. The BLM then reviews the proposed tract to ensure maximum coal recovery. It also requires completion of a detailed environmental assessment or an EIS, and then schedules a competitive lease sale. Lease sales must meet fair market value. The process is known as Lease by Application. After a lease is awarded, the BLM also has the responsibility to assure development of the resource is conducted in a fashion that achieves maximum economic recovery.

        LBM.    Lease by Modification. A process of acquiring federal coal through a non-competitive leasing process. An LBM is used in circumstances where a lessee is seeking to modify an existing federal coal lease by adding less than 960 acres in a configuration that is deemed non-competitive to other coal operators.

        Lbs SO2/mmBtu.    Pounds of sulfur dioxide emitted per million Btu of heat generated.

        Lignite.    The lowest rank of coal. It is brownish-black with a high moisture content commonly above 35% by weight and heating value commonly less than 8,000 Btu.

        LMU.    Logical Mining Unit. A combination of contiguous federal coal leases that allows the production of coal from any of the individual leases within the LMU to be used to meet the continuous operation requirements for the entire LMU.

        Metallurgical coal.    The various grades of coal suitable for carbonization to make coke for steel manufacture. Also known as "met" coal, it possesses four important qualities: volatility, which affects coke yield; the level of impurities, which affects coke quality; composition, which affects coke strength; and basic characteristics, which affect coke oven safety. Metallurgical coal has a particularly high Btu, but low ash content.

        MSHA.    Mine Safety and Health Administration.

        NAAQ.    National Ambient Air Quality.

        NOx.    Nitrogen oxides. NOx represents both nitrogen dioxide (NO2) and nitrogen trioxide (NO3) , which are gases formed in high temperature environments, such as coal combustion. It is a harmful pollutant that contributes to acid rain and is a precursor of ozone.

        Non-reserve coal deposits.    Non-reserve coal deposits are coal bearing bodies that have been sufficiently sampled and analyzed in trenches, outcrops, drilling and underground workings to assume continuity between sample points, and therefore warrant further exploration work. However, this coal does not qualify as commercially viable coal reserves as prescribed by the SEC's standards until a final comprehensive evaluation based on unit cost per ton, recoverability and other material factors concludes legal and economic feasibility. Non-reserve coal deposits may be classified as such by either limited property control or geologic limitation, or both.

        QSO.    Qualified Surface Owner. A status attributed by the BLM to a certain class of surface owners of split estate lands which allows the QSO to prohibit leasing of federal coal without their explicit consent.

        OECD.    Organisation for Economic Co-operation and Development.

        Overburden.    Layers of earth and rock covering a coal seam. In surface mining operations, overburden is removed prior to coal extraction.

        PRB.    Powder River Basin. Coal producing area in northeastern Wyoming and southeastern Montana.

        Preparation plant.    Usually located on a mine site, although one plant may serve several mines. A preparation plant is a facility for crushing, sizing and washing coal to prepare it for use by a particular customer. The washing process separates higher ash coal and may also remove some of the coal's sulfur content.

        Probable reserves.    Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

        Proven reserves.    Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

        Reclamation.    The process of restoring land to its prior condition, productive use or other permitted condition following mining activities. The process commonly includes "recontouring" or reshaping the land to its approximate original appearance, restoring topsoil and planting native grass and shrubs. Reclamation operations are typically conducted concurrently with mining operations. Reclamation is closely regulated by both state and federal laws.

        Reserve.    That part of a mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.

        Riparian habitat.    Areas adjacent to rivers and streams with a differing density, diversity and productivity of plant and animal species relative to nearby uplands.

        Riverine habitat.    A habitat occurring along a river.

        Scrubber.    Any of several forms of chemical physical devices which operate to control sulfur compounds formed during coal combustion. An example of a scrubber is a flue gas desulfurization unit.

        SMCRA.    Surface Mining Control and Reclamation Act of 1977.

        Spoil-piles.    Pile used for any dumping of waste material or overburden material, particularly used during the dragline method of mining.

        Steam coal.    Coal used by power plants and industrial steam boilers to produce electricity or process steam. It generally is lower in Btu heat content and higher in volatile matter than metallurgical coal.

        Sub-bituminous coal.    Black coal that ranks between lignite and bituminous coal. Sub-bituminous coal produced from the PRB has a moisture content between 20% to over 30% by weight, and its heat content ranges from 8,000 to 9,500 Btus.

        Sulfur.    One of the elements present in varying quantities in coal that contributes to environmental degradation when coal is burned. Sulfur dioxide (SO2) is produced as a gaseous by-product of coal combustion.

        Sulfur dioxide emission allowance.    A tradable authorization to emit sulfur dioxide. Under Title IV of the Clean Air Act, one allowance permits the emission of one ton of sulfur dioxide.

        Surface mine.    A mine in which the coal lies near the surface and can be extracted by removing the covering layer of soil overburden. Surface mines are also known as open-pit mines.

        Tons.    A "short" or net ton is equal to 2,000 pounds. A "long" or British ton is 2,240 pounds. A "metric" tonne is approximately 2,205 pounds. The short ton is the unit of measure referred to in this document.

        Truck-and-shovel mining and truck and front-end loader mining.    Similar forms of mining where large shovels or front-end loaders are used to remove overburden, which is used to backfill pits after the coal is removed. Smaller shovels load coal in haul trucks for transportation to the preparation plant or rail loading facilities.

        Union Pacific or UP.    Union Pacific Railroad.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2010 and DECEMBER 31, 2009

(dollars in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$249,561	$268,316
Restricted cash	218,345	80,180
Accounts receivable, net	77,940	82,809
Due from related parties	—	8,445
Inventories	68,461	64,199
Other assets	19,577	6,431

Total current assets	633,884	510,380
Property, plant and equipment, net	957,711	987,143
Intangible assets, net	—	3,197
Goodwill	35,634	35,634
Other assets	39,245	39,657

Total assets	$1,666,474	$1,576,011

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable	$49,917	$57,304
Royalties and production taxes	116,096	102,912
Accrued expenses	45,144	47,596
Due to related parties	3,118	—
Current portion of other long-term debt	55,881	55,282

Total current liabilities	270,156	263,094
Senior notes	595,500	595,321
Other long-term debt, net of current portion	115,588	123,085
Asset retirement obligations, net of current portion	179,601	175,940
Other liabilities	22,779	20,002

Total liabilities	1,183,624	1,177,442

Commitments and contingencies (Note 5)
Equity
Managing member's equity	260,227	216,857
Rio Tinto members' equity	242,866	202,728
Accumulated other comprehensive loss	(20,243)	(21,016)

Total members' equity	482,850	398,569

Total liabilities and members' equity	$1,666,474	$1,576,011

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 and 2009

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$341,603	$343,552	$652,596	$704,045

Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	240,173	225,647	456,841	474,819
Depreciation and depletion	25,508	22,493	49,215	44,336
Amortization	—	7,741	3,197	16,251
Accretion	3,248	2,733	6,566	5,457
Selling, general and administrative expenses	14,368	15,407	30,645	29,511

Total costs and expenses	283,297	274,021	546,464	570,374

Operating income	58,306	69,531	106,132	133,671

Other income (expense)
Interest income	132	82	227	142
Interest expense	(12,006)	(477)	(24,782)	(946)
Other, net	39	39	39	65

Total other expense	(11,835)	(356)	(24,516)	(739)

Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	46,471	69,175	81,616	132,932
Income tax provision	—	(19,959)	—	(38,632)
Earnings from unconsolidated affiliates, net of tax	1,814	407	2,232	478

Income from continuing operations	48,285	49,623	83,848	94,778
Income from discontinued operations, net of tax	—	10,793	—	22,447

Net income	$48,285	$60,416	$83,848	$117,225

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2010

(dollars in thousands)

	Managing Member's Equity	Rio Tinto Members' Equity	Accumulated Other Comprehensive Loss	Total
Balances at December 31, 2009	$216,857	$202,728	$(21,016)	$398,569
Comprehensive income
Net income	43,371	40,477	—	83,848
Post retirement medical adjustment	—	—	773	773

Total comprehensive income				84,621
Distributions	(176)	(164)	—	(340)
Change in ownership	175	(175)		—

Balances at June 30, 2010	$260,227	$242,866	$(20,243)	$482,850

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2010 and 2009

(dollars in thousands)

	Six Months Ended June 30,
	2010	2009
Cash flows from continuing operations
Operating activities
Income from continuing operations	$83,848	$94,778
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and depletion	49,215	44,336
Amortization	3,197	16,251
Accretion	6,566	5,457
Earnings from unconsolidated affiliates	(2,232)	(478)
Distributions of income from equity investments	15	4,000
Deferred income taxes	—	(5,182)
Stock compensation expense	—	460
Other, net	2,296	230
Changes in operating assets and liabilities:
Accounts receivable, net	4,869	1,137
Inventories	(4,238)	(5,971)
Due to or from related parties	11,563	58,873
Other assets	(13,072)	221
Accounts payable and accrued expenses	(4,654)	26,940
Asset retirement obligations	(2,685)	(1,287)

Net cash provided by operating activities from continuing operations	134,688	239,765

Investing activities
Purchases of property, plant and equipment	(8,511)	(69,358)
Return of restricted cash	80,180	—
Restricted cash deposit	(218,345)	—
Proceeds from sales of assets	471	71
Cash advances to affiliate	—	(175,961)

Net cash used in investing activities from continuing operations	(146,205)	(245,248)

Financing activities
Repayments on other long-term debt	(6,898)	(27,751)
Distributions to Rio Tinto America	(340)	(241)

Net cash used in financing activities from continuing operations	(7,238)	(27,992)

Net cash used in continuing operations	(18,755)	(33,475)

Cash flows from discontinued operations
Net cash from operating activities	—	42,278
Net cash from investing activities	—	(5,124)

Net cash provided by discontinued operations	—	37,154

Net increase (decrease) in cash and cash equivalents	(18,755)	3,679
Cash and cash equivalents at beginning of period	268,316	15,935

Cash and cash equivalents at end of period	$249,561	$19,614

The accompanying notes are an integral part of these unaudited consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

Organization and Principles of Consolidation

        CPE LLC is a 51.7% owned subsidiary of Holdings, our managing member. Holdings obtained its ownership interest in us from RTEA on November 19, 2009, in connection with the initial public offering of Holdings's common stock. Prior to the IPO, we were a wholly-owned subsidiary of RTEA. As of June 30, 2010, RTEA and an affiliate (collectively, the "Rio Tinto members") held the remaining 48.3% noncontrolling interest in CPE LLC.

        "Cloud Peak Energy," "we," "us," "our" or the "Company" refer collectively to CPE LLC and its consolidated subsidiaries. Those terms also include RTEA with respect to periods prior to the IPO, when RTEA was the parent company of CPE LLC and other entities that operated its western U.S. coal business.

        Our consolidated financial statements present the financial position, results of operations and cash flows of our business, which was controlled by Rio Tinto, through RTEA, prior to the IPO. For dates and periods prior to the IPO, our consolidated financial statements present RTEA as the parent company (the "former parent") and reflect allocations of certain costs incurred by other Rio Tinto affiliates. For dates and periods following the IPO, our consolidated financial statements present CPE LLC as the parent company and do not include RTEA or any other entities controlled by Rio Tinto.

        We consolidate the accounts of entities in which we have a controlling financial interest under the voting control model and consolidate the accounts of variable interest entities for which we are the primary beneficiary. We account for our 50% interest in Decker using the proportionate consolidation method, whereby our share of Decker's assets, liabilities, revenues and expenses are included in our consolidated financial statements. Investments in other entities that we do not control, but have the ability to exercise significant influence over the investee's operating and financial policies, are accounted for under the equity method. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Basis of Presentation

        These unaudited consolidated financial statements of CPE LLC and its subsidiaries have been prepared in conformity with U.S. GAAP. In accordance with U.S. GAAP for interim financial statements, these consolidated financial statements do not include certain information and note disclosures that are normally included in annual financial statements prepared in conformity with U.S. GAAP. Accordingly, these unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2009 and 2008, and for each of the three years ended December 31, 2009. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (which are of a normal, recurring nature) necessary to present fairly in all material respects the financial position as of June 30, 2010, and the results of operations and cash flows of the Company for the three and six months ended June 31, 2010 and 2009, in conformity with U.S. GAAP. Interim results for the three and six months ended June 30, 2010, may not be indicative of results that will be realized for the full year ending December 31, 2010.

        Our first quarter 2010 operating results included a $3.4 million favorable adjustment to freight expense, which increased net income by the same amount.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of Presentation (Continued)

Variable Interest Entities

        A variable interest entity ("VIE") generally is an entity that is designed to have one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support; (b) as a group, the holders of equity at risk do not have all the characteristics of a controlling financial interest in the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests and substantially all of the entity's activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. A VIE is required to be consolidated in the financial statements of the entity that is determined to be the primary beneficiary of the VIE. The primary beneficiary generally is the entity that will receive a majority of the VIE's expected losses, receive a majority of the VIE's expected residual returns or both.

        Prior to the IPO, RTEA was the primary beneficiary of Cloud Peak Energy Services Company ("CPESC"), which was a wholly-owned subsidiary of RTA. We determined that CPESC was a VIE, primarily because substantially all of CPESC's activities were conducted on behalf of RTEA. We determined that RTEA was the primary beneficiary of CPESC, because RTEA was the Rio Tinto affiliate that was most closely associated with CPESC. As a result, RTEA included CPESC in its consolidated financial statements prior to the IPO. In connection with the IPO structuring transactions, RTA contributed CPESC to CPE LLC and we now consolidate CPESC based on voting control.

Pre-IPO Expense Allocations

        For the three and six months ended June 30, 2009, our unaudited consolidated financial statements included allocations of certain general and administrative expenses incurred by RTA and other Rio Tinto affiliates. RTA provided various services and other support to the Company, including tax, treasury, corporate secretary, legal, procurement, information systems and technology, human resources, accounting and insurance/risk management in the ordinary course of business. Our unaudited consolidated statements of operations for the three and six months ended June 30, 2009, included allocations of general and administrative expenses incurred by RTA and other Rio Tinto affiliates totaling $5.1 million and $10.5 million, respectively. Of this amount, $4.6 million and $9.1 million was included in selling, general and administrative expenses and the remaining $0.5 million and $1.4 million was included in cost of product sold for the three- and six-month periods ended June 30, 2009, respectively. Also included in selling, general and administrative expenses for the three and six months ended June 30, 2009, were costs incurred as a result of actions to divest RTEA, either through a trade sale or an initial public offering, of $3.4 million and $7.2 million, respectively. For the three and six months ended June 30, 2010, other than the expenses incurred under the transition support services agreement (see "Note 7. Related Party Transactions" of these "Notes to Unaudited Consolidated Financial Statements"), we are no longer incurring costs for services provided by Rio Tinto. However, we are now incurring costs as a stand-alone company through the addition of employees and the enhancement of certain positions to the appropriate level of expertise and also through the addition of consultants and other professional service providers to support those functions previously provided by Rio Tinto.

Discontinued Operations

        There were no discontinued operations for the three and six months ended June 30, 2010. On October 1, 2009, we completed the sale of our membership interest in Jacobs Ranch Coal LLC, which

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Basis of Presentation (Continued)

owned and operated the Jacobs Ranch mine, to Arch Coal, Inc. The Jacobs Ranch mine was classified as held for sale and reported as discontinued operations as of March 1, 2009. As a result, the unaudited consolidated financial statements report the results of operations and cash flows of the Jacobs Ranch mine as discontinued operations for the three and six months ended June 30, 2009.

Subsequent Events

        All events occurring on and through August 6, 2010, which is the date these financial statements were issued, were evaluated and considered as to whether any occurrence should affect the unaudited consolidated financial statements.

2. Inventories

        Inventories, net as of June 30, 2010 and December 31, 2009, consisted of the following (in thousands):

	2010	2009
Materials and supplies	$65,525	$60,868
Coal stockpiles and finished product	2,936	3,331

	$68,461	$64,199

        Materials and supplies were stated net of an obsolescence allowance of $1.3 million and $1.3 million as of June 30, 2010 and December 31, 2009, respectively. We recognized a provision to increase the allowance by $112,000 and $396,000 for the three and six months ended June 30, 2010, respectively. We recorded inventory charge-offs of $19,000 and $405,000 for the same periods, respectively.

        We recognized a provision to increase the allowance by $80,000 and $270,000 for the three and six months ended June 30, 2009, respectively. We recorded inventory charge-offs by $273,000 and $403,000 for the same periods, respectively.

3. Fair Value of Financial Instruments

        Our financial instruments included cash and cash equivalents, restricted cash, accounts receivable, amounts due from related parties, accounts payable and certain current liabilities. Due to the short-term nature of these instruments, we believe that their carrying amounts approximated fair value. In addition, we have long-term debt consisting primarily of the senior notes and federal coal lease obligations. The approximate fair values of our senior notes and federal coal lease obligations were $601.9 million and $176.8 million, respectively, at June 30, 2010. The fair value of the senior notes was based on market prices as of June 30, 2010. The fair value estimates for the federal coal leases were determined by discounting the remaining lease payments using a current estimate of the credit-adjusted, risk-free interest rate based on our current credit rating. The fair value of other long-term debt approximated its carrying amount at June 30, 2010.

4. Income Taxes

        Our income from continuing operations before income tax provision and earnings from unconsolidated affiliates is earned solely in the U.S. For periods following the IPO, we are organized as

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Income Taxes (Continued)

a limited liability company and generally are not subject to income taxes, although several of our subsidiaries file separate corporate income tax returns and may incur minor amounts of income tax or may incur losses that cannot benefit other entities included in the consolidated financial results. Because we generally are not a taxable entity, our unaudited consolidated financial statements for the three and six months ended June 30, 2010, reflect only income taxes on pre-tax income attributable to our corporate subsidiaries. For the three and six months ended June 30, 2009, which is prior to the IPO, our unaudited consolidated financial statements reflect income taxes recognized by RTEA. RTEA was a member of an affiliated federal tax group and was party to a federal income tax sharing agreement with the other members of the affiliated federal income tax group. However, for the purposes of our unaudited consolidated financial statements, which were prepared on a carve-out basis, RTEA's current and deferred taxes were calculated on a stand-alone, separate return basis. RTEA provided income taxes on substantially all pre-tax income reported in our unaudited consolidated financial statements for such pre-IPO periods.

        Our effective tax rate for continuing operations is shown below for the three and six months ended June 30, 2009, as follows:

	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Tax expense	$19,959	$38,632
Effective tax rate	28.9%	29.1%

5. Commitments and Contingencies

Commitments

Purchase Commitments

        As of June 30, 2010, we had outstanding capital purchase commitments of $9.3 million and coal purchase commitments of $12.1 million.

        In April 2008, we entered into an agreement to purchase land, whereby the seller may require us to pay a purchase price of $23.7 million between April 2013 and April 2018. This payment is contingent upon the successful award of an LBA for the related mineral rights.

Lease Commitments

        In April 2010, we entered into a lease agreement for a corporate office in Broomfield, Colorado. The lease is currently anticipated to commence in August 2010 and has an initial term of 126 months (10.5 years). Total base rent, including operating expenses, for the entire initial term of the lease will be $9.1 million, resulting in average annual rent expense of $860,000. This new lease agreement is expected to replace our existing sublease of office space in Greenwood Village, Colorado (see "Note 7. Related Party Transactions" of these "Notes to Unaudited Consolidated Financial Statements").

Tax-Related Obligations of Holdings

        Holdings is required to pay federal and state income taxes on its share of our pre-tax income. Also, in connection with the IPO, Holdings and RTEA entered into the Tax Receivable Agreement, which generally requires Holdings to pay Rio Tinto 85% of the income tax savings that Holdings

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Commitments and Contingencies (Continued)

realizes as a result of an increase in tax basis that Holdings received in connection with the IPO. Holdings does not maintain any significant cash balances and generally does not have any sources of cash other than distributions from us. We anticipate that Holdings will cause us to make pro-rata distributions to our members in amounts sufficient to fund these tax-related obligations. We estimate that Holdings will pay Rio Tinto $54.5 million under the Tax Receivable Agreement. This estimate is based on forecasts of future taxable income over the anticipated life of our mining operations and reclamation activities, assuming no additional coal reserves are acquired. The amounts to be paid will be determined based on a calculation of future income tax savings that Holdings actually realizes as a result of the tax basis increase that resulted from the IPO structuring transactions. Periodically, Holdings will adjust the estimated liability to reflect an updated forecast of future taxable income, and these adjustments will be reflected in Holdings's operating results. The assumptions used in our forecasts are subject to substantial uncertainty about our future business operations, and the actual payments that we are required to make under the Tax Receivable Agreement could differ materially from our estimates.

        Based on our estimates as of June 30, 2010, we expect to make distributions of approximately $1.5 million in 2010 and annual distributions averaging approximately $15 million during 2011 to 2014. We expect to make additional pro-rata distributions to fund Holdings's periodic federal and state income tax payments. The Rio Tinto members may reduce their ownership in us by exercising their contractual redemption right. Such a decrease in ownership would reduce subsequent pro-rata distributions to the Rio Tinto members, but generally would increase Holdings's payment obligations and result in increased pro-rata distributions to Holdings. Pro-rata distributions to our members also may be affected by provisions in the Tax Receivable Agreement that require Holdings's payment obligations to increase or become accelerated as a result of certain asset transfers outside the ordinary course of business, a change in control of the Company or a default by Holdings.

Contingencies

Litigation

  MMS Litigation—Decker

        The Minerals Management Service, or MMS, a federal agency with responsibility for collecting royalties on coal produced from federal coal leases, issued two disputed assessments against Decker Coal Company: one for coal produced from 1986-1992, and the other for coal produced from 1993-2001. Both assessments concern coal sold by Decker to Big Horn Coal Company, or Big Horn, and Black Butte Coal Company, or Black Butte, and in turn resold by those entities to Commonwealth Edison Company to satisfy requirements under long-term contracts between those entities and Commonwealth Edison. The MMS maintained that Decker's royalties should not be based on the prices at which Decker actually sold coal to Big Horn and Black Butte because MMS does not believe those prices represent the results of arm's length negotiation. MMS based this conclusion on the facts that those entities were both affiliates of KCP, Inc., formerly known as Kiewit Coal Properties, Inc., which is also a 50% owner of Decker, and that the sales were contingent on Big Horn's and Black Butte's ability to resell the coal to Commonwealth Edison, which did not leave Big Horn and Black Butte at market risk. Instead, the MMS assessed Decker's royalties based on the higher prices set under Big Horn's and Black Butte's separate long-term contracts with Commonwealth Edison.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Commitments and Contingencies (Continued)

        With respect to the period 1986-1992, Decker appealed the assessment through the administrative process with the MMS and that appeal was unsuccessful. A further appeal was filed before the United States District Court for the District of Montana. In March 2009, the District Court set aside the MMS assessment and entered judgment for Decker (Decker I). The MMS did not appeal the ruling.

        With respect to the period 1993-2001, the MMS has not issued a final decision concerning Decker's challenge to the assessment. On January 5, 2009, the Interior Board of Land Appeals, or IBLA, issued a decision affirming the MMS's decision requiring Decker to pay additional royalties. On February 16, 2010, the United States District Court for the District of Montana vacated the IBLA decision and remanded the matter to the MMS for further administrative review in light of the District Court's holding in Decker I. As of June 30, 2010, the estimated additional assessed royalties (inclusive of interest) for the period 1993-2001 were approximately $11 million. Decker estimates that even if the assessment for the 1993-2001 period were to be upheld, MMS's eventual recovery may be nothing but could be up to $11 million.

        We have not accrued a liability in our consolidated financial statements with respect to this matter as any potential losses are not considered to be probable and reasonably estimable. In addition to its substantive challenges to the assessments, Decker believes that it has contractual price escalation protection from any increased assessments for 1993-2001; that, in addition, Commonwealth Edison has indemnified Black Butte with respect to the 1993-2001 assessment, and that in furtherance of that obligation, Commonwealth Edison or its parent company, Exelon Generation, Inc., has therefore agreed to indemnify Decker directly for such matters. If the assessment was upheld and the indemnities and/or price protections were ultimately not available to Decker, the resulting Decker liability could be material. As a result of our 50% ownership interest in Decker, our financial results could in turn be materially adversely affected. We consider those conclusions to be reasonable; however, we have not relied upon this indemnification in reaching our decision that any potential losses are not considered probable and reasonably estimable.

  Caballo Coal Company Litigation—Spring Creek

        In September 2009, Caballo Coal Company, or Caballo, a subsidiary of Peabody Energy Corporation, commenced an action in Wyoming state court against Spring Creek Coal Company, or Spring Creek, our wholly-owned subsidiary, asserting that Spring Creek repudiated its allegedly remaining obligation under a 1987 agreement to purchase an additional approximately 1.6 million tons of coal, for which it seeks unspecified damages. Spring Creek believes that it has meritorious defenses to the claim, including that Caballo breached the agreement by failing to make required deliveries in 2006 and 2007. Spring Creek also believes that it has meritorious counterclaims against Caballo. We have not accrued a liability in our consolidated financial statements with respect to this matter as any potential losses are not considered to be probable and reasonably estimable. If, however, the case was determined in an adverse manner to us, the payment of any judgment could be material to our results of operations.

  Other Legal Proceedings

        We are involved in other legal proceedings arising in the ordinary course of business and may become involved in additional proceedings from time to time. We believe that there are no other legal proceedings pending that are likely to have a material adverse effect on our consolidated financial

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Commitments and Contingencies (Continued)

condition, results of operations or cash flows. Nevertheless, we cannot predict the impact of future developments affecting our claims and lawsuits, and any resolution of a claim or lawsuit or an accrual within a particular fiscal period may adversely impact our results of operations for that period. In addition to claims and lawsuits against us, our LBAs, permits and other industry regulatory processes and approvals may also be subject to legal challenges that may adversely impact our mining operations and results. For example, the West Antelope II LBA, which we have nominated for lease with the Bureau of Land Management, is subject to pending legal challenges filed in 2010 against the Bureau of Land Management and the Secretary of the Interior by environmental organizations.

Tax Contingencies

        Our income tax calculations are based on application of the respective U.S. federal or state tax law. Our tax filings, however, are subject to audit by the respective tax authorities. Accordingly, we recognize tax benefits when it is more likely than not a position will be upheld by the tax authorities. To the extent the final tax liabilities are different from the amounts originally accrued, the increases or decreases are recorded as income tax expense. We are not potentially liable for income tax contingencies related to periods prior to Holdings's IPO, as the income taxes recognized in our consolidated financial statements for such periods were reported in Rio Tinto America's consolidated income tax returns, and Rio Tinto has agreed to indemnify us for any claims related to such income taxes.

        Several audits involving our taxes, other than income taxes, currently are in progress. We have provided our best estimate of taxes and related interest and penalties due for potential adjustments that may result from the resolution of such tax audits. As of June 30, 2010, we have accrued approximately $4.3 million related to liabilities that may arise from these audits.

Concentrations of Risk and Major Customers

        Approximately 84% of our revenues for the six-month period ended June 30, 2010, were under multi-year contracts that specify pricing terms, compared to 84% for the six-month period ended June 30, 2009. While the majority of the contracts are fixed-price contracts, certain contracts have adjustment provisions for determining periodic price changes. For the three- and six-month periods ended June 30, 2010 and 2009, there was no single customer that represented more than 10% of consolidated revenues. We generally do not require collateral or other security on accounts receivable because our customers are comprised primarily of investment grade electric utilities. The credit risk is controlled through credit approvals and monitoring procedures.

Guarantees and Off-Balance Sheet Risk

        In the normal course of business, we are party to guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds and indemnities, which are not reflected on the unaudited consolidated balance sheet. In our past experience, virtually no claims have been made against these financial instruments. We do not expect any material losses to result from these guarantees or off-balance-sheet instruments.

        United States federal and state laws require that we secure certain of our obligations to reclaim lands used for mining and to secure coal lease obligations. The primary method we have used to meet these reclamation obligations and to secure coal lease obligations is to provide a third-party surety

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Commitments and Contingencies (Continued)

bond, typically through an insurance company, or to provide a letter of credit, typically through a bank. Specific bond and or letter of credit amounts may change over time, depending on the activity at the respective site and any specific requirements by federal or state laws. As of June 30, 2010, we had $519.8 million of surety bonds and $10.5 million of standby letters of credit outstanding (including our proportional share of Decker) to secure certain of our obligations to reclaim lands used for mining and to secure coal lease obligations. These surety bonds are collateralized by a restricted cash balance of $218.3 million as of June 30, 2010. As restricted cash may be replaced by letters of credit at our discretion, we have determined that the restricted cash balance is appropriately classified as a current asset. Total letters of credit issued under our revolving credit facility was $10.5 million, which reduced our borrowing capacity under the facility to $389.5 million.

6. Retiree Medical Plan

        In connection with the IPO, effective January 1, 2010, we implemented a postretirement medical plan (the "Retiree Medical Plan") to provide certain postretirement medical benefits to eligible employees, which do not include Decker employees. Total postretirement medical benefit cost for the three and six months ended June 30, 2010, was $1.1 million and $2.4 million, respectively. These total costs consist of service cost, interest cost and amortization of prior service cost of $579,000, $247,000 and $316,000, and $1.1 million, $494,000, and $773,000 for the three and six months ended June 30, 2010, respectively.

7. Related Party Transactions

Transitional Support Services

        Following the IPO, Rio Tinto affiliates provided certain transitional support services to us pursuant to a transition services agreement, which are expected to be concluded in September 2010. Costs incurred under this agreement were included in selling general and administrative expenses and totaled $495,000 and $990,000 for the three and six months ended June 30, 2010, respectively.

        We began leasing office space from RTA during 2007. Rental expense for this lease was $92,000 and $184,000 for each of the three- and six-month periods ended June 30, 2010, respectively, which equaled the amounts in the respective 2009 periods.

        Following the distribution of our interest in Colowyo Coal Company, L.P. and a uranium mining venture, we provided certain transitional management and administrative support services to the distributed entities on a cost reimbursement basis. Fees for these transitional support services, which terminated in March 2009, were included as a reduction in operating expenses and totaled $1.4 million for the three and six months ended June 30, 2009.

Credit Arrangements and Guarantee Fees

        While we were a subsidiary of Rio Tinto, Rio Tinto served as guarantor of our surety bonds and certain letters of credit securing our obligations that were issued on our behalf under Rio Tinto's credit facilities. In connection with the IPO structuring transactions, we agreed to use our commercially reasonable efforts to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto with respect to the existing arrangements. As of December 31, 2009, with the exception of our obligations with respect to Decker, Rio Tinto remained the guarantor

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Related Party Transactions (Continued)

and we maintained $80.2 million in restricted cash as collateral for the benefit of Rio Tinto. As of June 30, 2010, we had obtained replacement surety bonds for all of the $445.5 million in bonds for which Rio Tinto had been the guarantor. Included in interest expense was $41,000 and $683,000 in fees Rio Tinto charged us in connection with transitional support of our credit arrangements for the three and six months ended June 30, 2010, respectively, and $427,000 and $844,000 of guarantee fees for the three and six months ended June 30, 2009, respectively.

Coal Sales

        Revenues included sales of coal to Venture Fuels Partnership, a 50% owned coal marketing company, of $8.2 million and $9.8 million for the three and six months ended June 30, 2010, respectively, compared to $7.8 million and $9 million for the three- and six-month periods ended June 30, 2009, respectively.

8. Segment Information

        Our management reviews, manages and operates our business as a single operating segment—coal production. We produce low sulfur, steam coal from surface mines, located in the western region of the U.S. within the PRB, which we sell to electric utilities and industrial customers. We have determined that we have one reportable segment primarily based on our chief operating decision maker assessing our performance and allocating resources based on a metric derived from our consolidated EBITDA financial measurement. We define EBITDA as income from continuing operations plus depreciation and depletion, amortization, accretion, interest expense, and income tax provision, less interest income. The following table presents a reconciliation of EBITDA to income from continuing operations for the three and six months ended June 30 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
EBITDA	$88,915	$102,944	$167,381	$200,258
Depreciation and depletion	(25,508)	(22,493)	(49,215)	(44,336)
Amortization	—	(7,741)	(3,197)	(16,251)
Accretion	(3,248)	(2,733)	(6,566)	(5,457)
Interest income	132	82	227	142
Interest expense	(12,006)	(477)	(24,782)	(946)
Income tax provision	—	(19,959)	—	(38,632)

Income from continuing operations	$48,285	$49,623	$83,848	$94,778

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Segment Information (Continued)

        The following table presents a summary of total domestic and foreign revenues from external customers for the three and six months ended June 30 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
United States	$300,971	$306,490	$576,992	$622,380
Foreign	40,632	37,062	75,604	81,665

Total revenues from external customers	$341,603	$343,552	$652,596	$704,045

        We attribute revenue to foreign countries based on the customer's shipping location.

        As of June 30, 2010, all of our long-lived assets were located in the U.S. All of our revenues for the six months ended June 30, 2010 and 2009 originated in the U.S. Our segment revenue and segment total assets equal the reported amounts in the unaudited consolidated financial statements.

9. Supplemental Guarantor/Non-Guarantor Financial Information

        In accordance with the indentures governing the 2017 notes and the 2019 notes, certain wholly-owned U.S. subsidiaries of the Company have fully and unconditionally guaranteed these senior notes on a joint and several basis. Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management believes that such information is not

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

material to the senior note holders. The following historical financial statement information is provided for the Guarantor/Non-Guarantor Subsidiaries (in thousands):

Unaudited Supplemental Condensed Consolidating Balance Sheet

	June 30, 2010 (in thousands)
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$230,985	$—	$18,576	$—	$249,561
Restricted cash	218,345	—	—	—	218,345
Accounts receivable, net	—	73,990	3,950	—	77,940
Due from related parties	—	62,406	2,413	(64,819)	—
Inventories	4,932	60,365	3,164	—	68,461
Other assets	—	19,454	123	—	19,577

Total current assets	454,262	216,215	28,226	(64,819)	633,884
Property, plant and equipment, net	5,028	950,485	2,198	—	957,711
Goodwill	—	35,634	—	—	35,634
Investments and other assets	690,727	—	—	(651,482)	39,245

Total assets	$1,150,017	$1,202,334	$30,424	$(716,301)	$1,666,474

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,730	$83,616	$7,715	$—	$95,061
Royalties and production taxes	—	113,729	2,367	—	116,096
Due to related parties	67,937	—	—	(64,819)	3,118
Current portion of other long-term debt	—	54,915	966	—	55,881

Total current liabilities	71,667	252,260	11,048	(64,819)	270,156
Senior notes	595,500	—	—	—	595,500
Other long-term debt, net of current portion	—	115,588	—	—	115,588
Asset retirement obligations, net of current portion	—	117,730	61,871	—	179,601
Other liabilities	—	54,130	3,295	(34,646)	22,779

Total liabilities	667,167	539,708	76,214	(99,465)	1,183,624
Commitments and contingencies (Note 5)
Total members' equity	482,850	662,626	(45,790)	(616,836)	482,850

Total liabilities and members' equity	$1,150,017	$1,202,334	$30,424	$(716,301)	$1,666,474

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

Unaudited Supplemental Condensed Consolidating Balance Sheet

	December 31, 2009 (in thousands)
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$246,470	$—	$21,846	$—	$268,316
Restricted cash	80,180	—	—	—	80,180
Accounts receivable, net	9	81,661	1,139	—	82,809
Due from related parties	91,782	—	2,413	(85,750)	8,445
Inventories	4,508	56,653	3,038	—	64,199
Other assets	—	6,343	88	—	6,431

Total current assets	422,949	144,657	28,524	(85,750)	510,380
Property, plant and equipment, net	13,822	970,356	2,965	—	987,143
Intangible assets, net	—	3,197	—	—	3,197
Goodwill	—	35,634	—	—	35,634
Investments and other assets	565,148	—	—	(525,491)	39,657

Total assets	$1,001,919	$1,153,844	$31,489	$(611,241)	$1,576,011

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$8,029	$91,069	$5,802	$—	$104,900
Royalties and production taxes	—	100,374	2,538	—	102,912
Due to related parties	—	85,750	—	(85,750)	—
Current portion of other long-term debt	—	54,316	966	—	55,282

Total current liabilities	8,029	331,509	9,306	(85,750)	263,094
Senior notes	595,321	—	—	—	595,321
Other long-term debt, net of current portion	—	123,085	—	—	123,085
Asset retirement obligations, net of current portion	—	113,488	62,452	—	175,940
Other liabilities	—	51,303	3,159	(34,460)	20,002

Total liabilities	603,350	619,385	74,917	(120,210)	1,177,442
Commitments and contingencies (Note 5)
Total members' equity	398,569	534,459	(43,428)	(491,031)	398,569

Total liabilities and members' equity	$1,001,919	$1,153,844	$31,489	$(611,241)	$1,576,011

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

Unaudited Supplemental Condensed Consolidating Statement of Operations

	Three Months Ended June 30, 2010 (in thousands)
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$22	$334,832	$6,749	$—	$341,603

Costs and expenses
Cost of product sold	—	234,069	6,104	—	240,173
Depreciation and depletion	466	24,516	526	—	25,508
Amortization and accretion	—	2,373	875	—	3,248
Selling, general and administrative expenses	5,963	8,168	237	—	14,368

Total costs and expenses	6,429	269,126	7,742	—	283,297

Operating income	(6,407)	65,706	(993)	—	58,306

Other income (expense)
Interest income and other, net	145	25	1	—	171
Interest expense	(12,337)	345	(14)	—	(12,006)

Total other expense	(12,192)	370	(13)	—	(11,835)

Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	(18,599)	66,076	(1,006)	—	46,471
Earnings from unconsolidated affiliates	—	1,814	—	—	1,814
Earnings (losses) from consolidated affiliates	66,884	(1,006)	—	(65,878)	—

Net income	$48,285	$66,884	$(1,006)	$(65,878)	$48,285

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

Unaudited Supplemental Condensed Consolidating Statement of Operations

	Three Months Ended June 30, 2009 (in thousands)
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$337,274	$6,278	$—	$343,552

Costs and expenses
Cost of product sold	—	219,006	6,641	—	225,647
Depreciation and depletion	1,177	21,099	217	—	22,493
Amortization and accretion	—	9,751	723	—	10,474
Selling, general and administrative expenses	3,327	11,787	293	—	15,407

Total costs and expenses	4,504	261,643	7,874	—	274,021

Operating income	(4,504)	75,631	(1,596)	—	69,531

Other income (expense)
Interest income and other, net	64	45	12	—	121
Interest expense	(426)	(36)	(15)	—	(477)

Total other expense	(362)	9	(3)	—	(356)

Income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates	(4,866)	75,640	(1,599)	—	69,175
Income tax benefit (provision)	1,402	(21,822)	461	—	(19,959)
Earnings (losses) from unconsolidated affiliates, net of tax	(229)	636	—	—	407
Earnings (losses) from consolidated affiliates, net of tax	64,109	(1,138)	—	(62,971)	—

Income from continuing operations	60,416	53,316	(1,138)	(62,971)	49,623
Income from discontinued operations, net of tax	—	—	10,793	—	10,793

Net income	$60,416	$53,316	$9,655	$(62,971)	$60,416

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

Unaudited Supplemental Condensed Consolidating Statement of Operations

	Six Months Ended June 30, 2010 (in thousands)
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$78	$642,477	$10,041	$—	$652,596

Costs and expenses
Cost of product sold	(11)	447,466	9,386	—	456,841
Depreciation and depletion	1,035	47,413	767	—	49,215
Amortization and accretion	—	7,895	1,868	—	9,763
Selling, general and administrative expenses	12,952	17,339	354	—	30,645

Total costs and expenses	13,976	520,113	12,375	—	546,464

Operating income	(13,898)	122,364	(2,334)	—	106,132

Other income (expense)
Interest income and other, net	239	25	2	—	266
Interest expense	(24,136)	(617)	(29)	—	(24,782)

Total other expense	(23,897)	(592)	(27)	—	(24,516)

Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	(37,795)	121,772	(2,361)	—	81,616
Earnings from unconsolidated affiliates	10	2,222	—	—	2,232
Earnings (losses) from consolidated affiliates	121,633	(2,361)	—	(119,272)	—

Net income	$83,848	$121,633	$(2,361)	$(119,272)	$83,848

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

Unaudited Supplemental Condensed Consolidating Statement of Operations

	Six Months Ended June 30, 2009 (in thousands)
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$690,391	$13,654	$—	$704,045

Costs and expenses
Cost of product sold	—	460,674	14,145	—	474,819
Depreciation and depletion	2,370	41,513	453	—	44,336
Amortization and accretion	—	20,261	1,447	—	21,708
Selling, general and administrative expenses	6,816	22,058	637	—	29,511

Total costs and expenses	9,186	544,506	16,682	—	570,374

Operating income	(9,186)	145,885	(3,028)	—	133,671

Other income (expense)
Interest income and other, net	107	72	28	—	207
Interest expense	(880)	(37)	(29)	—	(946)

Total other expense	(773)	35	(1)	—	(739)

Income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates	(9,959)	145,920	(3,029)	—	132,932
Income tax benefit (provision)	2,894	(42,406)	880	—	(38,632)
Earnings (losses) from unconsolidated affiliates, net of tax	(269)	747	—	—	478
Earnings (losses) from consolidated affiliates, net of tax	124,559	(2,149)	—	(122,410)	—

Income from continuing operations	117,225	102,112	(2,149)	(122,410)	94,778
Income (loss) from discontinued operations, net of tax	—	—	22,447	—	22,447

Net income	$117,225	$102,112	$20,298	$(122,410)	$117,225

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

Unaudited Supplemental Condensed Consolidating Statement of Cash Flows

	Six Months Ended June 30, 2010 (in thousands)
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
Net cash provided by (used in) operating activities	$125,980	$11,966	$(3,258)	$134,688

Investing activities
Purchases of property plant and equipment	(2,960)	(5,539)	(12)	(8,511)
Return of restricted cash	80,180	—	—	80,180
Restricted cash deposit	(218,345)	—	—	(218,345)
Proceeds from sales of assets	—	471	—	471

Net cash used in investing activities	(141,125)	(5,068)	(12)	(146,205)

Financing activities
Repayments on other long-term debt	—	(6,898)	—	(6,898)
Distributions to Rio Tinto America	(340)	—	—	(340)

Net cash used in financing activities	(340)	(6,898)	—	(7,238)

Net decrease in cash and cash equivalents	(15,485)	—	(3,270)	(18,755)
Cash and cash equivalents at beginning of period	246,470	—	21,846	268,316

Cash and cash equivalents at the end of period	$230,985	$—	$18,576	$249,561

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

	Six Months Ended June 30, 2009 (in thousands)
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
Cash flows from continuing operations
Net cash provided by (used in) operating activities	$177,740	$94,694	$(32,669)	$239,765

Investing activities
Purchases of property plant and equipment	(1,779)	(67,007)	(572)	(69,358)
Proceeds from sales of assets	—	71	—	71
Cash advances to affiliate	(175,961)	—	—	(175,961)

Net cash used in investing activities	(177,740)	(66,936)	(572)	(245,248)

Financing activities
Repayments on other long-term debt	—	(27,751)	—	(27,751)
Distributions to Rio Tinto America	—	—	(241)	(241)

Net cash used in financing activities	—	(27,751)	(241)	(27,992)

Net cash provided by (used in) continuing operations	—	7	(33,482)	(33,475)

Cash flows from discounted operations
Net cash from operating activities	—	—	42,278	42,278
Net cash from investing activities	—	—	(5,124)	(5,124)

Net cash provided by discontinued operations	—	—	37,154	37,154

Net increase in cash and cash equivalents	—	7	3,672	3,679
Cash and cash equivalents at beginning of period	—	(99)	16,034	15,935

Cash and cash equivalents at the end of period	$—	$(92)	$19,706	$19,614

Report of Independent Registered Public Accounting Firm

To the Members of Cloud Peak Energy Resources LLC:

        In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in equity and cash flows present fairly, in all material respects, the financial position of Cloud Peak Energy Resources LLC and its subsidiaries (the "Company") at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Decker Coal Company, a 50% joint venture, to which the Company applies proportional consolidation, which statements reflect total assets of $95,591,270 and $96,516,919 as of December 31, 2009 and 2008, respectively, and total revenues of $59,681,540, $83,508,061 and $76,232,415 for each of the three years in the period ended December 31, 2009 (of which the Company reflects its 50% proportionate share of the joint venture in the accompanying consolidated financial statements). Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for the Decker Coal Company, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

Denver, Colorado
March 31, 2010, except for note 20 regarding supplemental guarantor / non-guarantor financial information as to which the date is August 6, 2010

Report of Independent Registered Public Accounting Firm

The Venturers
Decker Coal Company (A Joint Venture):

        We have audited the balance sheets of Decker Coal Company (A Joint Venture) (the Company) as of December 31, 2009 and 2008, and the related statements of earnings (loss) and comprehensive income (loss), joint venture deficit, and cash flows for each of the years in the three-year period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Decker Coal Company (A Joint Venture) as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

Omaha, Nebraska
February 5, 2010

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2009 and 2008

(dollars in thousands)

	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$268,316	$15,935
Restricted cash	80,180	—
Accounts receivable, net	82,809	79,451
Due from related parties	8,445	—
Inventories	64,199	55,523
Deferred income taxes	—	33,602
Other assets	6,431	9,751
Current assets of discontinued operations	—	56,979

Total current assets	510,380	251,241
Property, plant and equipment, net	987,143	927,910
Intangible assets, net	3,197	31,916
Goodwill	35,634	35,634
Other assets	39,657	8,301
Noncurrent assets of discontinued operations	—	530,189

Total assets	$1,576,011	$1,785,191

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable	$57,304	$55,503
Royalties and production taxes	102,912	96,060
Accrued expenses	47,596	42,401
Due to related parties	—	12,763
Current portion of other long-term debt	55,282	71,860
Current liabilities of discontinued operations	—	65,258

Total current liabilities	263,094	343,845
Senior notes	595,321	—
Other long-term debt, net of current portion	123,085	137,666
Asset retirement obligations, net of current portion	175,940	164,234
Deferred income taxes	—	86,320
Other liabilities	20,002	5,998
Noncurrent liabilities of discontinued operations	—	61,962

Total liabilities	1,177,442	800,025

Commitments and contingencies (Note 15)
Equity
Managing member's equity	216,857	—
Rio Tinto members' equity	202,728	989,674
Accumulated other comprehensive loss	(21,016)	(4,508)

Total members' equity	398,569	985,166

Total liabilities and members' equity	$1,576,011	$1,785,191

The accompanying notes are an integral part of these consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

	Year Ended December 31,
	2009	2008	2007
Revenues	$1,398,200	$1,239,711	$1,053,168

Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	933,489	894,036	755,280
Depreciation and depletion	97,869	88,972	80,133
Amortization	28,719	45,989	34,512
Accretion	12,587	12,742	12,212
Selling, general and administrative expenses	69,835	70,485	50,003
Asset impairment charges	698	2,551	18,297

Total costs and expenses	1,143,197	1,114,775	950,437

Operating income	255,003	124,936	102,731

Other income (expense)
Interest income	320	2,865	7,302
Interest expense	(5,992)	(20,376)	(40,930)
Other, net	9	1,715	274

Total other expense	(5,663)	(15,796)	(33,354)

Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	249,340	109,140	69,377
Income tax provision	(64,026)	(25,318)	(18,050)
Earnings from unconsolidated affiliates, net of tax	1,374	4,518	2,462

Income from continuing operations	186,688	88,340	53,789
Income (loss) from discontinued operations, net of tax	211,078	(25,215)	(21,482)

Net income	$397,766	$63,125	$32,307

The accompanying notes are an integral part of these consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

(dollars in thousands)

	Managing Member's Equity	Rio Tinto Members' Equity	Accumulated Other Comprehensive Income (Loss)	Total
Balances at December 31, 2006	$—	$291,706	$(1,851)	$289,855
Comprehensive income
Net income	—	32,307	—	32,307
Decker pension adjustments, net of tax	—	—	113	113

Total comprehensive income				32,420
Stock compensation, net of tax	—	1,727	—	1,727
Cumulative effect of adoption of change in accounting principle	—	(280)	—	(280)
Dividend to former parent	—	(2,466)	—	(2,466)
Costs incurred by affiliates	—	13,705	—	13,705

Balances at December 31, 2007	—	336,699	(1,738)	334,961
Comprehensive income
Net income	—	63,125	—	63,125
Decker pension adjustments, net of tax	—	—	(2,770)	(2,770)

Total comprehensive income				60,355
Stock compensation, net of tax	—	1,033	—	1,033
Dividend to former parent	—	(3,956)	—	(3,956)
Conversion of RTA Facility to equity	—	547,382	—	547,382
Costs incurred by affiliates	—	31,216	—	31,216
Pension transition adjustment, net of tax	—	(687)	—	(687)
Discontinued operations distribution	—	14,862	—	14,862

Balances at December 31, 2008	—	989,674	(4,508)	985,166
Comprehensive income
Net income	12,675	385,091	—	397,766
Decker pension adjustments	—	—	2,136	2,136
Retiree medical plan initiation and adjustment	—	—	(16,020)	(16,020)

Total comprehensive income				383,882
Stock compensation, net of tax	—	1,180	—	1,180
Cash distribution to former parent	—	(8,477)	—	(8,477)
Costs incurred by affiliates	—	8,542	—	8,542
Distribution of Jacobs Ranch mine sale proceeds	—	(764,122)	—	(764,122)
IPO structuring transactions	—	(3,815)	—	(3,815)
Distribution of senior notes proceeds	—	(309,704)	—	(309,704)
RTEA deconsolidation	—	108,541	(2,624)	105,917
Transfer between members	204,182	(204,182)	—	—

Balances at December 31, 2009	$216,857	$202,728	$(21,016)	$398,569

The accompanying notes are an integral part of these consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2009	2008	2007
Cash flows from continuing operations
Operating activities
Income from continuing operations	$186,688	$88,340	$53,789
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and depletion	97,869	88,972	80,133
Amortization	28,719	45,989	34,512
Accretion	12,587	12,742	12,212
Asset impairment charges	698	2,551	18,297
Earnings from unconsolidated affiliates	(1,381)	(4,518)	(2,462)
Distributions of income from equity investments	4,000	4,750	—
Deferred income taxes	9,546	(18,697)	4,645
Expenses paid by affiliates	—	31,216	13,705
Stock compensation expense	1,919	727	644
Interest expense converted to principal	—	16,755	33,816
Other, net	750	1,336	(247)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,358)	12,609	(17,519)
Inventories	(7,638)	(5,707)	(7,045)
Due to or from related parties	102,524	(129,252)	57,162
Other assets	(207)	(4,377)	681
Accounts payable and accrued expenses	28,723	9,715	10,216
Asset retirement obligations	(4,855)	(3,151)	(2,448)

Net cash provided by operating activities from continuing operations	456,584	150,000	290,091

Investing activities
Purchases of property, plant and equipment	(119,742)	(138,104)	(91,499)
Payment on refundable deposit	—	(11,806)	(24,397)
Return of refundable deposit	—	33,156	—
Restricted cash deposit	(80,180)	—	—
Change in cash advances to affiliate	(217,468)	(35,025)	22,850
Other, net	313	(1,880)	2,469

Net cash used in investing activities from continuing operations	(417,077)	(153,659)	(90,577)

Financing activities
Borrowings on long-term debt	595,284	40,000	—
Repayments on other long-term debt	(68,583)	(39,415)	(145,175)
Payment of debt issuance costs	(26,585)	—	—
Distributions to Rio Tinto America	(1,082,303)	(3,448)	(2,465)

Net cash used in financing activities from continuing operations	(582,187)	(2,863)	(147,640)

Net cash provided by (used in) continuing operations	(542,680)	(6,522)	51,874

Cash flows from discontinued operations
Net cash from operating activities	36,029	50,320	30,795
Net cash from investing activities	759,032	(41,231)	(72,923)
Net cash from financing activities	—	(10,248)	(5,715)

Net cash provided by (used in) discontinued operations	795,061	(1,159)	(47,843)

Net increase (decrease) in cash and cash equivalents	252,381	(7,681)	4,031
Cash and cash equivalents at beginning of year	15,935	23,616	19,585

Cash and cash equivalents at end of year	$268,316	$15,935	$23,616

See "Note 19. Supplemental Cash Flow Information" of the "Notes to Consolidated Financial Statements."

The accompanying notes are an integral part of these consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Business

        CPE LLC, formerly Rio Tinto Sage LLC, is a Delaware limited liability company that was formed on August 19, 2008, as a wholly-owned subsidiary of Rio Tinto Energy America Inc. ("RTEA"). During 2008 and 2009, RTEA contributed to CPE LLC substantially all of the assets used in RTEA's western U.S. coal business. On November 19, 2009, RTEA transferred a 51% managing member interest in CPE LLC to Holdings in exchange for a promissory note that was repaid on November 25, 2009, using the net proceeds from the initial public offering (the "IPO") of Holdings's common stock. Prior to the IPO, RTEA and Holdings were wholly-owned subsidiaries of RTA and were indirect subsidiaries of Rio Tinto plc ("Rio Tinto"), one of the largest mining companies in the world. At December 31, 2009, Holdings held a 51.7% controlling interest in CPE LLC, and RTEA and an affiliate (collectively, the "Rio Tinto members") held the remaining 48.3% noncontrolling interest in CPE LLC.

        CPE LLC and its subsidiaries engage in coal mining operations in the PRB, the lowest cost coal producing region in the U.S., and operate two of the four largest coal mines in the region and in the U.S. CPE LLC operates three surface coal mines, of which two are in Wyoming and one is in Montana, and owns a 50% interest in another surface coal mine in Montana. CPE LLC produces sub-bituminous steam coal with low sulfur content and sells the coal primarily to electric utility companies, which use the coal as fuel for electricity generation.

        "Cloud Peak Energy," "we," "us," "our" or the "Company" refer collectively to CPE LLC and its consolidated subsidiaries. Those terms also include RTEA with respect to periods prior to the IPO, when RTEA was the parent company of CPE LLC and other entities that operated its western U.S. coal business.

2. Basis of Presentation

Principles of Consolidation

        Our consolidated financial statements present the financial position, results of operations and cash flows of our business, which was controlled by Rio Tinto, through RTEA, prior to the IPO. For dates and periods prior to the IPO, our consolidated financial statements present RTEA as the parent company (the "former parent") and reflect allocations of certain costs incurred by other Rio Tinto affiliates. For dates and periods following the IPO, our consolidated financial statements present CPE LLC as the parent company and do not include RTEA or any other entities controlled by Rio Tinto.

        We consolidate the accounts of entities in which we have a controlling financial interest under the voting control model and consolidate the accounts of variable interest entities for which we are the primary beneficiary. We account for our 50% interest in Decker using the proportionate consolidation method, whereby our share of Decker's assets, liabilities, revenues and expenses are included in our consolidated financial statements. Investments in other entities that we do not control, but have the ability to exercise significant influence over the investee's operating and financial policies, are accounted for under the equity method. The consolidated financial statements have been prepared in conformity with U.S. GAAP. All intercompany balances and transactions have been eliminated in the consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Presentation (Continued)

Initial Public Offering and Related IPO Structuring Transactions

        In anticipation of an IPO or divestment transaction, substantially all assets used in Rio Tinto's western U.S. coal business were transferred to CPE LLC during 2008 and 2009, including Cloud Peak Energy Services Company (formerly known as Rio Tinto Energy America Services Company), or CPESC, which employs personnel who operate the business of CPE LLC. On November 19, 2009, the initial public offering of Holdings's common stock became effective and Holdings acquired from RTEA 30,600,000 common membership units in CPE LLC, representing 51% of the 60,000,000 common membership units then outstanding. The Rio Tinto members retained the remaining 49% interest in CPE LLC. The CPE LLC limited liability company agreement was amended in connection with the IPO to designate Holdings as the managing member of CPE LLC. As amended, the limited liability company agreement provides for Holdings, as managing member, to control the activities of CPE LLC. The Rio Tinto members retained certain protective rights to approve certain activities that are not in the ordinary course of business, but these rights do not preclude Holdings's ability to control the activities of CPE LLC.

        In connection with the IPO, Holdings, CPE LLC, RTEA and other Rio Tinto affiliates entered into transactions pursuant to several agreements that affected certain existing obligations of the respective parties and required adjustments to certain assets and liabilities of CPE LLC. These transactions were arranged while the parties were under common control by Rio Tinto and, accordingly, were accounted for as equity transactions. The following transactions resulted in a $3.8 million net charge to Rio Tinto members' equity:

  •
  All existing intercompany receivables and payables between CPE LLC (including its subsidiaries) and RTA (including its subsidiaries other than CPE LLC and its subsidiaries) were cancelled in anticipation of the IPO. These intercompany accounts aggregated to a $19.2 million net receivable from Rio Tinto as of the date of cancellation. In addition, we recorded a payable to Rio Tinto of $1.1 million related to the working capital adjustment specified in the IPO structuring agreements with Rio Tinto.

  •
  Rio Tinto agreed to pay self-insured employee health insurance claims incurred prior to November 19, 2009, settle all liabilities for cash-settled stock compensation and reimburse CPE LLC for a pro-rata portion of certain employee bonuses paid in 2010. CPE LLC reduced its accrued liabilities for health insurance claims and cash-settled stock compensation by $5.1 million and $1.3 million, respectively, and recorded a $10.1 million receivable from Rio Tinto for bonus reimbursements, reflecting the amounts we estimate Rio Tinto will pay pursuant to these arrangements.

        Holdings's use of the net IPO proceeds to repay a promissory note that was issued on November 19, 2009, to acquire a 51% interest in CPE LLC resulted in an increase in the income tax basis of such interest. Holdings and RTEA entered into the Tax Receivable Agreement, pursuant to which Holdings generally is required to pay to RTEA 85% of the income tax savings that it realizes in the future from the increase in tax basis. See "Note 15. Commitments and Contingencies—Tax-Related Obligations of Holdings" of these "Notes to Consolidated Financial Statements."

        On November 17, 2009, CPE LLC declared a cash distribution to RTEA in anticipation of its senior notes offering (see "Note 9. Long-Term Debt" of these "Notes to Consolidated Financial Statements"). CPE LLC made payments to RTEA totaling $309.7 million pursuant to this declaration

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Presentation (Continued)

and a related working capital adjustment prior to December 31, 2009. These distributions were charged to former parent's equity.

        As a result of Holdings's acquisition of the controlling interest in CPE LLC from RTEA, effective November 19, 2009, RTEA is no longer our parent company. The consolidated statement of equity includes a $108.5 million increase in former Rio Tinto members' equity to reflect the elimination of RTEA's accounts, consisting primarily of deferred income tax liabilities, accrued royalties and production taxes related to the Jacobs Ranch mine and payables to other Rio Tinto affiliates. In addition, a $2.6 million charge to accumulated other comprehensive loss was recorded to reflect the derecognition of certain tax benefits that RTEA previously had recognized in other comprehensive income.

Variable Interest Entities

        A variable interest entity ("VIE") generally is an entity that is designed to have one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support; (b) as a group, the holders of equity at risk do not have all the characteristics of a controlling financial interest in the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests and substantially all of the entity's activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights. A VIE is required to be consolidated in the financial statements of the entity that is determined to be the primary beneficiary of the VIE. The primary beneficiary generally is the entity that will receive a majority of the VIE's expected losses, receive a majority of the VIE's expected residual returns or both.

        Prior to the IPO, RTEA was the primary beneficiary of CPESC, which was a wholly-owned subsidiary of RTA. We determined that CPESC was a VIE, primarily because substantially all of CPESC's activities were conducted on behalf of RTEA. We determined that RTEA was the primary beneficiary of CPESC, because RTEA was the Rio Tinto affiliate that was most closely associated with CPESC. As a result, RTEA included CPESC in its consolidated financial statements prior to the IPO. In connection with the IPO structuring transactions, RTA contributed CPESC to CPE LLC and we now consolidate CPESC based on voting control.

        Prior to October 7, 2008, we were the primary beneficiary of Colowyo Coal Company, L.P. ("Colowyo"), a VIE with coal mining operations in Colorado. We distributed our equity interests in Colowyo to RTA on October 7, 2008, and report the operations of Colowyo prior to that date in discontinued operations (see "Note 4. Discontinued Operations" of these "Notes to Consolidated Financial Statements").

Pre-IPO Expense Allocations

        For periods prior to the IPO, our consolidated financial statements include allocations of certain general and administrative expenses incurred by RTA and other Rio Tinto affiliates. RTA provided various services and other support to the Company, including tax, treasury, corporate secretary, legal, procurement, information systems and technology, human resources, accounting and insurance/risk management in the ordinary course of business. RTA charged us for such services on a unit cost or cost allocation basis, such as per invoice processed, proportion of information technology users, share of time or based on a combination of factors, including revenue, operating expenses and head count. Our

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Basis of Presentation (Continued)

consolidated financial statements for periods prior to the IPO also reflect allocations of Rio Tinto's headquarters costs, including costs for technology and innovation, corporate governance, community and external relations, investor relations, human resources and Rio Tinto's Energy and Minerals product group. The allocations were based on a percentage of operating expenses or revenue. We believe that the allocation methodologies reflected in these consolidated financial statements, as described above, were reasonable; however, the allocated expenses are not necessarily indicative of the expenses that would have been incurred if we had been a separate, independent entity.

        Our consolidated statements of operations include allocations of general and administrative expenses incurred by RTA and other Rio Tinto affiliates totaling $20.7 million, $25.4 million and $24.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Of these amounts, $15.8 million, $21 million and $20.3 million for the years ended December 31, 2009, 2008 and 2007, respectively, are included in selling, general and administrative expenses. The remaining $4.9 million, $4.4 million and $4.2 million, for the years ended December 31, 2009, 2008 and 2007, respectively, are included in cost of product sold. Also included in selling, general and administrative expenses are costs incurred as a result of actions to divest our business, either through a trade sale or an initial public offering, of $18.3 million and $25.8 million for the years ended December 31, 2009 and 2008, respectively.

Reclassifications

        Certain amounts in the 2008 and 2007 consolidated financial statements have been reclassified to conform to the 2009 presentation.

3. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates in these consolidated financial statements include allowances for inventory obsolescence, share-based compensation expense, useful lives of long-lived assets, assumptions about the amount and timing of future cash flows and related discount rates used in determining asset retirement obligations and in testing long-lived assets and goodwill for impairment, and the recognition and measurement of income tax benefits and related deferred tax asset valuation allowances. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

        We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Money market funds that meet all qualifying criteria for a money market fund under the Investment Company Act of 1940 are considered to be cash equivalents.

Restricted Cash

        Restricted cash consists of cash and cash equivalents held in accounts that are subject to contractual restrictions on our ability to withdraw funds. We classify restricted cash as a current asset

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

when we have the contractual right and economic ability to withdraw funds from the restricted cash account within one year from the balance sheet date. We may use restricted cash balances to collateralize surety bonds that secure our performance under certain of our reclamation obligations. Our surety bonds permit us to provide cash or letters of credit as collateral. In determining whether we have the ability to withdraw funds from restricted cash accounts, we consider the available capacity under our revolving credit facility, our forecasted cash flows and other relevant information.

Allowance for Doubtful Accounts Receivable

        We determine an allowance for doubtful accounts based on the aging of accounts receivable, historical experience and management judgment. We write off accounts receivable against the allowance when we determine a balance is uncollectible and we no longer continue to actively pursue collection of the receivable. Based on our assessment of the above criteria, there was no allowance for doubtful accounts at December 31, 2009 and 2008.

Inventories

Materials and Supplies

        We state materials and supplies at the lower of average cost or net realizable value. We establish allowances for excess or obsolete materials and supplies inventory based on prior experience and estimates of future usage.

Stockpiles and Finished Product ("Coal Inventory")

        We state our coal inventory, which consists of coal stockpiles that may be sold in their current condition or may be further processed prior to shipment to a customer, at the lower of average cost or net realizable value. Net realizable value represents the estimated future sales price based on spot coal prices and prices under long-term contracts, less the estimated costs to complete production and bring the product to sale. The cost of coal inventory reflects mining costs incurred up to the point of stockpiling the coal and includes labor, supplies, equipment, applicable operating overhead and depreciation, depletion and amortization related to mining operations.

Property, Plant and Equipment

Plant and Equipment

        We state plant and equipment at cost, less accumulated depreciation. Plant and equipment used in mining operations that are expected to remain in service for the life of the related mine are depreciated using the units-of-production method based on proven and probable reserves. Depreciation of other plant and equipment is computed using the straight-line method over the following estimated useful lives:

Buildings and improvements	5 to 25 years
Machinery and equipment	3 to 20 years
Furniture and fixtures	3 years

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

Capitalization of Interest

        We capitalize interest costs on accumulated expenditures incurred in preparing capital projects for their intended use.

Mine Development Costs

        We capitalize costs of developing new mines where proven and probable reserves exist. We amortize mine development costs using the units-of-production method based on proven and probable reserves that are associated with the property being developed. Costs may include construction permits and licenses; mine design; construction of access roads, slopes and main entries; and removing overburden and waste materials to access the coal ore body in a new pit prior to the production phase, which commences when saleable coal, beyond a de minimis amount, is produced. Where multiple pits exist at a mining operation, overburden removal costs are capitalized if such costs are for the development of a new area that is separate and distinct from the existing production phase mines. Overburden removal costs that relate to the enlargement of an existing pit are expensed as incurred. Overburden removal costs incurred during the production phase are included as a cost of inventory to be recognized in cost of product sold in the same period as the revenue from the sale of inventory. Additionally, mine development costs include the costs associated with asset retirement obligations. Mine development costs are included in land, improvements and mineral rights in property, plant and equipment, net.

Asset Retirement Obligations and Remediation Costs

        We recognize liabilities for asset retirement obligations ("AROs") where we have legal obligations associated with the retirement of long-lived assets. We recognize AROs at fair value at the time the obligations are incurred. The Company's AROs generally are incurred when a mine site is disturbed by mining activities and as the extent of disturbance increases. AROs reflect costs associated with legally required mine reclamation and closure activities, including earthwork, revegetation and demolition and are estimated based upon detailed engineering calculations of the amount and timing of the future cash spending for a third party to perform the required work. Spending estimates are adjusted for estimated inflation and discounted at a credit-adjusted, risk-free interest rate. The ARO amount is capitalized as part of the related mining property upon initial recognition and is included in depreciation and depletion expense using the units-of-production method based on proven and probable reserves. As changes in estimates occur (such as changes in estimated costs or timing of reclamation activities resulting from mine plan revisions), the ARO liability and related asset are adjusted to reflect the updated estimates. Increases in ARO liabilities resulting from the passage of time are recognized as accretion expense by applying the credit-adjusted, risk-free interest rate that existed when the liability was initially measured to the amount of the liability at the beginning of the period. Other costs related to environmental remediation are charged to expense as incurred.

Coal Reserves and Mineral Rights

        We state our coal reserves at cost, less accumulated depletion. The cost of coal reserves includes, where applicable, the present value of payments required under leases that convey mineral rights, based on our estimate of the credit-adjusted, risk-free interest rate at inception of the lease. We compute depletion of coal reserves and mineral rights using the units-of-production method based on proven

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

and probable reserves. Coal reserves and mineral rights are included in land, improvements and mineral rights in property, plant and equipment, net.

Repairs and Maintenance

        We capitalize costs associated with major renewals and improvements. Expenditures to replace or completely rebuild major components of major equipment, which are required at predictable intervals to maintain asset life or performance, are capitalized. These major components are capitalized separately from the major equipment and depreciated according to their own estimated useful life, rather than the estimated useful life of the major equipment. All other costs of repairs and maintenance are charged to expense as incurred.

Exploration Costs

        We expense as incurred all costs incurred directly in identifying new resources and in converting existing resources to reserves at development and production stage projects. Exploration costs of $1.2 million, $1.4 million and $816,000 for the years ended December 31, 2009, 2008 and 2007, respectively, are included in cost of product sold.

Impairment

        We evaluate the recoverability of our long-lived assets when events or changes in circumstances indicate that the carrying amount of property, plant and equipment may not be recovered over its remaining service life. An asset impairment charge is recognized when the sum of estimated future cash flows associated with the operation and disposal of the asset, on an undiscounted basis, is less than the carrying amount of the asset. An impairment charge is measured as the amount by which the carrying amount of the asset exceeds its fair value. Fair value is measured using discounted cash flows based on estimates of coal reserves, coal prices, operating expenses and capital costs, or by reference to observable comparable transactions or replacement cost data.

Intangible Assets

        We state intangible assets at cost, less accumulated amortization. The cost of intangible assets consists of the fair value assigned to favorable long-term coal supply contracts in connection with business combinations and is amortized based on deliveries over the terms of the contracts. The remaining weighted-average amortization period at December 31, 2009, is less than one year. Intangible assets are subject to evaluation for potential impairment if an event occurs or a change in circumstances indicates the carrying amount may not be recoverable.

Goodwill

        We assess the carrying amount of goodwill for impairment annually during the fourth quarter, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We assess goodwill for possible impairment using a two-step method in which we compare the carrying amount of each reporting unit to its fair value. If the carrying amount of a reporting unit exceeds its fair value, we perform an analysis to determine the fair values of the assets and liabilities of the reporting unit to determine whether the implied goodwill of that reporting unit has been impaired. We determine the fair value of our reporting

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

units utilizing estimated future discounted cash flows based on estimates of proven and probable reserves, coal prices and operating costs, consistent with assumptions that we believe marketplace participants would use in their estimates of fair value. The carrying amount of our goodwill does not include any accumulated impairment losses.

Pensions and Other Postretirement Benefits

        Our employees participate in defined contribution retirement plans, which require us to make contributions based on a percentage of compensation or to match employee contributions, subject to limitations. We recognize compensation expense for our required contributions as incurred.

        Prior to the IPO, our employees, which do not include Decker employees, participated in a defined benefit retirement plan sponsored by RTA. Periodic costs pertaining to this plan were allocated to us by RTA on a basis of projected benefit obligation with respect to financing costs and on the basis of actuarial determinations for current and prior service costs. Our employees ceased to participate in this plan as a result of the IPO, and we have not assumed any pension obligations associated with this plan.

        Prior to the IPO, our employees participated in a defined benefit postretirement welfare plan sponsored by RTA. This plan provided for retired employees and their beneficiaries and dependents who meet eligibility requirements to receive medical, dental and life insurance benefits, subject to certain cost-sharing features, such as deductibles and coinsurance. We recognized a net periodic postretirement benefit cost for our required contribution to this plan based on actuarial cost data and an allocation from RTA. Our employees ceased to participate in this plan; however, we agreed to sponsor, effective January 1, 2010, a new postretirement medical plan that provides retiree medical benefits for our employees. We account for this plan in accordance with U.S. GAAP requirements for postretirement benefits other than pension benefits.

        Decker's employees participate in a defined benefit retirement plan sponsored by Decker, which is accounted for in accordance with U.S. GAAP requirements for defined benefit pension plans.

Accrued Liabilities

Litigation

        We account for contingent liabilities related to litigation, claims and assessments based on the specific facts and circumstances and our experience with similar matters. We record our best estimate of a loss when the loss is considered probable and the amount of loss is reasonably estimable. When a loss is probable and there is a range of the estimated loss with no best estimate in the range, we record our estimate of the minimum liability. As additional information becomes available, we assess the potential liability and revise our estimates.

Workers' Compensation

        For our employees in Wyoming, workers' compensation insurance is provided through a state fund program. We contribute to this program through our payroll function by applying the assessed state rate to gross payroll, which is adjusted prospectively based on our workers' compensation historical incident rating.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

        For our employees in Colorado and Montana, workers' compensation insurance is provided under a self-insured workers' compensation program. Our insurance coverage generally provides that we assume a portion of the risk in the form of a deductible. We accrue the estimated cost of our self-insurance retentions for workers' compensation based on historical data, adjusted for actual claim settlements and reported claims.

Share-Based Compensation

        We measure compensation cost of share-based employee compensation based on the fair value of the award and recognize that cost over the period during which the recipient is required to provide services in exchange for the award, typically the vesting period. For equity awards, compensation cost is measured based on grant-date fair value of the award. The fair value of certain share-based payment awards is estimated using a Black-Scholes option valuation model. Prior to the IPO, certain of our employees participated in share-based compensation plans sponsored by Rio Tinto. As a result of the IPO, the awards granted by Rio Tinto became vested in accordance with the employee separation provisions contained in the original terms of the awards.

Income Taxes

        We account for income taxes using a balance sheet approach in accordance with U.S. GAAP. Deferred income taxes are provided for temporary differences arising from differences between the financial statement and tax basis of assets and liabilities existing at each balance sheet date using enacted tax rates expected to be in effect when the related taxes are expected to be paid or recovered. A valuation allowance is established if it is more likely than not that a deferred tax asset will not be realized. In determining the appropriate valuation allowance, we consider projected realization of tax benefits based on expected levels of future taxable income, available tax planning strategies and our overall deferred tax position. We recognize the benefit of uncertain tax positions at the greatest amount that is determined to be more likely than not of being realized. Interest and penalties related to income tax matters are included in income tax expense in the consolidated statements of operations.

        Prior to the IPO, we were a member of a consolidated federal tax group and were party to a federal tax sharing agreement with the other members of the consolidated federal tax group. However, for the purposes of our pre-IPO consolidated financial statements, which were prepared on a carve-out basis, our current and deferred income taxes were calculated on a stand-alone income tax return basis. Differences arose as a result of computing our federal income taxes pursuant to the federal tax sharing agreement and on a stand-alone income tax return basis for the carve-out consolidated financial statements. For the years ended December 31, 2008 and 2007, income taxes recognized in the carve-out consolidated financial statements exceeded income taxes pursuant to the tax sharing agreement by $29.6 million and $509,000, respectively. These amounts are presented as capital contributions within Rio Tinto members' equity, as the amounts will not be paid by us.

        For periods following the IPO, the amounts reported in our consolidated financial statements pertain to CPE LLC and its subsidiaries, which are non-taxable entities, except for certain corporate subsidiaries that may incur nominal income taxes. Accordingly, we generally do not recognize any significant income taxes in our consolidated financial statements for periods following the IPO.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Summary of Significant Accounting Policies (Continued)

Revenue Recognition

        We recognize revenue from a sale when persuasive evidence of an arrangement exists, the price is determinable, the product has been delivered, title has transferred to the customer and collection of the sales price is reasonably assured.

        Coal sales revenues include sales to customers of coal produced at our facilities and coal purchased from other companies. Coal sales are made to our customers under the terms of coal supply agreements, most of which have a term greater than one year. Under the typical terms of these coal supply agreements, title and risk of loss transfer to the customer at the time the coal is shipped, which is the point at which revenue is recognized. Certain contracts provide for title and risk of loss transfer at the point of destination, in which case revenue is recognized at destination.

        Coal sales contracts typically contain coal quality specifications. With coal quality specifications in place, the raw coal sold by us to the customer at the delivery point must be substantially free of magnetic material and other foreign material impurities, and crushed to a maximum size as set forth in the respective coal sales contract. Prior to billing the customer, price adjustments are made based on quality standards that are specified in the coal sales contract, such as British thermal unit factor, moisture, ash and sodium content, and can result in either increases or decreases in the value of the coal shipped.

        Transportation costs are included in cost of product sold, and amounts we bill to our customers for transportation are recognized as gross amounts in revenues.

Discontinued Operations

        We report items within discontinued operations in the consolidated statements of operations when the operations and cash flows of a particular component (defined as operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity) have been eliminated from our ongoing operations as a result of a disposal transaction, and we will no longer have any significant continuing involvement in the operations of that component. See "Note 4. Discontinued Operations" of these "Notes to Consolidated Financial Statements."

Segment Information

        We review, manage and operate our business as a single operating segment—coal production. We produce low sulfur, steam coal from surface mines located in the PRB in Wyoming and Montana that we sell to electric utilities and industrial customers. We have determined that we have one operating segment, primarily based on our chief operating decision maker assessing our performance and allocating resources based on our consolidated financial information.

Recent Accounting Pronouncements

        In June 2009, the FASB updated certain provisions of Accounting Standards Codification Topic 810. These provisions require an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a VIE and require ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE. These provisions are effective for our fiscal year beginning January 1, 2010. We are currently evaluating the impact that the new standards may have on our consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Discontinued Operations

Sale of Jacobs Ranch Mine

        Effective March 8, 2009, we entered into an agreement to sell our membership interest in Jacobs Ranch Coal LLC, which owned and operated the Jacobs Ranch coal mine, to Arch Coal, Inc. for cash consideration of $761 million, subject to certain adjustments as of the closing date. The sale closed on October 1, 2009, resulting in gross sales proceeds of $768.8 million, which were distributed to RTA, and a pre-tax gain on sale of $264.8 million. The Jacobs Ranch mine was classified as held for sale and reported as discontinued operations as of March 1, 2009. As a result, the consolidated financial statements report the financial position, results of operations and cash flows of the Jacobs Ranch mine as discontinued operations in all periods presented. Included in Jacobs Ranch mine revenues in the table below are sales to our other subsidiaries of $21.9 million, $17.7 million and $12.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. Sales of coal to our other subsidiaries continued after the closing date under contracts that terminate upon completion of all required shipments in 2010. We determined that our purchases from the mine after the closing date do not represent significant continuing involvement based primarily on the immateriality of the expected purchases compared to the expected production of the mine and the short duration of the contracts.

Distribution of Colowyo and Uranium Mining Venture

        Effective October 7, 2008, RTEA distributed to RTA its controlling interests in Colowyo, together with a uranium mining venture undergoing reclamation activities. The consolidated financial statements report the financial position, results of operations and cash flows of the distributed entities as discontinued operations in all periods presented. Subsequent to the distribution date, we provided certain transitional management and administrative support services to the distributed entities on a cost reimbursement basis. These transitional services were concluded in March 2009.

        The liabilities of the entities distributed to RTA (including amounts payable to RTEA) exceeded the assets of such entities by $130.1 million on the distribution date. In December 2008, RTEA distributed to RTA receivables due from the distributed entities totaling $115.2 million. We recorded a $14.9 million net capital contribution in the fourth quarter of 2008 for the amount by which the liabilities of the distributed entities exceeded their assets and the distributed receivables. The assets and liabilities were transferred at their respective carrying amounts as of the dates of distribution. No gain or loss was recognized in connection with the distribution.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Discontinued Operations (Continued)

        Income (loss) from discontinued operations, net of tax, presented in the consolidated statements of operations consisted of the following for the years ended December 31 (in thousands):

	2009	2008	2007
Jacobs Ranch Mine
Revenues	$368,640	$478,039	$378,695
Costs and expenses	304,030	482,863	405,544

Income (loss) from discontinued operations, before gain on sale and income taxes	64,610	(4,824)	(26,849)
Gain on sale	264,767	—	—
Income tax (expense) benefit	(118,299)	685	9,688

Income (loss) from discontinued operations, net of taxes	$211,078	$(4,139)	$(17,161)

Colowyo and Uranium Mining Venture
Revenues	$—	$90,678	$138,919
Costs and expenses	—	124,336	149,418

Loss from discontinued operations, before income taxes	—	(33,658)	(10,499)
Income tax benefit	—	12,582	6,178

Loss from discontinued operations, net of taxes	$—	$(21,076)	$(4,321)

Total Discontinued Operations
Revenues	$368,640	$568,717	$517,614
Costs and expenses	304,030	607,199	554,962

Income (loss) from discontinued operations, before gain on sale and income taxes	64,610	(38,482)	(37,348)
Gain on sale	264,767	—	—
Income tax (expense) benefit	(118,299)	13,267	15,866

Income (loss) from discontinued operations, net of taxes	$211,078	$(25,215)	$(21,482)

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Discontinued Operations (Continued)

        The table below summarizes the assets and liabilities of the Jacobs Ranch mine classified as discontinued operations in the consolidated balance sheet as of December 31, 2008, (in thousands):

Assets
Current assets
Accounts receivable, net	$23,894
Inventories	17,851
Other	15,234

Current assets of discontinued operations	56,979

Property, plant and equipment, net	525,281
Other	4,908

Noncurrent assets of discontinued operations	530,189

Total assets of discontinued operations	$587,168

Liabilities
Current liabilities
Trade accounts payable	$21,370
Accrued and other liabilities	43,888

Current liabilities of discontinued operations	65,258

Asset retirement obligations	40,747
Deferred income taxes	21,215

Noncurrent liabilities of discontinued operations	61,962

Total liabilities of discontinued operations	$127,220

5. Inventories

        Inventories, net consisted of the following at December 31 (in thousands):

	2009	2008
Materials and supplies, net	$60,868	$53,680
Coal stockpiles and finished product	3,331	1,843

	$64,199	$55,523

        Materials and supplies are stated net of an obsolescence allowance of $1.3 million and $1.2 million as of December 31, 2009 and 2008, respectively. The Company recognized a provision to increase the allowance by $973,000, $356,000 and $656,000, and charged inventory costs to the allowance of $897,000, $325,000 and $189,000, for the years ended December 31, 2009, 2008 and 2007, respectively.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Property, Plant and Equipment

        Property, plant and equipment, net consisted of the following at December 31 (in thousands):

	2009	2008
Land, improvements and mineral rights	$862,890	$763,862
Mining equipment	701,084	636,350
Construction in progress	13,413	41,916
Other equipment	99,949	97,280
Buildings and improvements	69,124	52,880

	1,746,460	1,592,288
Less: accumulated depreciation and depletion	(759,317)	(664,378)

	$987,143	$927,910

        At December 31, 2009 and 2008, the carrying amount of coal reserves, included in land, improvements and mineral rights above, totaled $478.2 million and $429 million, respectively. These amounts included mineral rights of $295.5 million and $253.9 million at December 31, 2009 and 2008, respectively, attributable to areas where the Company was not currently engaged in mining operations and, therefore, the coal reserves are not currently being depleted.

        Interest costs capitalized on mine development and construction projects totaled $15.5 million, $6.6 million and $1.8 million for the years ended December 31, 2009, 2008 and 2007, respectively.

        In 2009, we recognized an impairment charge of $698,000 for costs incurred on an abandoned time-keeping software project. In 2008, we recognized an impairment charge of $1.01 million for costs incurred on an abandoned production cost efficiency project.

        In 2007, upon the announcement that Rio Tinto was exploring options to sell the Company, we abandoned our involvement in Rio Tinto's aligning business systems project, which included implementation of an information technology software and hardware system. An asset impairment charge for costs incurred on the project totaling $18.3 million, including estimated accruals for certain unbilled and contingent costs, was recognized in the year ended December 31, 2007. A $3.1 million reduction of the asset impairment charge was recognized in the year ended December 31, 2008, as a result of favorable changes in estimates and resolution of contingencies.

7. Intangible Assets

        Intangible assets, net consisted of the following at December 31 (in thousands):

	2009	2008
Acquired long-term coal supply contracts	$349,358	$349,358
Less: accumulated amortization	(346,161)	(317,442)

	$3,197	$31,916

        At December 31, 2009 and 2008, acquired long-term coal supply contracts consisted of a contract acquired in 1993 that expires in 2010. We expect the $3.2 million unamortized balance of the contract to be amortized in 2010.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Intangible Assets (Continued)

        In March 2008, a Decker contract, in which we had a 50% interest, was amended to provide for a reduction in the quantities of coal to be supplied during 2009 through 2012 in exchange for a $12.7 million cash payment from the customer in 2009. Upon execution of the amendment, we recognized $6.3 million of revenue, representing our 50% interest in the cash to be received in exchange for the relief of the Company's obligation to supply coal, and amortization expense of $9.2 million, representing the accelerated amortization of our contract rights corresponding to the reduction in coal supply quantities under the amended contract. As a result of changes in the Decker mine plan in the fourth quarter of 2008, which resulted in lower projected cash flows, we evaluated the recoverability of Decker long-lived assets in December 2008 and determined that the remaining carrying amount of the Decker contract was not recoverable. Consequently, we recognized a $4.6 million impairment charge to reduce the carrying amount of our remaining contract rights to its estimated fair value of zero.

8. Investments

        Investments are included in other noncurrent assets and have a carrying amount of $4.5 million and $6.4 million at December 31, 2009 and 2008, respectively. Investments at December 31, 2009 and 2008 consist of our 50% equity investment in Venture Fuels Partnership, a coal marketing company. During the year ended December 31, 2007, we also held a 26.5% equity interest in NeuCo Inc. and insignificant investments in two other entities. In October 2008, we disposed of our investment in NeuCo Inc. and recognized a $199,000 loss on disposal, net of tax, which is included in earnings (losses) from unconsolidated affiliates.

        The following is condensed financial information for these equity method investments as of and for the years ended December 31 (in thousands):

	2009	2008	2007
Revenues	$83,993	$89,060	$66,105
Net income	4,335	16,530	6,363
Total current assets	9,305	12,937	22,289
Total noncurrent assets	—	—	7,880
Total current liabilities	211	179	12,689
Total noncurrent liabilities	—	—	746

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt

        Long-term debt consisted of the following at December 31 (in thousands):

	2009	2008
8.25% Senior Notes due 2017, net of $2,176 unamortized discount	$297,824	$—
8.50% Senior Notes due 2019, net of $2,503 unamortized discount	297,497	—

Total senior notes	$595,321	$—

Federal coal leases	$169,058	$206,250
Other	9,309	3,276

Total other long-term debt	178,367	209,526
Less: current portion of other long-term debt	(55,282)	(71,860)

Other long-term debt	$123,085	$137,666

Senior Notes

        Effective November 25, 2009, we and our wholly-owned subsidiary, Cloud Peak Energy Finance Corp., issued the 2017 notes and the 2019 notes, which we refer to collectively as the senior notes, in accordance with Rule 144A of the Securities Act of 1933, as amended. The 2017 notes and the 2019 notes each were issued in the aggregate principal amount of $300 million, net of original issue discounts of $2.2 million and $2.5 million, respectively, resulting in aggregate proceeds of $595.3 million. The 2017 notes and 2019 notes bear interest at fixed annual rates of 8.250% and 8.500%, respectively, and mature on December 15, 2017 and 2019, respectively. There are no mandatory redemption or sinking fund payments for the senior notes and interest payments are due semi-annually on June 15 and December 15, beginning on June 15, 2010. Subject to certain limitations, we may redeem the 2017 notes by paying specified redemption prices in excess of their principal amount prior to December 15, 2015, or by paying their principal amount thereafter. Similarly, we may redeem the 2019 notes by paying specified redemption prices in excess of their principal amount prior to December 15, 2017, or by paying their principal amount thereafter.

        Debt issuance costs of approximately $14.2 million were incurred in connection with the issuance of the senior notes. These costs were deferred and are being amortized to interest expense over the respective terms of the senior notes using the effective interest method. Unamortized debt issuance costs of $14.1 million were included in noncurrent other assets at December 31, 2009.

        The senior notes are required to be jointly and severally guaranteed by all of our existing and future restricted subsidiaries that guarantee our debt under our credit facility. See "Senior Secured Revolving Credit Facility" below. Substantially all of our consolidated subsidiaries, excluding Decker Coal Company in which we hold a 50% interest, are considered to be restricted subsidiaries and guarantee the senior notes.

        The indenture governing the senior notes, among other things, limits our ability and the ability of our restricted subsidiaries to incur additional indebtedness and issue preferred equity; pay dividends or distributions; repurchase equity or repay subordinated indebtedness; make investments or certain other restricted payments; create liens; sell assets; enter into agreements that restrict dividends, distributions

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt (Continued)

or other payments from restricted subsidiaries; enter into transactions with affiliates; and consolidate, merge or transfer all or substantially all of their assets and the assets of their restricted subsidiaries on a combined basis.

Senior Secured Revolving Credit Facility

        Concurrently with the offering of the senior notes, we entered into a $400 million senior secured revolving credit facility, or Credit Facility, with a syndicate of lenders, the full amount of which is available for use in connection with loans or the issuance of letters of credit. The Credit Facility may be expanded at our request, subject to certain conditions and to the extent lenders are willing to extend additional commitments, up to an additional $50 million. Our obligations under the Credit Facility are supported by a guarantee by certain of our restricted subsidiaries. The Credit Facility matures on December 16, 2013. As of December 31, 2009, letters of credit totaling $51.8 million and no cash borrowings were outstanding under the Credit Facility. The letters of credit are used as collateral to secure our obligations to reclaim lands used for mining. See "Note 15. Commitments and Contingencies" of these "Notes to Consolidated Financial Statements."

        Lender fees and costs of $15.9 million were incurred in connection with the execution of the Credit Facility. These costs are being amortized to interest expense over the term of the Credit Facility using the straight-line method. Unamortized fees and costs of $15.5 million were included in noncurrent other assets at December 31, 2009.

        Loans under the Credit Facility bear interest at the greater of the LIBOR or 2.50%, plus an applicable margin based on our credit rating of between 3.25% and 4.25% (4% at December 31, 2009). At our option, the interest rate on loans under the Credit Facility may be based on an alternative base rate of at least 3.50%, and the applicable margins over such alternative base rate are 1% less than the applicable margin for LIBOR loans. We are required to pay the lenders a commitment fee of 0.75% per year on the unused amount of the Credit Facility. Letters of credit issued under the Credit Facility, unless drawn upon, bear interest at the applicable margin for LIBOR loans from the date at which they are issued. In addition, in connection with the issuance of a letter of credit we are required to pay the issuing bank a fronting fee of 0.25% plus additional customary administrative fees and expenses.

        Our obligations under the Credit Facility are secured by substantially all of our assets and substantially all of the assets of certain of our subsidiaries, subject to certain permitted liens and to customary exceptions for similar coal financings. We are subject to financial maintenance covenants based on EBITDA (which is defined in the Credit Facility and is not the same as EBITDA presented elsewhere in our consolidated financial statements) requiring us to maintain defined minimum levels of interest coverage and providing for a limitation on our total and first lien senior secured debt leverage ratios. Specifically, the Credit Facility requires us to maintain a ratio of EBITDA to consolidated net cash interest expense equal to or greater than 2.5 to 1 through December 31, 2010, and 2.75 to 1 thereafter; a ratio of funded debt to EBITDA equal to or less than 3.75 to 1 through December 31, 2010, and 3.5 to 1 thereafter; and a ratio of first lien senior secured debt to EBITDA equal to or less than 1.5 to 1 as long as the Credit Facility is in effect.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt (Continued)

        Our Credit Facility also requires us to comply with non-financial covenants that restrict certain activities at both the corporate and subsidiary levels and contains customary events of default with customary grace periods and thresholds. These covenants include restrictions on our ability to incur additional debt and pay dividends, among other restrictive covenants. Our ability to access the available funds under the Credit Facility may be impaired in the event that we do not comply with the covenant requirements or if we default on our obligations under the agreement. In addition, under the terms of the Credit Facility, a change in control of Cloud Peak Energy Inc. or CPE LLC would result in an automatic event of default and, unless waived by the required lenders, would result in all obligations under the Credit Facility to become immediately due and payable. At December 31, 2009, we were in compliance with the covenants contained in our Credit Facility.

Other Long-Term Debt

Federal Coal Leases

        The Company's federal coal leases, as reflected in the consolidated balance sheets, consist of discounted obligations payable to the Bureau of Land Management of the U.S. Department of the Interior under four leases, each of which requires five equal annual payments, as follows (in thousands):

			Principal Balance at December 31
	Annual Payment	Imputed Interest Rate
Payment Dates			2009	2008
March 1, 2005 - 2009	$29,262	5.5%	$—	$27,751
December 1, 2007 - 2011	3,980	6.8%	7,220	10,490
August 1, 2008 - 2012	50,160	7.5%	130,447	168,009
May 1, 2009 - 2013	9,620	8.7%	31,391	—

			$169,058	$206,250

        The Company recognizes imputed interest on federal coal leases based on an estimate of the credit-adjusted, risk-free rate reflecting the Company's estimated credit rating at the inception of the lease. Imputed interest for the years ended December 31, 2009, 2008 and 2007 was $14.2 million, $7.9 million and $3.7 million, respectively, of which, $14.1 million, $5.8 million and none, respectively, was capitalized as we prepared to mine the related coal deposits.

Other

        Other long-term debt consists of obligations incurred in connection with the acquisitions of land and mineral rights. At December 31, 2009 and 2008, other long-term debt includes obligations of $3.3 million and $3.2 million, respectively, which bear interest at rates ranging from 6% to 8% and are due upon demand by the respective holder. As a result, the amounts outstanding at December 31, 2009 and 2008 are included in current portion of other long-term debt on the consolidated balance sheets. At December 31, 2009, other long-term debt also includes $6 million representing the present value at an imputed interest rate of 6.2% of payments due in 2010 through 2013 under contracts for the purchase of mineral rights.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Long-Term Debt (Continued)

RTA Facility

        Prior to its termination in 2008, our credit facility with RTA (the "RTA Facility") allowed us to borrow up to $800 million from RTA with no specified maturity date. Borrowings under the RTA Facility were subject to interest, payable quarterly, calculated on the daily average borrowings outstanding during the quarter at a rate equal to the average 3-month U.S. dollar LIBOR plus a margin of 1.5%. Interest cost related to the RTA Facility was $16.8 million and $37.4 million for the years ended December 31, 2008 and 2007, respectively. As of December 31, 2007, $37.4 million of accrued interest on the RTA Facility was converted to principal. Effective September 24, 2008, the RTA Facility was terminated and the then outstanding balance was converted to equity. The total outstanding principal and accrued interest amount at the effective date of the termination of the RTA Facility of $547.4 million is reflected as a capital contribution in the consolidated statement of equity for the year ended December 31, 2008.

Future Maturities

        Aggregate future maturities of long-term debt as of December 31, 2009, are as follows (in thousands):

2010	$55,282
2011	56,134
2012	56,403
2013	10,548
2014 and thereafter	600,000

778,367
Less discount on senior notes	4,679

Total long-term debt	$773,688

        Interest expense under financing arrangements, net of amounts capitalized, totaled $6 million, $20.4 million and $40.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.

        The approximate fair values of our senior notes and federal coal leasing obligations were $603.8 million and $179.7 million, respectively, at December 31, 2009. The fair value of the senior notes is based on market quoted prices as of December 31, 2009. The fair value estimates for the federal coal leases were determined by discounting the remaining lease payments using a current estimate of the credit-adjusted, risk-free interest rate that is based on the Company's current credit standing. The fair value of other long-term debt approximates its carrying amount at December 31, 2009.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Asset Retirement Obligations

        Changes in the carrying amount of the Company's asset retirement obligations were as follows for the years ended December 31 (in thousands):

	2009	2008
Balance at January 1	$167,272	$162,105
Accretion expense	12,587	12,742
Revisions to estimated cash flows	6,415	(4,424)
Payments	(4,855)	(3,151)

Balance at December 31	181,419	167,272
Less current portion	5,479	3,038

Asset retirement obligation, net of current portion	$175,940	$164,234

        The revisions to estimated cash flows pertain to revisions in the estimated amount and timing of legally required reclamation activities throughout the lives of the respective mines and reflect changes in estimates of closure volumes, disturbed acreages and third-party unit costs as of December 31, 2009 and 2008. Adjustments to AROs resulting from such revisions generally result in a corresponding adjustment to the related asset retirement cost in property, plant and equipment, net. In 2008, a change in the timing of reclamation activities for one of our mines resulted in a reduction in the asset retirement obligation that exceeded the carrying amount of the related asset retirement cost by $4.7 million and was recognized as a reduction of depreciation and depletion expense for the year ended December 31, 2008. This change in estimated cash flows resulted in a $3 million increase in income from continuing operations and net income for the year ended December 31, 2008.

11. Employee Benefit Plans

        Our consolidated statements of operations include expenses in connection with employee benefit plans sponsored by Cloud Peak Energy (subsequent to the IPO) and RTA (prior to the IPO), as follows for the years ended December 31 (in thousands):

	2009	2008	2007
Cloud Peak Energy plans:
Defined contribution retirement plans	$757	$—	$—
Retiree medical plan	359	—	—

	1,116	—	—

Rio Tinto America plans:
Defined contribution retirement plans	6,414	6,384	3,999
Defined benefit pension plan	2,608	2,943	4,218
Retiree medical plan	1,373	1,505	2,041

	10,395	10,832	10,258

Decker pension plan	892	44	67

Total	$12,403	$10,876	$10,325

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Employee Benefit Plans (Continued)

Cloud Peak Energy Plans

Defined Contribution Retirement Plans

        In connection with the IPO, we established the Cloud Peak Energy 401(k) Plan and Profit Sharing Plan in order to facilitate the accumulation of retirement savings for our employees, which do not include Decker employees. Our employees may elect to contribute a portion of their salary on a pre-tax basis to their account in the 401(k) Plan and we match the employee contributions up to 6% of eligible compensation. We also contribute an additional 6% of eligible compensation to employee accounts under the Profit Sharing Plan. All contributions are fully vested at the date of contribution.

Retiree Medical Plan

        In connection with the IPO, we agreed to establish a plan to provide certain postretirement medical benefits to eligible employees, which do not include Decker employees, and we implemented the plan (the "Retiree Medical Plan") effective January 1, 2010. Employees who are 55 years old and have completed ten years of service with the Company generally are entitled to receive benefits under the Retiree Medical Plan, except for employees who were eligible at the date of the IPO to receive benefits under the RTA retiree medical plan and elect to receive such benefits. As required by an agreement between RTA and us in connection with the IPO, the retiree medical plan grants credit for service rendered by our employees to RTA prior to the IPO.

        We recognized a $16.6 million liability as of November 19, 2009, for our accumulated postretirement benefit obligation ("APBO") under the Retiree Medical Plan. The initial APBO amount reflects the cost of certain benefits attributable to services rendered by our employees prior to the initiation of the Retiree Medical Plan and was charged to accumulated other comprehensive loss (see "Note 13. Members' Equity and Comprehensive Income" of these "Notes to Consolidated Financial Statements"). These amounts will be recognized in net periodic postretirement benefit cost over the remaining period prior to the date the employees become eligible to receive benefits. We expect to recognize $1.3 million over the next twelve months. At December 31, 2009, we remeasured and adjusted the liability for the APBO to $16.4 million, of which $20,000 is included in current liabilities and $16.4 million is included in noncurrent other liabilities in our consolidated balance sheet at December 31, 2009. The net decrease of $236,000 in the APBO for the period ended December 31, 2009, is attributable to the recognition of a $595,000 actuarial gain in other comprehensive income, partially offset by the recognition of service cost of $252,000 and interest cost of $107,000 in our consolidated statement of operations. We used the following assumptions in the measurement of the APBO at November 19 and December 31, 2009:

	December 31, 2009	November 19, 2009
Discount rate	6.04%	5.82%
Health care cost trend rate assumed for next year	9.00%	9.00%
Ultimate health care cost trend rate	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2018	2018

        To determine the discount rate, we matched our cash projections against the Citigroup Pension Discount Curve as of December 31, 2009. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point increase in the assumed health

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Employee Benefit Plans (Continued)

care cost trend would increase net periodic postretirement benefit cost and the APBO by $54,000 and $2.1 million, respectively, and a one-percentage-point decrease in the rate would decrease net periodic postretirement benefit cost and the APBO by $45,000 and $1.8 million, respectively, as of December 31, 2009.

        Our estimated future benefit payments under the Retiree Medical Plan, which are net of estimated employee contributions and reflect expected future service, are as follows for the years ended December 31 (in thousands):

2010	$20
2011	55
2012	109
2013	182
2014	277
2015 - 2019	4,371

Rio Tinto America Plans

Defined Contribution Retirement Plans

        Prior to the IPO, we were a participating employer in two defined contribution plans sponsored by RTA. We were required to contribute to these plans based on eligible employee compensation and employee contribution matching requirements.

Defined Benefit Plans

        Prior to the IPO structuring transactions, our employees, which do not include Decker employees, participated in a defined benefit pension plan and a retiree medical plan sponsored by RTA. We made contributions to the pension plan as determined by consulting actuaries based upon the applicable regulatory funding standard and made contributions to the retiree medical plan as benefits were paid. We recognized benefit costs in excess of our contributions on a carve-out basis, based on an allocation of net periodic pension cost and net periodic postretirement benefit cost, as determined in accordance with U.S. GAAP. Our liabilities for costs incurred under these plans were recognized in due to related parties and were cancelled in connection with the IPO structuring transactions (see "Note 2. Basis of Presentation" of "Notes to Consolidated Financial Statements"). For the year ended December 31, 2008, we recorded a charge to Rio Tinto members' equity of $687,000, net of tax, in connection with a change in the measurement date for plan assets and benefit obligations.

Decker Pension Plan

        Decker's employees participate in a defined benefit retirement plan sponsored by Decker. This plan does not have a material impact on our consolidated financial position, results of operations or cash flows. Our share of the funded status of the plan is reported in noncurrent other liabilities and was $2.5 million and $3.8 million at December 31, 2009 and 2008, respectively. Other comprehensive income or loss includes certain actuarial gains and losses that are reflected in the funded status of the plan, but have not been recognized in periodic benefit cost.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Income Taxes

        Our income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates is earned solely in the U.S. For periods prior to the IPO, our consolidated financial statements reflect income taxes recognized by RTEA. See "Note 2. Basis of Presentation—Initial Public Offering and Related IPO Structuring Transactions" of "Notes to Consolidated Financial Statements." RTEA was a member of an affiliated federal tax group and was party to a federal income tax sharing agreement with the other members of the affiliated federal income tax group. However, for the purposes of our consolidated financial statements, which were prepared on a carve-out basis, RTEA's current and deferred taxes were calculated on a stand-alone, separate return basis. RTEA provided income taxes on substantially all pre-tax income reported in our consolidated financial statements for such pre-IPO periods. For periods following the IPO, we are organized as a limited liability company and generally are not subject to income taxes, although several of our subsidiaries file separate corporate income tax returns and may incur minor amounts of income tax or may incur losses that cannot benefit other entities included in the consolidated financial results. Because we generally are not a taxable entity, our consolidated financial statements reflect only income taxes on pre-tax income attributable to our corporate subsidiaries.

        The income tax provision (benefit) for continuing operations consisted of the following for the years ended December 31 (in thousands):

	2009	2008	2007
Current:
Federal	$52,147	$44,154	$9,266
State	1,490	1,262	265

Total current	53,637	45,416	9,531

Deferred:
Federal	10,100	(19,540)	8,283
State	289	(558)	236

Total deferred	10,389	(20,098)	8,519

Total income tax provision	$64,026	$25,318	$18,050

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Income Taxes (Continued)

        The tax effects of temporary differences that result in deferred tax assets and deferred tax liabilities for continuing operations consisted of the following at December 31 (in thousands):

	2009	2008
Deferred income tax assets:
Accrued expenses and liabilities	$—	$27,597
Pension and other postretirement benefits	—	18,183
Investment in joint venture partnerships	—	4,219
Accrued reclamation and mine closure costs	2,952	38,363

Total deferred income tax assets	2,952	88,362
Less valuation allowance	(2,952)	—

Net deferred income tax asset	—	88,362

Deferred income tax liabilities:
Inventories	—	(8,259)
Property, plant and equipment	—	(120,537)
Contract rights	—	(11,463)
Other	—	(821)

Total deferred income tax liabilities	—	(141,080)

Net deferred income tax assets (liabilities)	$—	$(52,718)

        Deferred income taxes as of December 31, 2008, consisted of amounts recognized by RTEA based on the tax bases of assets and liabilities reported in the consolidated income tax return for RTEA's consolidated federal tax group. As a result of Holdings's acquisition of a controlling interest in CPE LLC, RTEA's deferred tax assets and liabilities were eliminated from our consolidated balance sheet as of November 19, 2009. Deferred income taxes as of December 31, 2009, consisted of amounts recognized by our corporate subsidiaries.

        Deferred income taxes related to continuing operations are classified in our consolidated balance sheets at December 31 as follows (in thousands):

	2009	2008
Current deferred income tax assets	$—	$33,602
Noncurrent deferred income tax liabilities	—	(86,320)

Net deferred income tax assets (liabilities)	$—	$(52,718)

        The future realization of deferred income tax assets related to reclamation liabilities depends on the existence of future income that can be offset by the future deductions for reclamation costs. These reclamation liabilities relate to a corporate subsidiary that no longer is in production and is not expected to produce future income. As we do not currently have a tax planning strategy to realize these deductions, we determined that these future tax benefits are not more likely than not to be realized. Accordingly, a valuation allowance has been provided to reduce the related deferred tax assets to zero.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Income Taxes (Continued)

        The effective tax rate for our continuing operations is reconciled to the U.S. federal statutory income tax rate for the years ended December 31 as follows:

	2009	2008	2007
United States federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	0.7	0.6	0.7
Depletion	(5.6)	(9.8)	(10.1)
Section 468 imputed interest	—	0.5	0.7
Section 199 domestic manufacturing deduction	(1.6)	(3.3)	(1.2)
Income attributable to non-taxable entities	(3.2)	—	—
Other	0.4	0.2	0.9

Effective tax rate	25.7%	23.2%	26.0%

        The effective tax rate for 2009 reflects a reduction related to our structure for the post-IPO period in which substantially all of our pre-tax income is attributable to non-taxable entities.

        As of December 31, 2008, RTEA had approximately $2.3 million of total gross unrecognized tax benefits and $358,000 of accrued interest recorded as noncurrent other liabilities. These RTEA liabilities were eliminated from our consolidated balance sheet as a result of the IPO transaction. Our corporate subsidiaries do not expect to take any positions on its tax returns or have any tax exposures that would require us to recognize liabilities for unrecognized tax benefits. A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits for the year ended December 31, 2009, is as follows (in thousands):

Gross unrecognized tax benefits at January 1, 2009	$2,277
Additions for tax positions of previous years	301
Elimination of RTEA unrecognized tax benefits	(2,578)

Gross unrecognized tax benefits at December 31, 2009	$—

13. Members' Equity and Comprehensive Income

        Immediately prior to the IPO structuring transactions, the Rio Tinto members held 60,000,000 common membership units in CPE LLC. See "Note 2. Basis of Presentation—Initial Public Offering and Related IPO Structuring Transactions" of "Notes to Consolidated Financial Statements." In connection with the IPO, Holdings acquired 30,600,000 of the common membership units from RTEA, which represented 51% of the outstanding units. Our limited liability company agreement, as amended, requires that there must be a one-to-one ratio between the number of common membership units held by Holdings and the number of shares of Holdings's common stock issued and outstanding and not held in treasury.

        Therefore, when Holdings issues restricted shares pursuant to the 2009 Cloud Peak Energy Long Term Equity Incentive Plan or if options granted under the plan are exercised and new shares are issued, we issue additional common membership units to Holdings in order to maintain the one-to-one ratio. When restricted shares are forfeited, they are cancelled along with the related membership units. Holdings is required to contribute to us any cash consideration it receives for issued shares, net of

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Members' Equity and Comprehensive Income (Continued)

applicable withholding taxes. We issued 849,402 common membership units to Holdings in connection with Holdings's issuance of shares of restricted stock on the IPO date, and we subsequently cancelled 400 units due to forfeitures of restricted shares (see "Note 14. Share-Based Compensation" of these "Notes to Consolidated Financial Statements"). These restricted stock grants increased the total common membership units issued and outstanding to 60,849,002 at December 31, 2009, of which 31,449,002 were owned by Holdings, causing Holdings's ownership in us to increase to approximately 51.7%.

        Allocations of our net income or net losses are made at the end of each fiscal quarter pro rata based on the number of common membership units owned by each member, as compared to the total number of common membership units outstanding at the time of the allocation.

        Comprehensive income includes net income and other comprehensive income arising from activity related to our defined benefit employee benefit plans (see "Note 11. Employee Benefit Plans" of these "Notes to Consolidated Financial Statements"). The following table summarizes the allocation of total comprehensive income between the managing member and the Rio Tinto members for the year ended December 31, 2009, (in thousands):

	Managing Member	Rio Tinto Members	Total
Net income	$12,675	$385,091	$397,766

Other comprehensive income (loss):
Decker pension adjustments	1,104	1,032	2,136
Retiree medical plan initiation	(8,587)	(8,028)	(16,615)
Retiree medical plan adjustment	308	287	595

Total other comprehensive loss	(7,175)	(6,709)	(13,884)

Total comprehensive income	$5,500	$378,382	$383,882

        The Rio Tinto members have the right to redeem any or all of their common membership units at a per unit redemption price equal to the volume-weighted-average price of a share of Holdings's common stock for the ten previous trading days prior to redemption notice being given. Holdings has the right to assume those units by either paying the redemption price noted above in cash, by issuing to RTEA or its affiliate the same number of shares of its common stock as common membership units being redeemed, or a combination of both.

14. Share-Based Compensation

        Prior to the IPO, certain of our employees participated in share-based compensation plans sponsored by Rio Tinto. In connection with the IPO, Holdings adopted the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan, or LTIP, which permits awards to our employees, which do not include Decker employees, and eligible non-employee directors of Holdings. The LTIP allows for the issuance of share-based compensation in the form of restricted stock, restricted stock units, options, stock appreciation rights, dividend equivalent rights, performance awards and share awards. The LTIP authorizes a pool of 3.4 million shares of Holdings's common stock for issuance in connection with share-based awards.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Share-Based Compensation (Continued)

        Total share-based compensation expense recognized in our consolidated statements of operations was as follows for the years ended December 31 (in thousands):

	2009	2008	2007
Rio Tinto sponsored plans	$2,288	$(55)	$2,729
Cloud Peak Energy sponsored plan	785	—	—

Total share-based compensation expense	$3,073	$(55)	$2,729

        As of December 31, 2009, the total unrecognized compensation cost related to nonvested awards was $19.6 million, which is expected to be recognized over 2.9 years.

Rio Tinto Plans

        Prior to the IPO, certain of our employees participated in Rio Tinto share-based compensation plans, as follows:

  •
  Share Savings Plan ("SSP")—Substantially all RTEA employees were eligible to participate in the SSP. Participating employees were entitled to purchase shares at a 15% discount to grant-date market value at the end of a two-year period. Compensation cost for SSP awards was measured at the grant date using a lattice-based valuation model and was recognized over a vesting period of approximately two years.

  •
  Share Option Plan ("SOP")—Share options under the SOP were granted to selected RTEA employees. These awards were subject to a service condition and a market condition based on the performance of Rio Tinto shares relative to the HSBC Global Mining Index over a three-year measurement period. Compensation cost for SOP awards was measured at the grant date using a lattice-based valuation model and was recognized over a vesting period of three years.

  •
  Mining Companies Comparative Plan ("MCCP")—Awards under the MCCP were granted to selected RTEA employees. These awards were potentially settled in cash and were accounted for as liabilities, which required the related compensation cost to be re-measured periodically. These awards were subject to a service condition and market condition based on the performance of the total shareholder return of Rio Tinto shares relative to the performance of shares of other international mining companies over a four-year measurement period. Compensation cost for these awards was measured using a Monte Carlo simulation method and was recognized over a four-year vesting period.

  •
  Management Share Plan ("MSP") and Bonus Deferral Plan ("BDP")—Rio Tinto shares were granted to certain members of our senior management under the MSP and BDP. These awards were settled in shares and were subject only to a service condition. Compensation cost for these awards was measured at the grant date and was recognized over a vesting period of three years.

        As a result of the IPO, the awards granted by Rio Tinto became vested, in full or on a pro-rata basis, in accordance with the employee separation provisions contained in the original terms of the awards. Our share-based compensation expense for the year ended December 31, 2009, includes $936,000 as a result of the accelerated vesting of the Rio Tinto awards. Rio Tinto retained the obligation to settle the vested awards with our employees. As a result of the IPO, we reversed a

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Share-Based Compensation (Continued)

$1.3 million accrued liability for the fair value of certain awards to be settled in cash and adjusted Rio Tinto members' equity to reflect Rio Tinto's assumption of this liability. See "Note 2. Basis of Presentation—Initial Public Offering and Related IPO Structuring Transactions" of these "Notes to Consolidated Financial Statements."

Restricted Stock

        In connection with the IPO, on November 20, 2009, restricted stock was granted under the LTIP to substantially all of our employees and directors of Holdings. Generally, the related agreements provide that restricted stock issued will fully vest on the third anniversary of the grant date. However, the restricted stock will pro-rata vest sooner if a grantee terminates employment with or stops providing services to the Company because of death, disability, redundancy or retirement. The restricted stock will fully vest if an employee is terminated without cause within two years after a change in control occurs (as such term is defined in the LTIP).

        A summary of restricted stock award activity is as follows (in thousands):

	Number	Weighted Average Grant-Date Fair Value (per share)
Non-vested shares at January 1, 2009	—	$—
Granted	849,402	15.00
Forfeited	(400)	15.00
Vested	—	—

Non-vested shares at December 31, 2009	849,002	15.00

Non-Qualified Stock Options

        In connection with the IPO, on November 20, 2009, non-qualified stock options were granted under the LTIP to certain employees. Generally, the agreements provide that any option awarded will become exercisable in three years. However, the option will become pro-rata exercisable sooner if a grantee terminates employment because of death, disability, redundancy or retirement. The option award will fully vest if an employee is terminated without cause within two years after a change in control occurs (as such term is defined in the LTIP). No option can be exercised more than ten years after the date of grant. Each award will be forfeited if the grantee terminates employment with or stops providing services to us for any reason other than those reasons noted above. There is no intrinsic value for the outstanding options as of December 31, 2009, and no options vested during the year then ended.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Share-Based Compensation (Continued)

        A summary of non-qualified stock option activity is as follows (in thousands):

	Number	Weighted Average Exercise Price (per option)	Weighted Average Contractual Term (Years)
Options outstanding at January 1, 2009	—	$—
Granted	1,011,951	15.00
Forfeited	—	—

Options outstanding at December 31, 2009	1,011,951	15.00	9.89

Exercisable at December 31, 2009	—	—

        We used the Black-Scholes option pricing model to determine the fair value of stock options. Determining the fair value of share-based awards requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise and the associated volatility. We utilized U.S. Treasury yields as of the grant date for our risk-free interest rate assumption, matching the treasury yield terms to the expected life of the option. We utilized a 6.5-year peer historical lookback to develop our expected volatility. As we have no historical exercise history, expected option life assumptions were developed using the simplified method as outlined in Topic 14, Share-Based Payment, of the Staff Accounting Bulletin Series.

        The assumptions used to estimate the fair value of options granted on November 20, 2009, are as follows (dollar amount in thousands):

Weighted average fair value (per option)	$8.85
Assumptions:
Risk-free interest rate	2.9%
Expected option life	6.5 years
Expected volatility	59%
Dividend yield	0%

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Commitments and Contingencies

Commitments

Operating Leases

        We occupy various facilities and lease certain equipment under various lease agreements. The minimum rental commitments under non-cancelable operating leases, with lease terms in excess of one year subsequent to December 31, 2009, are as follows (in thousands):

2010	$739
2011	504
2012	489
2013	444
2014	369
Thereafter	6,056

$8,601

        Rental expense for the years ended December 31, 2009, 2008 and 2007, was $2.2 million, $1.4 million and $2 million, respectively.

Purchase Commitments

        As of December 31, 2009, we had outstanding capital purchase commitments of $2.3 million and coal purchase commitments of $4.6 million. The coal purchase commitments will be utilized for coal sales made to a customer under the terms of a coal supply agreement that terminates upon completion of all required shipments in 2010.

        In April 2008, we entered into an agreement to purchase land whereby the seller may require us to pay a purchase price of $23.7 million between April 2013 and April 2018.

Tax-Related Obligations of Holdings

        Holdings is required to pay federal and state income taxes on its share of our pre-tax income. Also, in connection with the IPO, Holdings and RTEA entered into the Tax Receivable Agreement, which generally requires Holdings to pay Rio Tinto 85% of the income tax savings that Holdings realizes as a result of an increase in tax basis that Holdings received in connection with the IPO. Holdings does not maintain any significant cash balances and generally does not have any sources of cash other than distributions from us. We anticipate that Holdings will cause us to make pro-rata distributions to our members in amounts sufficient to fund these tax-related obligations. We estimate that Holdings will pay Rio Tinto $54.5 million under the Tax Receivable Agreement. This estimate is based on forecasts of future taxable income over the anticipated life of our mining operations and reclamation activities, assuming no additional coal reserves are acquired. The assumptions used in our forecasts are subject to substantial uncertainty about our future business operations and the actual payments that we are required to make under the Tax Receivable Agreement could differ materially from our estimates. Based on our estimates as of December 31, 2009, we expect to make distributions of approximately $1.5 million in 2010 and distributions averaging approximately $15 million during 2011 to 2014. We expect to make additional pro-rata distributions to fund Holdings's periodic federal and state income tax payments. The Rio Tinto members may reduce their ownership in us in an exchange

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Commitments and Contingencies (Continued)

of their common membership units for shares of Holdings's common stock (see "Note 13. Members' Equity and Comprehensive Income" of these "Notes to Consolidated Financial Statements"). Such a decrease in ownership would reduce subsequent pro-rata distributions to the Rio Tinto members, but generally would increase Holdings's payment obligations and result in increased pro-rata distributions to Holdings. Pro-rata distributions to our members also may be affected by provisions in the Tax Receivable Agreement that require Holdings's payment obligations to increase or become accelerated as a result of certain asset transfers outside the ordinary course of business, a change in control of the Company, or a default by Holdings.

Contingencies

Litigation

  MMS Litigation—Decker

        The Minerals Management Service, or MMS, a federal agency with responsibility for collecting royalties on coal produced from federal coal leases, issued two disputed assessments against Decker Coal Company: one for coal produced from 1986-1992, and the other for coal produced from 1993-2001. Both assessments concern coal sold by Decker to Big Horn Coal Company, or Big Horn, and Black Butte Coal Company, or Black Butte, and in turn resold by those entities to Commonwealth Edison Company to satisfy requirements under long-term contracts between those entities and Commonwealth Edison. The MMS maintained that Decker's royalties should not be based on the prices at which Decker actually sold coal to Big Horn and Black Butte because MMS does not believe those prices represent the results of arm's length negotiation. MMS based this conclusion on the facts that those entities were both affiliates of KCP, Inc., formerly known as Kiewit Coal Properties, Inc., which is also a 50% owner of Decker, and that the sales were contingent on Big Horn's and Black Butte's ability to resell the coal to Commonwealth Edison, which did not leave Big Horn and Black Butte at market risk. Instead, the MMS assessed Decker's royalties based on the higher prices set under Big Horn's and Black Butte's separate long-term contracts with Commonwealth Edison.

        With respect to the period 1986-1992, Decker appealed the assessment through the administrative process with the MMS and that appeal was unsuccessful. A further appeal was filed before the United States District Court for the District of Montana. In March 2009, the District Court set aside the MMS assessment and entered judgment for Decker (Decker I). MMS did not appeal that ruling.

        With respect to the period 1993-2001, the MMS has not issued a final decision concerning Decker's challenge to the assessment. On January 5, 2009, the Interior Board of Land Appeals, or IBLA, issued a decision affirming the MMS's decision requiring Decker to pay additional royalties. On February 16, 2010, the United States District Court for the District of Montana vacated the IBLA decision and remanded the matter to the MMS for further administrative review in light of the District Court's holding in Decker I. As of June 30, 2010, the estimated additional assessed royalties (inclusive of interest) for the period 1993-2001 were approximately $11 million. Decker estimates that even if the assessment for the 1993-2001 period were to be upheld, MMS's eventual recovery may be nothing but could be up to $11 million.

        We have not accrued a liability in our consolidated financial statements with respect to this matter as any potential losses are not considered to be probable and reasonably estimable. In addition to its substantive challenges to the assessments, Decker believes that it has contractual price escalation

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Commitments and Contingencies (Continued)

protection from any increased assessments for 1993-2001; that, in addition, Commonwealth Edison has indemnified Black Butte with respect to the 1993-2001 assessment, and that in furtherance of that obligation, Commonwealth Edison or its parent company, Exelon Generation, Inc., has therefore agreed to indemnify Decker directly for such matters. If the assessment was upheld and the indemnities and/or price protections were ultimately not available to Decker, the resulting Decker liability could be material. As a result of our 50% ownership interest in Decker, our financial results could in turn be materially adversely affected. We consider those conclusions to be reasonable; however, we have not relied upon this indemnification in reaching our decision that any potential losses are not considered probable and reasonably estimable.

  Caballo Coal Company Litigation—Spring Creek

        In September 2009, Caballo Coal Company, or Caballo, a subsidiary of Peabody Energy Corporation, commenced an action in Wyoming state court against Spring Creek Coal Company, or Spring Creek, our wholly-owned subsidiary, asserting that Spring Creek repudiated its allegedly remaining obligation under a 1987 agreement to purchase an additional approximately 1.6 million tons of coal, for which it seeks unspecified damages. Spring Creek believes that it has meritorious defenses to the claim, including that Caballo breached the agreement by failing to make required deliveries in 2006 and 2007. Spring Creek also believes that it has meritorious counterclaims against Caballo. We have not accrued a liability in our consolidated financial statements with respect to this matter as any potential losses are not considered to be probably and reasonable estimable. If, however, the case was determined in an adverse manner to us, the payment of any judgment could be material to our results of operations.

  Other Legal Proceedings

        We are involved in other legal proceedings arising in the ordinary course of business and may become involved in additional proceedings from time to time. We believe that there are no other legal proceedings pending that are likely to have a material adverse effect on our consolidated financial condition, results of operations or cash flows. Nevertheless, we cannot predict the impact of future developments affecting our claims and lawsuits, and any resolution of a claim or lawsuit or an accrual within a particular fiscal period may adversely impact our results of operations for that period. In addition to claims and lawsuits against us, our LBAs, permits and other industry regulatory processes and approvals may also be subject to legal challenges that may adversely impact our mining operations and results. For example, the West Antelope II LBA is subject to pending legal challenges against the Bureau of Land Management and the Secretary of the Interior by environmental organizations.

Tax Contingencies

        Our income tax calculations are based on application of the respective U.S. federal or state tax law. Our tax filings, however, are subject to audit by the respective tax authorities. Accordingly, we recognize tax benefits when it is more likely than not a position will be upheld by the tax authorities. To the extent the final tax liabilities are different from the amounts originally accrued, the increases or decreases are recorded as income tax expense. We are not potentially liable for income tax contingencies related to periods prior to the IPO, as the income taxes recognized in our consolidated financial statements for such periods were reported in RTA's consolidated income tax returns, and Rio Tinto has agreed to indemnify us for any claims related to such income taxes.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Commitments and Contingencies (Continued)

        Several audits involving our taxes other than income taxes currently are in progress. We have provided our best estimate of taxes and related interest and penalties due for potential adjustments that may result from the resolution of such tax audits.

Concentrations of Risk and Major Customer

        Approximately 84%, 69% and 64% of our revenues for the years ended December 31, 2009, 2008 and 2007, respectively, were under multi-year contracts which specify pricing terms. While the majority of the contracts are fixed-price contracts, certain contracts have escalation provisions for determining periodic price changes. One customer accounted for revenues of $140.4 million, $135.1 million and $116.6 million for the years ended December 31, 2009, 2008 and 2007, respectively, representing more than 10% of consolidated revenues. We generally do not require collateral or other security on accounts receivable because our customers are comprised primarily of investment grade electric utilities. The credit risk is controlled through credit approvals and monitoring procedures.

Guarantees and Off-Balance Sheet Risk

        In the normal course of business, we are party to guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds and indemnities, which are not reflected on the consolidated balance sheet. In our past experience, virtually no claims have been made against these financial instruments. Management does not expect any material losses to result from these guarantees or off-balance-sheet instruments.

        United States federal and state laws require we secure certain of our obligations to reclaim lands used for mining and to secure coal lease obligations. The primary method we have used to meet these reclamation obligations and to secure coal lease obligations is to provide a third-party surety bond, typically through an insurance company, or provide a letter of credit, typically through a bank. Specific bond and or letter of credit amounts may change over time, depending on the activity at the respective site and any specific requirements by federal or state laws. As of December 31, 2009, we had $241.6 million of standby of letters of credit and $333 million of performance bonds outstanding (including our proportional share of Decker) to secure certain of our obligations to reclaim lands used for mining and to secure coal lease obligations.

16. Related Party Transactions

Credit Arrangements and Guarantee Fees

        While we were a subsidiary of Rio Tinto, Rio Tinto served as guarantor of our surety bonds and certain letters of credit securing our obligations were issued on our behalf under Rio Tinto's credit facilities. In connection with the IPO structuring transactions, we agreed to use our commercially reasonable efforts to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto with respect to the existing arrangements. As of December 31, 2009, Rio Tinto remained the guarantor under these arrangements and we maintained $80.2 million in restricted cash as collateral for the benefit of Rio Tinto. In February 2010, Rio Tinto released the restricted cash in connection with the issuance of replacement bonds in March 2010 (see "Note 20. Supplemental Guarantor/Non-Guarantor Financial Information" of these "Notes to Consolidated Financial Statements"). Interest expense includes guarantee fees charged by Rio Tinto in connection

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Related Party Transactions (Continued)

with these arrangements of $1.2 million, $1.6 million and $1.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Cash Management Arrangement and Reimbursed Overhead

        Prior to the IPO, we participated in a cash management arrangement with a Rio Tinto affiliate in which we transferred cash to and from the affiliate on a regular basis for investment purposes. Prior to the third quarter of 2008, these transactions bore interest at the same rate as the RTA Facility (see "Note 9. Long-Term Debt" of these "Notes to Consolidated Financial Statements."), which was 4.3% as of June 30, 2008. Effective July 2008, balances resulting from these transactions bore interest at bank overnight short-term deposit rates. Amounts due from related parties as of December 31, 2008, resulting from these transactions are included in the table below and the cash flows related to this account are reported in investing activities in the consolidated statements of cash flows. Interest income related to the cash management agreement totaled $237,000, $2.4 million and $6.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

        Also prior to the IPO, Rio Tinto affiliates funded certain overhead expenses that were included in due to related parties. These amounts, which were non-interest bearing, are included in the table below and the cash flows related to this account are reported in operating activities in the consolidated statements of cash flows. In connection with the IPO structuring transactions, due from (to) related parties were cancelled. See "Note 2. Basis of Presentation—Initial Public Offering and Related IPO Structuring Transactions" of these "Notes to Consolidated Financial Statements."

        Due from (to) related parties reflected arrangements with Rio Tinto affiliates, as follows at December 31, 2008, (in thousands):

Cash management arrangement	$117,753
Reimbursed overhead	(100,983)
Income tax sharing agreement	(26,866)
Other	(2,667)

$(12,763)

        At December 31, 2009, due from related parties consists primarily of employee bonus reimbursements that we received from Rio Tinto in 2010 pursuant to the IPO structuring transactions (see "Note 2. Basis of Presentation" of these "Notes to Consolidated Financial Statements").

Other

        Following the IPO, Rio Tinto affiliates provided certain transitional support services to us pursuant to a transition services agreement. Costs incurred under this agreement are included in selling, general and administrative expenses and totaled $464,000 for the period from November 20, 2009, to December 31, 2009.

        We began leasing office space from RTA during 2007. Rental expense for this lease was $367,000, $651,000 and $690,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

        Following the distribution of our interests in Colowyo and the uranium mining venture (see "Note 4. Discontinued Operations" of these "Notes to Consolidated Financial Statements"), we

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Related Party Transactions (Continued)

provided certain transitional management and administrative support services to the distributed entities on a cost reimbursement basis. Fees for these transitional support services are included as a reduction in cost of product sold and selling, general and administrative expenses and totaled $1.4 million and $1.9 million for the years ended December 31, 2009 and 2008, respectively. These transitional services were terminated in March 2009.

        Included in revenues were $21.4 million, $13.6 million and $12.6 million for the years ended December 31, 2009, 2008 and 2007, respectively, for sales of coal to Venture Fuels Partnership, a 50% owned coal marketing company.

        For additional related party transactions, see "Note 2. Basis of Presentation—Initial Public Offering and Related IPO Structuring Transactions" and "—Pre-IPO Expense Allocations" of these "Notes to Consolidated Financial Statements."

17. Segment Information

        Our management reviews, manages and operates our business as a single operating segment—coal production. We produce low sulfur, steam coal from surface mines, located in the western region of the U.S. within the PRB, which we sell to electric utilities and industrial customers. We have determined that we have one reportable segment primarily based on our chief operating decision maker assessing our performance and allocating resources based on a measure derived from our consolidated EBITDA financial measurement. We define EBITDA as income from continuing operations plus interest expense, depreciation and depletion, amortization, accretion and income tax provision, less interest income. Prior to the IPO, management used an adjusted EBITDA measure in assessing our performance. The primary differences between the adjusted EBITDA and EBITDA was that adjusted EBITDA included discontinued operations and excluded asset impairment charges, environmental liability expenses, overburden stripping costs, pension and postretirement healthcare costs and certain costs allocated from other Rio Tinto companies.

        The following table presents a reconciliation of EBITDA to income from continuing operations for the years ended December 31 (in thousands):

	2009	2008	2007
EBITDA	$395,561	$278,872	$232,324
Depreciation and depletion	(97,869)	(88,972)	(80,133)
Amortization	(28,719)	(45,989)	(34,512)
Accretion	(12,587)	(12,742)	(12,212)
Interest income	320	2,865	7,302
Interest expense	(5,992)	(20,376)	(40,930)
Income tax provision	(64,026)	(25,318)	(18,050)

Income from continuing operations	$186,688	$88,340	$53,789

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Segment Information (Continued)

        The following table presents a summary of total revenues from external customers by geographic location for the years ended December 31 (in thousands):

	2009	2008	2007
United States	$1,271,738	$1,183,299	$1,028,075
Foreign	126,462	56,412	25,093

Total revenues from external customers	$1,398,200	$1,239,711	$1,053,168

        We attribute revenue to individual countries based on the location of the customer.

        As of December 31, 2009 and 2008, all of our long-lived assets were located in the U.S. All of our revenues for the years ended December 31, 2009, 2008 and 2007 originated in the U.S. Our segment revenue and segment total assets equal the consolidated amounts in the consolidated financial statements.

18. Summary Unaudited Quarterly Financial Information

        A summary of the unaudited quarterly results of operations for the years ended December 31, 2009 and 2008 is presented below (in thousands). Holdings's common stock is listed on the New York Stock Exchange under the symbol "CLD."

	Year Ended December 31, 2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$360,493	$343,552	$357,241	$336,914
Operating income	64,140	69,531	73,260	48,072
Income from continuing operations	45,155	49,623	52,490	39,420
Net income	56,809	60,416	72,833	207,708

	Year Ended December 31, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$301,664	$281,706	$321,257	$335,084
Operating income	36,485	18,675	28,078	41,698
Income from continuing operations	22,270	10,357	22,383	33,330
Net income	8,291	864	16,666	37,304

        In the fourth quarter of 2009, we sold the Jacobs Ranch mine (see "Note 4. Discontinued Operations" of these "Notes to Consolidated Financial Statements"), Holdings completed the IPO and related IPO structuring transactions (see "Note 2. Basis of Presentation" of these "Notes to Consolidated Financial Statements"), we entered into debt financing transactions, including the issuance of our senior notes and the execution of our Credit Facility (see "Note 9. Long-Term Debt" of these "Notes to Consolidated Financial Statements.") and we granted share-based compensation awards to our employees and directors (see "Note 14. Share-Based Compensation" of these "Notes to Consolidated Financial Statements).

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Summary Unaudited Quarterly Financial Information (Continued)

        Our fourth quarter 2009 operating results included a $3.6 million favorable adjustment to amortization expense related to an acquired coal supply contract that expires in 2010. See "Note 7. Segment Information" of these "Notes to Consolidated Financial Statements." This adjustment increased fourth quarter income from continuing operations and net income by $3.6 million.

19. Supplemental Cash Flow Information

	Year Ended December 31,
	2009	2008	2007
Supplemental cash flow disclosures for continuing operations:
Interest paid	$17,606	$4,410	$6,066
Income taxes paid (refunded), net	79,089	(348)	2,437
Supplemental noncash investing and financing activities from continuing operations:
Long-term debt incurred to acquire federal coal leases and other mineral rights	$37,424	$168,009	$13,553
Conversion of debt to equity	—	547,382	—
Noncash capital contributions from Rio Tinto America	110,644	46,078	13,705

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Guarantor/Non-Guarantor Financial Information

        In accordance with the indentures governing the 2017 notes and the 2019 notes, certain wholly-owned U.S. subsidiaries of the Company have fully and unconditionally guaranteed these senior notes on a joint and several basis. Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management believes that such information is not material to the senior note holders. The following historical financial statement information is provided for the Guarantor/Non-Guarantor Subsidiaries (in thousands):

Supplemental Condensed Consolidating Balance Sheet

	December 31, 2009
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$246,470	$—	$21,846	$—	$268,316
Restricted cash	80,180	—	—	—	80,180
Accounts receivable, net	9	81,661	1,139	—	82,809
Due from related parties	91,782	—	2,413	(85,750)	8,445
Inventories	4,508	56,653	3,038	—	64,199
Other assets	—	6,343	88	—	6,431

Total current assets	422,949	144,657	28,524	(85,750)	510,380
Property, plant and equipment, net	13,822	970,356	2,965	—	987,143
Intangible assets, net	—	3,197	—	—	3,197
Goodwill	—	35,634	—	—	35,634
Investments and other assets	565,148	—	—	(525,491)	39,657

Total assets	$1,001,919	$1,153,844	$31,489	$(611,241)	$1,576,011

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$8,029	$91,069	$5,802	$—	$104,900
Royalties and production taxes	—	100,374	2,538	—	102,912
Due to related parties	—	85,750	—	(85,750)	—
Current portion of other long-term debt	—	54,316	966	—	55,282

Total current liabilities	8,029	331,509	9,306	(85,750)	263,094
Senior notes	595,321	—	—	—	595,321
Other long-term debt, net of current portion	—	123,085	—	—	123,085
Asset retirement obligations, net of current portion	—	113,488	62,452	—	175,940
Other liabilities	—	51,303	3,159	(34,460)	20,002

Total liabilities	603,350	619,385	74,917	(120,210)	1,177,442
Commitments and contingencies (Note 15)
Total members' equity	398,569	534,459	(43,428)	(491,031)	398,569

Total liabilities and members' equity	$1,001,919	$1,153,844	$31,489	$(611,241)	$1,576,011

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

Supplemental Condensed Consolidating Balance Sheet

	December 31, 2008
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$—	$(99)	$16,034	$—	$15,935
Accounts receivable, net	—	70,586	8,865	—	79,451
Due from related parties	—	655,660	—	(655,660)	—
Inventories	5,647	47,141	2,735	—	55,523
Deferred income taxes and other assets	1,549	74,053	(32,249)	—	43,353
Current assets of discontinued operations	—	—	56,979	—	56,979

Total current assets	7,196	847,341	52,364	(655,660)	251,241
Property, plant and equipment, net	18,457	907,618	1,835	—	927,910
Intangible assets, net	—	31,916	—	—	31,916
Goodwill	—	35,634	—	—	35,634
Investments and other assets	1,496,917	—	—	(1,488,616)	8,301
Noncurrent assets of discontinued operations	—	—	530,189	—	530,189

Total assets	$1,522,570	$1,822,509	$584,388	$(2,144,276)	$1,785,191

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$7,349	$85,568	$4,987	$—	$97,904
Royalties and production taxes	—	92,873	3,187	—	96,060
Due to related parties	531,203	—	137,220	(655,660)	12,763
Current portion of other long-term debt	—	70,894	966	—	71,860
Current liabilities of discontinued operations	—	—	65,258	—	65,258

Total current liabilities	538,552	249,335	211,618	(655,660)	343,845
Other long-term debt, net of current portion	—	137,666	—	—	137,666
Asset retirement obligations, net of current portion	—	106,565	57,669	—	164,234
Deferred income taxes and other liabilities	(1,148)	144,981	(21,731)	(29,784)	92,318
Noncurrent liabilities of discontinued operations	—	—	61,962	—	61,962

Total liabilities	537,404	638,547	309,518	(685,444)	800,025
Commitments and contingencies (Note 15)
Total members' equity	985,166	1,183,962	274,870	(1,458,832)	985,166

Total liabilities and members' equity	$1,522,570	$1,822,509	$584,388	$(2,144,276)	$1,785,191

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

Supplemental Condensed Consolidating Statement of Operations

	Year Ended December 31, 2009
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$161	$1,367,593	$30,446	$—	$1,398,200

Costs and expenses
Cost of product sold	11	907,537	25,941	—	933,489
Depreciation and depletion	5,023	87,017	5,829	—	97,869
Amortization and accretion	—	37,643	3,663	—	41,306
Selling, general and administrative expenses	20,100	48,506	1,229	—	69,835
Asset impairment charges	698	—	—	—	698

Total costs and expenses	25,832	1,080,703	36,662	—	1,143,197

Operating income	(25,671)	286,890	(6,216)	—	255,003

Other income (expense)
Interest income and other, net	275	19	35	—	329
Interest expense	(5,447)	(483)	(62)	—	(5,992)

Total other expense	(5,172)	(464)	(27)	—	(5,663)

Income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates	(30,843)	286,426	(6,243)	—	249,340
Income tax benefit (provision)	8,214	(74,653)	2,413	—	(64,026)
Earnings (losses) from unconsolidated affiliates, net of tax	(793)	2,167	—	—	1,374
Earnings (losses) from consolidated affiliates, net of tax	251,737	(3,830)	—	(247,907)	—

Income from continuing operations	228,315	210,110	(3,830)	(247,907)	186,688
Income (losses) from discontinued operations	169,451	—	41,627	—	211,078

Net income	$397,766	$210,110	$37,797	$(247,907)	$397,766

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

Supplemental Condensed Consolidating Statement of Operations

	Year Ended December 31, 2008
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$1,197,896	$41,815	$—	$1,239,711

Costs and expenses
Cost of product sold	200	862,547	31,289	—	894,036
Depreciation and depletion	2,123	84,646	2,203	—	88,972
Amortization and accretion	—	43,271	15,460	—	58,731
Selling, general and administrative expenses	30,522	38,182	1,781	—	70,485
Asset impairment charges	(3,076)	1,014	4,613	—	2,551

Total costs and expenses	29,769	1,029,660	55,346	—	1,114,775

Operating income	(29,769)	168,236	(13,531)	—	124,936

Other income (expense)
Interest income and other, net	2,659	1,585	336	—	4,580
Interest expense	(18,263)	(2,055)	(58)	—	(20,376)

Total other expense	(15,604)	(470)	278	—	(15,796)

Income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates	(45,373)	167,766	(13,253)	—	109,140
Income tax benefit (provision)	15,804	(45,893)	4,771	—	(25,318)
Earnings (losses) from unconsolidated affiliates, net of tax	41	4,477	—	—	4,518
Earnings (losses) from consolidated affiliates, net of tax	92,653	(8,482)	—	(84,171)	—

Income from continuing operations	63,125	117,868	(8,482)	(84,171)	88,340
Income (loss) from discontinued operations	—	—	(25,215)	—	(25,215)

Net income	$63,125	$117,868	$(33,697)	$(84,171)	$63,125

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

Supplemental Condensed Consolidating Statement of Operations

	Year Ended December 31, 2007
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$11	$1,014,976	$38,181	$—	$1,053,168

Costs and expenses
Cost of product sold	2,857	722,462	29,961	—	755,280
Depreciation and depletion	823	76,527	2,783	—	80,133
Amortization and accretion	—	40,919	5,805	—	46,724
Selling, general and administrative expenses	10,322	37,866	1,815	—	50,003
Asset impairment charges	18,297	—	—	—	18,297

Total costs and expenses	32,299	877,774	40,364	—	950,437

Operating income	(32,288)	137,202	(2,183)	—	102,731
Other income (expense)
Interest income and other, net	6,585	17	974	—	7,576
Interest expense	(38,415)	(2,457)	(58)	—	(40,930)

Total other expense	(31,830)	(2,440)	916	—	(33,354)

Income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates	(64,118)	134,762	(1,267)	—	69,377
Income tax benefit (provision)	23,834	(42,340)	456	—	(18,050)
Earnings (losses) from unconsolidated affiliates, net of tax	(1,407)	3,869	—	—	2,462
Earnings (losses) from consolidated affiliates, net of tax	73,998	(811)	—	(73,187)	—

Income from continuing operations	32,307	95,480	(811)	(73,187)	53,789
Income (loss) from discontinued operations	—	—	(21,482)	—	(21,482)

Net income	$32,307	$95,480	$(22,293)	$(73,187)	$32,307

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

Supplemental Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2009
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
Cash flows from continuing operations
Net cash provided by (used in) operating activities	$296,225	$178,200	$(17,841)	$456,584

Investing activities
Purchases of property, plant and equipment	(3,105)	(109,578)	(7,059)	(119,742)
Restricted cash deposit	(80,180)	—	—	(80,180)
Cash advances to affiliate	(217,468)	—	—	(217,468)
Other	126	173	14	313

Net cash used in investing activities	(300,627)	(109,405)	(7,045)	(417,077)

Financing activities
Borrowings on long-term debt	595,284	—	—	595,284
Repayments on other long-term debt	—	(68,583)	—	(68,583)
Payment of debt issuance costs	(26,585)	—	—	(26,585)
Distributions to Rio Tinto America	(317,827)	(113)	(764,363)	(1,082,303)

Net cash provided by (used in) financing activities	250,872	(68,696)	(764,363)	(582,187)

Net cash provided by (used in) continuing operations	246,470	99	(789,249)	(542,680)

Cash flows from discounted operations
Net cash from operating activities	—	—	36,029	36,029
Net cash from investing activities	—	—	759,032	759,032

Net cash provided by discontinued operations	—	—	795,061	795,061

Net increase in cash and cash equivalents	246,470	99	5,812	252,381
Cash and cash equivalents at beginning of year	—	(99)	16,034	15,935

Cash and cash equivalents at the end of year	$246,470	$—	$21,846	$268,316

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

Supplemental Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2008
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
Cash flows from continuing operations
Net cash provided by (used in) operating activities	$12,794	$141,999	$(4,793)	$150,000

Investing activities
Purchases of property, plant and equipment	(6,545)	(131,238)	(321)	(138,104)
Payment on refundable deposit	—	(11,806)	—	(11,806)
Return of refundable deposit	—	33,156	—	33,156
Cash advances to affiliate	(35,025)	—	—	(35,025)
Other	(1,224)	441	(1,097)	(1,880)

Net cash used in investing activities	(42,794)	(109,447)	(1,418)	(153,659)

Financing activities
Borrowings on long-term debt	40,000	—	—	40,000
Repayments on other long-term debt	(10,000)	(29,415)	—	(39,415)
Distributions to Rio Tinto America	—	(3,035)	(413)	(3,448)

Net cash provided by (used in) financing activities	30,000	(32,450)	(413)	(2,863)

Net cash provided by (used in) continuing operations	—	102	(6,624)	(6,522)

Cash flows from discounted operations
Net cash from operating activities	—	—	50,320	50,320
Net cash from investing activities	—	—	(41,231)	(41,231)
Net cash from financing activities	—	—	(10,248)	(10,248)

Net cash used in discontinued operations	—	—	(1,159)	(1,159)

Net increase (decrease) in cash and cash equivalents	—	102	(7,783)	(7,681)
Cash and cash equivalents at beginning of year	—	(201)	23,817	23,616

Cash and cash equivalents at the end of year	$—	$(99)	$16,034	$15,935

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Supplemental Guarantor/Non-Guarantor Financial Information (Continued)

Supplemental Condensed Consolidating Statement of Cash Flows

	Year Ended December 31, 2007
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidated
Cash flows from continuing operations
Net cash provided by operating activities	$119,650	$117,765	$52,676	$290,091

Investing activities
Purchases of property plant and equipment	(22,806)	(68,046)	(647)	(91,499)
Payment on refundable deposit	—	(24,397)	—	(24,397)
Cash advances to affiliate	22,850	—	—	22,850
Other	306	1,947	216	2,469

Net cash provided by (used in) investing activities	350	(90,496)	(431)	(90,577)

Financing activities
Repayments on other long-term debt	(120,000)	(25,175)	—	(145,175)
Distributions to Rio Tinto America	—	(2,011)	(454)	(2,465)

Net cash used in financing activities	(120,000)	(27,186)	(454)	(147,640)

Net cash provided by continuing operations	—	83	51,791	51,874

Cash flows from discounted operations
Net cash from operating activities	—	—	30,795	30,795
Net cash from investing activities	—	—	(72,923)	(72,923)
Net cash from financing activities	—	—	(5,715)	(5,715)

Net cash used in discontinued operations	—	—	(47,843)	(47,843)

Net increase in cash and cash equivalents	—	83	3,948	4,031
Cash and cash equivalents at beginning of year	—	(284)	19,869	19,585

Cash and cash equivalents at the end of year	$—	$(201)	$23,817	$23,616

CLOUD PEAK ENERGY RESOURCES LLC
CLOUD PEAK ENERGY FINANCE CORP.

Offer to Exchange

$300,000,000 aggregate principal amount of our outstanding 8.250% Senior Notes due 2017 for new 8.250% Senior Notes due 2017, which have been registered under the Securities Act of 1933, as amended (the "Securities Act")
$300,000,000 aggregate principal amount of our outstanding 8.500% Senior Notes due 2019 for new 8.500% Senior Notes due 2019, which have been registered under the Securities Act

PROSPECTUS

                  , 2010

Until                  , 2010, all dealers that effect transactions in the Exchange Notes may be required to deliver a prospectus.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Definitions

        In this Item 20, the following terms will have the following meanings:

        "Delaware Entities" means, collectively, Cloud Peak Energy Resources LLC, Cloud Peak Energy Finance Corp., Antelope Coal LLC, Caballo Rojo Holdings LLC, Caballo Rojo LLC, Cloud Peak Energy Services Company, Cordero Mining Holdings LLC, Cordero Mining LLC, NERCO Coal LLC, NERCO LLC and Spring Creek Coal LLC.

        "DGCL" means the Delaware General Corporations Law, as amended.

        "OBCA" means the Oregon Business Corporation Act, as amended.

        "Oregon Entities" means, collectively, Kennecott Coal Sales LLC, Northern Coal Transportation LLC, Prospect Land and Development LLC and Western Minerals LLC.

        "TBCA" means the Tennessee Business Corporation Act, as amended.

        "Tennessee Entities" means, together, NERCO Coal Sales LLC and Sequatchie Valley Coal Corporation.

        "WBCA" means the Washington Business Corporation Act, as amended.

Indemnification of Directors and Officers

        The Delaware Entities are organized under the laws of the State of Delaware. The Oregon Entities are organized under the laws of the State of Oregon. The Tennessee Entities are organized under the laws of the State of Tennessee. Resource Development LLC is organized under the laws of the State of Washington.

        Section 145 of the DGCL, Section 60.391 of the OBCA, Section 48-18-502 of the TBCA and Section 23B.08.560 of the WBCA provide that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

        A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statutes provide that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

        The DGCL, OBCA, TBCA and WBCA further authorize a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Sections 145, 60.391, 48-18-502 or 23B.08.560, respectively.

        The bylaws or limited liability company agreement of each of the Delaware Entities provides for the indemnification of their respective directors and officers to the fullest extent authorized by law. The certificate of incorporation or certificate of formation of each of the Delaware Entities provides that, to the fullest extent permitted by the DGCL, a director shall not be liable for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. We have also purchased insurance on behalf of the directors and officers of each of the Delaware Entities.

        The limited liability company agreement of each of the Oregon Entities provides for the indemnification of their respective officers to the fullest extent authorized by law. We have also purchased insurance on behalf of the officers of each of the Oregon Entities.

        The bylaws or limited liability company agreement of each of the Tennessee Entities provides for the indemnification of their respective directors and officers to the fullest extent authorized by law. The certificate of incorporation or certificate of formation of each of the Tennessee Entities provides that, to the fullest extent permitted by the TBCA, a director shall not be liable for monetary damages for breach of the director's fiduciary duty. We have also purchased insurance on behalf of the directors and officers of each of the Tennessee Entities.

        The limited liability company agreement of Resource Development LLC provides for the indemnification of its officers to the fullest extent authorized by law. The certificate of formation of Resource Development LLC provides that, to the fullest extent permitted by the WBCA, an officer shall not be liable for monetary damages for breach of the officer's fiduciary duty. We have also purchased insurance on behalf of the officers of Resource Development LLC.

Item 21.    Exhibits and Financial Statement Schedules

        (a)   See Exhibit Index.

        (b)   Not applicable.

Item 22.    Undertakings

        (a)   Each of the undersigned registrants hereby undertakes:

          (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in effective registration statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

        The undersigned hereby appoints and authorizes Colin Marshall and Michael Barrett and each of them, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, a registration statement on Form S-4 in connection with the registration under the Securities Act of 1933 of certain senior notes by Cloud Peak Energy Resources LLC and Cloud Peak Energy Finance Corp. (together, the "registrants") and any and all amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the registrants to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney-in-fact may deem appropriate, and with full power and authority to perform and do any and all acts and things, whatsoever which any such attorney-in-fact or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney-in-fact or substitute. This limited power of attorney shall remain in effect until revoked in writing.

Signature	Title	Date

/s/ JAMES ORCHARD James Orchard	Director	August 6, 2010
/s/ GARY RIVENES Gary Rivenes	Director	August 6, 2010
/s/ BRUCE JONES Bruce Jones	Director	August 6, 2010

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

CLOUD PEAK ENERGY RESOURCES LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature	Title

/s/ COLIN MARSHALL Colin Marshall	President and Chief Executive Officer (Principal Executive Officer)

Signature		Title

/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
Cloud Peak Energy Inc.		Managing Member
By:	/s/ COLIN MARSHALL Colin Marshall President, Chief Executive Officer and Director

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

CLOUD PEAK ENERGY FINANCE CORP.
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* James Orchard		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

ANTELOPE COAL LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* Gary Rivenes		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

CABALLO ROJO HOLDINGS LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* Gary Rivenes		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

CABALLO ROJO LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* Gary Rivenes		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

CLOUD PEAK ENERGY SERVICES COMPANY
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* James Orchard		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

CORDERO MINING HOLDINGS LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* Gary Rivenes		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

CORDERO MINING LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* Gary Rivenes		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

KENNECOTT COAL SALES LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* James Orchard		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

NERCO COAL LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* James Orchard		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

NERCO COAL SALES LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* James Orchard		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

NERCO LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* James Orchard		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

NORTHERN COAL TRANSPORTATION LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* James Orchard		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

PROSPECT LAND AND DEVELOPMENT LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* James Orchard		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

RESOURCE DEVELOPMENT LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* James Orchard		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

SEQUATCHIE VALLEY COAL CORPORATION
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* James Orchard		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

SPRING CREEK COAL LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* Bruce Jones		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gillette, State of Wyoming, on this 6th day of August, 2010.

WESTERN MINERALS LLC
By:	/s/ COLIN MARSHALL Colin Marshall President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 6th day of August, 2010.

Signature		Title

/s/ COLIN MARSHALL Colin Marshall		President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ MICHAEL BARRETT Michael Barrett		Chief Financial Officer and Director (Principal Financial Officer)
/s/ TERRI EGGERT Terri Eggert		Chief Accounting Officer (Principal Accounting Officer)
* James Orchard		Director
*By:	/s/ COLIN MARSHALL Colin Marshall	Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description
2.1	*	Membership Interest Purchase Agreement, dated as of March 8, 2009 by and between Rio Tinto Sage LLC and Arch Coal, Inc. (incorporated herein by reference to Exhibit 2.1 to Arch Coal, Inc.'s Current Report on From 8-K filed on March 12, 2009), as amended by the first amendment, dated as of April 6, 2009 (incorporated herein by reference to Exhibit 2.3 to Arch Coal, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009), as amended by the second amendment, dated as of September 30, 2009 (incorporated herein by reference to Exhibit 2.1 to Arch Coal, Inc.'s Current Report on Form 8-K filed on October 1, 2009)
3.1	+	Amended and Restated Certificate of Formation of Cloud Peak Energy Resources LLC
3.2	*
Third Amended and Restated Limited Liability Company Agreement of Cloud Peak Energy Resources LLC, dated as of November 19, 2009, by and among Cloud Peak Energy Inc., Rio Tinto Energy America Inc. and Kennecott Management Services Company (incorporated herein by reference to Exhibit 10.5 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
3.3	+	Certificate of Incorporation of Cloud Peak Energy Finance Corp.
3.4	+	Bylaws of Cloud Peak Energy Finance Corp.
3.5	+	Amended and Restated Certificate of Formation of Antelope Coal LLC
3.6	+	Amended and Restated Limited Liability Company Agreement of Antelope Coal LLC
3.7	+	Certificate of Formation of Caballo Rojo Holdings LLC
3.8	+
First Amended and Restated Limited Liability Company Agreement of Caballo Rojo Holdings LLC, dated as of November 13, 2009, by and among Caballo Rojo Holdings LLC, Cloud Peak Energy Resources LLC and Cloud Peak Energy Services Company
3.9	+	Amended and Restated Certificate of Formation and Certificate of Merger of Caballo Rojo LLC
3.10	+	Amended and Restated Limited Liability Company Agreement of Caballo Rojo LLC
3.11	+	Certificate of Incorporation of Cloud Peak Energy Services Company
3.12	+	Bylaws of Cloud Peak Energy Services Company
3.13	+	Certificate of Formation of Cordero Mining Holdings LLC
3.14	+
First Amended and Restated Limited Liability Company Agreement of Cordero Mining Holdings LLC, dated as of November 13, 2009, by and among Cordero Mining Holdings LLC, Cloud Peak Energy Resources LLC and Cloud Peak Energy Services Company
3.15	+	Amended and Restated Certificate of Formation and Certificate of Merger of Cordero Mining LLC
3.16	+	Amended and Restated Limited Liability Company Agreement of Cordero Mining LLC
3.17	+	Plan of Conversion of Kennecott Coal Sales LLC
3.18	+	Limited Liability Company Agreement of Kennecott Coal Sales LLC
3.19	+	Amended and Restated Certificate of Formation of NERCO Coal LLC
3.20	+	Amended and Restated Limited Liability Company Agreement of NERCO Coal LLC

Exhibit No.		Description
3.21	+	Plan of Conversion of NERCO Coal Sales LLC
3.22	+	Limited Liability Company Agreement of NERCO Coal Sales LLC
3.23	+	Amended and Restated Certificate of Formation of NERCO LLC
3.24	+
Second Amended and Restated Limited Liability Company Agreement of NERCO LLC, dated as of November 13, 2009, by and among NERCO LLC, Cloud Peak Energy Resources LLC and Cloud Peak Energy Services Company
3.25	+	Plan of Conversion of Northern Coal Transportation LLC
3.26	+	Limited Liability Company Agreement of Northern Coal Transportation LLC
3.27	+	Plan of Conversion of Prospect and Development LLC
3.28	+	Limited Liability Company Agreement of Prospect and Development LLC
3.29	+	Certificate of Formation and Articles of Merger of Resource Development LLC
3.30	+	Limited Liability Company Agreement of Resource Development LLC
3.31	+	Restated Charter of Sequatchie Valley Coal Corporation
3.32	+	Amended and Restated Bylaws of Sequatchie Valley Coal Corporation
3.33	+	Amended and Restated Certificate of Formation of Spring Creek Coal LLC
3.34	+	Amended and Restated Limited Liability Company Agreement of Spring Creek Coal LLC
3.35	+	Plan of Conversion of Western Minerals LLC
3.36	+	Limited Liability Company Agreement of Western Minerals LLC
4.1	*
Indenture, dated November 25, 2009, among by and among Cloud Peak Energy Resources LLC (and its subsidiaries listed on the signature page), Cloud Peak Energy Finance Corp., Wilmington Trust Company and Citibank, N.A. (incorporated herein by reference to Exhibit 4.1 of Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on December 2, 2009)
4.2	*	Form of Old Notes and Form of Exchange Notes (included within the Indenture filed as Exhibit 4.1 of Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on December 2, 2009)
4.3	*
Registration Rights Agreement, dated as of November 25, 2009, by and among Cloud Peak Energy Resources LLC (and its subsidiaries listed on the signature page thereto), Cloud Peak Energy Finance Corp., and Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, and RBC Capital Markets Corporation, as the representatives of the several purchasers (incorporated herein by reference to Exhibit 4.2 of Cloud Peak Energy Inc.'s current report on Form 8-K filed on December 2, 2009)
5.1	**	Opinion of Cadwalader, Wickersham & Taft LLP
10.1	*	Federal Coal Lease WYW-151643: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.1 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.2	*	Federal Coal Lease WYW-141435: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.2 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.3	*	Federal Coal Lease WYW-0321780: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.3 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.4	*	Federal Coal Lease WYW-0322255: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.4 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)

Exhibit No.		Description
10.5	*	State of Wyoming Coal Lease No. 0-26695: Antelope Coal Mine (incorporated herein by reference to Exhibit 10.5 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.6	*	Federal Coal Lease WYW-8385: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.6 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.7	*	Federal Coal Lease WYW-23929: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.7 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.8	*	Federal Coal Lease WYW174407: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.8 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.9	*	Federal Coal Lease WYW-154432: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.9 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.10	*	State of Wyoming Coal Lease No. 0-26935-A: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.10 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.11	*	State of Wyoming Coal Lease No. 0-26936-A: Cordero-Rojo Mine (incorporated herein by reference to Exhibit 10.11 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.12	*	Federal Coal Lease MTM-88405: Spring Creek Mine (incorporated herein by reference to Exhibit 10.12 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.13	*	Modified Coal Lease MTM-069782: Spring Creek Mine (incorporated herein by reference to Exhibit 10.1 of Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on June 18, 2010)
10.14	*	Federal Coal Lease MTM-94378: Spring Creek Mine (incorporated herein by reference to Exhibit 10.14 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.15	*	State of Montana Coal Lease No. C-1101-00: Spring Creek Mine (incorporated herein by reference to Exhibit 10.15 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.16	*	State of Montana Coal Lease No. C-1099-00: Spring Creek Mine (incorporated herein by reference to Exhibit 10.16 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.17	*	State of Montana Coal Lease No. C-1100-00: Spring Creek Mine (incorporated herein by reference to Exhibit 10.17 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.18	*	State of Montana Coal Lease No. C-1088-05: Spring Creek Mine (incorporated herein by reference to Exhibit 10.18 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.19	*
Agreement by and among Western Minerals, Inc., Wytana, Inc., Montana Royalty Company, Ltd. and Peter Kiewit Sons' Inc., dated September 1, 1970, as amended by supplement dated as of January 1, 1974, amendment No. 2 dated as of December 1, 1977, amendment No. 3, dated as of August 24, 1978, amendment No. 4, dated as of January 1, 1982, amendment No. 5, dated as of July 9, 1983, amendment No. 6, dated as of May 7, 1985, amendment No. 7, dated as of January 1, 1989, amendment No. 8, dated as of January 1, 1989, amendment No. 9, dated as of December 13, 1990 (sic), amendment No. 10, dated as of January 1, 1999, and amendment No. 11, dated as of April 9, 2002 (incorporated herein by reference to Exhibit 10.19 of Cloud Peak Energy Inc.'s Form S-1 filed on August 12, 2009)
10.20	*
Master Separation Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC, Rio Tinto America Inc., Rio Tinto Energy America Inc. and Kennecott Management Services Company (incorporated herein by reference to Exhibit 10.1 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)

Exhibit No.		Description
10.21	*	Transition Services Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC and Rio Tinto Services Inc. (incorporated herein by reference to Exhibit 10.2 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.22	*
Registration Rights Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC, Rio Tinto America Inc., Rio Tinto Energy America Inc., and Kennecott Management Services Company (incorporated herein by reference to Exhibit 10.3 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.23	*
Employee Matters Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC, Rio Tinto America Inc., Rio Tinto Energy America Inc., Cloud Peak Energy Services Company and, for a limited purpose, Rio Tinto plc and Rio Tinto Limited (incorporated herein by reference to Exhibit 10.4 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.24	*
Trademark Assignment Agreement, dated as of November 19, 2009, by and among Cloud Peak Energy Resources LLC and Rio Tinto Energy America Inc. (incorporated herein by reference to Exhibit 10.8 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.25	*
Management Services Agreement, dated as of November 19, 2009, by and between Cloud Peak Energy Inc. and Cloud Peak Energy Resources LLC (incorporated herein by reference to Exhibit 10.9 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.26	*
RTEA Coal Supply Agreement, dated as of November 19, 2009, by and between Cloud Peak Energy Resources LLC and Rio Tinto Energy America Inc. (incorporated herein by reference to Exhibit 10.10 to Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on November 25, 2009)
10.27	*
Credit Agreement, dated as of November 25, 2009, by and among CPE LLC, Morgan Stanley Senior Funding, Inc., Credit Suisse AG, Cayman Islands Branch, RBC Capital Markets, Calyon New York Branch, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia, Societe Generale, and Wells Fargo Bank, National Association (incorporated herein by reference to Exhibit 10.1 of Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on December 2, 2009)
10.28	*
Guarantee and Security Agreement, dated as of November 25, 2009, by and between Cloud Peak Energy Resources LLC (and its subsidiaries listed on the signature page) and Morgan Stanley Senior Funding, Inc. (incorporated herein by reference to Exhibit 10.2 of the Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on December 2, 2009)
10.29	*
Escrow Agreement, dated as of November 25, 2009, by and among Cloud Peak Energy Resources LLC, Rio Tinto Energy America Inc., and SunTrust Bank (incorporated herein by reference to Exhibit 10.3 of Cloud Peak Energy Inc.'s Current Report on Form 8-K filed on December 2, 2009)
10.30	*
Assignment Agreement between Rio Tinto Energy America Inc. and Cloud Peak Energy LLC dated October 29, 2009 (incorporated herein by reference to Exhibit 10.42 to Amendment No. 3 to Cloud Peak Energy Inc.'s Form S-1 filed on November 2, 2009)
12.1	**	Statement Regarding Computation of Ratio of Earning to Fixed Charges
21.1	**	List of subsidiaries of Cloud Peak Energy Resources LLC
23.1	**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

Exhibit No.		Description
23.2	**	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.3	**	Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit 5.1)
24.1	**	Power of Attorney (included on the signature page hereto)
25.1	**	Statement of Eligibility on Form T-1
99.1	**	Form of Letter of Transmittal
99.2	**	Form of Letter to Clients
99.3	**	Form of Notice of Guaranteed Delivery
99.4	**	Form of Notice of Withdrawal
99.5	**	Form of Letter to Broker-Dealers

*
Previously filed.

**
Filed herewith.

+
To be filed by amendment.